As filed with the Securities and Exchange Commission on November 13, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAFISA S.A. (Exact Name of Registrant as Specified in Its Charter)

Not applicable (Translation of Registrant’s name into English)

The Federative Republic of Brazil
(State or Other Jurisdiction of Incorporation or Organization)
1520
(Primary Standard Industrial Classification Code Number)

Not Applicable
(I.R.S. Employer Identification Number)

Av. Nações Unidas No. 8,501, 19th floor 05425−070 − São Paulo, SP – Brazil Telephone: + 55 (11) 3025−9000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd. 10 East 40th Street, 9th floor New York, NY 10016 Telephone: (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to: Diane G. Kerr, Esq. Manuel Garciadiaz, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed offer to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  __________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Gafisa S.A. common shares, no par value	16,442,296	$50,370,692	$2,810.68
(1)
Calculated based on the maximum number of each registrant’s shares to be issued to U.S. holders of common shares of Construtora Tenda S.A., or Tenda, in connection with the Restructuring  described in the accompanying preliminary prospectus / information statement assuming that none of the holders exercise their right of withdrawal in connection with the Restructuring.

(2)
The Proposed Maximum Aggregate Offering Price for registrant Gafisa (estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) under the U.S. Securities Act of 1933, as amended) is calculated in accordance with the exchange ratio of 0.205 common share to be exchanged in the Restructuring for each common share held directly by a U.S. resident of Tenda and the average of the high and low prices of the common shares of Tenda, as reported on the São Paulo Stock Exchange on November 6, 2009, converted into U.S. dollars at the exchange rate of R$1.717 = US $1.00.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus/information statement is not complete and may be changed. Gafisa S.A. may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS/INFORMATION STATEMENT (Subject to Completion)
Dated November 13, 2009

Gafisa S.A. Exchange of Common Shares for Common Shares of Construtora Tenda S.A.

Gafisa S.A., or Gafisa, has proposed a corporate restructuring, or the Restructuring, the overall purpose of which is to consolidate at the Gafisa level all of its noncontrolling share ownership in its direct subsidiary, Construtora Tenda S.A., or Tenda. The Restructuring will be accomplished via a merger of shares (incorporaçăo de ações, under Brazilian law): a merger of all of the Tenda shares that Gafisa does not own into Gafisa in exchange for Gafisa shares, converting Tenda into a wholly-owned subsidiary of Gafisa.

If the Restructuring is approved by both the shareholders of Gafisa and the shareholders of Tenda, holders of common shares of Tenda will receive 0.205 common share, no par value, of Gafisa for each Tenda common share they hold.

The Restructuring will require the approvals of holders of common shares of Gafisa and Tenda as of the date of the shareholders’ meetings. The meetings of the shareholders of Gafisa and Tenda at which the Restructuring will be considered are currently scheduled for December 14, 2009; however, these meetings will not take place until after the registration statement, of which this preliminary prospectus/information statement is a part, has been declared effective by the U.S. Securities and Exchange Commission, or the SEC. Gafisa and its affiliates hold, directly or indirectly, all of the Tenda voting power necessary to approve the Restructuring at the Tenda level without the support of any other holders of common shares of Tenda.

Persons who were holders of record of common shares of Tenda as of October 21, 2009 will have withdrawal rights in connection with the Restructuring as described in this preliminary prospectus/information statement. Holders of Gafisa shares or American Depositary Shares, or ADSs representing Gafisa shares, will not have any withdrawal rights in connection with the Restructuring.

The common shares of Tenda and Gafisa are currently listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A., Bolsa de Valores, Mercadorias e Futuros), or the BM&FBOVESPA. The ADSs of Gafisa are listed on the New York Stock Exchange, or the NYSE, and Gafisa is a foreign private issuer under U.S. securities laws. The common shares of Tenda are not listed or traded in the United States and Tenda has not previously been subject to the reporting requirements in the United States.

You should read this preliminary prospectus/information statement carefully. In particular, please read the section entitled “Part Three: Risk Factors” beginning on page 37 for a discussion of risks that you should consider in evaluating the transactions described in this preliminary prospectus/information statement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Restructuring or determined if this preliminary prospectus/information statement is truthful or complete. Any representation to the contrary is a criminal offense.

IF YOU ARE A DIRECT HOLDER OF GAFISA OR TENDA SHARES OR GAFISA ADSs, NEITHER GAFISA NOR TENDA IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND GAFISA OR TENDA A PROXY. IF YOU ARE ENTITLED TO VOTE ON THE RESTRUCTURING, WHILE WE HAVE DESCRIBED GENERALLY THE PROCEDURE FOR VOTING YOUR SHARES IN THIS PRELIMINARY PROSPECTUS/INFORMATION STATEMENT, YOU ALSO SHOULD CONSULT BRAZILIAN COUNSEL.

This preliminary prospectus/information statement is dated November 13, 2009 and is expected to be mailed to the shareholders of Gafisa and Tenda beginning on or about that date.

This preliminary prospectus/information statement incorporates by reference important business and financial information about Gafisa and Tenda that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. To obtain timely delivery, security holders must request the information no later than December 7, 2009, which is five business days before December 14, 2009, the scheduled date for the shareholders meeting of Gafisa and Tenda to approve the Restructuring. See “Part Seven: Additional Information for Shareholders—Incorporation by Reference.”

i

In this preliminary prospectus/information statement, “Gafisa,” “we,” “us” and “our” refer to Gafisa S.A. References to the “Companies” refer to Gafisa and Tenda.

ii

PART ONE—QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions that you may have regarding the Restructuring and brief answers to those questions. Gafisa urges you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Restructuring. Additional important information is also contained in the documents incorporated by reference into this preliminary prospectus/information statement. See “Part Seven: Additional Information for Shareholders—Incorporation by Reference.”

Q:	What is the Restructuring?

A:
Gafisa S.A., which we refer to in this preliminary prospectus/information statement as “Gafisa” or “we,” has proposed the Restructuring aiming at consolidating at the Gafisa level all of the noncontrolling share ownership in its subsidiary, Construtora Tenda S.A., or Tenda. The Restructuring will be accomplished via a merger of shares (called Incorporaçăo de Ações, under Brazilian law): a Brazilian business combination transaction where, subject to the approvals of the Gafisa shareholders and the Tenda shareholders, all of the Tenda shares not owned by Gafisa will be exchanged for Gafisa shares and Tenda will become a wholly-owned subsidiary of Gafisa.

Q:	What are the reasons for the Restructuring?

A:
Gafisa and Tenda believe the Restructuring: will be advantageous to the shareholders of both Companies, to the extent the Restructuring is likely to result in the creation of a national leader in the civil construction sector that is likely to derive benefits arising from scale and an increase in operational, commercial and administrative efficiencies, and permit the reduction of redundant costs and operational scale gains, allowing for larger investments to be made and a higher sustainable growth rate. For further details on the reasons for the Restructuring see “Part Two: Summary—Purposes of and Reasons for the Restructuring” and “Part Five: The Restructuring—Reasons for the Restructuring.”

Q:	What will happen to my shares in the Restructuring?

A:
If the Restructuring is approved and you are a direct holder of common shares of Tenda, you will receive 0.205 common share, no par value, of Gafisa for each common share of Tenda that you hold, respectively, plus, in each case, the cash value of any fractional shares.

If you hold common shares of Tenda, no further action by you is required except that if you are not a resident of Brazil, you will be required to comply with the registration requirements of Instruction No. 325 of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or CVM, and Resolution No. 2,689 of the Brazilian Monetary Council (Conselho Monetário Nacional), or CMN, or Law No. 4,131, as the case may be, as described below under “Part Two: Summary—Terms and Effects of the Restructuring.” To evidence your ownership of new shares of Gafisa, an entry or entries will be made in the share registry of Gafisa to evidence the common shares of Gafisa you will receive in the Restructuring. At that time, you will also receive cash in lieu of any fractional Gafisa shares to which you would have been entitled as a result of the Restructuring. See “When will I receive any cash attributable to any fractional Gafisa share?” below.

If you are a holder of Gafisa common shares or Gafisa ADSs, you will continue to hold these securities after the Restructuring.

Q:	What shareholder approvals are needed?

A:
The Restructuring will require the affirmative vote of holders representing at least 50% of Tenda’s voting capital. Tenda’s extraordinarily general shareholders’ meeting, or EGM, is currently scheduled for December 14, 2009.

The Restructuring is also subject to approval by the majority of Gafisa’s shareholders at an EGM also scheduled for December 14, 2009, which shall only occur if shareholders representing at least two thirds of Gafisa’s voting capital are in attendance. Pursuant to Brazilian law, if the attendance quorum is not reached on first call, the EGM of Gafisa may occur, on a second call, with any number of shareholders.

Gafisa and its affiliates hold, directly or indirectly, all of the voting power necessary to approve the Restructuring at the Tenda level without the support of any other holder of shares of Tenda.

Q:	Do I have withdrawal rights?

A:	Persons who were holders of record of common shares of Tenda as of October 21, 2009, will be entitled to exercise withdrawal rights in connection with the Restructuring.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of Tenda’s EGM called to approve the Restructuring. If you have withdrawal rights you cannot exercise those withdrawal rights if you vote in favor of the Restructuring.

If Tenda’s shareholders exercise their withdrawal rights, they will receive from Tenda a cash amount for their shares, calculated in accordance with Brazilian law 6,404, dated December 15, 1976, or Brazilian corporate law, equal to the book value of their shares on the date of the last audited balance sheet approved by the shareholders of Tenda, i.e. December 31, 2008, unless they request Tenda to draw down a special and more recent balance sheet, as of no more than 60 days from the date of the EGM, in which case the requesting shareholder will receive its withdrawal rights based on such more recent balance sheet even if such value is lower than the value calculated as per Tenda’s December 31, 2008 balance sheet. On December 31, 2008, the book value of  each share of Tenda amounted to R$2.65.

Q:	Have the boards of directors or any committees of these boards taken any position relating to the Restructuring?

A:
The board of directors of each of the Companies has approved the merger agreement (Protocolo de Incorporação de Ações e Instrumento de Justificação, under Brazilian law) to which their Companies are parties and the calling of the EGMs required to obtain the requisite shareholder approvals.  At the time the Restructuring was publicly announced, Tenda, adopting recently issued recommendations of the CVM, established, by one of the means recommended by the CVM, a special committee to negotiate the terms of the Restructuring with the management of Gafisa and to submit its recommendations to the board of directors of Tenda.  The purpose of setting up the special committee was to protect the interests of noncontrolling  shareholders of Tenda.  This special committee, or the Special Committee, after having reviewed and negotiated the Gafisa proposals, having received advice from its own independent financial adviser and legal counsel and after having reached an agreement with the Gafisa management on the terms of the Restructuring, including the Exchange Ratio, unanimously recommended to the board of directors of Tenda the Exchange Ratio for the Restructuring set forth in this preliminary prospectus/information statement.  On November 6, 2009, the board of directors of Tenda considered the recommendation of the Special Committee and other factors and approved the Restructuring.  The Gafisa board of directors also approved the Restructuring on that day. For additional information regarding the factors and reasons considered by the board of directors of Gafisa and Tenda in approving the Restructuring, the manner in which these boards made their decision, including the decision of certain members of the boards to abstain from voting and the interest of certain directors and their affiliates in the Restructuring, see “Part Two: Summary—Background of the Restructuring” and “Part Five: The Restructuring—Background, the Special Committee and Board Positions—The Special Committee.” For additional information regarding the factors and reasons considered by the boards of directors of Gafisa and Tenda in approving the Restructuring, and the manner in which these boards made their decisions, including the decision of certain members of the boards to abstain from voting, see “Part Five: The Restructuring—Background, the Special Committee and Board Positions” and “Part Five: The Restructuring—Reasons for the Restructuring.”

Q:	Why am I receiving this document?

A:
This document is a preliminary prospectus/information statement of Gafisa relating to the merger of Tenda shares into Gafisa. If you hold common shares of Tenda you are receiving this preliminary prospectus/information statement because Gafisa may be deemed to be offering you securities for purposes of the U.S. Securities Act of 1933, as amended, or the Securities Act. If you hold common shares of either Gafisa or Tenda and you are a U.S. resident you are receiving this document to provide you with at least the same information relating to the shareholder meetings of the Companies as is being provided to other holders of the same class of securities in Brazil.  If you are a holder of Gafisa ADSs, you are receiving this document to provide you with information about the Restructuring and the matters that will be considered at the EGM of Gafisa and with information regarding how you may exercise your voting rights in relation to these matters.

Q:	What will be the accounting treatment of the Restructuring?

A:	Under Brazilian GAAP, the accounting principles used to prepare Gafisa’s consolidated financial statements, the Restructuring is expected to be accounted for by the book value of the shares exchanged.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling  interests in Consolidated Financial Statements, an amendment of ARB No. 51” (U.S. GAAP codification: ASC 810 Consolidation), or SFAS 160. This standard requires that the carrying amount of a noncontrolling  interests (formerly referred to as “a minority interest”) be adjusted to reflect the change in our ownership interest in the subsidiary. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling  interests is adjusted shall be recognized in equity attributable to Gafisa.

Q:	What are the U.S. federal income tax consequences of the Restructuring?

A:
Generally, the Restructuring should qualify as a tax-free “reorganization” for U.S. federal income tax purposes.  In order for the Restructuring to qualify as a reorganization for such purposes, among other things, Tenda shareholders must receive, from Gafisa, solely Gafisa voting stock in exchange for their Tenda shares. There is no authority expressly addressing whether the payment of cash to Tenda shareholders who exercise withdrawal rights pursuant to Brazilian law will prevent the Restructuring from satisfying this “solely for voting stock” requirement.  However, based on the advice of Gafisa’s Brazilian counsel to the effect that solely Tenda, and not Gafisa, will be liable to make any cash payment to any Tenda shareholders who exercise withdrawal rights, and assuming that any such payments are not funded indirectly by Gafisa, the payment of such cash to Tenda shareholders who exercise withdrawal rights should not prevent the Restructuring from qualifying as a reorganization for U.S. federal income tax purposes.  No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction.

If the Restructuring qualifies as a reorganization for U.S. federal income tax purposes, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Gafisa shares in exchange for Tenda shares, except to the extent of gain attributable to cash received in lieu of a fractional Gafisa share.  If the Restructuring is a taxable transaction, you generally will recognize gain or loss on the receipt of Gafisa shares in exchange for Tenda shares.  Please review carefully the section under “Part Five: The Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.” Because the tax consequences of the Restructuring are uncertain, and will depend in part on your particular facts and circumstances, you should consult your tax adviser regarding the appropriate characterization of the Restructuring and the specific tax consequences to you.

Q:	When will the Restructuring be completed?

A:
The EGM of Tenda will be held on December 14, 2009 at 9:00 a.m. (São Paulo time) and the EGM of Gafisa will be held on December 14, 2009 at 2:00 p.m. (São Paulo time). If either EGM is not convened due to a lack of quorum, because the SEC shall not have declared effective the registration statement of which this preliminary prospectus/information statement is a part before that date or for any other reason, the EGMs will be convened on a later date and a call notice will be released at least eight days in advance of the rescheduled date of such EGM. Any changes to the abovementioned dates shall be disclosed in Brazil in accordance with Brazilian corporate law and by the issuance of a press release and the filing of an amendment to this prospectus/information statement with the SEC. The merger of shares will be legally effective upon approval of the Restructuring at the EGMs. However, new common shares will not be delivered to you in the Restructuring until a few days after the end of the period for the exercise of withdrawal rights, which period will end 30 days after publication of the minutes of Tenda’s EGM called to approve the Restructuring. See “Could the Restructuring be unwound?” below.

Q:	Can I sell my old shares during the 30-day period following publication of the minutes of the EGMs?

A:
There will continue to be negotiation under the ticker TEND3 on the BM&FBOVESPA, during the 30-day period. The shares of Gafisa will continue to be listed on the BM&FBOVESPA and the Gafisa ADSs will continue to be listed on the NYSE during and after that period until such time, if any, as Gafisa might decide to alter the listing of the Gafisa shares or ADSs. Gafisa does not currently have any plans of this nature.

Q:	Could the Restructuring be unwound?

A:
Under Brazilian law, if management believes that the total value of the withdrawal rights exercised by the shareholders of Tenda may place at risk the financial stability of the companies, management may, within 10 days after the end of the withdrawal rights period, call an EGM to either unwind or ratify the Restructuring. Payment relating to the exercise of the withdrawal rights will not be due if the Restructuring is unwound. See “When will I receive my Gafisa Common Shares?” below.

Q:	Are any other approvals necessary for the completion of the Restructuring?

A:
Yes. The EGMs of Tenda and Gafisa will not take place until after the SEC declares effective the registration statement of which this preliminary prospectus/information statement is a part.  Completion of the Restructuring then is subject to (1) the occurrence of the Tenda EGM (which under Brazilian law must occur before the Gafisa EGM) and the approval of the Restructuring by the holders of at least 50% of Tenda’s common shares, (2) the occurrence of the Gafisa EGM (whether as currently scheduled or in a second call, due to minimum attendance requirements under Brazilian law) and the approval of the matters presented to the meeting by the holders of a majority of the Gafisa shares present or represented at the meeting. In addition, Tenda will seek approval of its debenture holders for the Restructuring and delisting from BM&FBOVESPA’s Novo Mercado. Acceleration of the debentures may result if either debenture holders decide without justification not to approve the Restructuring or if the debenture holders do not approve the delisting of Tenda from BM&FBOVESPA’s Novo Mercado. See “Part Four: Information on Gafisa and Tenda—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenda—Indebtedness—Debenture Program.”

Q:	How will my rights as a shareholder change after the Restructuring?

A:
If you are a shareholder of Tenda, your rights as a shareholder of Gafisa will be substantially similar to your rights as a shareholder of Tenda. In exchange for your shares, you will be receiving exclusively Gafisa shares of the same class as your original shares plus any cash payable in respect of fractional shares as described below. The Gafisa common shares that you receive will be listed on BM&FBOVESPA as were your original Tenda shares, and on the New York Stock Exchange, or the NYSE, if later you decide to convert your Gafisa shares into Gafisa ADSs. See “Gafisa expects your new Gafisa securities to enjoy greater market liquidity when compared to your original securities” below.

Q:	When will I receive my Gafisa common shares?

A:
Assuming the Restructuring is completed, we will deliver common shares in connection with the Restructuring a couple of days after the end of the period for the exercise of withdrawal rights, which period will end 30 days after the publication of the minutes of Tenda’s EGM called to approve the

Restructuring. During that period, the common shares of Gafisa and Tenda are expected to continue to trade on the BM&FBOVESPA under their existing ticker symbols and the Gafisa ADSs are expected to continue to trade on the NYSE, under their existing symbol.

Q:	Can I opt to receive Gafisa ADSs instead of Gafisa shares?

A:
No. However, Citibank N.A., the depositary of Gafisa ADSs or the Gafisa Depositary, may create ADSs on your behalf if you or your broker deposit Gafisa shares with the custodian of Gafisa shares in Brazil, Itaú Unibanco S.A., or the Gafisa Custodian. The Gafisa Depositary will issue ADSs (in whole numbers only) and deliver such ADSs to the person indicated by you only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of Gafisa shares to the Gafisa Custodian. Your ability to deposit Gafisa shares and receive Gafisa ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit. Additional information on Gafisa ADSs, including exchange rights and conversion fees, are included in Gafisa’s Depositary Agreement, which is incorporated by reference herein. See “Part Five: The Restructuring—Conversion of Gafisa Common Shares into Gafisa ADSs.”

Q:	When will I receive any cash attributable to any fractional Gafisa share?

A:
If you hold shares of Tenda and the application of the Exchange Ratio in the “Restructuring would entitle you to receive a fractional Gafisa share, Gafisa will sell, in an auction on the BM&FBOVESPA, the aggregate of all fractional Gafisa shares. You will receive cash in lieu of any fractional Gafisa share to which you would have been entitled as a result of the Restructuring based on the net proceeds (after deducting applicable fees and expenses), from any sale on the BM&FBOVESPA of the aggregate number of fractional entitlements to Gafisa shares within thirty business days after the receipt of proceeds from the sale of all such fractional interests by Gafisa on the BM&FBOVESPA.  The sale of such fractional interests in auctions on the BM&FBOVESPA will occur as soon as practicable after the completion of the Restructuring.

Q:	Will I have to pay brokerage commissions?

A:
You will not have to pay brokerage commissions as a result of the exchange of your Tenda shares for Gafisa shares in the Restructuring if your Tenda shares are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Restructuring.  Also, if you are not a Brazilian resident, you may be required to pay other costs in connection with complying with the Brazilian legal requirements described under “Part Five: The Restructuring—Brokerage Commission.”

Q:	What do I need to do now?

A:
If you hold common shares of Tenda, no further action by you is required except that if you are not a resident of Brazil, you will be required to comply with the registration requirements of Instruction No. 325 of the CVM and Resolution No. 2,689 of the CMN, or Law No. 4,131, as the case may be, as described below under “Part Two: Summary—General Terms and Effects of the Restructuring” in order to receive Gafisa shares upon the consummation of the Restructuring. The Gafisa common shares are book-entry shares, and an entry or entries will be made in the share registry of Gafisa to evidence the common shares you will receive.  See “Part Five: The Restructuring—Receipt of Shares of Gafisa” for more details.

Q:	When and where will the shareholders’ meetings take place?

A:
The EGM of Tenda is currently scheduled to take place at 9:00 a.m. (São Paulo time) on December 14, 2009 on the 10th floor of Tenda’s headquarters located at Avenida Engenheiro Luis Carlos Berrini, No. 1,376, 04571−000 − São Paulo, SP − Brazil.  The EGM of Gafisa at which the Restructuring and certain related issues will be considered is currently scheduled to take place at 2:00 pm (São Paulo time) on December 14, 2009 on the 19th floor of Gafisa’s headquarters located at Avenida das Nações Unidas, No. 8,501, 05425−070 − São Paulo, SP − Brazil. However, these EGMs will not occur until after the SEC declares effective the registration statement of which this preliminary prospectus/information statements is a part. The CVM may suspend for up to 15 days the time period between the date of the call notice and the date of the EGM scheduled to approve the Restructuring.  See “Part Three: Risk Factors—Risks Relating to the Restructuring—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.”

Q:	What do I need to do if I would like to vote my shares?

A:
Gafisa. If you hold common shares of Gafisa, you may attend the Gafisa EGM at which the Restructuring will be considered, and you may vote. Under Brazilian law, to vote shares at an EGM you must either appear at the meeting in person and vote your shares or grant an appropriate power of attorney to another shareholder, an executive officer of the applicable company or an attorney who will appear at the meeting and vote your shares. The power of attorney must have been granted, at most, one year prior to the shareholders’ meeting and must be certified by a notary public and legalized by the Brazilian consulate located in the domicile of the grantor. A corporation may be represented at the shareholders’ meeting by its officers. The powers of attorney granted by the shareholders of Gafisa for representation at the meeting should be deposited at the head office of Gafisa, located at Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil, at least 48 hours prior to the occurrence of the EGM.  If you hold Gafisa ADSs, you are not entitled to attend the Gafisa EGM but will receive instructions from the Gafisa Depositary about how to instruct the Gafisa Depositary to vote the Gafisa common shares represented by your Gafisa ADSs.

Tenda. If you hold common shares, you may attend the Tenda EGM at which the Restructuring will be considered, and you may vote. Under Brazilian law, to vote shares at an EGM you must either appear at the meeting in person and vote your shares or grant an appropriate power of attorney to another shareholder, an executive officer of the applicable company or an attorney who will appear at the meeting and vote your shares. The power of attorney must have been granted, at most, one year prior to the shareholders’ meeting and must be certified by a notary public and legalized by the Brazilian consulate located in the domicile of the grantor. A corporation may be represented at the shareholders’ meeting by its officers. The powers of attorney granted by the shareholders of Tenda for representation at the meeting should be deposited at the head offices of Tenda, located at Av. Engenheiro Luiz Carlos Berrini No. 1,376, 10th floor, 04571−000 − São Paulo, SP − Brazil, at least 48 hours prior to the occurrence of the EGM.

If you are a direct holder of shares that are entitled to vote at the EGMs relating to the Restructuring, you may either attend the relevant EGM personally or complete a power of attorney that complies with Brazilian law.  While the form of power of attorney attached as an exhibit to the registration statement of which this preliminary prospectus/information statement is a part provides an example of a power of attorney, shareholders should confirm, with Brazilian counsel if necessary, that any power of attorney or revocation thereof satisfies the requirements of Brazilian law, as Gafisa and Tenda will not accept such forms if they do not comply with Brazilian law. Gafisa and Tenda encourage you to consult with Brazilian counsel if you wish to complete a power of attorney.  Shareholders wishing to attend an EGM and who hold shares through the fungible custody of registered shares of the stock exchange must provide a statement containing their corresponding equity interest in the applicable company dated within 48 hours of the applicable EGM.  The EGMs of Gafisa and Tenda are currently scheduled to be held as follows:

Gafisa S.A., December 14, 2009 2:00 p.m. (São Paulo time)
Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil

Construtora Tenda S.A., December 14, 2009 9:00 a.m. (São Paulo time)
Av. Engenheiro Luiz Carlos Berrini No. 1,376, 10th floor, 04571−000 − São Paulo, SP − Brazil

Q:	Who can help answer my questions?

A:	If you have any questions about the Restructuring, you can contact:

Gafisa S.A.
Attention: IR Department
Av. Nações Unidas No. 8,501, 19th floor
05425−070 − São Paulo, SP − Brazil
Telephone: + 55 (11) 3025−9000
e-mail: ri@gafisa.com.br

Construtora Tenda S.A.
Attention: IR Department
Av. Engenheiro Luiz Carlos Berrini No. 1,376, 9th floor
04571−000 − São Paulo, SP − Brazil
Telephone: + 55 (11) 3040−6426
e-mail: ri@tenda.com

You may also contact the information agent for the Restructuring:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, N.Y. 10005 - USA
Toll Free: (800)207-3158
Collect – (212)269-5550
e-mail:proxy@dfking.com

In addition, if you are a holder of Gafisa ADSs, you may also contact:

Citibank, N.A.
Attention: Depositary Receipts Department
388 Greenwich Street
New York, N.Y. 10013 − USA
Calls within the United States: (800) 308−7887
Calls outside the United States: (781) 575−4555

PART TWO—SUMMARY

The following summary highlights selected information from this preliminary prospectus/information statement and may not contain all the information that may be important to you. To understand the Restructuring more fully, you should read carefully this entire preliminary prospectus/information statement.

We use throughout this preliminary prospectus/information statement, specially under “—The Companies” and “Part Four: Information on Gafisa and Tenda,” the term “value of launches” as  measure of the Companies performances. Value of launches is not a Brazilian GAAP measurement. Value of sales as used in this preliminary prospectus/registration statement is calculated by multiplying the total numbers of units in a real estate development by the unit sales price.

The Companies

Overview of Gafisa

Gafisa is incorporated under the laws of the Federative Republic of Brazil under the name Gafisa S.A., known as Gafisa. Gafisa has the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian law. Gafisa’s principal executive offices are located at Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil. Gafisa’s telephone number is +55 (11) 3025−9000, its facsimile number is +55(11) 3025−9348, and its website is www.gafisa.com.br. Gafisa’s agent for service of process in the United States is National Corporate Research, Ltd. located at 10 East 40th Street, 9th floor, New York, NY 10016.

We are one of Brazil’s leading homebuilders. Over the last 50 years, we have been recognized as one of the foremost high-quality homebuilders, having completed and sold more than 970 developments and constructed over 11 million square meters of housing under the Gafisa brand, which we believe is more than any other residential development company in Brazil. We believe our brands “Gafisa,” “Alphaville,” and “Tenda” are well-known brands in the Brazilian real estate development market, enjoying a reputation among potential homebuyers, brokers, lenders, landowners and competitors for quality, consistency and professionalism.

Our core business is the development of high-quality residential units in attractive locations. For the year ended December 31, 2008, approximately 50% of the value of our launches was derived from high and mid high-level residential developments under the Gafisa brand. We are also engaged in the development of land subdivisions, also known as residential communities, representing approximately 15% of the value of our launches, and affordable entry-level housing, which represents approximately 8% of the value of our total launches. Other mid-level and commercial buildings represent approximately 27% of the value of our total launches. In addition, we provide construction services to third parties.

We are one of Brazil’s most geographically-diversified homebuilders currently operating in 94 cities, including São Paulo, Rio de Janeiro, Salvador, Fortaleza, Natal, Curitiba, Belo Horizonte, Manaus, Porto Alegre and Belém, across 18 states. Many of these developments are located in markets where few large competitors currently operate. For the year ended December 31, 2008, approximately 38% of the value of our launches were derived from our operations outside the states of São Paulo and Rio de Janeiro.

Overview of Tenda

Tenda is incorporated under the laws of the Federative Republic of Brazil under the name Construtora Tenda S.A., known as Tenda. Tenda has the legal status of a sociedade por ações, or a stock corporation, operating under Brazilian law. Tenda’s principal executive offices are located at Av. Engenheiro Luiz Carlos Berrini No. 1,376, 9th floor, 05425−070 − São Paulo, SP − Brazil. Tenda’s telephone number is +55 (11) 3040−6426, its facsimile number is +55 (11) 3040−6035, and its website is www.tenda.com.

Tenda is one of Brazil’s leading homebuilders focused in the development of affordable/entry-level residential buildings. Over the last 40 years, Tenda has been recognized as one of the foremost professionally-managed homebuilders in the affordable entry-level segment in Brazil, having completed and sold more than 230 developments and built and delivered more than 16,000 units.

On October 21, 2008, Tenda shareholders approved the merger into the company of FIT Residential Empreendimentos Imobiliários Ltda., or FIT, a company then controlled by Gafisa. As a result of the merger of FIT into Tenda, Gafisa became the controlling shareholder of Tenda. After the merger, the operations of Tenda further expanded into other markets in Brazil and, consequently, Tenda became one of the most diversified affordable/entry-level homebuilders in the country.

Tenda is currently present in 64 cities across 13 states in Brazil. Further, Tenda employs an in-house sales force, operating out of centralized retail centers in high traffic areas of the largest metropolitan regions with large housing deficits. Specifically, Tenda operates in cities and respective outskirts of high demographic density, including the cities and respective outskirts of São Paulo, Rio de Janeiro, Belo Horizonte, Salvador, Porto Alegre, Vitoria and Brasilia.  According to IBGE, these seven Brazilian cities together account for approximately 110 million people and approximately 75% of the Brazilian GDP.

Tenda’s core business is the development of affordable/entry-level residential units in attractive locations targeted at lower-income population, which currently represents more than 90% of all families in Brazil. For the year ended December 31, 2008, approximately 88% of the value of Tenda sales were derived from affordable/entry-level residential developments.

Current Corporate Structure of Gafisa

The following chart shows Gafisa’s corporate structure as of September 30, 2009:

Post-Restructuring Corporate Structure

The following chart shows Gafisa’s expected corporate structure after the Restructuring:

Additional information about Gafisa and Tenda is included in our 2008 Annual Report on Form 20-F, which is incorporated by reference herein, except for the U.S. GAAP information included in items 3A, 8A and 18, which has been adjusted to reflect the retrospective adoption of the disclosures required by SFAS No. 160 and is incorporated by reference from our Form 6-K  filed with the SEC on November 13, 2009 in this preliminary prospectus/information statement.

Background of the Restructuring

On October 21 and 22, 2009, the Companies announced their intention to consummate the Restructuring and stated that they would retain the services of specialized appraisal companies required under Brazilian corporate law to prepare the necessary reports and had retained and would retain other appropriate financial advisory services to assist in the determination of the Exchange Ratio and other terms of the Restructuring, as recommended by the CVM.  In these public announcements of the Restructuring, the Companies also indicated that they would voluntarily comply with a recently issued CVM Release No. 35  (Parecer de Orientação No. 35), or CVM Release No. 35, making certain recommendations with respect to the negotiation and conduct of transactions between affiliated companies in order to enhance minority shareholder protection. Among other recommendations, CVM Release No. 35 suggests the establishment of special committees in connection with these transactions.

The Companies announced that Tenda would form a special committee to act in connection with the Restructuring and, specifically, to negotiate with Gafisa’s management and issue to the board of directors of Tenda its recommendation regarding an appropriate exchange ratio for the Restructuring. On October 22, 2009, the board of directors of Tenda appointed Messrs. Henrique de Freitas Alves Pinto, Mauricio Luis Luchetti and Eduardo B. Gentil to form a special committee, to negotiate, with the management of Gafisa, the terms and conditions of the Restructuring and to submit its recommendations relating to the Restructuring to the board of directors of Tenda. The Special Committee was formed, in accordance with one of CVM’s recommended methods for selecting the members of a special committee. A majority of the board of directors of Tenda chose two members, Mr. Maurício Luis Luchetti and Mr. Henrique de Freitas Alves Pinto, both “independent members,” as such term is defined by the rules and regulations of the BM&FBOVESPA. Ms Henrique is a minority shareholder of Tenda and was appointed to the board of directors of Tenda by the noncontrolling  shareholders thereof.  Messrs. Henrique de Freitas Alves Pinto and Mauricio Luis Luchetti then selected Mr. Eduardo B. Gentil as the third member of the Special Committee. Mr. Gentil is not a member of the board of directors of either Gafisa or Tenda or an employee of either of the Companies and he is not otherwise affiliated with the Companies.  By following a CVM recommended procedure and appointing these persons as the members of the Special Committee, Tenda assured that there would exist an independent group to negotiate with Gafisa regarding the terms of the Restructuring.

The Special Committee retained an independent financial advisor as well as an independent legal advisor in connection with the Restructuring and held meetings with such advisors as well as with representatives and advisors of Gafisa. With the assistance of its financial advisor, the Special Committee, after having negotiated with representatives of Gafisa, recommended an exchange ratio of 0.205 common share of Gafisa for each common share of Tenda for the Restructuring. On November 6, 2009 the Special Committee issued a written recommendation to the board of directors of Tenda recommending that the board adopt the Exchange Ratio set forth in this preliminary prospectus/information statement in connection with the Restructuring.  On November 6, 2009, the boards of directors of Gafisa and Tenda voted to approve the terms and conditions of the merger agreement (Protocolo de Incorporação de Ações e Instrumento de Justificação, under Brazilian law), or the Merger Agreement, and scheduled EGMs of Gafisa and Tenda shareholders, respectively, in order to obtain the shareholder approvals required in connection with the Restructuring. Mr. Thomas McDonald recused himself from voting as a member of both the Tenda and the Gafisa board of directors. Mr. Gary Garrabrant recused himself from voting. Messrs. Wilson Amaral de Oliveira, Alceu Duilio Calciolari, Rodrigo Osmo and Fernando Cesar Calamita, recused themselves from voting with as members of Tenda board of directors. For additional information regarding the Restructuring, the Special Committee and the background of the Restructuring, see “Part Five: The Restructuring—Background, the Special Committee and Board Positions.” For additional information regarding the share ownership of Messrs. Thomas McDonald and Gary Garrabrant in both Tenda and Gafisa and regarding their other relationship with Tenda and Gafisa, see “Part Five: The Restructuring—Management of Gafisa” and “—Management of Tenda.”

Purposes of and Reasons for the Restructuring

The principal factors or reasons that caused the Gafisa management and the Tenda management to approve and recommend the Restructuring to their respective boards of directors are the following:

•	Gafisa and Tenda believe the Restructuring is likely to result in the creation of a Brazilian national leader in the civil construction sector; and

•
Gafisa and Tenda believe the Restructuring is likely to permit Gafisa and Tenda to derive economic benefits as a result of the larger scale of their combined operations, to increase operational, commercial and administrative efficiencies and to permit the reduction of redundant costs, all allowing for the possibility of larger future investments by Gafisa in its own business and the possibility of a higher sustainable growth rate.

When they approved the Restructuring, members of the boards of directors of Gafisa and Tenda considered the following factors:

•	the views of the management of Gafisa and Tenda set forth above;

•	that the final terms of the Restructuring approved by the boards were consistent with the recommendations made by the Special Committee to the Tenda board of directors;

•
that the Restructuring will allow holders of common shares of Tenda to exchange their securities at an equitable exchange ratio, as recommended by the Special Committee and as determined by independent financial advisors;

•
that the Restructuring will allow holders of common shares of Tenda to receive Gafisa common shares having substantially the same rights as their common shares of Tenda but that instead are expected to enjoy greater liquidity than the securities previously held by them; and

•
that the Restructuring will allow Tenda shareholders who do not want to become shareholders in Gafisa a right to exercise appraisal rights but the Restructuring will offer those Tenda shareholders who do not exercise withdrawal rights an Exchange Ratio having a higher equivalent market price for the Tenda shares than the value of the withdrawal rights, based on Tenda’s balance sheet as of December 31, 2008, offered to dissenting Tenda shareholders. See “—Withdrawal Rights.”

Presentation and Valuation Reports

Gafisa and Tenda do not generally publish their business plans and strategies or make external disclosures of their anticipated financial position or results of operations. However, the management of each of Tenda and Gafisa has provided historical financial information set forth in valuation reports and financial analyses issued for the benefit of the Special Committee by Banco Itaú BBA S.A., Estáter Assessoria Financeira Ltda., N.M. Rothschild & Sons (Brasil) Ltda. and APSIS Consultoria Empresarial Ltda., as described below. The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of the Companies as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among other things, risks and uncertainties. See “Part Three: Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Gafisa and Tenda or that actual results will not differ materially from those presented in the prospective financial information. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Inclusion of any prospective financial information in this registration statement should not be regarded as a representation by any person that the results contained in such prospective financial information will be achieved. None of Gafisa’s or Tenda’s independent public accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein or therein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of those independent registered public accounting firms included in this prospectus relate to Gafisa’s and Tenda’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Banco Itaú BBA S.A.

In connection with the Restructuring, the Special Committee received a valuation report from Banco Itaú BBA S.A., or Itaú BBA, expressing the view that, as of the date of that report and based on and subject to the considerations, limitations and assumptions of Itaú BBA’s analysis described in that report, as well as other matters Itaú BBA considered relevant, Itaú BBA determined for the exclusive benefit of the Special Committee, after carefully hearing and discussing the new assumptions and arguments presented by the Special Committee, that the indicative exchange ratio should be between 0.200 to 0.220 shares of Gafisa per share of Tenda, therefore increasing its initial analysis of an indicative exchange ratio between 0.196 and 0.210.

Estáter Assessoria Financeira Ltda.

In connection with the Restructuring, Gafisa received a presentation of financial analyses from Estáter Assessoria Financeira Ltda., or Estáter, expressing, as of the date of that presentation and based on and subject to the considerations and limitations of Estáter’s analysis described in that presentation and based on other matters as Estáter considered relevant, that if the exchange ratio recommended by Gafisa and approved by the boards of directors of Gafisa and Tenda with respect to the Restructurings was within the range of implied exchange ratios derived from the financial analyses performed by Estáter with respect to Gafisa and Tenda, applied on a consistent basis, then such exchange ratio, as of November 4, 2009, would constitute equitable treatment as understood in the manner described in such presentation. The boards of directors of Gafisa and Tenda and the Special Committee confirmed that the exchange ratio falls within the range derived from the financial analyses performed by Estáter.

N.M. Rothschild & Sons (Brasil) Ltda.

In connection with the Restructuring, Gafisa’s board of directors was advised by N.M. Rothschild & Sons (Brasil) Ltda., or Rothschild, which provided an additional analysis as to the appropriate range for the Exchange

Ratio in the Restructuring and provided the Gafisa board of directors with its assessment of  the Estáter financial analyses. Rothschild stated that it considered the Estáter financial analyses to be thorough, professionally prepared and based on reasonable assumptions. Rothschild then noted that while its valuation methodology differed in certain respects from that of Estáter, the range for the exchange ratio derived by Rothschild and the range derived by Estáter were substantially consistent.  Rothschild also noted that the Estáter’s range fell within the Rothschild’s range. Rothschild thus reported to the board of directors of Gafisa and Tenda and to the Special Committee that any exchange ratio between 0.188 Gafisa shares per Tenda share to 0.259 Gafisa shares per Tenda share for the Restructuring would be equitable from the perspective of the noncontrolling  shareholders.

APSIS Consultoria Empresarial Ltda.

In connection with the Restructuring, the board of directors of Gafisa received from APSIS Consultoria Empresarial Ltda., or APSIS, an appraisal report for purposes of Article 8 of Brazilian corporate law, which is the Brazilian law that requires an appraisal of the shares of Tenda used to determine the capital increase of Gafisa.  APSIS concluded that, as of September 30, 2009, the book value of the common shares of Tenda for this purpose was R$2.80 per share.

In addition, the boards of directors of Gafisa and Tenda and the Special Committee received from APSIS an appraisal report for purposes of Article 264 of Brazilian corporate law which is the Brazilian law that requires an appraisal of the net worth of Gafisa and Tenda at market prices as of September 30, 2009 and disclosure of the outcome of that appraisal so that shareholders have a parameter against which to judge the Exchange Ratio.  APSIS expressed the view that, as of the date of its reports and based on and subject to the assumptions and considerations described in those reports and based on other matters as APSIS considered relevant (1) the value of the net equity of Tenda as of September 30, 2009, calculated as if all of its assets and liabilities had been sold at fair market value was approximately R$3.04 per common share,  (2) the value of the net equity of Gafisa as of September 30, 2009, calculated as if all of its assets and liabilities had been sold at fair market value was approximately R$16.32 per common share of Gafisa and (3) these net equity values of Tenda and Gafisa implied an exchange ratio of 0.186199 share of Gafisa per share of Tenda as compared to the Exchange Ratio of 0.205 share of Gafisa per common share of Tenda.

We urge you to read carefully the summary of the reports set forth in “Part Five: The Restructuring—Valuation Reports of Itaú BBA,” “Part Five: The Restructuring—Financial Analyses of Estáter,” “Part Five: The Restructuring—Valuation Reports of Rothschild” and “Part Five: The Restructuring—Valuation Reports of APSIS,” which includes information on how to obtain copies of the full reports.

General Terms and Effects of the Restructuring

If the Restructuring is approved holders of common shares of Tenda will receive, without any further action, except if they are not residents of Brazil, 0.205 common share, no par value, of Gafisa for each Tenda common share they hold, plus, in each case, cash instead of any fractional shares.

Tenda shareholders residing outside of Brazil will receive their shares in accordance with their current investment regime. Hence, such shareholders will receive their shares, either (1) as a portfolio investment pursuant to the registration requirements of the Instruction No. 325 of the CVM, or Instruction No. 325, and Resolution No. 2,689 of the CMN, or Resolution No. 2,689; or (2) as a foreign direct investment in accordance with Law No. 4,131/62, depending on how they hold their shares of Tenda.

With certain limited exceptions, Resolution No. 2,689 investors are permitted to carry out any type of transaction in the Brazilian financial capital market involving securities traded on a Brazilian stock, futures or securities traded in organized over-the-counter markets. Investments and remittances outside of Brazil of gains, dividends, profits or other payments related to such securities are made through the foreign exchange market.

In order to become a Resolution No. 2,689 investor, an investor residing outside Brazil must:

•	appoint a representative in Brazil with powers to take actions relating to the investment;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint an authorized custodian in Brazil for the investments, which must be a financial institution duly authorized by the Brazilian Central Bank and CVM; and

•	through its representative, register itself as a foreign investor with the CVM and the investment with the Brazilian Central Bank.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors is generally restricted to transactions involving securities listed on the Brazilian stock exchanges or traded in organized over-the-counter markets licensed by the CVM.

Foreign direct investors under Law No. 4,131 may sell their shares in both private and open market transactions, but these investors are currently subject to less favorable tax treatment on gains.

A foreign direct investor under Law No. 4,131 must:

•	register as a foreign direct investor with the Central Bank;

•	obtain a taxpayer identification number from the Brazilian tax authorities;

•	appoint a tax representative in Brazil; and

•	appoint a representative in Brazil for service of process in respect of suits based on the Brazilian corporate law.

Effects of the Restructuring on Unaffiliated Shareholders

As a result of the Restructuring:

•	Gafisa will be a significantly larger company and will own 100% of the capital stock of Tenda. Gafisa’s interest in the net book value and net income (loss) of Tenda will therefore increase to 100%;

•
subject to satisfying applicable legal requirements, the Restructuring will provide holders of Tenda shares with an opportunity to own ADSs instead of shares by exchanging the Gafisa shares that they receive in the Restructuring for Gafisa ADSs in accordance with the terms of the Gafisa Deposit Agreement, a copy of which is included as exhibit 3.2 to the registration statement of which this preliminary prospectus/information statement is a part and which is incorporated by reference herein;

•
the holders of common shares of Tenda will receive common shares of Gafisa which will be listed on the BM&FBOVESPA, and any such Gafisa shares that are exchanged for Gafisa ADSs pursuant to the terms of the Gafisa Deposit Agreement will be listed on the NYSE;

•
the common shares of Tenda will be delisted from the “Novo Mercado” of BM&FBOVESPA, however Tenda will remain registered as a publicly-held company with the CVM, until further decision from Gafisa on the subject;

•
the common shares of Gafisa will continue to be listed on the BM&FBOVESPA and the Gafisa ADSs will continue to be listed on the NYSE and Gafisa will continue to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act; and

•
the holders of common shares of Tenda that do not vote favorably to from the Restructuring will have, for a period of 30 days from the date of the publication of the minutes of Tenda’s EGM relating to the Restructuring, the right to withdraw from Tenda and be reimbursed for the value of the shares for which they are record holders on October 21, 2009. For more information on withdrawal rights, see “Part Five: The Restructuring—Withdrawal Rights.”

Despite the benefits of and reasons for the Restructuring as well as the effects of the Restructuring all listed above, in considering the Restructuring, noncontrolling  shareholders should consider the following factors:

•
Gafisa will be considerably more leveraged than Tenda was previously. The Restructuring will not, however, cause Gafisa to absorb any properties, rights, assets, obligations or responsibilities of Tenda, which shall keep its legal identity in full without succession. See “Part Three: Risk Factors—Risks Relating to the Restructuring.”

•
Because Gafisa will be a larger company than Tenda, holders of Tenda shares will generally have a lower ownership percentage in Gafisa than they currently have in Tenda. Also, Gafisa shareholders’ ownership percentage in Gafisa will be diluted as a result of the issuance of the new Gafisa shares in the Restructuring. See “Part Three: Risk Factors—Risks Relating to the Restructuring.”

•
While the Exchange Ratio was determined in accordance with all applicable laws and regulations in Brazil and was recommended by the Special Committee, this ratio may be higher or lower, from the perspective of value to unaffiliated shareholders, than those that could be achieved through arm’s length negotiations between unrelated parties. See “Part Five: The Restructuring— Past Contacts, Transactions, Negotiations and Agreements” and “Part Five: The Restructuring—Transactions and Arrangements Concerning the Common Shares of Tenda.”

•
The Exchange Ratio reflects the fact that Gafisa already owns, directly or indirectly, a majority of the outstanding shares of Tenda and, accordingly, the Restructuring does not involve a change of control. As a result, the Exchange Ratio should not be expected to, and does not, reflect a control premium.

•
The Special Committee relied on the valuation reports of Itaú BBA and, together with its financial adviser, reviewed the financial analyses of Estáter and the appraisal report of APSIS. Furthermore, Estáter’s exchange ratio range fell within Rothschild’s exchange ratio range. APSIS’ fees will be paid entirely by the Companies, Itaú BBA’s fees will be paid entirely by Tenda and Estáter’s and Rothschild’s fees will be paid entirely by Gafisa.

Generally, the Restructuring should qualify as a tax-free “reorganization” for U.S. federal income tax purposes.  In order for the Restructuring to qualify as a reorganization for such purposes, among other things, Tenda shareholders must receive, from Gafisa, solely Gafisa voting stock in exchange for their Tenda shares. There is no authority expressly addressing whether the payment of cash to Tenda shareholders who exercise withdrawal rights pursuant to Brazilian law will prevent the Restructuring from satisfying this “solely for voting stock” requirement.  However, based on the advice of Gafisa’s Brazilian counsel to the effect that solely Tenda, and not Gafisa, will be liable to make any cash payment to any Tenda shareholders who exercise withdrawal rights, and assuming that any such payments are not funded indirectly by Gafisa, the payment of such cash to Tenda shareholders who exercise withdrawal rights should not prevent the Restructuring from qualifying as a reorganization for U.S. federal income tax purposes.  No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction.

If the Restructuring qualifies as a reorganization for U.S. federal income tax purposes, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Gafisa shares in exchange for Tenda shares, except to the extent of gain attributable to cash received in lieu of a fractional Gafisa share.  If the Restructuring is a taxable transaction, you generally will recognize gain or loss on the receipt of Gafisa shares in exchange for Tenda shares.  Please review carefully the section under “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.”

The Restructuring may also have Brazilian tax implications, as described under “Part Five: The Restructuring—Material Tax Considerations—Brazilian Tax Considerations.”

Approval of the Restructuring

The Restructuring will require the affirmative vote of holders representing at least 50% of the Tenda common shares at the EGM of Tenda, to take place after the declaration of effectiveness of the registration statement to which this preliminary prospectus/information statement is a part to by the SEC and the distribution of this preliminary prospectus/information statement to the shareholders of Tenda.

The Restructuring will be also subject to approval by the majority of Gafisa’s shareholders present at a duly convened EGM of Gafisa to take place promptly after the Tenda EGM, provided that such EGM shall only occur on a first call if shareholders representing at least two thirds of Gafisa’s voting capital attend.  If the attendance quorum is not reached, the EGM may occur, on a second call, with any number of shareholders. The EGMs of Gafisa and Tenda are currently scheduled to be held as follows:

Gafisa S.A., December 14, 2009 2:00 p.m. (São Paulo time)
Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil

Construtora Tenda S.A., December 14, 2009 9:00 a.m. (São Paulo time)
Av. Engenheiro Luiz Carlos Berrini No. 1,376, 10th floor, 04571−000 − São Paulo, SP − Brazil

Notwithstanding the currently scheduled dates, the EGMs of Tenda and Gafisa will not take place until after the SEC declares effective the registration statement of which this preliminary prospectus/information statement is a part.  If either EGM is not convened due to a lack of quorum, because the SEC shall not have declared the registration statement effective before the scheduled date of the EGM for any other reason, the relevant EGM will be convened on a later date and a call notice will be released at least eight days in advance of the rescheduled date of such EGM. Any changes to the abovementioned dates shall be disclosed in Brazil in accordance with Brazilian corporate law and by the issuance of a press release and the filing of an amendment to this prospectus/information statement with the SEC.

If you hold common shares of Gafisa or Tenda, you may attend and vote at the applicable meeting. Under Brazilian law, you may be required to show documents proving your identity to gain admittance to the meeting. If you grant a power of attorney under Brazilian law to someone to act for you at the meeting, your appointee will be required to show original or certified copies of the documents that grant him or her powers of representation. The power of attorney should be deposited in properly notarized and consularized form at the head offices of Gafisa or Tenda, as the case may be, no later than 48 hours before the occurrence of the applicable EGM and may be revoked in accordance with Brazilian law.  While the form of power of attorney filed as an exhibit to the registration statement of which this preliminary prospectus/information statement is a part provides an example of a power of attorney, shareholders should confirm, with Brazilian counsel if necessary, that any power of attorney or revocation thereof satisfies the requirements of Brazilian law, as Gafisa and Tenda will not accept such forms or revocations if they do not comply with Brazilian law. Shareholders that have given a power of attorney may revoke it by issuing an instrument of revocation and depositing it, in properly notarized and consularized form at the head offices of Gafisa or Tenda, as the case may be, no later than 48 hours before the occurrence of the applicable EGM. Shareholders wishing to attend an EGM and who hold shares through the fungible custody of registered shares of the stock exchanges must provide a statement containing their corresponding equity interest in the applicable company dated within 48 hours of the applicable EGM.

No holder of Gafisa ADSs may vote at the applicable meeting, although if you hold Gafisa ADSs, subject to compliance with certain timing and other related requirements, you have a right to instruct the Gafisa Depositary how to vote the Gafisa common shares represented by your ADSs. See “Part Five: The Restructuring—The Shareholder Meetings—Voting by Gafisa ADS Holders.”

Under Brazilian law, there are no conditions for the completion of the Restructuring other than approval by the holders of a majority of the common shares of Gafisa attending the EGM and at least 50% of the common shares issued by Tenda. Under U.S. law, however, the completion of the Restructuring is subject to the declaration of effectiveness of the registration statement to which this preliminary prospectus/information statement is a part by the

SEC, as well as to the distribution and delivery of this preliminary prospectus/information statements to all non-Brazilian shareholders of Gafisa and Tenda in accordance with U.S. securities laws.

Receipt of Shares of Gafisa

If the Restructuring is approved, each common share of Tenda will become 0.205 common share, with no par value, of Gafisa, plus, in each case, cash instead of any fractional shares, without any action by you except that if you are not a resident of Brazil, in which case you will need to comply with Instruction No. 325 and Resolution No. 2,689, or Law No. 4,131, as the case may be, as described above under “—Terms and Effects of the Restructuring.” Because the common shares of Gafisa are book-entry shares, an entry or entries will be made in the share registry of Gafisa to evidence the common shares received in the Restructuring. Neither you nor any other person will receive certificates evidencing common shares of Gafisa. Tenda shareholders who receive common shares of Gafisa upon completion of the Restructuring, may then elect to deposit such common shares and receive Gafisa ADSs, subject to the payment of certain fees imposed by the Gafisa Depositary and the requirements for making such an election as specified in the Deposit Agreement which is incorporated by reference herein. See “Part Five: The Restructuring—Conversion of Gafisa Common Shares into Gafisa ADSs.”

If you are a holder of common shares of Gafisa or Gafisa ADSs, you will continue to hold those securities after the Restructuring.

Management

Gafisa is managed, and after the Restructuring will continue to be managed, by a board of directors of six members, all with terms expiring at the annual general meeting of shareholders to be held in 2010. The board of executive officers of Gafisa currently consists of five members, led by Wilson Amaral de Oliveira as chief executive officer.

Gafisa is headquartered in São Paulo, Brazil and will maintain that headquarters after the Restructuring.

Accounting Treatment of the Restructuring

Under Brazilian GAAP, the accounting principles used to prepare Gafisa’s consolidated financial statements, the merger of shares is expected to be accounted for by the book value of the shares exchanged.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with SFAS No. 160, “Noncontrolling interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This standard requires that the carrying amount of a noncontrolling  interests (formerly referred to as “a minority interest”) be adjusted to reflect the change in our ownership interest in the subsidiary. Any difference between fair value of the consideration received or paid and the amount by which the noncontrolling  interests is adjusted shall be recognized in equity attributable to the parent.

Stock Exchange Matters

Upon the completion of the Restructuring and after the end of the period for the exercise of withdrawal rights, Gafisa’s shares delivered to Tenda’s shareholders in connection with the Restructuring will trade on the Novo Mercado of BM&FBOVESPA. The common shares of Gafisa will continue to trade under the ticker symbol “GFSA3.”

After the Restructuring is complete and the period for the exercise of withdrawal rights has ended, common shares of Tenda will be delisted from the “Novo Mercado” of BM&FBOVESPA  However, Tenda will keep its register as a publicly-held company with CVM, until further decision from Gafisa.  The Gafisa ADSs will continue to be listed on the NYSE and Gafisa will continue to file periodic reports with the SEC pursuant to the Exchange Act.

Withdrawal Rights

According to article 137 of Brazilian corporate law, the holders of common shares of Tenda that do not vote favorably to the Restructuring, refrain from voting on the resolution relating to the Restructuring or fail to attend the relevant EGM will, for 30 days from the date of the publication of Tenda’s EGM relating to the Restructuring, have the right to withdraw from Tenda and be reimbursed by Tenda for the value of the shares for which they were record holders on October 21, 2009.

Holders of common shares of Gafisa are not entitled to exercise withdrawal rights in connection with the Restructuring nor are holders of Gafisa ADSs.

For more information on withdrawal rights, see “Part Five: The Restructuring—Withdrawal Rights.”

Timetable for the Restructuring

The timetable and the dates indicated below are for illustrative purposes only.  The dates of the Tenda and Gafisa EGMs and any corresponding dates may change as necessary to obtain the quorum required under Brazilian corporate law, to comply with U.S. securities laws or for any other reason.
Event	Date
Meeting of the Board of Directors of Tenda to approve the submission of the Restructuring to the shareholders	November 6, 2009
Meeting of the Board of Directors of Gafisa to approve the submission of the Restructuring to the shareholders	November 6, 2009
Announcement of the Restructuring according to CVM Rules	November 9, 2009
Notice of meeting of shareholders of Tenda to approve the Restructuring first published in the Official Gazette	November 10, 2009
Notice of meeting of shareholders of Gafisa to approve the Restructuring first published in the Official Gazette	November 10, 2009
Notice of meeting of shareholders of Tenda to approve the Restructuring first published in the Valor Econômico Gazette	November 10, 2009
Notice of meeting of shareholders of Gafisa to approve the Restructuring first published in the Valor Econômico Gazette	November 10, 2009
Filling of the Registration Statement on Form F-4 with the SEC	November 13, 2009
Mailing of preliminary prospectus/information statement to U.S. holders of common shares of Tenda and to holders of common shares and ADSs of Gafisa	Commencing on or about November 13, 2009
Effectiveness of the Registration Statement on Form F-4 by the SEC	on or about December 13, 2009
Meeting of shareholders of Tenda to approve the Restructuring	December 14, 2009
Meeting of shareholders of Gafisa to approve the Restructuring	December 14, 2009
Beginning of period for exercise of withdrawal rights	on or about December 15, 2009
End of period for withdrawal rights	on or about January 14, 2009
Expected last day of trading of common shares of Tenda on the BM&FBOVESPA	on or about January 19, 2009
Expected first day of trading of newly issued Gafisa common shares on the BM&FBOVESPA	on or about January 20, 2009

Presentation of Financial Information

The following financial statements are included or incorporated by reference in this preliminary prospectus/information statement:

•
Gafisa’s audited consolidated financial statements prepared in accordance with Brazilian GAAP as of December 31, 2008, 2007 and 2006 and for the years then ended, which include a reconciliation to U.S. GAAP of net income and shareholders’ equity as of and for the years ended December 31, 2008, 2007 and 2006, included in the Form 6-K filed on November 13, 2009 with the SEC and which is incorporated by reference herein;

•
Gafisa’s unaudited interim consolidated financial statements prepared in accordance with Brazilian GAAP as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008, which includes a reconciliation to U.S. GAAP of shareholders’ equity as of September 30, 2009 and December 31, 2008 and net income for the nine-month periods ended September 30, 2009 and 2008, included elsewhere in this preliminary prospectus/information statement;

•
Tenda’s audited consolidated financial statements prepared in accordance with Brazilian GAAP as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, included elsewhere in this preliminary prospectus/information statement; and

•
Tenda’s unaudited interim consolidated financial statements prepared in accordance with Brazilian GAAP as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008, included elsewhere in this preliminary prospectus/information statement.

A summary of the historical financial data under Brazilian GAAP and U.S. GAAP for Gafisa and Tenda (as available) as of and for the five years ended December 31, 2008, 2007, 2006, 2005 and 2004, as adjusted to reflect the retrospective adoption of the disclosures required by SFAS No. 160, is included in this preliminary prospectus/information statement.

The unaudited pro forma consolidated condensed balance sheet of Gafisa as of September 30, 2009 and the unaudited pro forma condensed consolidated statements of income of Gafisa for the year ended December 31, 2008, and nine-month periods ended September 30, 2009 are included or incorporated by reference in this preliminary prospectus/information statement.

References to the “real,” “reais” or “R$” are to Brazilian reais (plural) and the Brazilian real (singular), the lawful currency of the Federative Republic of Brazil and references to “U.S. dollars” or “US$” are to United States dollars, the lawful currency of the United States of America.

This preliminary prospectus/information statement contains translations of various reais amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by Gafisa that the real amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, Gafisa have translated some Brazilian currency amounts using a rate of R$1.778 to US$1.00, as published by the Central Bank of Brazil (Banco Central do Brasil), or the Central Bank, on September 30, 2009.

Financial Statements

Gafisa’s Financial Statements

Gafisa’s audited consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006 have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. Note 22 to Gafisa’s consolidated financial statements included in Gafisa’s Form 6-K filed on November 13, 2009 with the SEC, which is incorporated by reference herein, describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to us, and provide a reconciliation to U.S. GAAP of net income and shareholders’ equity as of and for the years ended December 31, 2008, 2007 and 2006.  As a result of a change in Brazilian law with respect to financial reporting (Law 11,638), certain changes in accounting criteria became effective for fiscal year 2008. Pursuant to the CVM’s Resolution No. 565, which approved accounting statement CPC 13 (Initial Adoption of Law No. 11,638/2007), Gafisa elected to apply these changes in accounting criteria retroactively to its financial statements with an effective date as of January 1, 2006. As a result, certain adjustments have been made to Gafisa’s 2006 and 2007 financial statements to make them comparable to its 2008 financial statements. Gafisa has elected not to revise its financial statements for fiscal years prior to 2006. Please see Note 2 to Gafisa’s 2008 financial statements for a qualitative and quantitative analysis of the changes resulting from the new accounting criteria. Gafisa’s U.S. GAAP financial information included in it, with a reconciliation from Brazilian GAAP to U.S. GAAP in its financial statements, and the selected historical US GAAP financial data as of and for the years ended December 31, 2008, 2007 and 2006 has been adjusted for the retrospective effect of the adoption on January 1, 2009 of the disclosure required by SFAS No. 160.

Gafisa’s unaudited interim consolidated financial statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008 are included in this preliminary prospectus/information statement. These unaudited interim consolidated financial statements have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from U.S. GAAP. Note 21 to Gafisa’s interim financial statements included in this preliminary prospectus/information statement describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Gafisa, and provide a reconciliation to U.S. GAAP of shareholders’ equity as of September 30, 2009 and December 31, 2008 and net income for the nine-month periods ended September 30, 2009 and 2008.  Gafisa’s unaudited interim financial statements, as well as Gafisa’s financial results for the nine-month period ended September 30, 2009 are not necessarily representative of the results that may be expected for the full year ending December 31, 2009 or any other period.

Tenda’s Financial Statements

Tenda’s consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. As a result of a change in Brazilian law with respect to financial reporting (Law 11,638), certain changes in accounting criteria became effective for fiscal year 2008. Pursuant to the CVM’s Resolution No. 565, which approved accounting statement CPC 13 (Initial Adoption of Law No. 11,638/2007), Tenda elected to apply these changes in accounting criteria retroactively to its financial statements with an effective date as of January 1, 2006. As a result, certain adjustments have been made to Tenda’s 2006 and 2007 financial statements to make them comparable to its 2008 financial statements. Tenda has elected not to revise its financial statements for fiscal years prior to 2006. Please see Note 2 to Tenda’s 2008 financial statements for a qualitative and quantitative analysis of the changes resulting from the new accounting criteria. Tenda’s selected historical US GAAP financial data as of September 30, 2009 is included in this preliminary prospectus/information statement. U.S. GAAP reconciliation is not available for annual periods prior to the date of acquisition of Tenda on October 21, 2008.

Tenda’s unaudited interim consolidated financial statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008 are included in this preliminary prospectus/information statement. These unaudited interim consolidated financial statements have been prepared in accordance with Brazilian GAAP, which differs in certain significant respects from U.S. GAAP.  Notes 2 and 28 to Tenda’s interim financial statements included in this preliminary prospectus/information statement describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Tenda, and provide a reconciliation to U.S. GAAP of net income (loss) for the nine-month period ended September 30, 2009 and shareholders’ equity as of September 30, 2009 and December 31, 2008. Tenda’s financial results for the nine-month period ended September 30, 2009 are not necessarily representative of the results that may be expected as of and for the full year ending December 31, 2009 or any other period.

Selected Historical and Pro Forma Financial Data

Selected Historical Financial Data

The following information is provided to aid you in your analysis of the financial aspects of the Restructuring. The historical information below is only a summary derived from the following financial statements included in, or incorporated by reference in, this preliminary prospectus/information statement: the audited consolidated financial statements of Gafisa as of and for the years ended December 31, 2008, 2007 and 2006, of Tenda as of December 31,

2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, and the unaudited interim consolidated financial statements of Gafisa and Tenda as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008. A summary of the historical financial data for Gafisa and Tenda is provided below as of and for the five years ended December 31,
2008, 2007, 2006, 2005 and 2004.

The consolidated financial information as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 is unaudited.  This consolidated financial information includes all adjustments consisting of normal recurring adjustments, which in the opinion of Gafisa and Tenda management, are necessary for the fair presentation of the financial position, results of operations and cash flows for the respective interim periods presented.

Gafisa and its subsidiaries have retroactively applied changes to Brazilian GAAP introduced by the CPC and the provisions of Law No. 11,638/07 from January 1, 2006 to ensure consistency of presentation in their financial statements. See note 2(a) to our consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006 incorporated by reference in this preliminary prospectus/information statement for this amendment and other reclassifications to our Brazilian GAAP financial statements. All periods presented from January 1, 2006 onwards have been modified to reflect such new accounting practices.

Selected Historical Gafisa Financial Data

	As of and for the nine-month period ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007(1)	2006(1)	2005(1)	2004(1)
	(in thousands of reais except per share, per ADS and operating data)(2)
Consolidated statement of income data:
Brazilian GAAP:
Gross operating revenue	2,214,469	1,237,400	1,805,468	1,251,894	681,791	480,774	439,254
Net operating revenue	2,124,806	1,192,559	1,740,404	1,204,287	648,158	457,024	416,876
Operating costs	(1,523,640)	(814,201)	(1,214,401)	(867,996)	(464,766)	(318,211)	(292,391)
Gross profit	601,166	378,358	526,003	336,291	183,392	138,813	124,485
Operating expenses, net(2)	(256,574)	(235,403)	(357,798)	(236,861)	(118,914)	(79,355)	(59,688)
Financial income (expenses), net	(52,937)	40,117	41,846	28,628	(11,943)	(31,162)	(34,325)
Non-operating income (expenses), net	—	—	—	—	—	(1,024)	(1,450)
Income before taxes on income, and noncontrolling interests	276,593	183,072	210,051	128,058	52,535	27,272	29,022
Taxes on income	(64,904)	(50,456)	(43,397)	(30,372)	(8,525)	3,405	(5,575)
Noncontrolling interests	(53,471)	(35,540)	(56,733)	(6,046)	—	—	—
Net income	158,218	97,076	109,921	91,640	44,010	30,677	23,447
Share and ADS data(3):
Earnings per share—R$ per share	1.2123	0.7470	0.8458	0.7079	0.4258	1.2457	1.2188
Number of preferred shares outstanding as at end of period	—	—	—	—	—	16,222,209	11,037,742
Number of common shares outstanding as at end of period	130,508,346	129,962,546	129,962,546	129,452,121	103,369,950	8,404,185	8,199,743
Earnings per ADS—R$ per ADS (pro forma)(4)	2.4246	1.4940	1.6916	1.4158	0.8516	2.4914	2.4376
U.S. GAAP:
Net operating revenue	1,674,652	1,148,938	1,692,706	1,090,632	674,740	439,011	442,913
Operating costs	(1,198,047)	(799,519)	(1,198,256)	(865,756)	(503,172)	(329,775)	(339,653)
Gross profit	476,605	349,419	494,450	224,876	171,568	109,236	103,260
Operating expenses, net	(431,279)	(197,150)	(142,771)	(190,430)	(139,188)	(77,305)	(52,770)
Financial income (expenses), net	(55,194)	38,989	40,198	27,243	4,022	(17,684)	(31,645)
Income (loss) before income taxes, equity in results and noncontrolling interests	(9,868)	191,258	391,877	61,689	36,402	14,247	18,845

	As of and for the nine-month period ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007(1)	2006(1)	2005(1)	2004(1)
	(in thousands of reais except per share, per ADS and operating data)(2)

Taxes on income	(37,250)	(44,248)	(70,756)	(1,988)	(11,187)	(1,886)	(3,530)
Equity in results	11,063	27,688	26,257	8,499	894	22,593	11,674
Noncontrolling interests	(17,892)	(32,205)	(47,900)	(4,738)	(1,125)	(571)	252
Cumulative effect of a change in an accounting principle:	—	—	—	—	(157)	—	—
Net income(loss)	(36,055)	174,698	347,558	68,200	25,952	34,954	26,989
Less: Net income attributable to the noncontrolling interests	(17,892)	(32,205)	(47,900)	(4,738)	(1,125)	(571)	252
Net income (loss) attributable to Gafisa (5)	(53,947)	142,493	299,658	63,462	24,827	34,383	27,241
Per share data(3):
Per preferred share data—R$ per share:
Earnings per share—Basic	—	—	—	—	0.1518	0.6056	0.4910
Earnings per share—Diluted	—	—	—	—	0.1498	0.6023	0.4910
Weighted average number of shares outstanding – in thousands	—	—	—	—	1,701	42,803	33,113
Per common share data—R$ per share:
Earnings (loss) per share—Basic	(0.4144)	1.0997	2.3109	0.5036	0.2487	0.3469	0.4464
Earnings (loss) per share—Diluted	(0.4135)	1.0940	2.3024	0.5013	0.2458	0.3453	0.4464
Weighted average number of shares outstanding – in thousands	130,196	129,572	129,671	126,032	98,796	24,394	24,599
Dividends declared and interest on shareholders’ equity	—	—	26,104	26,981	10,938	—	—
Per ADS data—R$ per ADS(4):
Earnings (loss) per ADS—Basic (pro forma)(4)	(0.8288)	2.1994	4.6218	1.0072	0.4974	0.6938	0.8928
Earnings (loss) per ADS—Diluted (pro forma)(4)	(0.8270)	2.1880	4.6048	1.0026	0.4916	0.6907	0.8928
Weighted average number of ADSs outstanding – in thousands	64,098	64,786	64,836	63,016	48,398	12,197	12,300
Dividends declared and interest on shareholders’ equity	—	—	26,104	26,981	10,938	—	—
Consolidated balance sheet data:
Brazilian GAAP:
Cash, cash equivalents and marketable securities	948,350	—	605,502	517,420	266,159	133,891	45,888
Restricted cash in guarantee to loans	151,337	—	—	—	—	—	—
Properties for sale	1,762,432	—	2,028,976	1,022,279	486,397	304,329	237,113
Working capital(6)	2,523,529	—	2,448,305	1,315,406	926,866	464,589	205,972
Total assets	6,931,539	—	5,538,858	3,004,785	1,558,590	944,619	748,508
Total debt(7)	2,531,727	—	1,552,121	695,380	295,445	316,933	151,537
Total shareholders’ equity	1,783,476	—	1,612,419	1,498,728	807,433	270,188	146,469
U.S. GAAP:		—
Cash and cash equivalents	1,075,975	—	510,504	512,185	260,919	136,153	42,803
Properties for sale	2,192,572	—	2,208,124	1,140,280	483,411	376,613	214,744
Working capital(6)	2,350,812	—	2,510,382	1,295,176	788,351	473,794	195,392
Total assets	6,553,916	—	5,179,403	2,889,040	1,633,886	901,387	601,220
Total debt(7)	2,493,447	—	1,525,138	686,524	289,416	294,149	141,476
Total Gafisa shareholders’ equity	1,673,528	—	1,723,095	1,441,870	795,251	290,604	160,812
Noncontrolling interests	525,377	—	451,342	39,756	1,050	197	(98)
Total shareholders’ equity	2,198,905	—	2,174,437	1,481,626	796,301	290,801	160,714

	As of and for the nine-month period ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007(1)	2006(1)	2005(1)	2004(1)
	(in thousands of reais except per share, per ADS and operating data)(2)

Consolidated cash flow Data:
Brazilian GAAP
Cash flow provided by (used in):
Operating activities	(445,917)	(620,411)	(812,512)	(451,929)	(271,188)	(112,947)	23,616
Investing activities	(109,408)	(32,714)	(78,300)	(149,290)	(25,609)	(5,576)	(1,509)
Financing activities	975,101	913,133	911,817	842,629	429,065	206,526	10,601
________________

(1)
We revised our Brazilian GAAP financial statements as of and for the years ended December 31, 2007 and 2006 when we adopted, beginning January 1, 2006, the changes introduced by Law 11,638/07 which were effective in 2008 and the new accounting standards issued by the CPC in 2008. Brazilian GAAP encourages companies to make such revisions in order to provide comparative information within the financial statements. See note 2(a) to our financial statements incorporated by reference in this preliminary prospectus/information statement for this amendment and other reclassifications to our Brazilian GAAP financial statements. However, selected financial information presented as of and for the years ended December 31, 2005 and 2004 has not been presented on the basis of the new accounting policies introduced in 2008, as the cost and time required to prepare such information would be prohibitive. As a result, such information is not comparative to the financial information reported herein as of and for the years ended December 31, 2008, 2007 and 2006.

(2)
Excludes stock issuance expenses. Includes amortization of gain on partial sale of FIT and others, net (nine-month period ended September 30, 2005 — R$ 157,800; year ended December 31, 2008 — R$ 41,008.

(3)
On January 26, 2006, all our preferred shares were converted into common shares. On January 27, 2006, a stock split of our common shares was approved, giving effect to the split of one existing share into three newly issued shares, increasing the number of shares from 27,774,775 to 83,324,316. All information relating to the numbers of shares and ADSs have been adjusted retroactively to reflect the share split on January 27, 2006. All U.S. GAAP earnings per share and ADS amounts have been adjusted retroactively to reflect the share split on January 27, 2006. Brazilian GAAP earnings per share and ADS amounts have not been adjusted retrospectively to reflect the share split on January 27, 2006.

(4)	Earnings per ADS is calculated based on each ADS representing two common shares.

(5)	The following table sets forth reconciliation from U.S. GAAP net income to U.S. GAAP net income available to common shareholders:

	Nine-month period ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands of reais, except per share data)
Reconciliation from U.S. GAAP net income (loss) to U.S. GAAP net income attributable to Gafisa (loss) available to common shareholders (Basic):
U.S. GAAP net income (loss) (Basic)	(53,497)	142,493	299,658	63,462	24,827	34,383	27,241
Preferred Class G exchange(8)	—	—	—	—	—	(9,586)	—
Undistributed earnings for Preferred Shareholders (Basic earnings)	—	—	—	—	(258)	(16,334)	(16,260)
U.S. GAAP net income (loss) available to common shareholders (Basic earnings)	(53,497)	142,493	299,658	63,462	24,569	8,463	10,981
Reconciliation from U.S. GAAP net income (loss) to U.S. GAAP net income (loss) available to common shareholders (Diluted):		—
U.S. GAAP net income (loss)	(53,497)	142,493	299,658	63,462	24,827	34,383	27,241
Preferred Class G exchange(8)	—	—	—	—	—	(9,586)	—
Undistributed earnings for Preferred Shareholders (Diluted earnings)	—	—	—	—	(259)	(16,373)	(16,260)
U.S. GAAP net income (loss) available to common shareholders (Diluted earnings)	(53,497)	142,493	299,658	63,462	24,568	8,424	10,981
________________

(6)	Working capital equals current assets less current liabilities.

(7)	Total debt comprises loans, financings and current and non-current debentures. Amounts exclude loans from real estate development partners.

(8)
Pursuant to EITF Topic D-42 “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” following the exchange of Class A for Class G Preferred shares, the excess of the fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock in the balance sheet was subtracted from net income to arrive at net earnings available to common shareholders in the calculation of earnings per share. For purposes of displaying earnings per share, the amount is treated in a manner similar to the treatment of dividends paid to the holders of the preferred shares. The conceptual return or dividends on preferred shares are deducted from net earnings to arrive at net earnings available to common shareholders.

Selected Historical Tenda Financial Data

	As of and for the nine-month period ended September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007(1)	2006(1)	2005(1)	2004(1)
	(in thousands of reais, except per share data)
Consolidated Statement of income data:
Brazilian GAAP:
Gross operating revenue	751,080	332,782	504,502	277,514	81,213	99,253	83,194
Net operating revenue	723,137	317,755	485,248	265,857	77,315	59,769	43,237
Operating costs	(493,401)	(213,437)	(317,852)	(181,942)	(52,303)	(41,482)	(28,447)
Gross profit	229,736	104,318	167,396	83,915	25,012	18,287	14,790
Operating expenses, net	(157,737)	(150,168)	(225,338)	(60,526)	(16,479)	(9,401)	(8,666)
	—	—	—	—	—	—	—
Income before taxes on income	71,999	(45,850)	(57,942)	23,389	8,533	8,886	6,124
Taxes on income	(16,288)	(11,164)	19,733	(4,657)	(5,657)	(6,221)	(1,867)
Net income (loss)(2)	55,711	(57,014)	(38,209)	18,732	2,876	2,665	4,257
Share data:
Earnings (loss) per share—R$ per thousand shares	0.14	(0.36)	(0.10)	0.12	1.65	1.53	2,45
Number of preferred shares outstanding as at end of period	—	—	—	—	540	540	540
Number of common shares outstanding as at end of period	400,652	160,261	400,652	160,261	1,740	1,740	1,740
U.S. GAAP
Gross operating revenue	404,361	—	—	—	—	—	—
Net operating revenue	386,965	—	—	—	—	—	—
Operating costs	(256,179)	—	—	—	—	—	—
Gross profit	130,786	—	—	—	—	—	—
Operating expenses, net	(155,384)	—	—	—	—	—	—
Financial income (expenses), net	969	—	—	—	—	—	—
Loss before income taxes, equity in results and noncontrolling interests	(23,609)	—	—	—	—	—	—
Taxes on income	9,140	—	—	—	—	—	—
Noncontrolling interests	3,727	—	—	—	—	—	—
Net loss	(10,742)	—	—	—	—	—	—

Per share data - R$ per thousand shares:
Earnings (loss) per share—Basic	(0.027)	—	—	—	—	—	—
Earnings per share—Diluted	(0.027)	—	—	—	—	—	—

Consolidated Balance sheet data:
Brazilian GAAP							-
Cash, bank and financial investments	574,563	92,995	201,887	400,512	509	884	1,082
Properties for sale	357,130	124,687	401,852	128,742	5,058	10,970	15,457
Working capital	1,139,449	221,501	532,115	473,498	(1,902)	3,826	11,736
Total assets	2,383,672	1,005,318	1,544,030	927,186	102,317	75,689	60,611
Total debt	747,030	104,864	126,450	24,098	5,519	1,819	1,700
Total shareholders’ equity	1,121,373	629,745	1,062,214	683,677	8,254	14,445	11,780

Consolidated Cash flow data:
Brazilian GAAP
Cash flows from (used in) operating activities	(261,192)	(381,117)	(706,993)	(240,564)	(3,502)	(209)	(1,407)
Investing activities	(14,658)	(2,443)	(16,578)	(10,401)	(279)	(57)	(792)
Financing activities	586,422	76,103	504,720	650,968	3,406	68	1,282

_________________
(1)
We revised our Brazilian GAAP financial statements as of and for the years ended December 31, 2007 and 2006 when we adopted, beginning January 1, 2006, the changes introduced by Law 11,638/07 and the new accounting standards issued by the CPC in 2008. Brazilian GAAP encourages companies to make such revisions from the date the accounting changes were introduced in order to provide comparative information within the financial statements. See note 2(a) to our financial statements included elsewhere in this annual report for this amendment and other reclassifications to our Brazilian GAAP financial statements. However, selected financial information presented as of and for the years ended December 31, 2006, 2005 and 2004 has not been represented on the basis of the new accounting policies introduced in 2008, as the cost and time required to prepare such information would be prohibitive. As a result, such information is not comparative to the financial information reported herein as of and for the years ended December 31, 2008, 2007 and 2006.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Gafisa under Brazilian GAAP. The Brazilian GAAP unaudited pro forma condensed consolidated balance sheet gives effect to the Restructuring as if it had occurred on September 30, 2009; the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2009 gives effect to the Restructuring as if it had occurred on January 1, 2009. The Brazilian GAAP unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2008 gives effect to Gafisa’s acquisition of 60% of Tenda which was completed on October 21, 2008, and the Restructuring as if they had occurred on January 1, 2008. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated balance sheet, based on the historical Brazilian GAAP consolidated balance sheet, presents a reconciliation of shareholders’ equity to U.S. GAAP. The unaudited pro forma condensed consolidated statements of income based on the historical Brazilian GAAP consolidated statements of income present a reconciliation of net income to U.S. GAAP.

Under U.S. GAAP, Gafisa’s acquisition of Tenda on October 21, 2008 has been accounted for as a business combination using the purchase method of accounting. The pro forma information presented considers the amortization of intangible assets allocated from the business combination as if the purchase price allocation had occurred on January 1, 2008 or 2009, as applicable. According to SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” the Restructuring will be accounted for under U.S. GAAP as an equity transaction and any difference between fair value of the consideration for Tenda’s common shares and the carrying amount of Gafisa’s noncontrolling interest in Tenda will be recognized in equity attributable to Gafisa.

Pro forma adjustments were made to reflect:

•	Gafisa’s acquisition of 60% of Tenda on October 21, 2008;

•	the effects of the Restructuring;

•	recording of amortization of intangible assets allocated from the business combination as if the purchase price allocation under U.S. GAAP had occurred on January 1, 2008, as applicable; and

•	the effect of deferred income taxes on the pro forma adjustments.

Gafisa’s EGM shall, subsequent to the closing of the Restructuring, determine if the non-exercised stock options granted under the stock option plans of Tenda will migrate to Gafisa. Based on currently available information, no adjustment has been reflected in the accompanying unaudited condensed consolidated statements of income for the year ended December 31, 2008 and for the nine months ended September 30, 2009 for any cancelation or exercise of the options with accelerated vesting, the accounting consequences of which , if any, are not determinable at this time.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had Gafisa’s acquisition of Tenda and the Restructuring actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial condition. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in “Part Two: Summary”, “—Selected Historical and Pro Forma Financial Data”, “—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gafisa”, “—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenda” appearing elsewhere in this prospectus/information statement, the audited consolidated financial statements of Gafisa as of and for the years ended December 31, 2008, 2007 and 2006 and the related notes incorporated by reference in this prospectus/information statement, the unaudited consolidated financial statements of Gafisa and Tenda as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 and the related notes appearing elsewhere in this prospectus/information statement, and the audited consolidated financial statements of Tenda as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 appearing elsewhere in this prospectus/information statement. The pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet of Gafisa as of September 30, 2009

	Historical Gafisa(1)		Effects of the Restructuring		Pro forma adjustments	Pro forma Gafisa
	(in thousands of reais)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	948,350		–		–	948,350
Restricted cash in guarantee to loans	151,337		–		–	151,337
Receivables from clients	1,718,110		–		–	1,718,110
Properties for sales	1,376,236		–		–	1,376,236
Other accounts receivable	93,722		–		–	93,722
Deferred taxes	13,099		–		–	13,099
Deferred selling expenses	7,205		–		–	7,205
Prepaid expenses	13,522		–		–	13,522
	4,321,581		–		–	4,321,581
Non-current assets
Receivables from clients	1,662,300		–		–	1,662,300
Properties for sale	386,196		–		–	386,196
Deferred taxes	250,846		–		–	250,846
Escrow deposits	2,489		–		–	2,489
Other	49,651		–		–	49,651
	2,351,482		–		–	2,351,482
Goodwill, net	195,088		–		–	195,088
Property and equipment, net	53,698		–		–	53,698
Intangible assets	9,690		–		–	9,690
	258,476		–		–	258,476
Total assets	6,931,539		–		–	6,931,539
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Loans and financing, net of swaps	570,307		–		–	570,307
Debentures	80,781		–		–	80,781
Obligations for purchase of land and advances from clients	488,935		–		–	488,935
Materials and service suppliers	194,302		–		–	194,302
Taxes and contributions	132,216		–		–	132,216
Salaries, payroll charges and profit sharing	61,206		–		–	61,206
Mandatory dividends	26,106		–		–	26,106
Provision for contingencies	10,512		–		–	10,512
Deferred taxes	52,375		–		–	52,375
Other accounts payable	181,312		–		–	181,312
	1,798,052		–		–	1,798,052
Non-current liabilities
Loans and financing, net of swaps	636,639		–		–	636,639
Debentures	1,244,000		–		–	1,244,000
Obligations for purchase of land and advances from clients	147,168		–		–	147,168
Deferred taxes	322,870		–		–	322,870
Provision for contingencies	59,509		–		–	59,509
Deferred gain on sale of investment	11,594		–		–	11,594
Negative goodwill on acquisition of subsidiaries	12,499		–		–	12,499
Other accounts payable	362,843		–		–	362,843
	2,797,122		–		–	2,797,122
Noncontrolling interests	552,889		(448,495	)(3)	–	104,394
Shareholders’ equity	1,783,476		448,495	(3)	–	2,231,971
Total liabilities and shareholders’ equity	6,931,539		–		–	6,931,539

Shareholders’ equity under Brazilian GAAP	1,783,476		448,495		–	2,231,971
Total U.S. GAAP adjustments	(109,948	)(2)	(37,273	)(4)	–	(147,221)

	Historical Gafisa(1)	Effects of the Restructuring	Pro forma adjustments	Pro forma Gafisa
	(in thousands of reais)
Shareholders’ equity under U.S. GAAP	2,336,365	411,222	–	2,084,750
Noncontrolling interests	525,377	(411,222)	–	114,155
Shareholders’ equity attributable to Gafisa	2,198,905	–	–	2,198,905

________________
See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of Gafisa As of September 30, 2009
(in thousands of reais)

(1)	Represents the historical consolidated financial information of Gafisa S.A., which includes Gafisa’s 60% ownership interest in Tenda.

(2)
Reflects the reconciling items between Brazilian GAAP to U.S. GAAP and the related references as they refer to Gafisa which are described in Gafisa’s unaudited interim consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008, included elsewhere in this prospectus/information statement.

(3)	Reflects the exchange of Gafisa’s common shares for common shares of Tenda.

(4)	Reflects U.S. GAAP adjustments to noncontrolling interest in Tenda.

Unaudited Pro Forma Condensed Consolidated Statement of Income of Gafisa For the Year Ended December 31, 2008

Historical Gafisa(1)	Historical Tenda(2)	Eliminations(3)	Effects of the Restructuring	Pro forma adjustments	Pro forma Gafisa
(in thousands of reais)
Gross operating revenue
Real estate development and sales	1,768,200	504,502	(169,026)	—	—	2,103,676
Construction services rendered, net of costs	37,268	—	—	—	—	37,268
Taxes on services and revenues	(65,064)	(19,254)	4,757	—	—	(79,561)
Net operating revenue	1,740,404	485,248	(164,269)	—	—	2,061,383
Operating costs
Real estate development costs	(1,214,401)	(317,852)	111,920	—	—	(1,420,333)
Gross profit	526,003	167,396	(52,349)	—	—	641,050
Operating (expenses) income
Selling expenses	(154,401)	(87,603)	24,147	—	—	(217,857)
General and administrative expenses	(180,839)	(137,561)	28,234	—	—	(290,166)
Depreciation and amortization	(52,635)	(11,499)	4,213	—	—	(59,921)
Amortization of gain on partial sale of FIT	41,008	—	(41,008	)(5)	—
Other, net	(10,931)	1,679	1,171	—	—	(8,081)
Operating profit (loss) before financial income (expenses)	168,205	(67,588)	5,416	—	(41,008)	65,025
Financial income (expenses)
Financial expenses	(61,008)	(11,512)	2,788	—	—	(69,732)
Financial income	102,854	21,159	(5,505)	—	—	118,508
Income (loss) before taxes on income and noncontrolling interests	210,051	(57,941)	2,699	—	(41,008)	113,801
Current income taxes	(24,437)	(1,220)	1,193	—	—	(24,464)
Deferred tax	(18,960)	20,953	(30,034)	—	13,943	(6)	(14,098)
Total tax expense	(43,397)	19,733	(28,841)	—	13,943	(38,562)
Income (loss) before noncontrolling interests	166,654	(38,208)	(26,142)	—	(27,065)	75,239
Noncontrolling interests	(56,733)	–	10,457	(4)	—	(46,276)
Net income (loss) under Brazilian GAAP	109,921	(38,208)	(26,142)	10,457	(27,065)	28,963
Total U.S. GAAP adjustments	189,737	(7)	(25,544	)(8)	7,040	(8)	(2,816	)(9)	(180,050	)(10)	(11,633)
Net income (loss) attributable to Gafisa under U.S. GAAP	299,658	(63,752)	(19,102)	7,641	(207,115)	17,330
Brazilian GAAP pro forma shares outstanding as of December 31, 2008 (in thousands)	162,847	(11)
Brazilian GAAP pro forma earnings per share as of December 31, 2008	0.1779
Brazilian GAAP dividends declared per share as of December 31, 2008	0.1613
U.S. GAAP weighted average number of shares outstanding (in thousands)	162.555	(12)
U.S. GAAP pro forma earnings per share Basic	0.1066
Diluted	0.1063
U.S. GAAP dividends declared per shares (weighted-average)	0.1606

_________________
See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

Unaudited Pro Forma Condensed Consolidated Statement of Income of Gafisa For the Nine-Month Period Ended September 30, 2009

	Historical Gafisa(1)		Effects of the Restructuring		Pro forma adjustments		Pro forma Gafisa
	(in thousands of reais)
Gross operating revenue
Real estate development and sales	2,184,117		—		—		2,184,117
Construction services rendered, net of costs	30,352		—		—		30,352
Taxes on services and revenues	(89,663)		—		—		(89,663)
Net operating revenue	2,124,806		—		—		2,124,806
Operating costs
Real estate development costs	(1,523,640)		—		—		(1,523,640)
Gross profit	601,166		—		—		601,166
Operating (expenses) income
Selling expenses	(153,344)		—		—		(153,344)
General and administrative expenses	(172,832)		—		—		(172,832)
Depreciation and amortization	(24,166)		—		—		(24,166)
Amortization of gain on partial sale of FIT	157,800		—		(157,800	)(5)	—
Other, net	(79,094)		—		—		(79,094)
Operating profit before financial income (expenses)	329,530		—		(157,800)		171,730
Financial income (expenses)
Financial expenses	(159,336)		—		—		(159,336)
Financial income	106,399		—		—		106,399
Income before taxes on income and noncontrolling interests	276,593		—		(157,800)		118,793
Current income taxes	(15,659)		—		—		(15,659)
Deferred tax	(49,245)		—		53,652	(6)	4,407
Total tax expenses	(64,904)		—		53,652		(11,252)
Income before noncontrolling interests	211,689		—		(104,148)		107,541
Noncontrolling interests	(53,471)		22,284	(3)	—		(31,187)
Net income under Brazilian GAAP	158,218		22,284		(104,148)		76,354
Total U.S. GAAP adjustments	(212,165	)(7)	(26,004	)(10)	104,148		(134,021)
Net income (loss) attributable to Gafisa under U.S. GAAP	(53,947)		(3,720)		—		(57,667)
Brazilian GAAP pro forma shares outstanding as of September 30, 2009 (in thousands)							163,393	(11)
Brazilian GAAP pro forma earnings per share as of September 30, 2009							0.4673
Brazilian GAAP dividends declared per share as of September 30, 2009							—
U.S. GAAP weighted average number of shares outstanding (in thousands)							163,080	(12)
U.S. GAAP pro forma earnings (loss) per share
Basic							(0.3536)
Diluted							(0.3536	)(13)
U.S. GAAP dividends declared per thousand shares (weighted –average)							—

________________
See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income of Gafisa S.A.
(in thousands of reais)

(1)
Represents the historical consolidated financial information of Gafisa for the year ended December 31, 2008, which includes the results of Tenda for the period from October 22 through December 31, 2008, and for the nine months ended September 30, 2009.

(2)	Represents the historical consolidated financial information of Tenda for the year ended December 31, 2008.

(3)	Represents the historical consolidated financial information of Tenda for the period from October 22, 2008 through December 31, 2008, which was consolidated by Gafisa.

(4)	Reflects the removal of the historical 40% noncontrolling interests expense of Tenda’s minority shareholders as a result of the Restructuring.

(5)	Reflects the reversal of non-recurring amortization of gain on partial sale of FIT.

(6)	Reflects the income tax effect on the pro forma adjustments using a Brazilian statutory income tax rate of 34.0%. This rate is not necessarily indicative of our future effective tax rate.

(7)
Reflects the reconciling items between Brazilian GAAP to U.S. GAAP and the related references as they refer to Gafisa which are described in Gafisa’s: (a) audited consolidated financial statements for the year ended December 31, 2008, incorporated by reference in this prospectus/information statement; or (b) unaudited interim consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008, included elsewhere in this prospectus/information statement.

(8)
Reflects the adjustments to U.S. GAAP as they relate to Tenda: (a) the estimated adjustments to U.S. GAAP for the year ended December 31, 2008; and (b) the elimination of adjustments to U.S. GAAP, which were consolidated by Gafisa for the period from October 22, 2008 through December 31, 2008, as follows:

	Year ended December 31, 2008	Period from October 22, 2008 through December 31, 2008
	(in thousands of reais)
Net income (loss) of Tenda under Brazilian GAAP	(38,208)	26,142
Revenue recognition - net operating revenue	(151,442)	42,869
Revenue recognition - operating costs	101,317	(22,778)
Stock compensation (expense) reversal	2,145	2,145
Business combination	(780)	(780)
Other	6,826	616
Deferred income tax reversal	—	(22,536)
Deferred income tax on the adjustments above	16,390	(6,576)
Net income (loss) of Tenda under U.S. GAAP	(63,752)	19,102

(9)	Reflects the adjustments to net income attributable to noncontrolling interests of Tenda under U.S. GAAP.

(10)
Reflects: (a) the reversal of amortization of gain on partial sale of FIT, net of tax effects, under U.S. GAAP; (b) the reversal of a non-recurring gain of R$205,527 thousand recorded under U.S. GAAP from the transfer of FIT as a partial sale to the noncontrolling shareholders of Tenda; and (c) the amortization  of intangible assets allocated from the business combination as if the purchase price allocation had occurred on January 1, 2008 under U.S. GAAP of R$1,588, net of tax effects.

(11)
Represents the pro forma shares outstanding, calculated as of December 31, 2008 and September 30, 2009, considering the issuance of an additional 32,884,592 of Gafisa’s common shares to the noncontrolling  shareholders of Tenda at the exchange ratio of 0.205 common share of Gafisa to one common share of Tenda. The Exchange Ratio of 0.205 for the conversion of Tenda’s common shares into Gafisa’s common share will be subject to approval of the EGM of Gafisa and Tenda.

(12)
Represents the pro forma weighted average number of shares for the year ended December 31, 2008 and the nine months ended September 30, 2009, considering the issuance at the beginning of each period of an additional 32,884,592  Gafisa’s common shares to the minority shareholders of Tenda at the exchange ratio of 0.205 common share of Gafisa to one common share of Tenda.

(13)	Potentially dilutive securities were not considered in pro forma loss per share.

Summary Comparative Per Share Data

Gafisa has derived the unaudited pro forma combined information appearing below from the unaudited pro forma combined financial data of Gafisa appearing elsewhere in this preliminary prospectus/information statement.

You should read the information below together with the historical and pro forma financial data of Gafisa and the historical financial statements of Tenda appearing elsewhere in this preliminary prospectus/information statement. The unaudited pro forma combined financial data appearing below is for illustrative purposes only. Gafisa and Tenda may have performed differently had they always been a combined entity. You should not rely on this information as being indicative of the actual results of that the combined businesses of these companies will experience after the Restructuring.

For more information about historical dividend payments by Gafisa and Tenda, see “Part Six: Shareholder Rights—Information About Historical Dividend Payments.”

	As of and for the nine-month period ended September 30, 2009
	(Historical)		(Pro Forma)
	Gafisa	Tenda	New Gafisa	Per share equivalent Tenda
	(Reais)
Brazilian GAAP
Book value per common share	13.66	2.80	13.66	2.80
Cash dividends declared per common share	—	—	—	—
Net income from continuing operations per share	1.21	0.14	0.47	0.09

	As of and for the year ended December 31, 2008
	(Historical)		(Pro Forma)
	Gafisa	Tenda	New Gafisa	Per share equivalent Tenda
	(Reais)
Brazilian GAAP
Book value per common share	12.40	2.65	16.79	3.44
Cash dividends declared per common share	0.20	—	0.16	0.03
Net income from continuing operations per common share	0.84	(0.10)	0.18	0.04

Exchange Rates

Brazilian Central Bank Rates

Since 2000, the Brazilian government has been introducing significant changes aimed at simplifying the Brazilian foreign exchange market. Until March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market. The floating market rate generally applied to transactions to which the commercial market rate did not apply. Since February 1, 1999, with the enactment of Resolution No. 2,588, the Brazilian Central Bank placed the commercial rate exchange market and the floating rate exchange market under identical operational limits, and financial institutions operating in the commercial market were authorized to unify their positions in the two different markets, which led to a convergence in the pricing and liquidity of both markets and a reduction in the difference between their respective rates.

With the enactment of Resolution No. 3,265 by the National Monetary Council on March 4, 2005, both markets were consolidated into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out in this single consolidated market through institutions authorized to operate in such market.

Foreign exchange rates continue to be freely negotiated, but may be influenced by Brazilian Central Bank intervention. Since January 1999 when the Brazilian Central Bank abandoned the system of “exchange bands” and allowed the Brazilian real –U.S. dollar exchange rate to float freely, the Brazilian real-U.S. dollar exchange rate has been established mainly by the Brazilian interbank market and has fluctuated considerably. The Brazilian Central Bank has intervened occasionally to control unstable movements in the exchange rate (i.e., using its foreign reserves to support the Brazilian real currency). Nevertheless, the the Brazilian real may depreciate or appreciate substantially in relation to the U.S. dollar in the future. Gafisa cannot predict whether the Brazilian Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through the establishment of the currency band system, or using its foreign reserves to support the Brazilian real currency, or otherwise, or whether the exchange market will not be volatile as a result of change in govenmental policy, presidential elections, political instability or other factors. In addition, exchange rate fluctuations may also affect Gafisa’s financial condition.

On August 4, 2006, Resolution No. 3,389 relieved the exchange regime for exports, allowing Brazilian exporters to keep up to 30% of the income generated from exports of goods and/or services outside of Brazil. The remaining 70% of such income continued to be subject to compulsory repatriation to Brazil. In addition, the foreign exchange mechanism was simplified to allow for the simultaneous purchase and sale of foreign currency through the same financial institution and using the same exchange rate. Since March 14, 2008, Brazilian exporters are allowed to keep 100% of such income earned outside of Brazil.

On September 27, 2006, Resolution No. 3,412 eliminated existing restrictions on investments in foreign financial and derivative markets by individuals and legal entities, and on May 29, 2008, Resolution No. 3,568 revoked Resolution No. 3,265 and Resolution No. 3,412, maintaining the past improvements, and continued simplifying the Brazilian foreign exchange market, including providing better access of the authorized financial institutions to operate the foreign exchange market by the public.

The following tables set forth the exchange rate (rounded to the nearest tenth of a cent), expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Brazilian Central Bank.

	Exchange Rate of R$ per US$
	Low	High	Average(1)	Period-End
Year ended December 31,
2004	2.654	3.205	2.930	2.654
2005	2.163	2.762	2.463	2.341
2006	2.059	2.371	2.215	2.138
2007	1.762	1.823	1.793	1.771
2008	1.559	2.050	2.030	2.337

Month Ended
May 31, 2009	1.973	2.198	2.060	1.973
June 30, 2009	1.921	2.007	1.958	1.952
July 31, 2009	1.873	2.015	1.933	1.873
August 31, 2009	1.818	1.886	1.845	1.886
September 30, 2009	1.790	1.914	1.833	1.790
October 31, 2009	1.718	1.757	1.737	1.744
November (through November 10, 2009)	1.702	1.758	1.723	1.709

________________
Source:Brazilian Central Bank, PTAX

(1)	Represents the average of the exchange rates (PTAX) on the last day of each month during the relevant period.

Historical and Pro Forma Share Information

The following table shows the closing prices of the common shares of Gafisa and Tenda, as applicable, as well as the exchange ratio based on those values as of October 21, 2009, the last trading day preceding public announcement of this transaction.

	Actual		Actual		Ratio of exchange
	Gafisa		Tenda		Gafisa per Tenda
Common shares	R$	30.45	R$	6.00	0.197

The Exchange Ratio agreed upon by the boards of directors of Gafisa and Tenda and the Special Committee is 0.205, and is higher than the exchange ratio of 0.197 based the closing prices of Gafisa and Tenda common shares on October 21, 2009 as shown in the table above.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Gafisa and Tenda have made forward-looking statements in this preliminary prospectus/information statement that are subject to risks and uncertainties. These forward-looking statements relate to among other things:

•	management strategy;

•	synergies and cost savings;

•	integration of new business units;

•	market position and the size of the Brazilian real estate market;

•	statements concerning the operations and prospects of Gafisa, Tenda and the other Gafisa companies;

•	estimated demand forecasts;

•	Gafisa’s and Tenda’s strategic initiatives and plans for business growth;

•	industry conditions;

•	Gafisa’s and Tenda’s funding needs and financing sources;

•	influence of main shareholders;

•	litigation; and

•	the timetable for the Restructuring.

Forward-looking statements also may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. The sections of this preliminary prospectus/information statement that contain forward-looking statements include:

•	“Part One: Questions and Answers About the Restructuring;”

•	“Part Two: Summary;”

•	“Part Three: Risk Factors;”

•	“Part Five: The Restructuring;”

•	“Part Six: Shareholder Rights;”

•	“Part Seven: Additional Information for Shareholders—Enforceability of Civil Liabilities Under U.S. Securities Laws;” and

•	“Part Eight: Legal and Regulatory Matters—General.”

These statements reflect the current expectations of Gafisa and Tenda. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the Brazilian real estate marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that Gafisa and/or Tenda cannot assure you that the forward-looking statements contained in this preliminary prospectus/information statement will be realized. You are cautioned not to place undue reliance on any forward-looking information.

Gafisa and/or Tenda undertake no obligation to publicly update or revise these forward looking statements after the date they distribute this preliminary prospectus/information statement.

PART THREE—RISK FACTORS

In addition to general investment risks and the other information contained in this document, including the matters described under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in Gafisa’s Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 5, 2009, and which is incorporated herein by reference, you should further carefully consider the following risks before  deciding whether to exercise withdrawal rights, to the extent applicable, or take no action and receive Gafisa shares in connection with the Restructuring.

Risks Relating to the Restructuring

Your ownership percentage in Gafisa will decrease.

Because Gafisa is a larger company than Tenda and because there are many existing shareholders of Gafisa, your ownership percentage in Gafisa shares will, as a result of the Restructuring, be less than your existing ownership percentage in Tenda. Assuming that none of the common shareholders of Tenda exercise withdrawal rights, former noncontrolling  shareholders of Tenda will hold approximately 19.7%, of the total capital stock of Gafisa in the aggregate following the Restructuring. Similarly, the ownership percentage in Gafisa of existing Gafisa shareholders will be diluted as a result of the issuance of the new Gafisa shares in the Restructuring, and the percentage of the outstanding capital stock of Gafisa held by existing shareholders of Gafisa will decrease from 97.7% to 78.4%, excluding shares held in treasury.

The market price of Gafisa and Tenda shares is uncertain.

The exchange ratio in the Restructuring is fixed and there is no mechanism to adjust the exchange ratio in the event that the market price of the Gafisa shares declines. Consequently, if the market price of the Gafisa shares declines for any reason prior to completion of the Restructuring, the value of the shares received by holders of Tenda common shares in the Restructuring will similarly be reduced.

The trading market for the Tenda common shares after the exchange ratio for the Restructuring is publicly announced and after the Restructuring is approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the Restructuring closes and you receive Gafisa shares, the liquidity of the Tenda shares may decline and their volatility may increase. This could result in substantial fluctuations in the trading price for Tenda shares.

The market price of Gafisa and Tenda shares may be adversely affected by arbitrage activities occurring prior to the completion of the Restructuring.

The market price of Gafisa and Tenda shares may be adversely affected by arbitrage activities occurring prior to the completion of the Restructuring. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Tenda stock before the Restructuring is completed and Gafisa shares before and after the Restructuring is completed.  Any adverse effect on the market prices of the Tenda shares or the Gafisa shares could adversely affect the cash value that you will receive for any fractional share to which you otherwise would have been entitled in the Restructuring and the value of any common shares of Gafisa you may receive during the Restructuring.

If regulatory agencies impose conditions on approval of the Restructuring, the anticipated benefits of the Restructuring could be diminished.

Under U.S. securities laws, the registration statement of which this preliminary prospectus/information statements is a part, must be declared effective by the SEC prior to the Tenda shareholders’ approval of the Restructuring.  In addition, while no governmental antitrust approvals are currently required in order to complete the transaction, if regulators were to impose any requirements for approval, Gafisa and Tenda would vigorously pursue any such governmental approvals. If any such approvals were withheld, the benefits of the Restructuring could be delayed, possibly for a significant period of time after the shareholders approve the Restructuring. In addition, if governmental agencies conditioned their approval of the Restructuring on the imposition of conditions, Gafisa’s operating results or the value of Gafisa’s stock could be adversely affected.

The Restructuring may not result in the benefits that Gafisa seeks to achieve, including increased share liquidity.

Gafisa and Tenda are undertaking the Restructuring because, among other reasons, they believe that the Restructuring will provide Gafisa, Tenda and their respective shareholders with a number of advantages, including providing shareholders of Gafisa and Tenda with securities that Gafisa expects will enjoy greater market liquidity than the securities these shareholders currently hold. However, the Restructuring may not accomplish these objectives. Gafisa cannot predict whether a liquid market for the newly issued and existing Gafisa securities will be maintained. If the Restructuring does not result in increased liquidity for the securities held by shareholders of Gafisa and Tenda, you may experience a decrease in your ability to sell your shares compared to your ability to sell the shares you currently hold.

The exercise of withdrawal rights by shareholders of Tenda could decrease the cash balances of Tenda and otherwise adversely affect its financial condition and the consolidated financial position of Gafisa and its subsidiaries.

As described in “Part Five: The Restructuring—Withdrawal Rights” holders of common shares of Tenda at the close of business on October 21, 2009, are entitled to withdrawal rights in connection with the Restructuring and have the right to receive from Tenda the amounts per share set forth in that section. If holders of a significant number of these shares exercise their withdrawal rights, the requirement to make large cash payments could decrease the cash balances of Tenda, limit its ability to borrow funds or fund capital expenditures or prevent it from complying with existing contractual obligations. In addition, under Brazilian law, if management believes that the total value of the withdrawal rights exercised by shareholders of Tenda may put at risk the financial stability of the Companies, management may, within 10 days after the end of the withdrawal rights period, call a general meeting of shareholders to unwind the Restructuring.

The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.

The CVM may suspend for up to 15 days the EGMs scheduled to approve the Restructuring in order to analyze the transaction and verify that it does not breach applicable laws or regulations. Although Gafisa and Tenda believe that the proposed Restructuring described in this preliminary prospectus/information statement is legal and provides equitable treatment to Gafisa’s and Tenda’s shareholders, Gafisa and Tenda cannot predict the outcome of any such analysis of the transaction by the CVM.

The U.S. federal income tax consequences of the Restructuring are uncertain.

The U.S. federal income tax consequences of the Restructuring will depend on whether the Restructuring qualifies as a tax-free “reorganization” for U.S. federal income tax purposes, which will in turn depend on whether (i) any Tenda shareholder receives cash upon the exercise of withdrawal rights and (ii) such cash is for U.S. federal income tax purposes treated as having been paid by Gafisa.  In order for the Restructuring to qualify as a reorganization for such purposes, among other things, Tenda shareholders must receive, from Gafisa, solely Gafisa voting stock in exchange for their Tenda shares. There is no authority expressly addressing whether the payment of cash to Tenda shareholders who exercise withdrawal rights pursuant to Brazilian law will prevent the Restructuring from satisfying this “solely for voting stock” requirement.  However, based on the advice of Gafisa’s Brazilian counsel to the effect that solely Tenda, and not Gafisa, will be liable to make any cash payment to any Tenda shareholders who exercise withdrawal rights, and assuming that any such payments are not funded indirectly by Gafisa, the payment of such cash to Tenda shareholders who exercise withdrawal rights should not prevent the Restructuring from qualifying as a reorganization for U.S. federal income tax purposes.  No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction.

If the Restructuring qualifies as a reorganization for U.S. federal income tax purposes, you generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of Gafisa shares in exchange for Tenda shares, except to the extent of gain attributable to cash received in lieu of a fractional Gafisa share.  If the Restructuring is a taxable transaction, U.S. Holders generally will recognize gain or loss on the receipt of Gafisa shares in exchange for Tenda shares.  U.S. Holders should review carefully the section under “Part Five: the Restructuring—Material Tax Considerations—United States Federal Income Tax Considerations.”

There is no clear guidance under Brazilian law regarding the income tax consequences to investors who exchange shares in the Restructuring

There is no specific legislation, nor administrative or judicial precedent regarding the income tax consequences to investors who exchange shares as a result of the Restructuring. Based on the opinion of its external tax advisors, Gafisa believes that there are reasonable legal grounds to sustain that the receipt (resulting from the Restructuring) by a U.S. person holding Tenda common shares, of Gafisa common shares that are registered as a foreign portfolio investment under Resolution No. 2,689 or are registered as a foreign direct investment under Law No. 4,131, would not be subject to income tax pursuant to Brazilian tax law. However, this position may not prevail, in which case Gafisa would be liable to the Brazilian tax authorities for withholding and collecting the taxable capital gains of shareholders resident abroad. While such shareholders would not be directly liable to Brazilian tax authorities, Gafisa would be entitled to reimbursements from them.

Gafisa may have actual or potential conflicts of interest relating to the Restructuring.

Gafisa may have actual or potential conflicts of interest because Gafisa, a controlling shareholder of Tenda, exercises voting control over the board of directors of Tenda, even though the board of directors contains a representative of Tenda’s noncontrolling  shareholders. In accordance with the CVM release No. 35, Tenda has selected three members to constitute its Special Committee making recommendations to the board of directors of Tenda on the Restructuring, with one of these members representing the minority shareholders. While the Exchange Ratio was determined in accordance with all applicable laws and regulations in Brazil, was validated by financial analysis prepared by Estáter and Rothschild, and was recommended by the Special Committee, based on the valuation report of Itaú BBA, this ratio may be higher or lower, from the perspective of value to unaffiliated shareholders, then that which could be achieved through arm’s length negotiations between unrelated parties.

The financial advisory fees of Estáter and Rothschild will be paid by Gafisa, and the financial advisory fees of Itaú BBA, the independent financial advisor of the Special Committee, will be paid by Tenda. The appraisal report fees of APSIS will be paid by the Companies.

Gafisa common shares you receive in the Restructuring will represent an investment in a different business from that in which you originally invested.

You will receive Gafisa common shares for your Tenda common shares in the Restructuring. Concurrently with the exchange of shares of Tenda for Gafisa shares, the business operations of Tenda will also combine with those of Gafisa. The resulting company will operate in states and markets in which Tenda does not currently conduct business and the expected synergies between these companies may not materialize.

Gafisa after the Restructuring will be more leveraged than Tenda currently is, and a significant portion of Gafisa’s cash flow will have to be used to service its obligations.

On September 30, 2009, Gafisa and Tenda had R$1,784.6 million of consolidated total debt, of which R$747.0 million was attributable to Tenda. Gafisa is subject to the risks normally associated with significant amounts of debt, which could have important consequences to you. Gafisa’s indebtedness could, among other things:

•
require us to use a substantial portion of their cash flow from operations to pay their obligations, thereby reducing the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit, along with financial and other restrictive covenants in their debt instruments, our ability to borrow additional funds or dispose of assets; and

Gafisa may also need to refinance all or a portion of their debt on or before maturity, and they may not be able to do this on commercially reasonable terms or at all.

In addition, Tenda will seek approval of its debenture holders for the Restructuring and delisting from BM&FBOVESPA’s Nova Mercado. Acceleration of the debentures may result if either debenture holders decide without justification not to approve the Restructuring or if the debenture holders do not approve the delisting of Tenda from BM&FBOVESPA’s Novo Mercado.

PART FOUR—INFORMATION ON GAFISA AND TENDA

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gafisa

You should read the following discussion in conjunction with our consolidated financial statements and accompanying notes in this preliminary prospectus/information statement. As a result of a change in Brazilian law with respect to financial reporting (Law No. 11,638), certain changes in accounting criteria became effective for calendar year 2008. Pursuant to a CVM resolution, we elected to apply these changes in accounting criteria retroactively to our financial statements with an effective date as of January 1, 2006. As a result, certain adjustments have been made to our 2006 and 2007 financial statements to make them comparable to our 2008 financial statements. We have elected not to revise our financial statements for fiscal years prior to 2006. Please see Note 2 to our 2008 financial statements contained in Gafisa’s Current Report on Form 6-K filed on November 13, 2009 with the SEC for the year ended December 31, 2008 for a qualitative and quantitative analysis of the changes resulting from the new accounting criteria. Additionally, the Brazilian GAAP to US GAAP reconciliations in Gafisa’s audited consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006 incorporated by reference in this preliminary prospectus/information statement have been adjusted to reflect the retrospective application of provisions of the Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling interests in Consolidated Financial Statements, an amendment of ARB No. 51.”

We use throughout this preliminary prospectus/information statement, specifically under “Part Two: Summary—The Companies,” “—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gafisa” and ““—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenda,” the term “value of launches, or potential sales value” is used by the Companies to measure their respective performance. Value of launches is not, however, a Brazilian GAAP measurement. Value of sales as used in this preliminary prospectus/registration statement is calculated by multiplying the total numbers of units in a real estate development by the unit sales price.

Overview

For information on the principal factors affecting Gafisa’s results of operations, Gafisa’s critical accounting policies, Gafisa’s developments, the Brazilian economic environment in which Gafisa’s operate and Gafisa’s results of operations for the years ended December 31, 2008, 2007 and 2006, please refer to the Form 6-K filed on November 13, 2009 with the SEC, which is incorporated by reference herein. We have retroactively applied changes to Brazilian GAAP introduced by the CPC and the provisions of Brazilian Law No. 11,638/07 from January 1, 2006 to ensure consistency of presentation in our financial statements.  Under Brazilian GAAP, investments in jointly-controlled investees are accounted for using the proportional consolidation method.

Results of Operations for the nine-month periods ended September 30, 2009 and 2008

The following discussion of Gafisa’s results of operations is based on Gafisa’s consolidated financial statements prepared in accordance with Brazilian GAAP. References to increases and decreases in any given period relate to the corresponding preceding period, unless otherwise indicated.

On September 1, 2008, the management of Tenda and Gafisa entered into an agreement by means of which a wholly owned subsidiary of Gafisa, FIT Residencial Empreendimentos Imobiliários Ltda. or FIT, was to be merged into Tenda. On October 21, 2008, the merger between FIT and Tenda was completed and, as a result, Gafisa acquired a 60% ownership interest in Tenda. As a consequence of its acquisition of a 60% ownership interest in Tenda, Gafisa has been reporting financial results fully consolidated with those of Tenda since October 21, 2008, which resulted in a substantial improvement in Gafisa’s financial results for the nine month period ended September 30, 2009 as compared to the same period in 2008.

Consolidated Statement of Income	Nine-Month Period Ended September 30,
	2009	Total %	2008	Total %	% Variation
	(In thousands of Reais)
Gross operating revenue
Revenue from real estate developments and sales	2,184,117	102.8	1,224,199	102.7	78.4
Other	30,352	1.4	13,201	1.1	129.9
Taxes and rates	(89,663)	4.2	(44,841)	3.8	100.0
Net operating revenue	2,124,806	100.0	1,192,559	100.0	78.2
Operating costs
Expenses from real estate developments and sales	(1,523,640)	71.7	(814,201)	68.3	87.1
Gross profit	601,166	28.3	378,358	31.7	58.9
Operating income (expense)
Selling expenses	(153,344)	7.2	(87,504)	7.3	75.2
General and administrative expenses	(172,832)	8.1	(104,990)	8.8	64.6
Net financial result	(52,937)	2.5	40,117	3.4	232.0
Depreciation and amortization	(24,166)	1.1	(29,606)	2.5	18.4
Amortization of gain on partial sale of Fit Residencial and other, net	157,800	7.4	—	—	100.0
Other operating expenses, net	(79,094)	3.7	(13,303)	1.1	494.6
Total operating revenue (expense)	(324,573)	15.3	(195,286)	16.4	66.2
Operating results before income tax and social contribution	276,593	13.0	183,072	15.4	51.1
Income tax and social contribution	(64,904)	3.1	(50,456)	4.2	28.6
Income before noncontrolling interests	211,689	10.0	132,616	11.1	59.6
Noncontrolling interests	(53,471)	2.5	(35,540)	3.0	50.5
Net income for the period	158,218	7.4	97,076	8.1	63.0

Net operating revenue

Net operating revenue increased by 78.4% in the first nine months of 2009, as compared to the first nine months of 2008, reflecting a greater number of real estate developments and sales, in part as a result of the acquisition of a controlling interest in Tenda and increased activity at Tenda. Excluding the net operating revenue associated with Tenda, Gafisa’s net operating revenues for the first nine months of 2009 were R$1,398.7 million, a 17.3% increase over the same period in 2008.

The following table sets forth the final completion of the real estate development projects in first nine months of 2009 and 2008 and the related net operating revenue recognized during those periods:

			As of September 30,					Nine-month period ended September 30,
			2009	2008	2009	2008		2009	2008
Development	Month/ Year launched	Total area (m2) (1) (2)	Final completion (%)		Percentage sold-accumulated (%)		Gafisa Participation (%)	Revenue recognized
GAFISA BRAND
Other								257,656	314,579
Península Fit	Sep-06	24,080	100	91	92	77	100	16,263	33,498
Rua das Laranjeiras 29	Apr-08	11,740	63	47	100	98	100	11,430	31,166
London Green	Mar-08	44,007	81	44	742	67	100	46,736	30,222
Vp Horto – Phase 2 (OAS)	Jan-08	44,596	50	33	96	97	50	16,312	29,103
Olimpic Chac. Santo Antonio	Aug-06	24,988	99	71	100	99	100	3,506	25,202
Vision	Dec-07	19,712	66	41	90	75	100	25,698	21,363
Isla Residence Clube	May-07	31,423	93	44	93	85	100	32,828	19,948
Supremo	Sep-06	34,864	54	42	96	84	100	21,811	19,731

			As of September 30,					Nine-month period ended September 30,
			2009	2008	2009	2008		2009	2008
Development	Month/ Year launched	Total area (m2) (1) (2)	Final completion (%)		Percentage sold-accumulated (%)		Gafisa Participation (%)	Revenue recognized
GAFISA BRAND
Csf Acacia	May-07	23,461	93	44	100	95	100	20,531	19,015
Parc Paradiso	Jun-07	38,430	60	21	99	93	95	51,165	18,353
Enseada Das Orquídeas	Aug-07	52,589	57	29	95	66	100	46,794	17,691
Beach Park Living	Jun-06	14,913	100	89	92	88	80	1,169	15,968
Vp Parides	Nov-06	13,093	100	89	100	100	100	114	14,754
Blue Land SPE 36	Oct-05	18,252	100	98	96	65	100	16,920	14,725
Terraças Alto da Lapa	Nov-07	24,525	72	24	88	72	100	29,267	14,618
Csf Paradiso	Nov-06	16,286	100	58	99	89	100	12,178	14,493
Espacio Laguna – Phase 1	Jun-06	16,364	98	68	89	76	100	12,477	14,205
Csf Santtorino	Aug-06	14,979	98	67	100	100	100	2,091	13,760
Ville du Soleil	Oct-07	8,920	100	99	98	67	100	4,927	12,777
Collori	Oct-06	39,462	92	43	100	93	50	22,998	11,478
Magic	May-07	31,487	74	33	74	42	100	34,817	11,420
Olimpic Bosque da Saúde	Nov-06	19,150	67	44	89	80	100	11,997	11,080
Felicita	Nov-06	11,323	97	61	100	91	100	7,360	11,012
Olimpic Condominium Resort	Oct-05	21,851	100	100	100	100	100	1,057	10,264
The Gold	Dec-05	10,465	100	100	100	100	100	466	10,138
Del Lago Urbanização	May-05	62,022	99	99	99	99	100	293	9,232
Csf Prímula	May-07	13,897	88	42	100	82	100	13,005	8,979
Town Home	Nov-05	8,319	100	97	100	98	100	151	8,941
Sunplaza Personal Office	Mar-06	6,328	100	100	100	100	100	1,156	8,438
Acqua Residencial	Mar-07	35,536	75	34	54	39	100	21,042	8,164
Solares da Vila Maria	Nov-07	13,376	52	19	100	100	100	9,825	7,827
Grand Valley	Mar-07	16,908	84	42	69	62	100	12,172	7,513
Vivance Res. Service	Jan-07	14,717	93	37	95	76	100	16,826	7,467
VP Horto – Phase 1 (OAS)	Oct-07	44,563	66	38	98	100	50	31,513	7,384
Quinta Imperial	Jul-06	8,422	98	72	89	75	100	3,405	7,245
Star res. Service/Blue Concept	Dec-05	9,367	100	96	98	49	100	263	7,066
Nova Petropolis SBC – Phase 1	Mar-08	41,182	49	15	49	37	100	17,122	6,944
Mirante do Rio	Oct-06	8,125	100	65	99	100	60	4,812	6,876
Secret Garden	May-07	15,344	75	36	70	66	100	9,823	6,194
Fit Residence Service Niterói	Aug-06	8,523	98	62	88	86	100	7,151	6,022
Beach Park Acqua	Nov-05	9,770	100	100	98	95	90	1,284	5,820
Icaraí Corporate	Dec-06	5,683	82	50	97	94	100	4,460	5,660
Csf Dalia	May-07	9,000	82	37	98	81	100	5,013	5,082
Hype Residence Service	Nov-04	10,753	100	100	93	55	100	12,034	4,994
Campo D’ourique	Dec-05	11,775	100	100	94	52	50	5,225	4,851
Csf Saint Etiene	May-05	11,261	100	100	99	96	100	1,987	4,839
Palm D’or	Nov-05	8,493	100	99	100	100	100	425	4,784
Grand Valley Niterói – Phase 1	Oct-07	17,905	35	20	92	91	100	4,494	4,682
Privilege Residencial	Sep-07	16,173	59	20	85	81	80	13,372	4,572
Magnific	Mar-08	10,969	50	7	63	63	100	5,702	4,141
Celebrare Residencial	Mar-07	14,679	65	28	78	77	100	8,862	3,861
Reserva do Lago – Phase I	Feb-07	16,800	92	47	92	75	100	11,587	3,852
Costa Paradiso	Jun-05	63,041	100	100	93	79	100	521	3,577
Vp Domaine du Soleil	Sep-05	8,225	100	100	100	100	100	128	3,577
Orbit	Aug-07	11,332	59	17	47	30	100	4,749	2,686
Acquarelle	Mar-07	17,742	54	9	82	60	85	13,227	2,585
Horizonte	Apr-07	9,382	63	23	100	90	80	4,820	2,482
Belle Vue – Porto Alegre	May-06	4,264	100	88	77	45	80	2,682	2,452
Weber Art	Jun-05	5,812	100	100	98	98	100	175	2,247
Montenegro Boulevard	Jun-05	174,862	100	100	100	100	100	14	1,886
La Place Residence Service	May-04	8,416	100	100	100	96	100	681	1,585
Blue One Spe 125	Sep-03	15,973	100	100	99	83	67	6,608	1,513
Riv. Ponta Negra – ed Cannes	Jan-04	9,703	100	100	73	79	50	104	1,495
Evidence	Mar-07	23,487	58	21	74	58	50	7,196	1,344
Palm Ville	Apr-07	13,582	73	12	95	90	50	6,958	1,168
Vistta Santana	Jun-09	27,897	44	—	69	—	100	35,502	—
Pq barueri Cond – Phase 1	Nov-08	58,437	39	—	63	—	100	27,313	—

			As of September 30,					Nine-month period ended September 30,
			2009	2008	2009	2008		2009	2008
Development	Month/ Year launched	Total area (m2) (1) (2)	Final completion (%)		Percentage sold-accumulated (%)		Gafisa Participation (%)	Revenue recognized
GAFISA BRAND
Chácara Santana	Nov-08	30,517	37	—	94		50	19,726	—
Quintas do Pontal	Sep-08	21,915	62	—	31	15	100	14,434	—
Mansão Imperial – F1	Oct-08	18,778	32	—	67	—	100	14,149	—
Brink	Nov-08	17,280	41	—	85	—	100	13,631	—
Magno	Sep-09	8,686	36	—	72	—	100	13,145	—
Sorocaba	Jun-09	7,046	45	—	69	—	100	11,847	—
Terraças Tatuape	Jun-08	14,386	37	—	67	10	100	11,703	—
Details	Oct-08	7,802	47	—	57	—	100	11,472	—
Vila Nova São José – F1a	Oct-08	20,741	4	—	64	—	100	10,537	—
Verdemar – Phase 2	Jan-09	12,593	43	—	38	—	100	8,664	—
Brink f2 – Campo Limpo	Mar-09	8,576	41	—	66	—	100	7,016	—
Ecolive	Aug-08	12,255	23	—	75	43	100	6,839	—
Mont Blanc	Jul-08	30,479	42	—	33	21	100	5,254	—
Supremo Ipiranga	Jun-09	13,904	20	—	51		100	5,065	—
Alegria Phase 1	Sep-08	29,199	20	—	61	41	100	4,442	—
Manhattan Home Soho	Jun-08	28,926	18	—	45	19	50	4,142	—
Manhattan Home Tribeca	Jun-08	37,879	18	—	33	38	50	3,839	—
Total								1,218,156	951,808
ALPHAVILLE BRAND
Others								18,063	42,839
Jacuhy 1 & 2	Dec-07	651,209	73	29	97	96	65	42,839	30,744
Recife	Aug-06	270,833	100	93	99	93	65	5,371	19,118
Salvador 2	Feb-06	351,154	100	97	97	97	55	510	19,057
Rio das Ostras 1 & 2	Sep-07	515,928	79	35	100	96	58	35,368	16,613
Campo Grande	Mar-07	225,269	99	90	93	75	67	4,884	15,732
Santana Residencial	Mar-05	259,544	100	97	48	33	50	7,955	9,398
Londrina 2	Dec-07	214,592	72	34	99	49	63	12,516	5,655
Cuiabá II	May-08	150,896	78	24	79	33	60	10,107	4,423
Manaus	Jun-08	166,938	25	6	82	78	63	6,080	4,111
João Pessoa	Mar-08	97,759	72	12	100	100	100	10,189	1,556
Barra da Tijuca	Dec-08	268,259	74	—	73	—	35	12,899	—
Caruaru	Mar-09	113,219	16	—	98	—	70	4,340	—
Litoral Norte II	Sep-08	159,259	20	—	57	—	66	3,347	—
Total								180,552	169,247
TENDA BRAND
Tenda								726,098	71,503
Total								726,098	71,503

Total:								2,124,806	1,192,559

Operating costs

Operating costs, as a percentage of net operating revenue, increased to 71.7% in the first nine months of 2009 as compared to 68.3% in first nine months of 2008. This greater increase in operating costs compared to the increase in revenue for the comparable period, was mainly due to the full consolidation of Tenda’s operating costs in the nine-month period ended September 30, 2009 and a higher operating cost from operating revenue in lower income real estate market.

Gross profit

As a result, gross profit in first nine months of 2009 totaled R$601.2 million, representing an increase of 58.9%, as compared to R$378.4 million in first nine months of 2008. In first nine months of 2009, the gross margin generated from Gafisa’s operations decreased to 28.3% as compared to 31.7% in first nine months of 2008, mainly due to the impact of the SAP implementation described above.

Selling expenses

Selling expenses in first nine months of 2009 totaled R$153.3 million, a 75.2% increase as compared to R$87.5 million in first nine months of 2008. This increase was primarily due to the acquisition of a 60% interest in Tenda in 2008.  If, as expected, Tenda’s sales revenues increase in the next few months, its sales platform costs will be diluted and its fixed cost ratios will improve.

General and administrative expenses

General and administrative expenses totaled R$172.8 million in first nine months of 2009, representing an increase of 64.6%, as compared to R$105.0 million in first nine months of 2008, mainly due to the consolidation of Tenda’s results and unique sales model, as well as Gafisa’s expansion and business diversification strategy.  As compared to the first nine months of 2008, the consolidated general and administrative expenses/net revenue ratio improved in the first nine months of 2009, decreasing by approximately 80 basis points.

Depreciation and amortization

Depreciation and amortization in the first nine months of 2009 totaled R$24.2 million, representing a decrease of R$5.0 million, as compared to R$29.6 million in first nine months of 2008. The decrease is mainly due to the introduction of CPC(O)02 which prohibits goodwill amortization starting in 2009.

Financial income and expenses, net

Net financial expense totaled R$52.9 million in the first nine months of 2009 as compared to net financial income of R$40.1 million in the first nine months of 2008. Financial expenses during the first nine months of 2009 totaled R$159.3 million, an increase of R$135.0 million over R$24.3 million in the first nine months of 2008 mainly due to a higher net debt position, lower interest capitalization and a higher spread between the interest paid and received.

The outstanding debt as of September 30, 2009, was R$2,531.7 million, a 84.6% increase as compared to September 30, 2008, mainly due to the consolidation of Tenda.  Financial income increased from R$64.4 million in the first nine months of 2008 to R$106.4 million in the first nine months of 2009, mainly due to higher cash position, partially offset by a lower interest rate.

Taxes on income

Income and social contribution taxes in the first nine months of 2009 totaled R$64.9 million, a 28.6% increase as compared to the first nine months of 2008 of R$50.5 million. In the first nine months of 2009, the combined effective income and social contribution tax rates was 23.5% as compared to 27.6% in the same period of 2008.

Net income

In the first nine months of 2009 Gafisa reported net income of R$158.2 million (R$211.7 million before noncontrolling interests), a 63.0% increase as compared to a net income of R$97.1 million (R$132.6 million before noncontrolling interests) in the first nine months of 2008, mainly due to the improved results and the merger of Tenda.

Liquidity and Capital Resources

Our transactions are financed mainly through the contracting of real estate financing, securitization of receivables and placement of debentures. When necessary and in accordance with market demands, we carry out long-term financing for the sale of our developments. In order to turn over our capital and accelerate its return, we try to transfer to banks and sell to the market the receivables portfolio of our completed units. In March 2009 and June 2009, we completed securitization of receivables from completed units for total net proceeds of R$140.0 million.

We consistently review opportunities for acquisition and investments. We consider different types of investments, either direct or through our subsidiaries and jointly-controlled entities. We finance such investments using capital market financings, capital increases or a combination thereof.

The current climate in global credit markets has impacted our ability to secure financing at favorable interest rates. However, construction financing lines of credit are available and we have fulfilled substantially all of our construction financing needs for 2009 at rates that have increased an average of up to 100 basis points per year since 2008. In order to mitigate the effects of the current global credit crisis, the Brazilian government has announced additional lines of credit to assist the construction industry and its customers, including R$6 billion from the FGTS (a government severance indemnity fund for employees). In addition, the Brazilian government has indicated that it will finance up to 20% of construction costs through the Brazilian Saving and Loan System (Sistema Brasileiro de Poupança e Empréstimo – SBPE).

The turmoil in credit markets has not had a material impact on our customers’ ability to obtain bank mortgage loans throughout 2008 and the beginning of 2009. Furthermore, since mid-2009 the credit markets have improved and interest rates have gone down about 250 basis points, from 10.5% to 8%.  Delinquency rates among our customers have not increased materially in the first nine months of 2009 as compared to the same period in 2008.

The following table shows the balance of our receivables from clients’ portfolio for the development and sale of properties for the periods presented:

	As of September 30, (in thousands of reais)
	2009	2008
Real estate development receivables:
Current	1,718,110	828,369
Non-current	1,662,300	733,764
Total	3,380,410	1,562,133

Receivables to be recognized on our balance sheet according to percentage of completion method:
Current	1,574,407	632,058
Non-current	1,407,036	1,311,768
Total	2,981,443	1,943,826
Total clients’ portfolio	6,361,853	3,505,959

Loans made to our clients are generally adjusted on a monthly basis: (1) during the construction phase, by the INCC in São Paulo, Rio de Janeiro and other Brazilian cities; and otherwise, (2) on the stated date in the contract, by the IGP-M plus 12% per annum.

We limit our exposure to credit risk by selling to a broad customer base and by continuously analyzing the credit of our clients. As of September 30, 2009, our clients’ defaults amounted to 3.7% of our accounts receivable. We recorded a provision of R$18.8 million as an allowance for doubtful accounts.

Cash Flows

Operating activities

Net cash used in operating activities totaled R$445.9 million in the first nine months of 2009 as compared to R$620.4 million in the same period of 2008 mainly due to inventory reduction, partially offset by the acquisition of land to support future launches, the higher level of ongoing construction projects and the increase of accounts receivable.

Investment activities

Net cash used in investment activities, including the acquisition of property, equipment and new investments, totaled R$109.4 million in the first nine months of 2009 as compared to R$32.7 million in the same period of 2008.

Our disbursements in the first nine months of 2009 was mainly related to restricted cash for loan guarantees in the amount of R$74.4 million and investments in property and equipment in the amount of R$35.0 million.

Financing activities

Net cash provided by financing activities in the first nine months of 2009 totaled R$975.1 million, an increase of R$62.0 million, compared to the net cash provided by financing activities in the same period of 2008 of R$913.1 million. The cash provided in the first nine months of 2009 was mainly attributable to an increase in loans and financing.

In January 2008, we formed an unincorporated venture represented by 13,084,000 Class A quotas fully paid by us and 300,000,000 Class B quotas from our venture partner, which represented a R$300.0 million investment in the venture by our venture partner. The venture, which will use these funds to acquire equity investments in real estate developments, has a term that ends on January 31, 2017 at which time we are required to fully redeem our venture partner’s interest. The venture partner receives an annual dividend substantially equivalent to the variation in the Interbank Certificate of Deposit (CDI) rate. The venture’s charter provides that we must comply with certain covenants, including the maintenance of minimum net debt and receivables, in our capacity as lead partner. We and the venture are currently in compliance with these covenants. The redemption of Class B quotas will start on January 31, 2012.

Pledged mortgage receivables and cash and cash equivalents

As of September 30, 2009, substantially all of our mortgage receivables totaling R$ 3.5  billion are pledged.  In addition, R$151.3 million of our cash and cash equivalents are restricted as they have been pledged.

Indebtedness

When appropriate, we have incurred indebtedness with SFH, which offers lower interest rates than the private market. When our customers obtain a mortgage, we use the proceeds to amortize our SFH indebtedness. We intend to continue our strategy of maintaining low levels of debt comprised mainly of transactions within SFH or long-term transactions.

As of September 30, 2009 we had outstanding debt in the total amount of R$2,531.7 million, an increase of 83.9% as compared to the same period in 2008. Our indebtedness including the accrued interest consists of: (1) debenture issuance totaling R$1,324.8 million; (2) working capital loans in the total amount of R$733.3 million; and (3) other loans (mainly SFH) in the total amount of R$473.6 million and which excludes the R$300.0 million payable to our unincorporated venture partners.

In order to mitigate interest rate and exchange rate volatility risks, we have entered into cross-currency interest rate swap contracts in the total amount of our fixed-rate loans denominated in foreign currency, which amounted to the notional amount of R$100.0 million as of September 30, 2009.

The table below sets forth information on our loans, financing and debentures as of September 30, 2009:

	Maturity Schedule
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of reais)
Loans and financing	733,331	382,900	348,106	2,325	—
Debentures	1,324,781	80,781	944,000	300,000	—
Housing Finance System	473,615	187,407	286,208	—	—
Others	—	—	—	—	—
Total	2,531,727	651,088	1,578,314	302,325	—

In addition to the loans listed above, we received contributions from venture partners of R$300.0 million in 2008 which will be fully redeemed by us in 2014.

Debenture program

Our first debenture program was approved by and registered with the CVM on April 29, 2005. This enabled us to make public offerings of non-convertible debentures, secured on property and/or with guarantees subordinated to our general creditors. The offer of debentures through the program was limited to a maximum value of R$200 million.

On December 1, 2005, we issued R$112.5 million aggregate principal amount of debentures due December 1, 2010 under our first debenture program. This third issuance consisted of 11,250 nominal, non-convertible debentures with a face value of R$10,000 each and guaranteed by certain real estate credit rights held by us. The debentures provide for the payment of annual interest corresponding to 100% of the CDI rate, calculated from the date of issuance, plus a 2% annual spread. As of December 31, 2008, there was no outstanding balance under this second issuance.

On September 29, 2006, our second public offering of debentures was approved by the CVM. Under the second debenture program we can issue up to R$500.0 million in debentures that are not convertible into shares. The debentures are subordinated, and may be secured or unsecured.

We issued one series of debentures under the second debenture program for R$240.0 million aggregate principal amount due September 1, 2011. This is our fourth issuance which consists of 24,000 nominal, non-convertible debentures with a face value of R$10,000 each with subordinated guarantees. The debentures provide for the payment of annual interest corresponding to 100% of CDI rate, calculated from the date of issuance, plus a 1.3% annual spread (based on a 252 business-day year).

The first issuance under the second debenture program provides that the following indices and limits be calculated on a semi-annual basis by the trustee based on our consolidated financial statements, drawn-up according to Brazilian GAAP, that we file with the CVM: (1) total debt minus SFH debt minus cash does not exceed 75% of shareholders’ equity; (2) total receivables plus post-completion inventory is equal to or greater than 2.0 times total debt; and (3) total debt minus available funds is less than R$1.0 billion, as adjusted for inflation, where:

available funds is the sum of our cash, bank deposits and financial investments;

•	SFH debt is the sum of all our loan agreements that arise from resources of the SFH;

•	total receivables is the sum of our short and long-term “development and sale of properties” accounts, as provided in our financial statements;

•	post-completion inventory is the total value of units already completed for sale, as provided on our balance sheet; and

•	total debt is the sum of our outstanding debt, including loans and financing with third parties and fixed income securities, convertible or not, issued in local or international capital markets.

Our indenture under the debenture program contains various covenants including, among other things:

•	limitations on our ability to incur debt;

•	limitations on the existence of liens on our properties;

•	limitations on transactions with related parties, which generally must be on terms no less favorable than those that could be obtained in a comparable arm’s-length transaction; and

•	maintenance of certain financial ratios calculated based on Brazilian GAAP.

Considering that we are now a much larger company, and the absolute covenant that established that we could not have net debt over R$1 billion did not correspond to the current size and equity position of our company we renegotiated this covenant with bondholders, obtaining a 97.6% rate of approval. The prior covenant defined as net debt (excluding SFH debt)/equity < 75% was changed to net debt (excluding project debt)/(equity + minority  shareholders) < 75%. Project debt includes SFH and FGTS funding, thus reducing the covenant measure to 14,8% allowing the company significant additional financing flexibility.

In exchange for the changes to the existing covenants, Gafisa’s interest payment increased to CDI + 3.25% from CDI + 1.3% as of July 31, 2009, a rate that is in line with current market rates and represents an average increment of R$2.4 million in interest payment per year. Additionally, the debentures may be redeemed at any time by the Company with a 2.5% premium from July 31, 2009 to maturity date, calculated pro rata temporis from the date of redemption until the maturity date. In June 2008, the CVM approved our third debenture program under which we can issue up to R$1.0 billion in non-convertible debentures. The first issuance under the third debenture program consisted of 25,000 nominal, non-convertible debentures with a face value of R$10,000, which were issued in two series totaling R$250 million. The debentures provide for the payment of annual interest corresponding to 107.2% of the CDI rate, calculated from the subscription date, with a maturity of 10 years.

We issued two series of debentures for R$250.0 million aggregate principal amount due in 2011. This is our sixth issuance which consists of 25 nominal, non-convertible debentures with a face value of R$10,000,000 each with subordinated guarantees. The debentures provide for the payment of annual interest corresponding to 100% of CDI rate, calculated from the date of issuance, plus 2.0% (for the first series of 15 debentures) to 3.25% (for the second series of 10 debentures) annual spread (based on a 252 business-day year).

Tenda’s first debenture program was approved by and registered with the CVM in April 2009. Tenda’s first debenture program enabled Tenda to make public offerings of non-convertible debentures, secured on property and/or with guarantees subordinated to its general creditors. The offer of debentures through the program was limited to a maximum value of R$600 million.

In April 2009, Tenda issued R$600 million aggregate principal amount of debentures due in 2014 under its first debenture program. This first issuance consisted of one single nominal, non-convertible debenture(s) with a face value of R$600 million and guaranteed by certain real estate credit rights held by Tenda. The debenture(s) provides for the payment of annual interest corresponding to 100% of the TR rate, calculated from the date of issuance, plus an 8% annual spread.

Certain covenants contained in the agreements governing our debenture programs restrict our ability to take certain actions, including incurring additional debt and may require us to repay or refinance our indebtedness if we are unable to meet certain ratios. Our second and third debenture programs have cross default provisions whereby an event of default or prepayment of any other debt above R$5.0 million and R$10.0 million, respectively, could require us to prepay the indebtedness under the second or third debenture program. The ratios and minimum or maximum amounts generally required by those covenants and our performance against those minimum or maximum levels are summarized below:

	Actual
	September 30, 2009	December 31, 2008
Second program - first issuance
Total debt minus project debt minus cash does not exceed 75% of shareholders’ equity plus noncontrolling shareholders	15%	N/A
Total receivables plus post-completion inventory is equal to or greater than 2.0 times total debt	2.6	3.3

Third program - first issuance
Total debt minus SFH debt minus cash does not exceed 75% of shareholders’ equity	54%	35%
Total receivables plus post-completion inventory is equal to or greater than 2.2 times net debt	4.5	5.5

We expect to comply with the covenants in the agreements governing our outstanding indebtedness which may limit our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

Financing through the Housing Finance System (SFH)

Most of our financing is incurred directly or through our subsidiaries or jointly-controlled entities from the principal banks that operate within SFH. On December 31, 2008, the interest rates on these loans generally varied between 6.2% and 11.4% per annum, plus TR, and the loans generally mature through December 2010. This financing is secured by mortgages on property and by security interests on the receivables from clients. On December 31, 2008 we had 77 loan agreements in effect, with a balance of R$372.3 million.  At the same date we also had R$1,128.2 million in aggregate principal amount of financing agreements with SFH, the funds of which will be released through the date of completion as construction of the corresponding developments progress.

Securitization Fund – FIDC

On March 31, 2009, we entered into a securitized receivables transaction, whereby we assigned a portfolio of select residential and commercial real estate receivables to “Gafisa FIDC” which issued senior and subordinated quotas. This first issuance of senior quotas was made through an offering restricted to qualified investors. Subordinated quotas, equivalent to 21% of the amount issued, were subscribed exclusively by Gafisa S.A. Gafisa FIDC acquired the present value of the portfolio based on an agreed discount rate.  We provide Gafisa FIDC with administrative and accounting services including the reconciliation and analysis of receivables and collections and can be replaced by another collection agent in the event of non-fulfillment with contractual parameters. The senior and subordinated quotas are remunerated based on the IGP-M index plus interest of 12% per year. Because the subordinated quotas have a disproportional percentage of the expected losses, Gafisa FIDC was considered a variable interest entity and was fully consolidated in our financial statements as at March 31, 2009.

The receivables portfolio assigned totaled R$119.6 million of which we received the equivalent of the present value of R$88.7 million in cash.  We consolidated receivables of R$88.7 million assigned to Gafisa FIDC in our financial statements at March 31, 2009 and recorded the mandatorily redeemable equity interest in the securitization fund of R$69.7 million as noncontrolling  interests. The balance of our subordinated quotas was eliminated on consolidation.

Securitization Fund – CCI

On June 26, 2009, we entered into a securitization transaction by means of which we assigned part of our receivables in the total amount of R$89.1 million to third parties in exchange for cash, at the transfer date, discounted to present value, in the total amount R$ 69.3 million, recorded as “Other creditors - credit assignment.” As a result of the securitization, eight CCI an average of R$8.7 million each were issued backed by our receivables with installments due on and up to June 26, 2014 (“CCI-Investor”).

Pursuant to Article 125 of the Brazilian Civil Code, CCI-Investor have general guarantee represented by statutory lien on real estate units, as soon as the condition included in the registration takes place, in the record of the respective real estate units, (i) of the assignment of Receivables from the Assignors to SPEs, as provided for in Article 167, item II, (21) of Law No. 6,015, of December 31, 1973; and (ii) of the issue of CCI – Investor by SPEs, as provided for in Article 18, paragraph 5 of Law No. 10,931/04.

Gafisa was hired and will be remunerated for performing, among other duties, the conciliation of the receipt of receivables, guarantee the CCIs, and the collection of past due receivables. The transaction structure provides for the substitution of Gafisa as collection agent in case of non-fulfillment of the responsibilities described in the collection service contract.

Tabular Disclosure of Contractual Obligations

The table below presents the maturity of our significant contractual obligations as of September 30, 2009. The table does not include deferred income tax liability.

	Maturity Schedule
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of R$)
Loans and financing	1,206,946	570,307	634,314	2,325	—
Debentures	1,324,781	80,781	944,000	300,000	—
Interest(1)	619,408	200,210	349,806	69,392	—
Real estate development obligations(2)	2,808,848	2,227,028	581,820	—	—
Obligations for land purchase	427,039	183,522	188,503	55,013	—
Obligation to venture partners(3)	300,000	—	100,000	200,000	—
Credit assignments	128,712	60,819	67,645	248	—
Obligations from operating leases	27,236	4,870	12,102	10,264	—
Acquisition of investments	26,976	26,976	—	—	—
Other accounts payables	55,419	12,309	43,110	—	—
Total	6,625,665	3,366,822	2,921,300	637,242	—

(1)
Estimated interest payments are determined using the interest rate at December 31, 2008. However, our long-term debt is subject to variable interest rates and inflation indices, and these estimated payments may differ significantly from payments actually made.

(2)
Including obligations not reflected in the balance—CFC Resolution No. 963. Pursuant to Brazilian GAAP, and since the adoption of CFC Resolution No. 963, the total costs to be incurred on the units launched but not sold are not recorded on our balance sheet. As of December 31, 2008, the amount of “real estate development obligations” related to units launched but not sold was R$1,167.5 million.

(3)
Obligation to venture partners accrues a minimum annual dividend equivalent to the variation in CDI, which is not included in the table above. The contribution of R$300.0 million received in 2008 will be redeemed by us in 2014.

We have a commitment to purchase the remaining 40% of Alphaville’s capital, not yet measurable and consequently not recorded, which will be based on a fair value appraisal of Alphaville prepared at the future acquisition dates. The acquisition agreement provides that we will purchase the remaining 40% of Alphaville by January 2012 (20% within three years from the acquisition date and the remaining 20% within five years from the acquisition date) in cash or shares, at our sole discretion.

We also have provisions for contingencies in relation to labor, tax and civil lawsuits in the total aggregate amount of R$70.0 million, net of court deposits in the total amount of R$50.3 million, as of September 30, 2009.

Working Capital

We believe that our current working capital is sufficient for our present requirements and that our sources of funds, including third party loans, are sufficient to meet the financing of our activities and cover our need for funds for at least the next twelve months.

Off Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or significant transactions with unconsolidated entities not reflected in our consolidated financial statements. All of our interests in and/or relationships with our subsidiaries or jointly-controlled entities are recorded in our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risks

We are exposed to market risks arising during the normal course of our business. These market risks mainly involve the possibility that changes in interest rates may impact the value of our financial liabilities. See “Part Three: Risk Factors.”

Interest Rate Risks

Our revenue and profitability are affected by changes in interest rates due to the impact that these changes have on financial expenses under its variable-rate debt instruments, interest revenue from receivables and any interest revenue generated from its investments. As of September 30, 2009, our indebtedness totaled R$2,531.7 million, all of which was indexed to certain indices, specifically CDI and the Reference Rate index (Taxa Referencial), or TR. In the event of an increase in interest rates corresponding to 10% of the rates currently applicable to our indebtedness, our annual financial expenses and costs as of September 30, 2009 would have increased by approximately R$25.7 million.

Inflation Risks

Our revenue and profitability may be affected by changes in the inflation rate due to the impact that these changes have on our receivables, especially on adjustment of installments, monetary variation and level of default.

Liquidity Risks

We manage our liquidity risks through a conservative financial management based on capital structure with reduced leveraging. In addition, our  management constantly monitors its assets and liabilities.

Legal Proceedings

As of September 30, 2009, the provisions for contingencies for civil lawsuits included R$71.3 million related to legal cases in which the Company was cited as a successor in foreclosure actions in which the original debtor was a former shareholder of the Company; Cimob Companhia Imobiliária (“Cimob”), among other shareholder related parties. The plaintiff claims that the Company should be held liable for the debts of Cimob. During the nine-month period ended September 30, 2009, the Company recorded additional provision in the amount of R$ 65.6 million following unfavorable judicial decisions, which led the Company to seek new legal opinions and reevaluate the estimate of probable loss. Guarantee insurance provides coverage for R$17.6 million, a further R$36.9 million is deposited in escrow, in connection with the blocking of Gafisa’s bank accounts, and there is also the retaining of Gafisa’s treasury shares to guarantee the foreclosure. The Company has filed appeals against all decisions, as it believes that reference to Gafisa in the lawsuits is not legally justifiable, and Management is confident that its position will prevail enabling the escrow deposits to be released. In other similar cases, the Company has obtained favorable decisions in which it was awarded final and unappealable decisions overturning claims where the Company was initially found to be liable for certain debts of Cimob. The ultimate outcome of the Company’s appeal, however, cannot be predicted at this time.

U.S. GAAP Reconciliation

We prepare our financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Our net income, in accordance with Brazilian GAAP, was R$109.9 million, R$91.6 million and R$44.0 million, for the years ended December 31, 2008, 2007 and 2006, respectively. Our net income, in accordance with Brazilian GAAP, was R$ 158.2 million and R$ 97.1 million, for the nine-month periods ended September 30, 2009 and 2008, respectively. Under U.S. GAAP, we would have reported a net income of R$299.7 million, R$63.5 million and R$24.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Our net income (loss), in accordance with US GAAP, was R$(53.5) million and R$142.5 million, for the nine-month periods ended September 30, 2009 and 2008, respectively.

Our shareholders’ equity, in accordance with Brazilian GAAP, was R$1,612.4 million as of December 31, 2008, R$1,498.7 million as of December 31, 2007 and R$807.4 million as of December 31, 2006. Under U.S. GAAP, we would have reported shareholders’ equity of R$2,174.4 million, R$1,481.4 million and R$795.3 million as of December 31, 2008, 2007 and 2006, respectively. Our shareholders’ equity, in accordance with Brazilian GAAP, was R$ 1,783.4 million at September 30, 2009. Our shareholders’ equity, in accordance with US GAAP, was R$2,198.9 million at September 30, 2009.

The following items generated the most significant differences between Brazilian GAAP and U.S. GAAP in determining net income and shareholders’ equity:

•	revenue recognition;

•	stock option plans;

•	business combinations;

•	effects of deferred taxes on the differences above; and

•	noncontrolling interests.

For a discussion of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to our financial statements and a reconciliation of net income and shareholders’ equity see the notes to our consolidated financial statements included elsewhere or incorporated by reference in this prospectus/information statement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenda

The following discussion of Tenda’s financial condition and results of operations should be read together with its audited financial statements prepared in accordance with Brazilian GAAP, as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007, and 2006 included elsewhere in this preliminary prospectus/information statement, and with Tenda’s unaudited interim financial information, prepared in accordance with Brazilian GAAP, as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008 and the corresponding notes thereto. This section includes forward-looking statements that are subject to risks and uncertainties. Tenda’s actual results may differ materially from those expressed in these forward-looking statements as a result of several factors, including, but not limited to, those included in “Part Three: Risk Factors.”

Overview

On September 1, 2008, the management of Tenda and Gafisa entered into an agreement by means of which a wholly owned subsidiary of Gafisa, FIT was to be merged into Tenda. On October 21, 2008, the merger of FIT into Tenda was approved at an EGM of Tenda. As a result of the merger, 240,391,470 new nominative book-entry common shares without par value were issued and were fully subscribed and paid-in by the shareholders of FIT, on behalf of and for the account of the only shareholder of the merged company, Gafisa. The merged net assets and capital of Tenda increased by R$62.5 million to R$ 755.2 million, represented by 400,652,450 common shares.  The following discussion of Tenda’s results of operations include the operations of FIT starting from October 21, 2008.

Critical Accounting Policies and Estimates

Tenda’s financial statements included elsewhere in this preliminary prospectus/information statement were prepared in accordance with Brazilian GAAP. The preparation of financial statements in accordance with Brazilian GAAP requires management to make judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, among other things, the selection of the useful lives of movable assets and equipment, provisions necessary for contingent liabilities, taxes, budgeted costs and other similar charges. Although Tenda believes that its judgments and estimates are based on reasonable assumptions that are subject to several risks and uncertainties and are made in light of information available to it, Tenda actual results may differ from these judgments and estimates.

Tenda sets forth below summarized information related to its critical accounting policies. See the notes to Tenda’s financial statements included elsewhere in this preliminary prospectus/information statement for further information on these and other accounting policies Tenda adopts.

Development and sale of real estate

Real estate sales results are calculated considering the contractual revenues plus monetary variations less the following costs: expenditures on purchase and regularization of land, and direct and indirect costs related to construction. Real estate sales results are recognized considering the following:

(1)	For completed units: results are recognized when the sale is made, regardless of the receipt of the contractual amount;

(2)	For uncompleted units, the results are recognized according to the criteria established by the CFC (Federal Accounting Council) Resolution No. 963/03 as follows:

•
Sales revenue and land and construction costs inherent to the respective developments are recognized in income based on the percentage-of-completion method of each venture, this percentage being measured based on the incurred cost corresponding to the total estimated cost of respective ventures, including costs of land;

•
The sales revenue recognized according to item (1), including interest and inflation-indexation charges, net of installments received, are recorded in receivables from clients. Any amount received that exceeds the amount of revenues recognized is recorded as advances from clients.

•	Fixed interest rates are recognized in income on an accrual basis, regardless of their receipt; and

•
financial charges on accounts payable from the acquisition of land and real estate credit operations incurred during the construction period are included in the costs incurred, and recognized in Tenda’s results upon the sale of the units of the venture to which they are directly related.

Taxes on the difference between revenues from real estate development and taxable accumulated revenues are calculated and recognized when the difference in revenues is recognized. Other income and expenses, including advertising and publicity, are included in results as they are incurred using the accrual basis of accounting.

Allowance for doubtful accounts

Allowances for doubtful accounts are provided in an amount considered sufficient by management for credits for which recovery is considered doubtful.

Consolidation

Tenda structures some of its projects through either its subsidiaries or jointly-controlled entities in partnership with third parties both incorporated as special purposes vehicles. Tenda’s consolidated financial statements include its accounts and those of all its subsidiaries, with separate disclosure of the participation of noncontrolling  shareholders. The consolidated financial statements of Tenda are prepared in conformity with applicable consolidation practices and legal provisions. Accordingly, intercompany investments and transactions are eliminated upon consolidation, including accounts, income and expenses and unrealized results. Jointly-controlled investees are consolidated based on the proportion of equity interest held by the Company.

Properties for sale

Tenda’s properties for sale are recorded at construction or acquisition cost, or market value, whichever is lower. In the case of uncompleted units, the portion in inventories corresponds to the costs incurred in units that have not yet been sold.

Property cost is composed of expenditures for the following: purchase of land (cash or barter stated at fair value), materials, labor and development expenses, as well as financial charges during construction.

Land is recorded at acquisition cost. Tenda acquires portions of land through swaps where, in exchange for the land acquired, it undertakes to deliver real estate units of developments in progress. Land acquired through barter transactions are recorded at fair value.

When construction costs exceed the undiscounted cash flows expected from sales of completed units, properties under construction or land under development, an impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable.

Tenda properties for sale are considered long-lived assets and Tenda annually reviews the net book value of assets with the purpose of evaluating events or changes in economic, operating or technological circumstances that may indicate impairment or impairment loss.

Tenda has evaluated all of its developments for impairment and has not identified any cases of impairment for any of its properties for sale and no impairment provisions have been recorded for any of its developments for the years ended December 31, 2008, 2007 or 2006.

Adjustment to present value of assets and liabilities

The INCC inflation-indexed receivables from installment sales of unfinished units, which are generated prior to delivery of the units and do not accrue interest, are discounted to present value. The present value adjustment is accreted to net operating revenue as we finance our clients through to the delivery of the units. Monetary assets and liabilities are adjusted to present value in the initial recognition of the transaction, taking into consideration the contractual cash flows, the interest rate established, and those that are implicit in certain cases, of the respective assets and liabilities, and rates used in the market for similar transactions.

Taxes on income

As permitted by tax legislation, gross operating revenue is taxed on a cash basis and not according to the criterion that was for recognizing this. Taxes on income in Brazil comprise a federal statutory income tax rate of 15% plus 10% and social contribution of 9%. The effects of income tax and social contributions are recorded considering the temporary differences from recognition of revenues and expenses for accounting and tax purposes.

New Developments and Contracted Sales

New developments

The table below presents detailed information on Tenda’s new developments for the periods indicated, including developments launched by its jointly-controlled entities in partnership with third parties:

	As of September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006
New developments
Number of projects launched	18	92	101	119	16
Number of units launched (1) (2)	3,951	20,274	22,274	25,892	1,863
Potential sales volume (thousand)	480,453	1,728,101	1,944,472	1,997,673	122,763
Percentage of Tenda investment	89%	95%	92%	100%	100%

(1)	The units delivered in exchange for land pursuant to swap agreements are not included.

(2)	It does not include launched usable area for FIT’s developments for the years ended December 31, 2007 and 2006.

In the nine months period ended September 30, 2009, Tenda launched 18 residential developments with a total potential sales value of R$480.5 million, representing a decrease of 72.2% when compared to the same period of 2008.  This relevant reduction was a direct consequence of the uncertain macroeconomic scenario in the second half of 2008 and continuing through the beginning of 2009, forcing Tenda to maintain a conservative posture in the first 5 months of the 2009 and adjust its launch schedule to match prevailing consumer demand and target an optimization of inventory levels.   Tenda’s investments, as a percentage of total launches, have decreased from 95% to 89% as the number of FIT developments structured through jointly-controlled entities in partnership with third parties has increased.

In 2008, Tenda launched 101 residential developments with a total potential sales value of R$1,944.5 million. This sales potential value was approximately 2.7% lower than that achieved in 2007, during which Tenda launched residential developments totaling R$ 1,997.7 million. The slightly lower launches on a year-over year basis was mostly a consequence of the uncertain macroeconomic scenario in the second half of 2008 forcing the company to adopt a conservative posture lowering the pace of launches while targeting on the sale of inventories.

The affordable entry-level business accounted for 83.2% of Tenda’s total sales for the year ended December 31, 2008. In the year ended December 31, 2007, the affordable entry-level business represented approximately 95.1% of Tenda’s total sales.

In 2007, Tenda launched 119 residential developments with a total potential sales value of R$1,997.7 million. This potential sales value was 1,527.3% higher than that achieved in 2006, during which Tenda launched residential developments totaling R$122.8 million.  This increase is a reflection of the better market conditions in 2007 and company’s increased capitalization through an initial public offering.  During 2007, 37% of Tenda’s total potential sales value was generated from launches outside the states of São Paulo and Rio de Janeiro.  The affordable entry-level business accounted for 99% of Tenda’s total sales value for the year ended December 31, 2007.  In 2006, we launched 16 projects in the states of São Paulo and Minas Gerais, totaling 1,863 units.

Tenda’s average launching price per square meter in the nine-month period ended September 30, 2009 was approximately R$2,260 as compared to approximately R$1,570 in the same period in 2008.  This increase was mainly due to the merger of FIT into Tenda which historically charged higher prices for its products.

Our average launching price per square meter in 2008, 2007 and 2006 was approximately R$1,590, R$1,540 and R$1,330, respectively. Our average launching price per square meter over these three years was approximately R$1,490. The change in our sales price per square meter is due to commencement of operations in new regions, the introduction of products with higher sale prices per square meter and an increase in our sale prices.

Contracted sales

Since we recognize revenues only as each project evolves physically and financially, even if we have already completely sold all of the units in the project, we hold a portfolio of sales (contracted sales) that may be recognized by as revenues in the future.

The following table shows the development of Tenda’s contracted sales by the type of development and price bracket.

	Nine Months period September 30,		For the year ended December 31,
Type of development	2009	2008	2008	2007	2006
	(in thousands of reais, unless otherwise stated)
Garden	86,738	54,672	40,763	52,790	20,332
Due	10,678	11,907	21,170	58,172	15,181
Life	540,760	342,298	375,252	462,088	116,044

	Nine Months period September 30,		For the year ended December 31,
Type of development	2009	2008	2008	2007	2006
	(in thousands of reais, unless otherwise stated)
Tower	90,797	52,775	69,868	83,105	24,297
Tenda Premium	202,346	271,579	394,040	47,143	—
Super 6	46,760	—	—	—	—
Total contracted sales	978,079	733,231	901,093	703,300	175,854

	Nine Months period September 30,		For the year ended December 31,
Price Bracket	2009	2008	2008	2007	2006
	(in thousands of reais, unless otherwise stated)
Up to R$ 60,000	88,220	69,226	135,630	109,654	70,383
From R$ 60,000 to 90,000	525,491	371,239	291,707	409,687	90,048
From R$ 90,000 to R$ 130,000	243,215	196,040	322,437	149,476	13,117
Above R$ 130,000	121,153	96,726	151,319	34,483	2,306
Total contracted sales	978,079	733,231	901,093	703,300	175,854

During the nine months period ending September 30, 2009, Tenda sold 11,638 units representing R$ 978.1 million, an increase of approximately 33.4% compared to same period in 2008, when only 9,007 units were sold, representing R$ 733.2 million.

In 2008, Tenda sold approximately 40% of the units launched that year, which together with the sales of units launched during prior periods, resulted in total contracted sales of R$901.1 million, an increase of approximately 28.1% compared to 2007. In 2007, Tenda sold approximately 30% of the units launched during that year.  This, together with the sales of units launched during prior periods, resulted in a total contracted sales of R$703.3 million, a 300% increase over 2006.  The increase in 2008 is a result, among others, of better economic conditions, Tenda’s target segment strategy (primarily a focus on the affordable entry-level segment) and better financing structures provided to Tenda’s customers by public banks.

The following table sets forth the growth of Tenda’s contracted sales to be recognized, as well as the amount corresponding to the cost of units sold, and the expected margin, all of them to be recognized in future periods, for the periods presented:

	As of September 30,		As of and for the year ended December 31,
	2009	2008	2008	2007	2006
	(in thousands of reais, unless otherwise stated)
Sales to be recognized
Net sales(1)	1,244,707	736,875	1,043,807	623,421	179,565
Cost of units sold to be recognized	(838,722)	(445,912)	(697,896)	(375,315)	(136,109)
Expected profit—yet to be recognized(2)	405,985	290,963	345,911	248,106	43,456
Expected margin	32.6%	39.5%	33.1%	39.8%	24.2%

(1)	Excludes indirect PIS and COFINS taxes of 3.65%.

(2)	Based on management’s estimates.

Gross Operating Revenues

Tenda’s revenues are derived from the development and sale of real estate.  Real estate development revenues, including inflation adjustments and interest from credit sales, make up revenues from the sales of units in the residential buildings Tenda develops.

Operating Costs

Tenda’s operating costs consist of real estate development costs, which consist of costs of land, construction (which includes costs for a broad variety of raw materials and labor), capitalized interest (financial costs) from project specific financing, projects, foundations, structuring and furnishing, as well as costs for outsourced labor.

Land acquisition costs on the low income segment recently represented 7 to 9% of the contracted sale. Land can be acquired for cash, through the exchange of units once the building is constructed, through a financial exchange (whereby a portion of sales is given to the owner of land as a form of financing for the land), or through a combination of the three options.

No single raw material alone represents a significant portion of Tenda’s total costs of development, but in total over the last three fiscal years, raw materials used in Tenda’s construction represented, on average, approximately 53% of Tenda’s total cost of development. The index that measures construction cost variation, the INCC, increased by 2.8% in the nine months period ended September 30, 2009 and 11.9%, 6.2% and 5.0% in 2008, 2007 and 2006, respectively.

Over the last three fiscal years, Tenda has incurred most of its construction costs from the 1st to the 18th month of construction of a development, as shown in the table below:

Period of construction	Percentage of costs incurred(1)
1st to 6th month	24%
7th to 12th month	70%
13th to 18th month	100%

(1)	Including cost of land.

Operating Expenses

Tenda’s operating expenses include selling, general and administrative expenses and depreciation and  amortization expenses and revenues.

Selling expenses

Selling expenses include operational expenses with Tenda’s own stores, real estate fair, commissions paid, advertising, promotion, brokerage fees and similar expenses.

General and administrative expenses

General and administrative expenses principally include the following: employee compensation and related expenses; fees for outsourced services, such as legal, auditing, consulting and others; management fees and social expenses; stock option plan expenses; overhead corporate expenses; and legal expenses related to public notaries and commercial registers, among others.

Depreciation and amortization

Depreciation expenses consist of depreciation of property and equipment. In 2008, amortization expenses are related to the amortization of goodwill.

Financial Income and Expenses

Financial income generally includes income from financial investments. Interest revenues are recognized based on the accrual method. Financial expenses generally consist of interest payable on loans, financings and debentures.

Taxes on Income

In general, taxes on income in Brazil consist of federal income tax (25%) and social contribution (9%); the composite statutory tax rate being 34%. Tenda calculates its income and social contribution taxes according to the “taxable profit” regime. Tenda’s subsidiaries and jointly-controlled entities, however, with annual billings lower than a specified amount, may calculate their respective income and social contribution taxes through either this “taxable profit” regime or through the “presumed profit” regime, depending on its tax planning. For the companies that opt for the “presumed profit” regime, the income tax basis is calculated as 8% of gross revenues and the social contribution basis is calculated as 12% of gross revenues, to which income tax and social contribution rates of 25% and 9%, respectively, are applied.

Results of Operations

The following discussion of Tenda’s results of operations is based on its consolidated financial statements prepared in accordance with the Brazilian GAAP. References to increases or decreases in any given period relate to the corresponding preceding period, except unless otherwise indicated.

Results of Operations for the nine-month period ended September 30, 2009 and 2008

Consolidated Statement of Income	Nine-Month Period Ended September 30,				% Variation
	2009	Total %	2008	Total %	9M09 / 9M08
	(in thousand of reais)
Gross operating revenue
Revenue from real estate developments and sales	751,080	103.9%	332,782	104.7%	125.7%

Taxes and rates	(27,943)	3.9%	(15,027)	4.7%	86.0%
Net operating revenue	723,137	100.0%	317,755	100.0%	127.6%
Operating costs
Expenses from real estate developments and sales	(493,401)	68.2%	(213,437)	67.2%	131.2%

Gross profit	229,736	31.8%	104,318	32.8%	120.2%
Operating income (expense)
Selling expenses	(78,897)	10.9%	(59,175)	18.6%	33.3%
General and administrative expenses	(69,396)	9.6%	(64,080)	20.2%	8.3%
Net financial result	1,387	0.0%	7,456	2.3%	(81.4)%
Depreciation and amortization	(10,940)	1.5%	(5,220)	1.6%	109.6%
Other operating expenses, net	109	0.0%	(29,149)	9.2%	(100.4)%
Total operating income (expense)	(157,737)	21.8%	(150,168)	47.3%	5.0%
Operating results before income tax and social contribution	71,999	10.0%	(45,850)	14.4%	(257.0)%
Income tax and social contribution	(16,288)	2.3%	(11,164)	3.5%	45.9%
Net income (loss) for the period	55,711	7.7%	(57,014)	17.9%	(197.7)%

Net operating revenue

Net operating revenue increased by 127.6%, from R$317.8 million in the first nine months of 2008 to R$723.1 million in the same period of 2009. Gross revenues generated from the sales of real estate properties totaled R$751.1 million, an increase of R$418.3 million or 125.7% as compared to the same period of 2008, when revenues totaled

R$332.8 million, reflecting a higher volume of contracted sales and a lower number of sale cancellations. Tenda’s higher net operating revenue for the first nine months of 2009 as compared to the same period of 2008, also reflects the merger of FIT into Tenda, which occurred in October 2008 and further contributed to the geographic diversification of Tenda’s operations.

Operating costs

Operating costs in first nine months of 2009 totaled R$ 493.4 million, an increase of 131.2% as compared to R$213.4 million in the first nine months of 2008. The increase is due to the greater volume of units sold and under construction. In the first nine months of 2009 Tenda had 103 active construction sites, totaling 21,087 units under construction.  Operating costs, as a percentage of net operating revenue, increased to 68.2% in first nine months of 2009 as compared to 67.2% in first nine months of 2008.

Gross profit

Gross profit in first nine months of 2009 totaled R$229.7 million, representing an increase of 120.2%, as compared to R$104.3 million in first nine months of 2008. This increase was mainly attributable to higher gross revenue from a greater number of developments under construction and sold. In the first nine months of 2009, the gross margin generated from Tenda’s operations decreased to 31.8% as compared to 32.8% in first nine months of 2008.

Selling expenses

Selling expenses in the first nine months of 2009 totaled R$78.9 million, a 33.3% increase as compared to R$59.2 million in first nine months of 2008.  The increase was primarily due to Tenda’s growth during the period, as well as the integration of FIT’s selling activities with Tenda’s operations and higher marketing efforts particularly after the announcement of the government housing program.

General and administrative expenses

General and administrative expenses totaled R$69.4 million in the first nine months of 2009, representing an increase of 8.3% as compared to R$64.1 million in first nine months of 2008, mainly due to the integration of FIT’s operations, as well as business expansion after the announcement of the government housing program.

Depreciation and amortization

Depreciation and amortization in the first nine months of 2008 totaled R$10.9 million, representing an increase of R$5.7 million, as compared to R$5.2 million in first nine months of 2008.  The increase is mainly due to the increase in depreciation as a result of the integration of FIT’s operations, especially the depreciation of the model unit and the writing off of leasehold improvements to FIT’s former headquarters.

Financial income and expenses, net

Net financial expense totaled R$1.4 million in the first nine months of 2009 as compared to a net expense of R$ 7.5 million in the first nine months of 2008. Financial expenses during the first nine months of 2009 totaled R$23.1 million, an increase of 193.2% over R$7.8 million in the first nine months of 2008 due to higher debt position as a result of Tenda’s first debenture program.

The outstanding debt as of September 30, 2009, was R$747 million, an increase of R$642 million as compared to September 30, 2008, mainly due to the R$ 600.0 million debenture contracted with Caixa in May 2009.  Financial income increased from R$15.3 million in the first nine months of 2008 to R$24.5 million in the first nine months of 2009, mainly due to interest received on higher average cash position.

Taxes on income

Income and social contribution taxes in the first nine months of 2009 totaled R$16.3 million, a 45.9% increase as compared to the first nine months of 2008 of R$11.2 million. In the first nine months of 2009 and 2008, the combined effective income and social contribution tax rates, calculated as a percentage of income before taxes on income, were 22.6% and 24.3%, respectively.

Net income

In the first nine months of 2009 we reported a net income of R$55.7 million, a compared to a net loss of R$57.1 million in the first nine months of 2008, mainly due to the expansion of Tenda’s business in 2009.

Results of Operations for the Years Ended December 31, 2008 and 2007

Consolidated Statement of Income	Year Ended December 31,				% Variation
	2008	Total %	2007	Total %	2008/2007
	(in thousand of reais)
Gross operating revenue
Revenue from real estate developments and sales	504,502	104.0%	277,514	104.4%	81.8%
Taxes and rates	(19,254)	4.0%	(11,657)	4.4%	65.2%
Net operating revenue	485,248	100.0%	265,857	100.0%	82.5%
Operating costs
Expenses from real estate developments and sales	(317,852)	65.5%	(181,942)	68.4%	74.7%
Gross profit	167,396	34.5%	83,915	31.6%	99.5%
Operating income (expense)
Selling expenses	(87,603)	18.1%	(29,776)	11.2%	194.2%
General and administrative expenses	(113,718)	23.4%	(30,071)	11.3%	278.2%
Net financial result	9,645	2.0%	920	0.3%	948.5%
Depreciation and amortization	(11,499)	2.4%	(2,638)	1.0%	335.9%
Other operating expenses, net	(22,163)	4.6%	1,039	0.4%	-2233.1%
Total operating income (expense)	(225,338)	46.4%	(60,526)	22.8%	272.3%
Operating results before income tax and social contribution	(57,942)	11.9%	23,389	8.8%	-347.7%
Income tax and social contribution	19,733	4.1%	(4,657)	1.8%	523.7%
Net income (loss) for the period	(38,209)	7.9%	18,732	7.0%	-304.0%

Net operating revenue

Net operating revenue increased by 82.5%, from R$265.9 million in the year ended December 31, 2007 to R$485.2 million in the year ended December 31, 2008. Gross revenues generated from the sales of real estate developments totaled R$504.5 million, an increase of R$227.0.0 million or 81.8% as compared to the same period in 2007, when revenues generated from the sales of real estate properties totaled R$277.5 million. This increase is mainly due to the recognition of revenues from sales contracted in prior periods, Tenda’s geographic expansion, which was accomplished upon the completion of the merger of FIT into Tenda and the evolution of the construction work.

Operating costs

Operating costs in 2008 totaled R$317.9 million, an increase of 74.7% as compared to R$181.9 million in 2007. The increase is due to the greater volume of units sold and under construction, as well as the recognition of FIT’s operating costs in the last two months of the year due to its merger into Tenda. Consequently, as a percentage of net operating revenue, operating costs decreased to 65.5% in 2008 as compared to 68.4% in 2007.

Gross profit

Gross profit in 2008 totaled R$167.4 million, representing an increase of 99.5% as compared to R$83.9 million of gross profit in 2007. This increase was mainly attributable to the integration of FIT into Tenda’s operations.  In 2008, the gross margin generated from Tenda’s activities increased to 34.5% as compared to 31.6% in 2007.

Selling expenses

Selling expenses in 2008 totaled R$87.6 million, representing an increase of 194.2% as compared to R$29.8 million in 2007. This increase is mainly due to the growth of Tenda’s operations and the consolidation of FIT’s selling expenses and also reflects Tenda’s growth soon after the conclusion of the initial public offering of shares in the fourth quarter of 2007.  As of December 31, 2008, Tenda had 37 stores and a sales force comprised of 310 people.

General and administrative expenses

General and administrative expenses totaled R$113.7 million in 2008, representing an increase of 278.2%, as compared to R$30.1 million in 2007.  In addition to the increment on operations, this increase is significantly impacted by (1) additional expenses related to FIT’s operations, (2) non-recurring expenses related to the process of integration of FIT’s legal merger and further re-structuring of Tenda’s activities which generated mainly financial advisory services, audit services and legal fees, and (3) the establishment in October 2008 of an additional provision for potential civil and labor contingencies.

Depreciation and amortization

Depreciation and amortization in 2008 totaled R$11.5 million, representing an increase of R$8.9 million, as compared to R$2.6 million in 2007. The increase is mainly due to the increase in depreciation as a result of integration of FIT’s operations and the writing off of leasehold improvements relating to FIT’s former headquarters.

Financial income and expenses, net

Net financial results totaled an income of R$9.6 million in 2008 as compared to R$ 0.9 million in 2007. Financial expenses during 2008 totaled R$11.5 million, an increase of 21.1% over R$9.5 million in 2007. This increase is mainly due to the growth of Tenda’s indebtedness. Tenda’s outstanding debt as of December 31, 2008 was R$126.4 million, representing an increase of 425% as compared to December 31, 2007.  Financial income increased from R$21.2 million in 2008 to R$10.4 million in 2007 mainly due to interest received on higher average cash balances.

Taxes on income

Income and social contribution tax expense in 2007 totaled R$4.7 million, compared to a tax benefit of R$19.7 million in 2008. In 2007, the combined effective income and social contribution tax rates, calculated as a percentage of income before taxes on income, was 19.9%.

Net income (loss)

Net loss in 2008 totaled R$38.2 million as compared to a net income of R$18.7 million in 2007.

Results of Operations for the Years Ended December 31, 2007 and 2006

Consolidated Statement of Income	Year Ended December 31,				% Variation
	2007	Total %	2006	Total %	2007/2006
	(in thousands of R $)
Gross operating revenue
Revenue from real estate developments and sales	277,514	104.4%	81,213	105.0%	241.7%
Taxes and rates	(11,657)	4.4%	(3,898)	5.0%	199.1%
Net operating revenue	265,857	100.0%	77,315	100.0%	243.9%
Operating costs
Expenses from real estate developments and sales	(181,942)	68.4%	(52,303)	67.6%	247.9%
Gross profit	83,915	31.6%	25,012	32.4%	235.5%
Operating income (expense)
Selling expenses	(29,776)	11.2%	(1,616)	2.1%	1,742.6%
General and administrative expenses	(30,071)	11.3%	(7,526)	9.7%	299.6%
Net financial result	920	0.3%	(2,368)	3.1%	(138.9)%
Depreciation and amortization	(2,638)	1.0%	(2,590)	3.3%	1.9%
Other operating expenses, net	1,039	0.4%	(2,379)	3.1%	(143.7)%
Total operating income (expense)	(60,526)	22.8%	(16,479)	21.3%	(267.3)%
Operating results before income tax and social contribution	23,389	8.8%	8,533	11.0%	174.1%
Income tax and social contribution	(4,657)	1.8%	(5,657)	7.3%	(17.7)%
Net income (loss) for the period	18,732	7.0%	2,876	3.7%	551.3%

Net operating revenue

Net operating revenue increased by 243.9%, from R$77.3 million in 2006 to R$265.9 million in 2007. Gross revenues generated from the sales of real estate developments totaled R$277.5 million in 2007, an increase of R$196.3 million or 241.7% as compared to the same period in 2006, when revenues generated from the sales of real estate developments totaled R$81.2 million. This increase is mainly due to (1) an increase on average sales prices, resulting from the increase in demand for Tenda’s products; (2) an increase in Tenda’s product sales in Sao Paulo as percentage of total contracted sales; and (3) a higher volume of contracted sales and faster pace of construction.

Operating costs

Operating costs in 2007 totaled R$181.9 million, an increase of 247.9% as compared to R$52.3 million in 2006. The increase is due to the greater volume of units sold that resulted in an increase on units under construction. On December 31, 2007 we had 90 construction sites, with 12,400 units under construction.  Operating costs, as a percentage of net operating revenue, was stable at 68.4% in 2007 as compared to 67.6% in 2006.

Gross profit

Gross profit in 2007 totaled R$83.9 million, representing an increase of 235.5%, as compared to R$25.0 million in 2006. This increase was mainly attributable to higher gross revenue from a greater number of developments under construction and sold.  In 2007, the gross margin generated from Tenda’s activities was 31.6%, which was similar to the 32.4% gross margin reported in 2006.

Selling expenses

Selling expenses in 2007 totaled R$29.8 million, representing an increase of R$28.2 million from the R$1.6 million in 2006, primarily due to the greater use of marketing campaigns and the expansion of the sales team, with an increase in the number of stores to 39 stores at the end of 2007 in connection with the expansion of operations to metropolitan regions, outside Sao Paulo and Minas Gerais.

General and administrative expenses

General and administrative expenses totaled R$30.1 million in 2007, representing an increase of 299.6%, as compared to R$7.5 million in 2006, primarily due to (1) an increase in personnel expenses resulting from the hiring of additional administrative personnel as part of  Tenda’s internal restructuring occurred in 2007; (2) increase in general expenses related to the growth strategy; and (3) nonrecurring expenses related to its corporate and operational restructuring, such as expenses with legal advisors, consultants, auditors and banks.

Depreciation and amortization

Depreciation and amortization in 2006 totaled R$2.6 million, slightly above the R$2.6 million reported in 2007.

Financial income and expenses, net

Net financial results totaled an income of R$0.9 million in 2007 compared to a net expense of R$ 2.4 million in 2006, primarily due to the interest paid on cash invested after the Tenda’s initial public offering of shares.

Taxes on income

Income and social contribution taxes in 2007 totaled R$4.7 million, 18% below the R$5.7 million in 2006. In 2007, the combined effective income and social contribution tax rates, calculated as a percentage of income before taxes on income, was 19.9%, as compared to 66.3% in the same period of 2006, when non-deductible expenses and deferred taxes increased the effective rate.

Net income

As a result of the foregoing, in 2007 Tenda reported a net income of R$18.7 million, compared to a net income of R$2.9 million in 2006.

Liquidity and Capital Resources

Tenda’s transactions are financed mainly through the down payments of units sold, advances from customers for installments not yet due and payable, transfers to CEF (Caixa Economica Federal) that Tenda had extended to clients to finance their unit purchases and financing for construction of projects.

Tenda consistently reviews opportunities for acquisition and investments. Tenda considers different types of investments, either direct or through its subsidiaries and jointly-controlled entities. Tenda finances such investments using capital market financings, capital increase or through a combination thereof.

In April 2009, the Brazilian government announced additional lines of credit to assist the construction industry and its customers, including R$3 billion from the FGTS (a Government Severance Indemnity Fund for Employees). Recently, the government has added an additional R$3 billion to its original commitment for financing to homebuilders for a total of R$6 billion.  Finally, the Brazilian government will finance up to 20% of construction costs, to be financed by the Brazilian Saving and Loan System (Sistema Brasileiro de Poupança e Empréstimo – SBPE).

Tenda secured funds early in the process and was the first homebuilder to issue a debenture to CEF.  In April 2009, Tenda raised R$600 million at a rate of TR + 8%.

The following table shows the balance of Tenda’s receivables from clients’ portfolio for the development and sale of properties for the periods presented:

	As of September 30,	As of December 31,
	2009	2008	2007
	(in thousands)
Real estate development receivables:
Current	784,097	262,732	327,398
Non-current	1,379,803	971,863	582,167
Total	2,163,900	1,234,595	909,565

Receivables to be recognized on Tenda’s balance sheet according to percentage of completion method:
Current	636,499	273,329	191,053
Non-current	655,361	810,020	455,926
Total	1,291,860	1,083,349	646,979

Total clients’ portfolio	35,368	20,872	14,203

The total clients’ portfolio balances have the following maturity profile:

As of September 30, 2009
(in thousands)
Maturity
2009	113,498
2010	814,959
2011	1,091,684
Thereafter	143,759
Total	2,163,900

Loans made to Tenda’s clients are generally adjusted on a monthly basis: (1) during construction, by the INCC in São Paulo, Rio de Janeiro and other Brazilian cities; and (2) for those clients that Tenda directly finance after the deliver of the units stated date in the contract, by the IGP-M plus 12% per annum in all markets.

Tenda limits its exposure to credit risk by selling to a broad customer base and by continuously analyzing the credit of its clients. As of September, 30, 2009, Tenda clients’ default level was approximately 4.3% of its accounts receivable. Tenda recorded a provision that totaled R$18.8 million as of September 30, 2009 (R$18.8 million as of December 31, 2008) which its management considered sufficient to cover future losses on the realization of accounts receivable.

Cash Flows

Operating activities

Net cash used in operating activities totaled R$261.2 million in the first nine months of 2009 as compared to R$381.1 million in the same period in 2008, mainly due to a reduction in the pace of construction of ongoing construction projects as Tenda adjusted its cash disbursements to face cash and credit constraints at beginning of the year.

Net cash used in operating activities totaled to R$707.0 million in 2008 as compared to R$ 240.6 million in 2007 mainly due to the higher level of ongoing construction projects, the acquisition of land to support future launches and the increase of accounts receivable.

In 2007, there was a significant increase in the operating expenditures as compared to 2006 mainly due to the business expansion.

Investment activities

Tenda does not make significant investments in fixed assets. Net cash used in investment activities, including the acquisition of property, equipment and new investments, was R$14.7 million, R$16.6 million and R$10.4 million in the first nine months of 2009, full year 2008 and 2007, respectively.

Tenda’s expenditure in first nine months of 2009 was mainly related to investments in property and equipment in the amount of R$11.7 million, including investments in information technology equipment and software and new office facilities in São Paulo.

Tenda’s expenditure in 2008 was related to the acquisition of investments in property and equipment in the amount of R$13.7 million.

Tenda’s expenditure in 2007 was related to the acquisition of property, equipment and other investments particularly related to opening several sales centers throughout Brazil in the amount of R$7.6 million.

Financing activities

Net cash provided by financing activities in the first nine months of 2009 totaled R$586.4 million, an increase of R$510.3 million, compared to the net cash provided by financing activities in the first nine months of 2008 of R$76.1 million. The cash increase in the first nine months of 2009 was mainly attributable to the debenture issuance placed with Caixa Economica Federal amounting to R$600 million which occurred in April.

In 2008, net cash provided by financing activities totaled R$504.7 million, a significant decrease of 22.5% compared to R$651.0 million in 2007 due to the initial public offering of Tenda’s shares in 2007. The decrease of Tenda’s net cash provided by financing activities in 2008 is mainly due to a restriction in credit lines observed in the last quarter of the year, as result of the global financial crisis when access to corporate debt and working capital for many companies in the real estate sector became short.

Pledged mortgage receivables and cash and cash equivalents

As of September 30, 2009, substantially all of Tenda’s mortgage receivables totaling R$781.7 million were pledged.  A further R$82.0 million of cash and cash equivalents were restricted as they have been pledged.

Material Agreements

As part of Tenda’s capitalization policy, funds raised through the financial contracts described below are used to meet Tenda’s working capital and investment needs. Tenda’s indebtedness (other than the debenture) consists of a small number of financial contracts, which principal objective is to provide Tenda with working capital. Tenda does not rely on any specific financial contract, but its working capital depends on external funding. Tenda’s principal financial contracts are described below.

Indebtedness

In the past three years Tenda has attempted to maintain a low level of indebtedness by financing its operations with cash flow from its activities.

The following table sets forth Tenda’s indebtedness and net debt as of September 30, 2009 and 2008 and as of December 31, 2008, 2007 and 2006:

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006
	(in thousands of R$)
Current loans and financing	91,446	26,642	52,584	23,304	1,505
Non-current loans and financing	655,584	78,222	73,866	794	4,014
(-) Cash and cash equivalents	492,233	92,995	181,660	400,512	509
Net debt	(254,797)	(11,869)	55,210	376,414	(5,010)
Shareholders’ equity	1,121,373	629,645	1,062,214	683,677	8,254
Net debt to shareholders’ equity	22.7%	(1.8)%	5.2%	55.1%	(25.6)%

Net debt consists of loans and financings minus cash and cash equivalents. Net debt is not a Brazilian GAAP measurement. Other companies may calculate net debt in a different manner.

Guarantees

Financing is usually secured by mortgages on property and by security interests on the receivables from clients.

Debenture program

In April 2009, Tenda’s first debenture program was approved, under which it received R$600 million in non-convertible debentures. The debentures provide for payment of annual interest at a spread of 8% + TR, calculated from the subscription date, with a maturity in five years. Proceeds from the issuance of debentures will be issued solely in the financing of real estate ventures focused exclusively on the popular segment that meet the eligibility criteria.

Guarantees comprise assignments of receivables and bank accounts.  Additionally, certain covenants contained in the agreement governing Tenda’s debenture program restrict its ability to take certain actions, including incurring additional debt and may require Tenda to repay or refinance the debenture, if Tenda is unable to meet certain financial ratios. The ratios and minimum or maximum amounts required by those financial covenants and Tenda’s performance against those minimum or maximum levels such as: (1) coverage debt service defined as EBIT divided by net financial expenses can not exceed 1.3 times, (2) debt index defined as (receivables + inventory) divided by (net debt – collateralized debt) can not exceed 2.0 times or be lower than zero, and (3) (net debt – collateralized debt) divided by shareholders equity can not exceed 50%. In addition, Tenda will seek approval of its debenture holders for the Restructuring and delisting from BM&FBOVESPA’s Nova Mercado. Acceleration of the debentures may result if either debenture holders decide without justification not to approve the Restructuring or if the debenture holders do not approve the delisting of Tenda from BM&FBOVESPA’s Novo Mercado.

As of September 30, 2009, Tenda understands that it has been in compliance with all the above mentioned ratios.

Financing through the Housing Finance System (SFH)

Most of Tenda’s financing is incurred directly from the principal banks that operate within SFH. On September 30, 2009, the interest rates on these loans generally varied between 8% and 11% per annum, plus TR, and the loans generally mature through September 2011. That financing is secured by mortgages on property and by security interests on the receivables from clients. On September 30, 2009, Tenda had nine loan agreements in effect, with a balance of R$62 million.  At the same date Tenda also had R$13 million in aggregate principal amount of financing agreements with SFH, the funds of which will be released through the date of completion as construction of the corresponding developments progress.

Working Capital

Tenda believes that its current working capital is sufficient for its present requirements and that its sources of funds from financing activities are sufficient to meet the financing of its activities and cover its need for funds for at least the next twelve months.

New Accounting Pronouncements

Law No. 11,638/07 enacted on December 28, 2007 introduced changes to the Brazilian corporate law to be applied to financial statements in 2008. To ensure consistent presentation of Tenda’s financial statements in prior periods, Tenda has retroactively applied changes to Brazilian GAAP introduced by the newly formed CPC and the provisions of Law No. 11,638/07 from January 1, 2006 and has elected for tax purposes to adopt Provisional Measure No. 449/08, or “MP No. 449/08,” which was converted into Law No. 11,941/09.  As a result, there is no tax impact during 2006 and 2007 following retroactive adoption of these accounting policy changes.  See note 2 to Tenda’s financial statements included elsewhere in this preliminary prospectus/information statement for this amendment and other reclassifications to Tenda’s financial statements.

Tenda revised its Brazilian GAAP financial statements as of and for the years ended December 31, 2007 and 2006 when it adopted, beginning January 1, 2006, according to the changes introduced by Law 11,638/07 and the new accounting standards issued by the CPC in 2008.  Brazilian GAAP encourages companies to make such revisions from the date the accounting changes were introduced in order to provide comparative information within the financial statements.  See note 2 to Tenda’s financial statements included elsewhere in this preliminary prospectus/information statement for this amendment and other reclassifications to its Brazilian GAAP financial statements.  However, selected financial information presented as of and for the years ended December 31, 2005 and 2004 has not been presented on the basis of the new accounting policies introduced in 2008, as the cost and time required to prepare such information would be prohibitive.  As a result, such information is not comparative to the financial information reported herein as of and for the years ended December 31, 2008, 2007 and 2006.

Assets and liabilities

Tenda adjusts on a present value basis the assets and liabilities arising from non-current transactions. As set forth in CPC 01, “Real Estate Development Entities,” for inflation-indexed receivables arising from installment sales of unfinished units, the receivables generated prior to delivery of the units that does not accrue interest, were discounted to present value. The present value adjustment is accreted to Tenda’s net operating revenue as the company finances its clients through delivery of the units.  As interest from funds used to finance the acquisition of land for development and construction is capitalized, the accretion of the present value adjustment arising from the obligation is recorded in real estate development operating costs or against inventories of properties for sale, as the case may be, until the construction phase of the venture is completed.

Warranty provision

Tenda records a provision for warranties, unless a third party provides warranties for the services rendered during construction. The warranty term is five years from the delivery of the unit.

Barter transactions

Under CPC 01, for barter transactions of land in exchange for units, the value of land acquired by Tenda is calculated based on the fair value of real estate units to be delivered, and recorded in inventories of properties for sale against liabilities for advances from clients, at the time the barter agreement is signed. The percentage-of-completion criteria adopted for appropriation of income is also applied to these transactions.

Expenditures on sales stands, facilities, model apartments and related furnishings

Expenditures incurred for the construction of sales stands, facilities, model apartments and related furnishings are capitalized as property and equipment. Depreciation commences upon launch of the development and is recorded over the average term of one year and subject to periodical analysis of asset impairment.

Stock options

Tenda has executive stock compensation plans.  Options, calculated at the grant date, must be recognized as an expense against shareholders’ equity, over the period the services are rendered through the vesting date.

Capital Expenditures

Due to the nature of the real estate industry, Tenda does not make significant investments on fixed assets. Tenda’s investments amounted to R$11.7 million, R$13.7 million and R$7.6 million in the first nine months of 2009, full year of 2008 and 2007, respectively.  Tenda’s capital expenditures are all made in Brazil and are usually funded by internal sources. Tenda currently does not have any significant capital expenditures in progress.

Tabular Disclosure of Contractual Obligations

The table below presents the maturity of Tenda’s significant contractual obligations as of September 30, 2009. The table does not include deferred income tax liability.

	Maturity Schedule
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of R$)
Loans and financing	127,169	71,585	55,584	—	—
Debentures	600,000	—	—	600,000	—
Interest (1)	217,482	53,494	101,938	62,050	—
Real estate development obligations (2)	838,722	691,718	147,004	—	—
Obligations for land purchase (3)	57,676	45,043	12,633	—	—
Acquisition of investments	44,637	8,679	29,758	6,199	—
Total	1,885,686	870,519	346,917	668,249	—

(1)
Estimated interest payments are determined using the interest rate at September 30, 2009. However, Tenda’s non-current debt is subject to variable interest rates and inflation indices, and these estimated payments may differ significantly from payments actually made.

(2)
Including obligations not reflected in the balance—CFC Resolution No. 963. Pursuant to Brazilian GAAP, and since the adoption of CFC Resolution No. 963, the total costs to be incurred on the units launched but not sold are not recorded on Tenda’s balance sheet. As of September 30, 2009, the amount of “real estate development obligations” related to units launched but not sold was R$584.0 million.

(3)	Refers to the acquisition of Cotia Empreendimento Imobiliário Ltda.

Tenda made provisions for contingencies in relation to labor, tax and civil lawsuits in the amounts of R$25.8 million in non-current liabilities, as of September 30, 2009.

Off-Balance Sheet Transactions

Tenda currently does not have any off-balance sheet arrangements or significant transactions with unconsolidated entities not reflected in its consolidated financial statements included elsewhere in this preliminary prospectus/information statement. All of Tenda’s interests in and/or relationships with its subsidiaries or jointly-controlled entities are recorded in its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risks

Tenda is exposed to market risks arising during the normal course of its business. These market risks mainly involve the possibility that changes in interest rates may impact the value of its financial liabilities. See “Part Three: Risk Factors.”

Interest Rate Risks

Tenda’s revenue and profitability are affected by changes in interest rates due to the impact that these changes have on financial expenses under its variable-rate debt instruments, interest revenue from receivables and any interest revenue generated from its investments. As of September 30, 2009, Tenda’s indebtedness totaled R$747.0 million, all of which was indexed to certain indices, specifically CDI and the Reference Rate index (Taxa Referencial), or TR. In the event of an increase in interest rates corresponding to 10% of the rates currently applicable to Tenda’s indebtedness, its annual financial expenses and costs as of September 30, 2009 would have increased by approximately R$ 1.4 million.

The Company has not made investments for speculative purposes in derivatives or any other risky assets and is not exposed to foreign exchange risks.

Inflation Risks

Tenda’s revenue and profitability may be affected by changes in the inflation rate due to the impact that these changes have on its receivables, especially on adjustment of installments, monetary variation and level of default.

Liquidity Risks

Tenda manages its liquidity risks through a conservative financial management based on capital structure with reduced leveraging. In addition, Tenda’s management constantly monitors its assets and liabilities.

Tenda U.S. GAAP Reconciliation

Tenda’s consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in the registration statement to which this preliminary prospectus/information statement is a part, have been prepared in accordance with the accounting practices adopted in Brazil, which differ in certain significant respects from accounting principles generally accepted in the United States, or U.S. GAAP.  Note 27 to Tenda’s consolidated financial statements included in the registration statement to which this preliminary prospectus/information statement is a part describe the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Tenda, and provide a reconciliation to U.S. GAAP of Tenda’s shareholders’ equity as of December 31, 2008.  A reconciliation from Brazilian GAAP to U.S. GAAP for Tenda’s shareholders’ equity as of December 31, 2007 and the results of its operations for all other periods presented herein is not available.

Tenda prepares its financial statements in accordance with Brazilian GAAP, which differs in significant respects from U.S. GAAP. Tenda’s net income, in accordance with Brazilian GAAP, was R$ 55.7 million for the nine-month period ended September 30, 2009. Under U.S. GAAP, Tenda would have reported a net loss of R$ 10.7 million for the nine-month period ended September 30, 2009. A reconciliation of net income from Brazilian GAAP to U.S. GAAP is not available for any annual period prior to 2009 as Tenda has not previously been subject to reporting requirements in the United States.

Tenda’s shareholders’ equity, in accordance with Brazilian GAAP, was R$ 1,121.4 million as of September 30, 2009, and R$ 1,062.4 million as of December 31, 2008. Under U.S. GAAP, Tenda would have reported shareholders’ equity of R$ 1,026.7 million as of September 30, 2009, and R$ 1,037.5 million as of December 31, 2008. A reconciliation of shareholders’ equity from Brazilian GAAP to U.S. GAAP is not available for any date prior to December 31, 2008 as Tenda has not previously been subject to reporting requirements in the United States.

The following items generated the most significant differences between Brazilian GAAP and U.S. GAAP in determining net income or loss and shareholders’ equity:

•	revenue recognition;

•	stock option plans;

•	business combinations; and

•	effects of deferred taxes on the differences above.

A more comprehensive discussion of the principal differences between Brazilian GAAP and U.S. GAAP as they relate to Tenda’s financial statements and reconciliations of net income for the nine-month period ended September 30, 2009, and shareholders’ equity as of September 30, 2009 and December 31, 2008, is included in Tenda’s unaudited interim consolidated financial statements included in this preliminary prospectus/information statement.

PART FIVE—THE RESTRUCTURING

The following is a description of the material terms of the Restructuring. While Gafisa and Tenda believe that the following description covers the material terms of the Restructuring, the description may not contain all the information that is important to you. Gafisa and Tenda encourage you to carefully read this entire document and the exhibits to the registration statement of which this preliminary prospectus/information statement forms a part, for a complete understanding of the Restructuring.

Background, the Special Committee and Board Positions

Background

Each of Gafisa and Tenda is a Brazilian company and thus Brazilian law and the rules of the CVM govern the shareholder approvals required to authorize the Restructuring, which shareholders are entitled to vote with respect to the Restructuring and how shareholder voting takes place.  Brazilian law and the rules of the CVM also govern the duties and obligations of the Companies and their respective boards of directors in connection with the Restructuring.  Under Brazilian law, an EGM must be held to consider and vote upon transactions such as the Restructuring.  At an EGM, shareholders that have voting rights under a company’s by-laws are entitled to appear in person at the meeting and cast their votes.  Alternatively, these shareholders may use a power of attorney to appoint a substitute to appear in their place at the EGM and vote their shares. The power of attorney must have been granted no more than one year and can only be granted to another shareholder, an officer of the company, or to a lawyer. Shareholders that are legal entities may be represented by their officers or as otherwise provided in their by-laws. Brazilian law generally imposes on a board of directors a fiduciary duty to assure that contracts with related parties be on arm’s length terms.  Nevertheless, in connection with the Restructuring, Brazilian law does not (1) establish any specific, minimum or maximum exchange ratio, (2) require that the board of any of Gafisa or Tenda formally determine that the terms of the Restructuring as a whole are “fair,” either procedurally or financially, to its shareholders in the case of Gafisa and to its noncontrolling  shareholders in the case of Tenda, although requiring certain fiduciary and loyalty duties, (3) require that either Gafisa or Tenda establish any special independent committee or otherwise alter its corporate governance rules in connection with the Restructuring or (4) impose any prohibition or limitation on the voting rights of the controlling shareholder, notwithstanding the fact that the controlling shareholder shall have duties and responsibilities towards the other shareholders of the corporation, towards those who work for the corporation and towards the community in which it operates. However, CVM has recently issued a recommendation through CVM Release No. 35, regarding corporate reorganizations involving controlling and controlled companies, with one of the recommendations being the creation, by the controlled company, of an independent committee, as described below.

Brazilian corporate law requires, for corporate restructurings involving controlling and controlled companies, that certain appraisals of the net value of the controlling shareholder and the controlled company be prepared by independent appraisers and that the conclusions reached by the appraisers be disclosed to shareholders.  Specifically, Brazilian law requires that a licensed appraiser (1) determine the net value of the shares of the controlling shareholder and the controlled company, in each case by determining the value of the assets and liabilities of the companies at market value, or according to another criteria indicated by CVM for publicly held corporations, and as of the same date and (2) based on the net value per share of the controlling shareholder and the controlled company determined in this manner, determine the implied exchange ratio relating to shares owned by the noncontrolling shareholders of the controlled corporation.   This exchange ratio must be disclosed in order to provide the noncontrolling  shareholders with a parameter against which to judge the proposed transaction and to make a decision.

Although existing law provides certain protections, the CVM recently issued a CVM Release No. 35 containing recommendations regarding corporate reorganizations involving controlling and controlled companies.  One of CVM’s recommendations is that a special committee be established to protect the interests of the noncontrolling  shareholders of the subsidiary or affiliated company and to negotiate with the controlling company the terms and conditions of these types of transactions. Tenda and Gafisa have elected voluntarily to follow the recommendations of CVM set forth in this release..

The Special Committee

The Special Committee was formed, in accordance with one of CVM’s recommended methods for selecting the members of a special committee. A majority of the board of directors of Tenda chose two members, Mr. Maurício Luis Luchetti and Mr. Henrique de Freitas Alves Pinto, both “independent members,” as such term is defined by the rules and regulations of the BM&FBOVESPA.  Ms Henrique is a minority shareholder of Tenda and was appointed to the board of directors of Tenda by the noncontrolling  shareholders thereof.  Messrs. Henrique de Freitas Alves Pinto and Mauricio Luis Luchetti then selected Mr. Eduardo B. Gentil as the third member of the Special Committee. Mr. Gentil is not a member of the board of directors of either Gafisa or Tenda or an employee of either of the Companies and he is not otherwise affiliated with the Companies. A description of Mr. Gentil’s professional qualifications is set forth below.  By following a CVM recommended procedure and appointing these persons as the members of the Special Committee, Tenda assured that there would exist an independent group to negotiate with Gafisa regarding the terms of the Restructuring. Mr. Thomas McDonald recused himself from voting as a member of both the Tenda and the Gafisa board of directors. Mr. Gary Garrabrant recused himself from voting. Messrs. Wilson Amaral de Oliveira, Alceu Duilio Calciolari, Rodrigo Osmo and Fernando Cesar Calamita, recused themselves from voting with as members of Tenda board of directors.

Messrs. Henrique Freitas Alves and Mauricio Luis Luchetti are members of the board of directors of Tenda. For biographical information regarding Messrs. Henrique Freitas Alves and Mauricio Luis Luchetti see “—Management of Tenda.”

Mr. Eduardo B. Gentil. Mr. Gentil holds a bachelor’s degree in economics and history from Princeton University and an MBA in Finance from New York University. He worked for JPMorgan Chase in 1983 and 1990 he became head of merger and acquisition department of JPMorgan Chase in Brazil. He served as executive officer of Goldman Sachs from 1994 to 2001, as an executive officer of BNDES in 2002, as chairman of Visa do Brasil from 2004 to 2007 and as executive officer of the investment banking group of Credit Suisse in Brazil in 2007.

Special Committee Meetings

In connection with the Restructuring:

•
The Special Committee first met on October 26, 2009.  At that meeting, the Special Committee was formally created and the members of the Special Committee discussed their duties and the steps to be taken by the Committee in satisfying these duties.  The Special Committee received a report of some of the initial financial considerations provided to Gafisa by its financial advisor. The Special Committee  discussed the financial, legal and other advisors proposed to be retained by the Special Committee and concluded that the proposed advisors had the professional qualifications, experience and knowledge necessary to provide the advice and services for which they were being retained. The Special Committee also noted that Tenda had agreed to pay the fees and expenses of these advisers and accordingly, that Tenda would execute on behalf of the Special Committee any necessary or appropriate documentation with these advisers, all as approved by the Special Committee.  Accordingly, the Special Committee concurred in the retention by the Special Committee of (1) Banco Itaú BBA S.A., or Itaú BBA, to provide a valuation report to the Special Committee for the purpose of assisting the Special Committee in assessing the appropriate exchange ratio (or range thereof) for the Restructuring and providing its recommendation to the Board of Directors of Tenda, and  (2) Ulhôa Canto, Rezende e Guerra Advogados to act as Brazilian legal counsel to the Special Committee.

•
At a Special Committee meeting held on October 27, 2009, Estáter Assessoria Financeira Ltda. or Estáter, the financial advisor retained by Gafisa presented its financial analyses in connection with the Restructuring and explained that the financial analyses were prepared by using the methodologies most frequently used for financial and economic valuations in the real estate market: (1) market metrics; (2) balance sheet metrics; and (3) multiples. The presentation concluded with a proposal of an exchange ratio of 0.189 Gafisa share per Tenda common share. The Estáter presentation was made available to everyone at the meeting. The members of the Special Committee then met separately with their own financial and legal advisors and concluded that valuations of Tenda and Gafisa should be performed according to the following methodologies: (1) market value (quotation and target price); (2) liquidation value; (3) book value; and (4) adjusted book value. The Special Committee and Estáter agreed that the financial analyses of Estáter would be revised accordingly and the Special Committee instructed its financial adviser, Itaú BBA to prepare a valuation report for the Special Committee on that basis.

•	On October 28, 2009, the Special Committee held a conference call with its financial and legal advisors to generally discuss a preliminary draft of the valuation report prepared by Itaú BBA.

•
On October 29, 2009, the Special Committee held another conference call with its financial and legal advisors to further discuss the valuation report prepared by Itaú BBA. The representatives of Itaú BBA explained the valuation methodologies used by them.  The Special Committee requested that Itaú BBA reach and deliver to the Special Committee a conclusion based on its report in order to enable the Special Committee to consider that conclusion in making its recommendation to Tenda’s Board of Directors.

•
At a meeting held on October 30, 2009, the Special Committee further reviewed and discussed with its advisors the preliminary valuation report prepared by Itaú BBA, including the methodologies used for the valuation. During the meeting, Itaú BBA reaffirmed to the Special Committee that the real estate market, which is core business of both Tenda and Gafisa, does not view a discounted cash flow analysis as an adequate methodology for valuing real estate companies.

•
At a meeting held on November 3, 2009, the Special Committee and Itaú BBA discussed further Itaú BBA’s preliminary valuation report and its conclusion that an indicative range for the exchange ratio in the Restructuring would be between 0.196 to 0.210 Gafisa shares for each Tenda share. Following these discussions, which included discussions as to the metrics, methodologies and assumptions of the report, Itaú BBA stated that the discussions probably would lead it to an upward revision in the indicative exchange ratio range when it delivered its final valuation report and that Itaú would estimate the new range to be between 0.200 to 0.220 Gafisa shares for each Tenda share.

•
At a meeting of the Special Committee held later on November 3, 2009 and also attended by representatives of Gafisa and Estáter, Itaú BBA presented its final valuation report, confirming its previous estimate that, in its view, the indicative range of exchange ratios for the Restructuring was between 0.200 and 0.220 Gafisa share for each Tenda common share.  The Special Committee then informed the representatives of Gafisa and Estáter that, based on the advice of its financial adviser and on the Special Committee’s own views,  it recommended an exchange ratio of 0.210 Gafisa share for each Tenda common share. The Special Committee’s indicated that the median point on the range of exchange ratios indicated by Itaú BBA in its report was justified by either (1) the higher future potential value of the low income sector which was not fully captured in the relative market value of Tenda given the lower liquidity of its shares compared to the liquidity of the Gafisa shares and/or (2) the less frequent coverage of such market by analysts. The representatives of Gafisa and Estáter did not agree with the justification related to the higher future potential value and also questioned some parameters of the analysis made by Itaú BBA, in particular with regard to the coverage by analysts and the use of market average prices based on a period of 180 days. These questions were discussed at the meeting and each party presented their justifications and arguments.

•
At a Special Committee meeting held on November 4, 2009, the representatives of Estáter and Gafisa stated that the estimated range of exchange ratios of 0.200 to 0.220 indicated on the Itaú BBA’s report adjusted by Gafisa and Estáter’s views on the matter led to an estimated range of exchange ratios of 0.192 to 0.217. Gafisa’s representatives proposed to the Special Committee an exchange ratio of 0.200, which corresponded to the highest estimated value within the range originally proposed by the board of directors of Gafisa and disclosed on October 22, 2009 in the initial announcement of by Gafisa of its intention to consummate the Merger. The members of the Special Committee then met separately and decided to negotiate for an exchange ratio higher than 0.200.

•	At a meeting held on November 5, 2009, the Special Committee and its advisors reviewed all the valuations, questions and arguments raised during the previous meetings of the Special Committee and during the meetings of the Special Committee with the representatives of Gafisa and Estáter.  The Special Committee also reviewed the initial announcement of the Restructuring dated October 22, 2009 and concluded that the exchange ratio should be higher than 0.200 Gafisa shares for each Tenda share.

•
At a meeting held later on November 5, 2009, the Special Committee explained to the representatives of Gafisa and Estáter that they had reviewed all the valuations, questions and arguments raised in the previous meetings and the initial announcement by Gafisa dated October 22, 2009 and that the Special Committee had concluded that the parties should reach an exchange ratio higher than 0.200. The representatives of Gafisa stated that the initial proposal (exchange ratio of 0.189 Gafisa shares for each Tenda share) had already been raised to 0.200.  However, the representatives of Gafisa requested the Special Committee to present a final proposal to be analyzed by Gafisa. Therefore, the Special Committee proposed an exchange ratio of 0.205 Gafisa shares for each Tenda share, corresponding to the median point of the estimated range of exchange ratios of 0.192 to 0.217 proposed by Gafisa after adjustments had been made to Itaú BBA’s valuation report. The representatives of Gafisa then met separately and, after returning to the meeting room, explained they had spoken with other representatives of Gafisa and that they believed that it would be possible to submit the Special Committee’s latest proposal for consideration by the entire Gafisa board of directors. Therefore, the Special Committee decided to formally recommend to the board of directors of Tenda the adoption of an exchange ratio of 0.205 Gafisa shares for each Tenda share.

•
At a meeting held on November 6, 2009, the Special Committee described to the Fiscal Council of Tenda all the work that had been performed by the Special Committee, including the financial analyses reviewed by the Special Committee, the discussions by the Special Committee with its own advisors and the discussions and negotiations with representatives of Gafisa and Estáter. The Special Committee explained that, as a result of these activities, it had concluded than an exchange ratio of 0.205 Gafisa share for each Tenda share would be appropriate. After that, the Audit Committee stated that all information related to the setting of the exchange ratio was made available to them and they felt comfortable with the presentation made by the Special Committee and with its conclusion to recommend to the board of directors of Tenda the adoption of an exchange ratio of 0.205 Gafisa share per Tenda common share.

•
On November 6, 2009, the Special Committee submitted a written recommendation to the Tenda board of directors. After describing some of the prior work undertaken by them, the Special Committee recommended that the Tenda board of directors adopt an exchange ratio of 0.205 Gafisa shares for each Tenda common share in the Restructuring.

While the Special Committee was appointed in compliance with one of the procedures recommended by CVM and took an active role in assisting in the negotiations of the financial terms of the Restructuring and in advising the board of directors of Tenda, U.S. holders of Tenda shares should understand that the role of the Special Committee differs in certain aspects from that of a traditional special committee appointed by U.S. companies in connection with transactions similar to the Restructuring.  In particular:

•	the Special Committee is not comprised entirely of persons having no relationship with Gafisa or any of its affiliates;

•	two of the three members of the Special Committee are members of the board of directors of Tenda and one of these two was elected to that position by the noncontrolling shareholders of Tenda; and

•
the Special Committee worked independently and made a recommendation to the board of directors of Tenda on the exchange ratio and the Tenda board of directors accepted the Special Committee’s recommendation but the Special Committee did not have the authority to act on behalf, or in place of the Tenda board of directors.

Reasons for the Restructuring

The principal factors or reasons that caused the Gafisa management and the Tenda management to approve and recommend the Restructuring to their respective boards of directors are the following:

•	Gafisa and Tenda believe the Restructuring is likely to result in the creation of a Brazilian national leader in the civil construction sector; and

•
Gafisa and Tenda believe the Restructuring is likely to permit Gafisa and Tenda to derive economic benefits as a result of the larger scale of their combined operations, to increase operational, commercial and administrative efficiencies and to permit the reduction of redundant costs, all allowing for the possibility of larger future investments by Gafisa in its own business and the possibility of a higher sustainable growth rate.

When they approved the Restructuring, members of the boards of directors of Gafisa and Tenda considered the following factors:

•	the views of the management of Gafisa and Tenda set forth above;

•
that the Special Committee had received a valuation report from Itaú BBA expressing the view that, as of the date of that report and based on and subject to the considerations and limitations of Itaú BBA’s analysis described in that report and based on other matters as Itaú BBA considered relevant, if the exchange ratio recommended by the Special Committee and approved by the boards of directors of Gafisa and Tenda with respect to the Restructuring falls within the implied exchange ratio of 0.200 to 0.220 Gafisa share per Tenda common share, derived from the valuation analyses performed by Itaú BBA with respect to Gafisa and Tenda, applied on a consistent basis, then the Exchange Ratio would constitute equitable treatment from the perspective of Tenda’s noncontrolling  shareholders as described in such report;

•	that the final terms of the Restructuring approved by the boards were consistent with the recommendations made by the Special Committee to the Tenda board of directors;

•
that the Restructuring will allow holders of common shares of Tenda to exchange their securities at an equitable exchange ratio, as recommended by the Special Committee and as determined by independent financial advisors;

•
that the Restructuring will allow holders of common shares of Tenda to receive Gafisa common shares having substantially the same rights as their common shares of Tenda but that instead are expected to enjoy greater liquidity than the securities previously held by them; and

•
that the Restructuring will allow Tenda shareholders who do not want to become shareholders in Gafisa a right to exercise appraisal rights but the Restructuring will offer those Tenda shareholders who do not exercise withdrawal rights an Exchange Ratio having a higher equivalent market price for the Tenda shares than the value of the withdrawal rights offered to dissenting Tenda shareholders.

In reaching their conclusions, the Tenda and Gafisa boards of directors did not quantify or assign any relative weight to the factors considered and individual members of the boards may have given different weight to different factors. The boards of directors considered all of the factors as a whole and overall considered them to be favorable to, and to support their decision with respect to the Restructuring.

Effects of the Restructuring

See “Part Two: Summary—General Terms and Effects of the Restructuring” and “Part Two: Summary—Effects of the Restructuring on Unaffiliated Shareholders” for a discussion of the benefits and actual or potential adverse effects of the Restructuring on Gafisa, Tenda, their affiliates and unaffiliated shareholders.

Terms of the Restructuring

General

The Restructuring must be approved at separate EGMs of the shareholders of Gafisa and Tenda. Subject to the prior effectiveness of the registration statement of which this preliminary prospectus/information statement is a part, these EGMs are scheduled to be held on December 14, 2009. In addition, Tenda will seek approval of its debenture holders for the Restructuring and delisting from BM&FBOVESPA’s Novo Mercado. Early maturity of the debenture may be a consequence if debenture holders decide not to approve the Restructuring. See “Part Four: Information on Tenda and Gafisa—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tenda— Indebtedness.”

No holder of Gafisa ADSs may vote at the applicable meeting, although if you hold Gafisa ADSs, subject to compliance with certain timing and other related requirements, you have a right to instruct the Gafisa Depositary how to vote the Gafisa common shares represented by your ADSs.

If the Restructuring is approved, holders of common shares of Tenda will receive, without any further action by them, except that if they are not a resident of Brazil, they will need to comply with Instruction No. 325 and Resolution No. 2,689, or Law No. 4,131, as the case may be, as described above under “Part Two: Summary—General Terms and Effects of the Restructuring,” 0.205 common share, no par value, of Gafisa for each Tenda common share they hold, plus, in each case, cash instead of any fractional shares.

Gafisa will undergo a capital increase in the amount of R$448,549 as a result of the Restructuring. The Restructuring is being effected pursuant to the terms of  the merger agreement governed by Brazilian law, a copy of which is filed as an exhibit to the registration statement of which this prospectus/information statement is a part.

Under Brazilian law, there are no conditions for the completion of the Restructuring other than approval by the shareholders of Gafisa and the shareholders of Tenda. Under U.S. law, however, the registration statement of which this preliminary prospectus/information statement forms a part, must be declared effective by the SEC before the Tenda shareholders approve the Restructuring. Nevertheless, the Companies  do not intend to proceed with the EGMs or the completion of the Restructuring  or the Restructuring until the registration statement of which this preliminary prospectus/information statement is a part by the SEC and the distribution of this preliminary prospectus/information statement to the shareholders of Tenda and the shareholder and ADS holders of Gafisa.

The approval of the Restructuring by the CVM is not a condition to the Restructuring. However, the CVM has the authority to interrupt for up to 15 days the course of the time period between the call notice and the date of the EGM if it believes such an interruption is necessary to enable it to analyze the transaction and verify that it does not breach applicable laws and regulations. See “Part Three: Risk Factors—Risks Relating to the Restructuring—The CVM, the Brazilian securities regulator, may suspend for up to 15 days the shareholders’ meetings scheduled to approve the Restructuring.”

The Shareholder Meetings

Date, Time and Place of the Meetings

The EGMs of Gafisa and Tenda are currently scheduled to be held as follows:

Gafisa S.A., December 14, 2009 2:00 p.m. (São Paulo time)
Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil

Construtora Tenda S.A., December 14, 2009 9:00 a.m. (São Paulo time)
Av. Engenheiro Luiz Carlos Berrini No. 1,376, 10th floor, 04571−000 − São Paulo, SP − Brazil

Notwithstanding the currently scheduled dates, the EGMs of Tenda and Gafisa will not take place until after the SEC declares effective the registration statement of which this preliminary prospectus/information statement is a part.  If either EGM is not convened due to a lack of quorum, because the SEC shall not have declared the registration statement effective before the scheduled date of the EGM for any other reason, the relevant EGM will be convened on a later date and call notice will be released at least eight days notice in advance of the rescheduled date of such EGM. Any changes to the abovementioned dates shall be disclosed in Brazil in accordance with Brazilian corporate law and by the issuance of a press release and the filing of an amendment to this prospectus/information statement with the SEC.

Voting Rights under Brazilian Law

Under Brazilian law, in order to vote at an EGM, you must either appear in person and vote your shares or appoint another shareholder, an executive officer of the applicable company or an attorney as your attorney in fact and that appointed person must appear at the meeting and vote your shares.  Also, under Brazilian law, you may be required to show documents proving your identity to gain admittance to the meeting, provided you are entitled to attend the meeting. If you appoint an attorney-in-fact to vote on your behalf at the meeting that person will be required to show original or certified copies of the documents that grant him or her powers of representation.

There is no record date for purposes of determining direct holders of common shares of Gafisa and Tenda entitled to vote. Thus, any person holding Gafisa or Tenda shares as of the date of the relevant EGM may participate in the vote. Abstentions are counted for purposes of establishing a quorum but are not counted as votes for or against any matter voted on at a meeting.

The following rules apply with respect to who may vote at the EGMs:

Gafisa

If you hold common shares, you may attend and vote at the Gafisa meeting. If you hold Gafisa ADSs, you are not entitled to attend or vote at the Gafisa meeting, although you are entitled to instruct the depositary how to vote the amount of underlying Gafisa common shares in the manner described below.

Tenda

If you hold common shares, you may attend and vote at the Tenda meeting.

None of Gafisa, Tenda nor any of their affiliates nor any members of their respective boards of directors or the boards of directors of those affiliates is soliciting any proxy from you or requesting that you send a proxy or its equivalent to any of them.  However, if you are entitled to vote at one of the EGMs and you wish to exercise your voting rights but you do not want to, or are unable to, appear at the EGM in person, you may appoint a person to act on your behalf at the meeting and vote your shares. If you grant a power of attorney under Brazilian law to someone to act for you at the meeting, your appointee will be required to show original or certified copies of the documents that grant him or her powers of representation. The power of attorney should be deposited in properly notarized and consularized form at the head office of Gafisa or Tenda, as the case may be, no later than 48 hours before the occurrence of the applicable EGM and may be revoked in accordance with Brazilian law.  While the form of power of attorney attached as Exhibit 99.7 to the registration statement of which this preliminary prospectus/information statement is a part provides an example of a power of attorney, shareholders should confirm, with Brazilian counsel if necessary, that any power of attorney or revocation thereof satisfies the requirements of Brazilian law, as Gafisa and Tenda will not accept such forms or revocations if they do not comply with Brazilian law. Shareholders that have given a power of attorney may revoke it by issuing an instrument of revocation and depositing it, in properly notarized and consularized form at the head office of Gafisa or Tenda.

Voting by Gafisa ADS Holders

For purposing of determining Gafisa ADS holders entitled to vote at the EGM of Gafisa that will decide on the Restructuring, Gafisa Depositary has settled November 13, 2009 as the record date. The Gafisa Depositary will distribute to all registered holders of Gafisa ADSs as of the record date a notice, the form of which notice will be in the sole discretion of the Gafisa Depositary, containing:

•	such notice of meeting received by the Gafisa Depositary from Gafisa (or a summary in English of the notice of the meeting);

•
a statement that the Gafisa ADS Owners as of the close of business on the record date referenced above will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the by-laws of Gafisa and the provisions of the deposited securities, to instruct the Gafisa Depositary as to the exercise of the voting rights pertaining to the common shares represented by their respective Gafisa ADSs;  and

•	a statement as to the manner in which such instructions may be given.

In lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from Gafisa ADS Owners, the Depositary may distribute to the Gafisa ADS Owners a notice that provides them with a means to retrieve such materials or receive such materials upon request (i.e. by reference to a website).

Upon the receipt, on or before the deadline established by the Gafisa Depositary for that purpose, of written instructions from any person who was a Gafisa ADS Owner on the record date, in the manner specified by the Gafisa Depository, the Gafisa Depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreements, the bylaws of Gafisa and the provisions of the deposited securities, to vote or cause to be voted the deposited securities represented by the such person’s Gafisa ADSs in accordance with those instructions. If the Gafisa Depositary timely receives voting instructions from a Gafisa ADS Owner which fail to specify the manner in which the Gafisa Depository is to vote the deposited securities represented by such Gafisa ADS Owner’s ADSs, the Gafisa Depositary will deem such Gafisa ADS Owner (unless otherwise specified in the notice distributed to Gafisa ADS Owners) to have instructed the depositary to vote in favor of the items set forth in such voting instructions. Deposited securities represented by ADSs for which no timely instructions are received by Gafisa Depositary from Gafisa ADS Owners shall not be voted. However, the Gafisa Depositary shall, if so requested in writing by Gafisa, represent all deposited securities (whether or not voting instructions have been received in respect of such deposited securities from Gafisa ADS Owners as of the record date referenced above) for the sole purpose of establishing a quorum. Gafisa will reimburse the Gafisa Depositary for any fees it incurs in processing such requests.

The Gafisa Depositary may change the record date and the related deadlines established for the purposes of requesting voting instructions from Gafisa ADS Owners if the date of the Gafisa EGM changes.  If the record date or the deadline date is changed by the Gafisa Depositary, the Gafisa Depositary will distribute to Gafisa ADS Owners written notice of such changes.

Ownership of a Gafisa ADS does not entitle the holder to attend meetings of Gafisa shareholders. A Gafisa ADS Owner wishing to do so must surrender its ADSs and obtain delivery of the underlying shares, registered in the name of that Gafisa ADS Owner, before the record date for attendance at the meeting.

It is important to remember that powers of attorney granted by the shareholders of Gafisa for representation at the meeting must be deposited, in properly notarized and consularized form at the head office of Gafisa, located at Av. Nações Unidas No. 8,501, 19th floor, 05425−070 − São Paulo, SP − Brazil, preferably at least 48 hours prior to the occurrence of the shareholders’ meeting. The powers of attorney granted by the shareholders of Tenda for representation at the meeting must be deposited, in properly notarized and consularized form, at the head office of Tenda, located at Av. Engenheiro Luiz Carlos Berrini No. 1,376, 9th floor, 04571-000 − São Paulo, SP − Brazil, preferably at least 48 hours prior to the occurrence of the shareholders’ meeting.

Receipt of Shares of Gafisa

General Terms

If the Restructuring is consummated and you are a direct holder of common shares of Tenda, you will receive 0.205 common share of Gafisa for each common share, with no par value, of Tenda that you hold, plus cash instead of any fractional shares.

If you are a resident of Brazil and hold common shares of Tenda, no further action by you is required. An entry or entries will be made in the share registry of Gafisa to evidence the common shares of Gafisa you receive in the Restructuring. At that time, Gafisa also will pay you cash instead of any fractional Gafisa shares to which you would have been entitled as a result of the Restructuring.

If you are not a resident of Brazil, you will be required to comply with Instruction No. 325 and Resolution No. 2,689, or Law No. 4,131, as the case may be, as described above under “Part Two: Summary—General Terms and Effects of the Restructuring.”  Upon compliance with one of these Brazilian legal regimes, an entry or entries will be made in the share registry of Gafisa to evidence the common shares of Gafisa you receive in the Restructuring. At that time, Gafisa also will pay you cash instead of any fractional Gafisa shares to which you would have been entitled as a result of the Restructuring.

If you are a holder of Gafisa common shares or Gafisa ADSs, you will continue to hold these securities after the Restructuring.

Although the Restructuring will be effective by operation of law once the requisite shareholder approvals have been obtained at the EGMs, the common shares of Gafisa and Tenda will continue to trade on the BM&FBOVESPA under their existing ticker symbols until the later of:

•
a couple of days after the end of the period for the exercise of withdrawal rights by those Tenda shareholders to whom withdrawal rights are available (which period will end 30 days after publication of the minutes of the EGMs called to approve the Restructuring, as described in “—Withdrawal Rights” below); and

•
the end of the period during which management of the companies is permitted pursuant to Brazilian law to unwind the Restructuring. Under Brazilian law, if management of the companies believes that the total value of the withdrawal rights exercised by shareholders of the Tenda may put at risk the financial stability of the companies, management may, within 10 days after the end of the withdrawal rights period, call an extraordinary general meeting of shareholders to unwind the Restructuring.

Once such transitional period has elapsed, the shares of Gafisa issued as a result of the Restructuring will trade under the ticker symbol for Gafisa’s common shares, “GFSA3.” The Gafisa ADSs will continue to trade on the NYSE under their existing ticker symbol, and Gafisa will continue to file periodic reports with the SEC pursuant to the Securities Exchange Act

Fractional Shares

If you hold common shares of Tenda and the application of the exchange ratio in the Restructuring  would entitle you to receive a fractional Gafisa share, the number of Gafisa common shares that you will receive in the Restructuring will be rounded down to the closest whole number, and we will auction on the open market the fractional Gafisa common shares to which you would otherwise be entitled.  You will receive instead of the fractional Gafisa shares to which you would otherwise be entitled, cash based on the net proceeds after deducting applicable fees and expenses, including the fees charged by the BM&FBOVESPA and the sales commissions charged by the brokerage firms that Gafisa will hire) from the sale on the BM&FBOVESPA of the aggregate number of fractional entitlements to Gafisa common shares, as applicable. Payments for interests in fractional shares of Gafisa will be made within 30 business days from the date of the receipt by Gafisa of the proceeds of such sale. The sale of such fractional interests in auctions on the BM&FBOVESPA will occur as soon as practicable after the completion of the Restructuring.

You do not have to pay in cash any fees or commissions to Gafisa or Tenda for the sale of your fractional common shares since fees and expenses will have already been deducted from any amounts you receive.

The cash payment made to you on account of the fractional shares may give rise to a potential capital gain in Brazil, which would be taxed in accordance with the rules described under “Part Five: The Restructuring—Material Tax Considerations—Brazilian Tax Considerations.” Current holders of Tenda common shares receiving cash payments on account of fractional shares of Gafisa should consult their own tax advisor concerning the respective Brazilian tax implications related thereto.

Withdrawal Rights

Under Brazilian corporate law, any person who was a record holder of Tenda common shares on October 21, 2009, the date on which Gafisa and Tenda first announced the Restructuring, has the right to dissent from the Restructuring and exercise withdrawal rights.  Withdrawal rights may be exercised by any Tenda shareholder who votes against the Restructuring, refrains from voting at the Tenda EGM or fails to attend the Tenda EGM following the procedures to be informed by the Companies in due course. The failure to vote on the Restructuring at Tenda’s EGM by a shareholder who would otherwise be entitled to exercise withdrawal rights will not constitute a waiver of that shareholder’s withdrawal rights.

Further, under Brazilian corporate law, a shareholder who exercises a withdrawal right generally is entitled to receive from the company cash in an amount equal to the net asset value of its shares determined based on the book value of the company’s assets and liabilities as of the date of the company’s most recent balance sheet approved by its shareholders, unless they request the Company to drawn up a more recent balance sheet as of no more than 60 days from the date of the EGM that approved the Restructuring.

Based on the latest balance sheet of Tenda approved by the Tenda shareholders and audited by TGT, which is dated as of December 31, 2008, Tenda’s net book value per share amounted to R$2.65 as calculated by Tenda. Therefore, if there are any dissenting Tenda shareholders and if these dissenting holders request a balance sheet more recent than the 2008 balance sheet for purposes of determining the value of their withdrawal rights, the value of the withdrawal rights of the holders of record of Tenda shares on October 21, 2009 may be greater than R$2.65 per Tenda share or it may be less than this amount.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the EGM of Tenda called to approve the Restructuring. If you are a Tenda shareholder and have withdrawal rights with respect to your Tenda shares, you cannot exercise those withdrawal rights if you vote in favor of the Restructuring.

The common shares of Gafisa and Tenda will continue to be listed on the BM&FBOVESPA during this 30-day period. Gafisa ADSs will continue to be listed on the NYSE during that period.

The exercise of withdrawal rights may give rise to a potential capital gain in Brazil, which would be considered to be earned outside of a stock exchange environment in Brazil and taxed in accordance with the rules described under “—Material Tax Considerations—Brazilian Tax Considerations.” Holders of Tenda common shares exercising withdrawal rights should consult their own tax advisors concerning the respective Brazilian tax aspects related thereto.

Valuation Reports and Financial Analyses

Gafisa and Tenda do not generally publish their business plans and strategies or make external disclosures of their anticipated financial position or results of operations. The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Tenda as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others things, risks and uncertainties. See “Part Three: Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Gafisa and/or Tenda or that actual results will not differ materially from those presented in the prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of these presentations and valuation reports are cautioned not to place undue reliance on the prospective financial information. Neither Gafisa nor Tenda intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Gafisa and Tenda do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. Any prospective financial information described in “—Valuation Reports of Itaú BBA,” “—Financial Analyses of Estáter,” “—Valuation Report of Rothschild” and “—Valuation Reports of APSIS” was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Inclusion of the prospective financial information in this preliminary prospectus/information statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. None of Gafisa’s or Tenda’s independent registered public accounting firms, nor any other independent registered public accounting firms, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein or therein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of those independent registered public accounting firms included in this preliminary prospectus relate to Gafisa’s and Tenda’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Valuation Report of Itaú BBA

The Special Committee retained Itaú BBA as a financial advisor to perform certain valuation analyses in connection with the Restructuring in order to assist the Special Committee in its analysis and recommendation to the board of directors of Tenda. On November 3, 2009, Itaú BBA presented its valuation report to the Special Committee for its exclusive use in analyzing and evaluating the Restructuring and for no other purpose.

Itaú BBA’s valuation report should not be relied upon for any other purpose and does not constitute a fairness opinion or any indication of fairness from Itaú BBA in relation to the Restructuring. Itaú BBA’s valuation report was not intended to be and does not constitute a recommendation to any of Gafisa, Tenda or their respective shareholders or the Special Committee as to any matters relating to the Restructuring. The following summary of Itaú BBA’s valuation report is qualified in its entirety by reference to, and should be reviewed together with, the full text of the valuation report, including the information in the section entitled “Important Notes.” You are urged to read the Itaú BBA valuation report and consider it carefully.  The Itaú BBA valuation report is not an expert opinion and should not be the basis of any decision in connection with the Restructuring.

The full text of Itaú BBA’s valuation report, which sets forth the assumptions made, matters considered, general procedures followed and qualifications and limitations on the scope of the review undertaken by Itaú BBA for the exclusive benefit of the Special Committee, is included as an exhibit to this preliminary prospectus/information statement. You can obtain a copy of the Valuation Report as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information”.

Itaú BBA’s valuation report was made to the Special Committee for the use and benefit of the Special Committee.  Itaú BBA was not asked to, and did not, deliver or express, and its valuation report should not be considered or construed as, an opinion, view or recommendation with respect to the Restructuring, its term and conditions or the Exchange Ratio, including its fairness (financial or otherwise), nor with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Restructuring, or any class of such persons, or with respect to any other transaction or matter.  Itaú BBA did not, and its valuation report did not, address the merits of the underlying decision of the Special Committee to recommend the Exchange Ratio for the Restructuring to the board of directors of Tenda or of the underlying decision of Tenda to engage in the Restructuring, and did not constitute, nor was it intended to be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the Restructuring or any matters related thereto.  Any decisions that were taken or may be taken by each of Tenda, Gafisa and their respective shareholders or the Special Committee, in connection with the Restructuring, are their sole and exclusive responsibilities.

In rendering its valuation report, Itaú BBA:

•
held meetings with certain senior officers, members of the Special Committee and other representatives and advisors of each of Gafisa and Tenda concerning the business, operations and prospects of Gafisa and Tenda;

•
examined certain publicly available business and financial information relating to each of Gafisa and Tenda and certain of their subsidiaries as well as certain financial forecasts of certain subsidiaries and investments and other information and data relating to each of Gafisa and Tenda, their subsidiaries and investments, which were provided by Tenda or Gafisa to Itaú BBA;

•	examined the audited consolidated financial statements of Tenda and Gafisa for the fiscal years ended December 31, 2007 and December 31, 2008; and

•	considered such other financial studies and analyses as Itaú BBA deemed appropriate, including financial, economic and market criteria.

In preparing its valuation report, Itaú BBA assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available.  Itaú BBA did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities (whether contingent or not) of Tenda or Gafisa and was not furnished with any such evaluation or appraisal, nor did Itaú BBA evaluate the solvency or fair value of Tenda or Gafisa under any laws related to bankruptcy, insolvency or similar matters.  In addition, Itaú BBA did not assume any obligation to conduct any physical inspection of the properties or facilities of Tenda or Gafisa.  With respect to the financial forecast information furnished to or discussed with Itaú BBA by Tenda or Gafisa, Itaú BBA assumed that the information had been reasonably prepared and reflected the best currently available estimates and judgment of Tenda’s management as to the expected future financial performance of Tenda.  Itaú BBA expressed no view as to such forecasts or the assumptions on which they were based.  Itaú BBA has not provided any legal, tax or accounting advice to the Special Committee, Tenda or Gafisa in connection with the Restructuring.

Itaú BBA’s valuation report was necessarily based upon the market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Itaú BBA as of the date of its presentation.  Due to the limitations described above, Itaú BBA has not and will not provide, either expressly or implicitly, any representation or warranty in relation to any information or forecasts used to prepare the valuation report. If any of such information or forecasts, or assumptions underlying such information or forecasts, is not fulfilled or if the information or forecasts prove to be incorrect, incomplete or inaccurate, the conclusions of the valuation report may be changed in a material manner.  Itaú BBA has no obligation to update or otherwise revise its valuation report.

The preparation of a valuation report is a complex process that involves an array of approaches to evaluate the most appropriate and relevant financial analysis methods as well as the application of such methods. Neither the reference to a specific analysis nor its order of appearance in the summary below is meant to indicate that the analysis was given more weight than any other analysis.  The following summary is not a complete description of all of the analyses performed and factors considered by Itaú BBA, but rather is a summary of the material financial analyses performed and factors considered by Itaú BBA.  Selecting portions of the analyses or of the summary below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Itaú BBA’s analyses.  With respect to the comparable company analysis summarized below, such analysis reflects selected companies, and not necessarily all companies, that may be considered relevant in evaluating the Restructuring.  In addition, no company used as a comparison is either identical or directly comparable to Tenda or Gafisa.  These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The Itaú BBA valuation report provides an estimate, in Itaú BBA’s sole discretion, of the value obtained from applying certain valuation methodologies typically used in financial evaluations of companies, and does not evaluate any other aspect or implication of the Restructuring or any contract, agreement or understanding entered into in relation to the Restructuring.  Itaú BBA did not, and its valuation report does not, express any opinion or view as to the value of Gafisa shares that will be issued in connection with the Restructuring or the prices at which shares of Tenda or Gafisa actually will or could be privately sold or publicly traded in the securities markets at any time following the announcement or consummation of the Restructuring.  In addition, the Itaú BBA valuation report is not and may not be used as:  (1) an opinion about the fairness and reasonability of the Restructuring, (2) a recommendation in relation to any aspects of the Restructuring or (3) an opinion about the fairness of, or a recommendation with respect to, the Exchange Ratio within the context of one or more takeovers arising from the Restructuring. Furthermore, the valuation report does not deal with the strategic and commercial merits of the Restructuring, nor does it deal with any possible strategic and commercial decision of either Gafisa or Tenda to carry out the Restructuring. The results presented in the Itaú BBA valuation report refer to the Restructuring only and cannot be applied to any other present or future decision or operation related to Gafisa or Tenda, the economic group to which they belong or the markets in which they operate. The Itaú BBA valuation report does not constitute a judgment, opinion or recommendation to the management of Tenda and the Special Committee or to any third party, including the shareholders of Tenda or Gafisa, in relation to the Restructuring, as it is not intended to serve as a basis for any investment decision.

Itaú BBA’s analyses do not include operating, tax or other benefits or losses of any type whatsoever, including any possible premium, nor do they include any synergies, incremental value and/or costs, if any, as of the closing of the Restructuring, if closed, or of any other transaction. Itaú BBA’s analyses are not and should not be considered as a recommendation in relation to how the Special Committee and the shareholders of each of Gafisa and Tenda should vote in connection with the Restructuring.  Itaú BBA has not been requested to take part and will not take part in the negotiation or structuring of the Restructuring, since its work was limited to providing assistance to the Special Committee in the analyses and negotiation of the exchange ration with Gafisa in connection with the Restructuring.

Tenda has agreed to reimburse Itaú BBA for certain expenses and to indemnify Itaú BBA and certain of its officers and directors from any and all liabilities for losses, damages, expenses and judicial claims, directly or indirectly, as a result of Itaú BBA’s engagement to produce the valuation report.  Itaú BBA does not take responsibility and shall not be held liable for any direct or indirect damage and/or loss or loss of profit that may arise from the valuation report.  Itaú BBA will receive a fee in relation to the preparation of the valuation report regardless of the results of the proposed Restructuring.

In the normal course of its business, Itaú BBA has provided investment banking and banking services and financial services, in general, as well as other financial services to Tenda and to Gafisa and to their respective affiliates from time to time in the past, for which Itaú BBA was compensated, and may, in the future, provide such services to Tenda and to Gafisa and to their respective affiliates, for which Itaú BBA expects to be compensated. Itaú BBA and its affiliates provide a variety of financial services and other services related to securities, brokerage and investment banking. In the usual course of its activities, Itaú BBA may purchase, hold or sell, on its behalf or on the behalf and at the behest of its customers, shares and other securities and financial instruments (including bank loans and other liabilities) of Tenda and Gafisa and of any other companies that may be involved in the Restructuring, and Itaú BBA may provide investment banking services and other financial services to such companies and their respective subsidiaries or parent companies. The professionals of the securities analyses department (research) and other divisions of Itaú Group, including Itaú BBA, may base their analyses and publications on different operating and market assumptions and on different analysis methodologies when compared with those used in the preparation of the  Itaú BBA valuation report, so that the research reports and other publications prepared by them may contain results and conclusions that are different from those described in the  Itaú BBA valuation report, considering that such analyses and reports are performed by analysts who are independent from any relationship with the professionals involved in the preparation of the Itaú BBA valuation report.  Itaú BBA adopts policies and procedures designed to protect the independence of securities analysts, whose views may differ from those of the investment banking department. Itaú BBA also adopts policies and procedures designed to protect the independence between the investment banking and the other areas and departments of Itaú BBA and other companies of Itaú Group, including but not limited to asset management, proprietary share trading desk, debt instruments, securities and other financial instruments.

The financial calculations contained in the valuation report may not always result in an accurate sum due to rounding.

The following discussion is a summary of the valuation report furnished by Itaú BBA to the Special Committee, but it does not purport to be a complete description of the analyses performed by Itaú BBA or its presentation to the Special Committee. Considering the data below without considering the full narrative description of the financial analyses described in the valuation report, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Itaú BBA’s valuation report. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 20, 2009, and is not necessarily indicative of current or future market conditions.

Presentation of Financial Analyses

Itaú BBA prepared a valuation report to estimate the economic value ranges of Tenda and Gafisa based on the methodologies that Itaú BBA believes are the most frequently used for economic-financial valuations in the real estate sector. The main methodologies analyzed in the Itaú BBA valuation report were:

Market Price Metrics

a.
Simple average – market price.  Itaú BBA analyzed the share prices of each of Tenda and Gafisa for the 30, 60, 90, 120 and 180-day periods prior to the release of the Tenda’s Material Fact related to the Restructuring dated as of October 22, 2009, and calculated an exchange ratio based on simple averages utilizing the average closing price per share of Tenda and Gafisa for these periods. This methodology resulted in an exchange ratio range of 0.188 to 0.196 shares of Gafisa per share of Tenda.

b.
Weighted average – market price.   Itaú BBA analyzed the share prices of each of Tenda and Gafisa for the 30, 60, 90, 120 and 180-day periods prior to the release of the Tenda’s Material Fact related to the Restructuring dated as of October 22, 2009, and calculated a weighted average exchange ratio based on the volume-weighted average price per share of Tenda and Gafisa for these periods. This methodology resulted in an exchange ratio range of 0.188 to 0.196 shares of Gafisa per share of Tenda.

c.
Target price.  Itaú BBA calculated the exchange ratio based on the target prices of equity research analysts. Itaú BBA analyzed equity research reports released within the period between July and October of 2009. Itaú BBA calculated the exchange ratio based on the minimum and maximum target prices for Tenda and Gafisa. The calculation resulted in an exchange ratio range of 0.222 to 0.224 shares of Gafisa per share of Tenda. The minimum target prices were based on the reports of JP Morgan, in the case of Tenda, and Bank of America Merrill Lynch, in the case of Gafisa.  The maximum target prices were based on the reports of Brascan Corretora, in the case of Tenda, and Barclays, in the case of Gafisa.

Balance Sheet Metrics

Itaú BBA also analyzed relevant and frequently used metrics in the real estate sector such as Book Value, Adjusted Book Value and Net Asset Value, or “NAV”, or Liquidation Value.

a.
Book value.  Itaú BBA calculated the exchange ratio based on the Book Value per share of Tenda and Gafisa.  Book Value was calculated based on the earnings releases of Tenda and Gafisa for the second quarter of 2009. The number of shares used did not consider treasury shares and was based on the most recent information available. This methodology resulted in an exchange ratio of 0.209 shares of Gafisa per share of Tenda.

b.
Adjusted Book value.  Itaú BBA also calculated the exchange ratio based on the Adjusted Book Value per share of Tenda and Gafisa. Adjusted Book Value was calculated based on the earnings releases of Tenda and Gafisa for the second quarter of 2009. The Adjusted Book Value was calculated as the sum of the Book Value and the Backlog. The Backlog is the difference between sales and costs to be recognized. This methodology resulted in an exchange ratio of 0.185 shares of Gafisa per share of Tenda.

c.
NAV.  Itaú BBA also calculated the exchange ratio based on the NAV per share of Tenda and Gafisa. Itaú BBA calculated the NAV or Liquidation Value based on the earnings releases of Tenda and Gafisa for the second quarter of 2009. NAV was calculated based on the following methodology: the sum of (i) receivables, inventories and sales to be recognized, less (ii) costs to be recognized, land bank to be paid, net debt and noncontrolling  interests. This methodology resulted in an exchange ratio of 0.148 shares of Gafisa per share of Tenda.

Trading Multiples

Itaú BBA analyzed the principal trading multiples, including Price to Book Value, or “P/BV”, Price to Adjusted Book Value, or “P/Adj BV”, and Price to NAV, or “P/NAV”, for a selected sample of comparable companies. Itaú

BBA considered MRV Engenharia e Participações S.A. and PDG Realty S.A. Empreendimentos e Participações as Tenda’s comparables due to their focus on low-income housing and their relevant size and liquidity. Itaú BBA considered Cyrela Brazil Realty S.A. Empreendimentos e Participações and Rossi Residencial S.A., or “Rossi”, as Gafisa’s comparable companies due to their diversified portfolio and their relevant size and liquidity. Itaú BBA did not use net income multiples or other income statement-related metrics due to the (i) differences among the companies’ operating cycles, (ii) different accounting methodologies, and (iii) the lack of predictability of results for the companies in this sector.

a.
Price to Book Value multiple.  Itaú BBA calculated the exchange ratio based on the P/BV of the selected comparable companies for Tenda and Gafisa. Itaú BBA calculated P/BV multiples based on the share price of the comparable companies on October 27, 2009, and the most recent released number of shares excluding treasury shares of each comparable company. The Book Value of the comparable companies was based on the earnings releases of the respective companies for the second quarter of 2009. This methodology resulted in an exchange ratio range of 0.186 to 0.301 shares of Gafisa per share of Tenda.

b.
Price to Adjusted Book Value multiple.  Itaú BBA calculated the exchange ratio based on the P/Adj BV of the selected comparable companies for Tenda and Gafisa.  Itaú BBA calculated P/Adj BV multiples based on the share price of the comparable companies on October 27, 2009, and the most recent released number of shares excluding treasury shares of each comparable company. The Adjusted Book Value of the comparable companies was based on the earnings releases of the respective companies for the second quarter of 2009 and calculated according to the formula described above. This methodology resulted in an exchange ratio range of 0.182 to 0.251 shares of Gafisa per share of Tenda.

c.
P/ NAV multiple.  Itaú BBA calculated the exchange ratio based on the P/NAV of the selected comparable companies for Tenda and Gafisa.  Itaú BBA calculated P/NAV multiples based on the share price of the comparable companies on October 27, 2009, and the most recent released number of shares excluding treasury shares of each comparable company. The NAV of the comparable companies was based on the earnings releases of the respective companies for the second quarter of 2009 and calculated according to the formula described above. This methodology resulted in an exchange ratio range of 0.173 to 0.205 shares of Gafisa per share of Tenda.

As discussed and agreed with the Special Committee, Itaú BBA did not use the discounted cash flow, or “DCF”, methodology due to: (1) the real estate sector does not use DCF as a relevant valuation metric; (2) the difficult predictability of launches, level and velocity of financing transfers, among other factors, which significantly impacts a valuation based on DCF and results in unstable valuations; (3) the scarce equity research coverage for Tenda.

Selected Methodologies

Based on certain of the methodologies described above and discussed and agreed with the Special Committee, Itaú BBA determined an indicative exchange ratio, or the “Indicative Exchange Ratio”. The Indicative Exchange Ratio was determined based on the assumptions and criteria described below, which were discussed and agreed to between Itaú BBA and the Special Committee.  If any of the information or forecasts, or assumptions underlying such information or forecasts, relied upon by Itaú BBA proves to be incorrect, incomplete or inaccurate, the conclusions of the valuation report may be changed in a material manner.  Itaú BBA does not take any responsibility in relation to the Indicative Exchange Ratio to the Independent Committee and/or any third party.

Given the importance of each of the various methodologies and their wide use and acceptance, as well as the value of their individual characteristics, Itaú BBA believes that the simple average of the minimum and maximum values of each of the exchange ratio ranges resulting from the individual methodologies is an appropriate methodology to determine the Indicative Exchange Ratio.

(1)        Market Price Metrics

Current and historical prices tend to best reflect the currently available information and expectations. Since the simple and weighted average ranges are the same, Itaú BBA used the simple average in order not to double this metric’s weight.

In addition, the target price was selected by Itaú BBA since it is an independent metric, known in the market, and one that captures the expectation of share appreciation as a proxy for “fair value”.

(2)        Balance Sheet Metrics

The Book Value was considered as it reflects the current accounting position of both Tenda and Gafisa and is a commonly used metric and is used by Brazilian corporate law. The Adjusted Book Value was not considered due to differences in the operating cycles of Tenda and Gafisa.

Itaú BBA also did not consider the NAV, despite its being a relatively common metric, since it fails to capture the growth potential as well as the differences in the operating cycles of Tenda and Gafisa.

(3)        Trading Multiples

For the same reasons explained above, Itaú BBA did not consider the P/NAV.

In spite of being used with some frequency in the market, Itaú BBA believes that the P/Book Value fails to capture the growth potential of Tenda and Gafisa.  Itaú BBA also believes that the upper limit of this range, calculated based on Rossi’s multiple, is an outlier and that the wide range would distort the analysis.

After incorporating the backlog into the calculation, so as to include the growth outlook and minimize distortions, Itaú BBA selected the P/Adjusted Book Value, a widely used metric.

As a result of the above and based on the assumptions and criteria described in more detail in the valuation report, Itaú BBA determined for the exclusive benefit of the Special Committee that the Indicative Exchange Ratio was 0.200 to 0.220 shares of Gafisa per share of Tenda.

Financial Analyses of Estáter

Gafisa retained Estáter as its financial advisor to perform certain financial analyses in connection with the Restructuring.  On October 20, 2009, Estáter presented its financial analyses to Gafisa for its exclusive use in analyzing, evaluating and negotiating the terms of the Restructuring and for no other purpose.

Estáter’s financial analyses should not be relied upon for any other purpose and does not constitute a fairness opinion or any indication of fairness from Estáter in relation to the Restructuring. Estáter’s financial analyses were not intended to be and do not constitute a recommendation to any of Gafisa, Tenda or their respective board of directors and shareholders or the Special Committee as to any matters relating to the Restructuring. The following summary of Estáter’s financial analyses is qualified in its entirety by reference to, and should be reviewed together with, the full text of the financial analyses.  You are urged to read the Estáter financial analyses and consider them carefully.  The Estáter financial analyses are not an expert opinion and should not be the basis of any decision in connection with the Restructuring.

The full text of Estáter’s presentation of financial analyses, which set forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, has been filed as an exhibit to the registration statement of which this prospectus/information statement is a part. You can obtain a copy of the presentation of financial analyses as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” Gafisa urges you to read the Estáter financial analyses carefully and in its entirety.

Estáter’s presentation of financial analyses was made to Gafisa for the use and benefit of Gafisa. Estáter was not asked to, and did not, deliver or express, and its financial analyses should not be considered or construed as, an opinion, view or recommendation with respect to the Restructuring, its term and conditions or the Exchange Ratio, including its fairness (financial or otherwise), nor with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of Gafisa or Tenda, or any class of such persons, or with respect to any other transaction or matter.  Estáter did not, and its financial analyses did not, address the merits of the underlying decision of Gafisa’s board of directors to recommend the Exchange Ratio for the Restructuring or of the underlying decision of Gafisa to engage in the Restructuring, and did not constitute, nor was it intended to be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the Restructuring or any matters related thereto.  Any decisions that were taken or may be taken by each of Gafisa, Tenda and their respective shareholders or the Special Committee, in connection with the Restructuring, are their sole and exclusive responsibilities.

In preparing the financial analyses contained in its presentation, Estáter:

a.	held meetings with certain senior officers, representatives and advisors of Gafisa concerning the business, operations and prospects of Gafisa and Tenda;

b.
examined certain publicly available business and financial information relating to each of Gafisa and Tenda and certain of their subsidiaries as well as certain financial forecasts from research institutions of certain subsidiaries and investments and other information and data relating to each of Gafisa and Tenda, their subsidiaries and investments, which were provided by Gafisa to Estáter;

c.	examined the audited consolidated financial statements of Gafisa and Tenda for the fiscal years ended December 31, 2007 and December 31, 2008; and

d.	considered such other financial studies and analyses as Estáter deemed appropriate, including financial, economic and market criteria.

In preparing its financial analyses, Estáter assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Estáter did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities (whether contingent or not) of Gafisa or Tenda and was not furnished with any such evaluation or appraisal, nor did Estáter evaluate the solvency or fair value of Gafisa or Tenda under any laws related to bankruptcy, insolvency or similar matters.  In addition, Estáter did not assume any obligation to conduct any physical inspection of the properties or facilities of Gafisa or Tenda.  With respect to the financial forecast information from independent third parties, including research reports, Estáter assumed that the information had been reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of Gafisa, Tenda and comparable companies in the real estate sector.  Estáter expressed no view as to such forecasts or the assumptions on which they were based.  Estáter has not provided any legal, tax or accounting advice to either of Gafisa or Tenda in connection with the Restructuring.

Estáter’s financial analyses were necessarily based upon the market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Estáter, as of the date of its presentation of financial analyses.  Due to the limitations described above, Estáter has not and will not provide, either expressly or implicitly, any representation or warranty in relation to any information or forecasts used to prepare its financial analyses. If any of such information or forecasts, or assumptions underlying such information or forecasts, is not fulfilled or if the information or forecasts prove to be incorrect, incomplete or inaccurate, the conclusions of the financial analyses may be changed in a material manner.  Estáter has no obligation to update or otherwise revise its financial analyses.

The preparation of financial analyses is a complex process that involves an array of approaches to evaluate the most appropriate and relevant financial analysis methods as well as the application of such methods. Neither the reference to a specific analysis nor its order of appearance in the summary below is meant to indicate that the analysis was given more weight than any other analysis.  The following summary is not a complete description of all of the analyses performed and factors considered by Estáter, but rather is a summary of the material financial analyses performed and factors considered by Estáter.  Selecting portions of the analyses or of the summary below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Estáter’s analyses.  With respect to the comparable company analysis summarized below, such analysis reflects selected companies, and not necessarily all companies, that may be considered relevant in evaluating the Restructuring.  In addition, no company used as a comparison is either identical or directly comparable to either of Gafisa or Tenda.  These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The Estáter financial analyses provide an estimate, in Estáter’s sole discretion, of the value obtained from applying certain valuation methodologies typically used in financial evaluations of companies, and do not evaluate any other aspect or implication of the Restructuring or any contract, agreement or understanding entered into in relation to the Restructuring.  Estáter did not, and its financial analyses do not, express any opinion or view as to the value of Gafisa shares that will be issued in connection with the Restructuring or the prices at which shares of either of Gafisa or Tenda actually will or could be privately sold or publicly traded in the securities markets at any time following the announcement or consummation of the Restructuring.  In addition, the Estáter financial analyses are not and may not be used as:  (1) an opinion about the fairness and reasonability of the Restructuring, (2) a recommendation in relation to any aspects of the Restructuring or (3) an opinion about the fairness of, or a recommendation with respect to, the Exchange Ratio within the context of one or more takeovers arising from the Restructuring. Furthermore, the Estáter financial analyses do not deal with the strategic and commercial merits of the Restructuring, nor do they deal with any possible strategic and commercial decision of either Gafisa or Tenda to carry out the Restructuring. The results presented in the Estáter financial analyses refer to the Restructuring only and cannot be applied to any other present or future decision or operation related to Gafisa or Tenda, the economic group to which they belong or the markets in which they operate. The Estáter financial analyses do not constitute a judgment, opinion or recommendation to the management of either of Gafisa or Tenda or to any third party, including the Special Committee and the shareholders of Gafisa or Tenda, in relation to the Restructuring, as they are not intended to serve as a basis for any investment or any other decision.

Estáter’s financial analyses do not include operating, tax or other benefits or losses of any type whatsoever, including any possible premium, nor do they include any synergies, incremental value and/or costs, if any, as of the closing of the Restructuring, if closed, or of any other transaction. Estáter’s financial analyses are not and should not be considered as a recommendation in relation to how the Gafisa’s board of directors, the Special Committee and the shareholders of each of Gafisa and Tenda should vote in connection with the Restructuring.  Estáter has not been requested to take part and will not take part in the negotiation or structuring of the Restructuring, since its work was limited to providing assistance to Gafisa in the analyses and negotiation of the Exchange Ratio with the Special Committee and Tenda in connection with the Restructuring.

Gafisa has agreed to reimburse Estáter for certain expenses.  Estáter does not take responsibility and shall not be held liable for any direct or indirect damage and/or loss or loss of profit that may arise from its financial analyses.

In the normal course of its business, Estáter has provided general financial and consulting services to Gafisa from time to time in the past, for which Estáter was compensated, and may, in the future, provide such services to Gafisa and to its respective affiliates, for which Estáter expects to be compensated.

The financial calculations contained in Estáter’s financial analyses may not always result in an accurate sum due to rounding.

The following discussion is a summary of the financial analyses furnished by Estáter to Gafisa, but it does not purport to be a complete description of the financial analyses performed by Estáter or its presentation to Gafisa’s board of directors. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Estáter’s financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 27, 2009, and is not necessarily indicative of current or future market conditions.

Presentation of Financial Analyses

Estáter prepared financial analyses to estimate the economic value ranges of Gafisa and Tenda based on the methodologies that Estáter believes are the most frequently used for economic-financial valuations in the real estate sector. The main methodologies analyzed in the Estáter financial analyses were:

Market Price Metrics

a.
Weighted average – market price.   Estáter analyzed the share prices of each of Gafisa and Tenda for the 30, 60, 90 and 120-day periods prior to the release of the Gafisa’s Material Fact related to the Restructuring dated as of October 21, 2009, and calculated the exchange ratio based on the volume-weighted average price per share of Gafisa and Tenda for these periods. This methodology resulted in an exchange ratio range of 0.188 to 0.194 shares of Gafisa per share of Tenda.  Estáter also analyzed the average of the daily exchange ratio for shares of Gafisa and Tenda for the 90-day period prior to the release of the Material Fact related to the Restructuring dated as of October 21, 2009, which resulted in an exchange ratio of 0.189 shares of Gafisa per share of Tenda.

b.
Market Multiples.  Estáter analyzed principal market multiples, including Average Enterprise Value/Net Revenues, Average Enterprise Value/EBITDA, Average P/E, and Price to Book Value, for a selected sample of comparable companies. Estáter considered Cyrela Brazil Realty S.A. Empreendimentos e Participações, or “Cyrela”, and Rossi Residencial S.A., or “Rossi”, as Gafisa’s comparable companies due to their diversified portfolio and their relevant size and liquidity. Estáter considered MRV Engenharia e Participações S.A., or “MRV”, as Tenda’s comparable company due to its focus on low-income housing and their relevant size and liquidity.  These calculations resulted in an exchange ratio range based on 2009 multiples of 0.110 to 0.221 shares of Gafisa per share of Tenda and based on 2010 multiples of 0.110 to 0.221 shares of Gafisa per Tenda.

c.
Target price.  Estáter calculated the exchange ratio based on the target prices of equity research analysts. Estáter analyzed equity research reports released within the period between August and October of 2009. Estáter calculated the exchange ratio based on the lower and higher target prices for Gafisa and Tenda in such period. The calculation resulted in an exchange ratio range of 0.191 to 0.214 shares of Gafisa per share of Tenda. The lower target prices were based on the reports of Goldman Sachs, in the case of Gafisa, and JP Morgan, in the case of Tenda.  The higher target prices were based on the reports of JP Morgan and Santander, in the case of Gafisa, and Fator, in the case of Tenda.

Trading Multiples

Estáter also analyzed principal trading multiples, including Price to Book Value, or “P/BV”, and Price to Adjusted Book Value (“P/Adj BV”), for a selected sample of comparable companies. Estáter again considered Cyrela and Rossi as Gafisa’s comparable companies, and considered MRV and PDG Realty S.A. Empreendimentos e Participações, or PDG, as Tenda’s comparable company.

a.
Price to Book Value multiple.  Estáter calculated the exchange ratio based on the P/BV of Gafisa and Tenda. The Book Value of Gafisa and Tenda was based on the earnings releases of the respective companies for the second quarter of 2009. This methodology resulted in an exchange ratio of 0.209 shares of Gafisa per share of Tenda.

b.
Price to Adjusted Book Value multiple.  Estáter calculated the exchange ratio based on the P/Adj BV of the selected comparable companies for Gafisa and Tenda. Estáter calculated P/Adj BV multiples based on the share price of the comparable companies on October 27, 2009, and the most recent released number of shares excluding treasury shares of each comparable company. This methodology resulted in an exchange ratio range of 0.182 to 0.251 shares of Gafisa per share of Tenda.

Estáter did not use the discounted cash flow (“DCF”) methodology due to:  (1) the real estate sector does not use DCF as a relevant valuation metric; (2) the difficult predictability of launches, level and velocity of financing transfers, among other factors, which significantly impacts a valuation based on DCF and results in unstable valuations; and (3) the scarce equity research coverage for Tenda.

Selected Methodologies

Based on certain of the methodologies described above, Estáter determined an indicative exchange ratio (the “Indicative Exchange Ratio”). The Indicative Exchange Ratio was determined based on the assumptions and criteria described below, which were discussed with Gafisa.  If any of the information or forecasts, or assumptions underlying such information or forecasts, relied upon by Estáter prove to be incorrect, incomplete or inaccurate, the conclusions of the financial analyses may be changed in a material manner. Estáter does not take any responsibility in relation to the Indicative Exchange Ratio to Gafisa and/or any third party.

Estáter’s initial conclusion resulted in an exchange ratio of 0.189 shares of Gafisa per share of Tenda, in accordance with the 17-page report filed as part of Exhibit 99.3 of the registration statement, of which this prospectus/information statement is a part.  In reaching this initial conclusion, Estáter chose not to rely on any income statement-related metrics due to the (1) wide discrepancy in valuations, (2) different accounting methodologies, and (3) the lack of predictability of results for the companies in this sector.  After discussing the methodologies to be used in determining the Indicative Exchange Ratio in conjunction with the Special Committee, Estáter elected to retain the following methodologies to render its final conclusion: (1) market price analyses for the 30, 60, 90 and 120-day periods prior to the release of the Material Fact related to the Restructuring dated as of October 21, 2009; (2) the target prices of equity research analysts; (3) P/BV; and (4) P/Adj BV. Estáter believes that the average of the lower and higher values of each of these exchange ratio ranges is an appropriate methodology to determine the Indicative Exchange Ratio.

As a result of the above and based on the assumptions and criteria described in more detail in the presentation of financial analyses, Estáter determined that the Indicative Exchange Ratio was 0.192 to 0.217 shares of Gafisa per share of Tenda, with the middle of the Indicative Range Ratio at 0.205 shares of Gafisa per share of Tenda.

Valuation Report of Rothschild

The board of directors of Gafisa retained Rothschild as its financial advisor to perform valuation analyses in connection with the Restructuring. Rothschild rendered a valuation report for the exclusive use of the Board of Directors of Gafisa (the “Rothschild Valuation”).

Rothschild’s valuation report should not be relied upon for any other purpose and does not constitute a fairness opinion by Rothschild. Rothschild provided its valuation report for the information and assistance of the Boards of Directors of Gafisa in connection with its consideration of the merger of shares. Rothschild’s valuation report was not intended to be and does not constitute a recommendation to any of Gafisa, Tenda or their respective shareholders, nor does it constitute a recommendation to any shareholder as to any matters relating to the merger of shares.

The full text of Rothschild’s valuation report, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is filed as an exhibit of the registration statement of which this preliminary prospectus/information statement is a part. You can obtain a copy of the valuation report as described below in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information”. You are urged to read the Rothschild valuation report carefully and in its entirety.

In order to prepare the valuation, as instructed by Gafisa, Rothschild based its analysis exclusively in information publicly available as of October 21, 2009. Therefore, Rothschild, among other things, (1) reviewed certain financial and commercial information publicly available regarding the Restructuring; (2) reviewed certain audited financial statements, publicly available, of Gafisa, Tenda and other comparable companies in the real estate sector operating in Brazil (“Sector Companies”); (3) analyzed the share price of Gafisa and Tenda in the market and (4) analyzed comparable valuation metrics of Gafisa, Tenda and the Sector Companies.

For purposes of preparing the Rothschild Valuation, Rothschild did not undertake to perform an independent verification of any financial, legal, commercial or other information used, reviewed or considered by Rothschild for this work, and assumed and trusted, with Gafisa’s consent and without any independent investigations, the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrality of the financial, accounting, legal and tax information publicly available analyzed by Rothschild. In this sense, Rothschild based its valuation on such information, considering such information exact and complete in all its material aspects. Rothschild has also assumed that, according to Gafisa’s statement, no relevant changes have occurred since the base date of the Rothschild Valuation in connection with the assets, financial condition, result of the Restructurings, business or perspectives of Gafisa and Tenda and in this extent no material adverse effects have occurred with respect to Gafisa’s or Tenda’s business, financial and assets. Rothschild did not and will not assume herein any responsibility for the independent verification of said information or for conducting an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of Gafisa and Tenda. As a result, Rothschild does not assume any responsibility related to the accuracy, truthfulness, integrality, consistency and sufficiency of the information which Rothschild based the Rothschild Valuation upon. Moreover, Rothschild has not undertaken to conduct, and did not in fact conducted, any physical inspection of the properties, assets or premises of Gafisa and Tenda.

The Rothschild Valuation is based on market, economic, monetary and other effective conditions existing as of the date of release of the Material Fact concerning the Restructuring and on other publicly available information up to date, so that it is valid exclusively on the date it was issued, since future events and other developments may affect it. Therefore, although facts and events following the date of Material Fact may affect the Rothschild Valuation, Rothschild does not undertake to update, review or revoke it in view of any later developments or for any other reason. Neither Rothschild, nor any of its affiliates and representatives, undertake any responsibility or liability regarding these analysis. In addition, the results specified in the Rothschild Valuation do not represent any opinion with respect to the value in which Gafisa and Tenda should trade.

With respect to the preparation of the Rothschild Valuation, Gafisa and its Board of Directors have not authorized Rothschild to solicit, nor has Rothschild solicited, any indication of interest from third parties to acquire, in whole or in part, the shares of any of Gafisa and Tenda. Accordingly, the results contained in the Rothschild Valuation do not necessarily correspond to, and should not be construed as representative of, the prices at which Gafisa and Tenda could be sold to a third party on the date hereof or in the future.

The preparation process of a financial analysis is a complex process involving several definitions of the most appropriate and relevant methods for its performance and the application of such methods to particular circumstances, and therefore, a financial analysis, should not be the subject matter of a partial analysis. Accordingly, Rothschild did not attribute any subjective value to any particular factor considered by it. To arrive at the conclusions presented in the Rothschild Valuation, Rothschild followed a qualitative line of reasoning for the analysis and factors taken into consideration. Rothschild’s conclusion was based on the results of the complete analysis performed and evaluated as a whole, and this conclusion was not based solely on or related to any specific factors or methods involved in its analysis. Rothschild feels that its analysis should be considered in its entirety and therefore if parts of this analysis and specific factors are selected without considering the full context of the analysis and its conclusions, this can result in an incomplete understanding of the processes used to reach said conclusions. The results presented herein refer solely to the Restructuring and do not extend to any other present or future matters or Restructurings regarding Gafisa and Tenda, the economic group to which they belong to or the sector in which they operate.

Rothschild and its affiliates are constantly involved in rendering of financial analysis with respect to companies and their securities in connection with mergers and acquisitions, negotiated subscriptions, public biddings, secondary distributions of bonds, whether or not listed on stock exchanges, placement of private bonds and other Restructurings, as well as with other Restructurings involving estate and corporate matters. Rothschild has been engaged by Gafisa and will receive a fee upon delivery of the Rothschild Valuation regardless of the successful conclusion or not of the Restructuring. In addition, Gafisa has undertaken to reimburse for Rothschild’s out-of-pocket expenses as well as to indemnify Rothschild due to certain obligations which may arise in connection with its engagement. Moreover, Rothschild has not been requested and has not rendered any advice regarding the structure, the price negotiations nor any other aspects of the Restructuring, neither has Rothschild rendered other services apart from the delivery of this Rothschild Valuation.

Rothschild confirms that it has no interest, whether direct or indirect, in Gafisa and Tenda or in the Restructuring, and to the best of its knowledge there are no other relevant circumstances that can typify a conflict of interest regarding Rothschild’s involvement in the Restructuring. No further direction, limitation or difficulty was imposed on Rothschild by the controlling shareholders of Gafisa or their officers, nor were any other acts performed by them, which could in any way have affected the access, use or knowledge on Rothschild’s part of any information, assets, documents or work methodologies that are relevant for the quality of the conclusions Rothschild has expressed in the Rothschild Valuation.

You will also note that Rothschild is not an accounting firm and did not render accounting or auditing services in connection with this Restructuring, though Rothschild has used in its methodology some accounting analysis and principles. In arriving at the Rothschild Valuation, Rothschild did not take into account nor did evaluate (1) the tax effects arising from the Restructuring; (2) the impact of any commissions or expenses which may result from closing of the Restructuring; (3) the impact of potential synergies resulting from the Restructuring; (4) the impact of eventual contingencies or losses of any kind of Gafisa or Tenda, which were not publicly available by the date of the Material Fact; and (5) the terms of the merger of shares of Tenda. Furthermore, the financial calculations contained in the Rothschild Valuation may not always result in a precise sum due to rounding.

Rothschild did not analyze the Restructuring from a legal or any other standpoint and, therefore, Rothschild is not responsible (either by force of an agreement, civil liability provisions or otherwise) for such analysis.

The Rothschild Valuation is for the exclusive use of the board of directors of Gafisa in considering the Restructuring, as detailed above, and shall not be used for any other purposes, including but not limited to capital formation, nor shall it grant any rights or remedies to the Boards of Directors of Gafisa and Tenda or to any other shareholder, securities holder or creditor of Gafisa and Tenda. The Rothschild Valuation is not nor shall it be used as a recommendation to, as an opinion for, or as an advice to the shareholders of Gafisa or Tenda in relation to the Restructuring. All shareholders shall conduct their own analysis of the Restructuring, and such analysis shall be based on their own financial, tax and legal advisors.

The Rothschild Valuation is exclusively addressed to Gafisa and does not evaluate the underlying business decision by Gafisa to engage in the Restructuring and does not constitute a recommendation to any of Gafisa and/or the holders of the respective Gafisa shares (including, but not limited to, as to how any such holder shall exercise its rights to vote or any other rights with respect thereto). Rothschild reserves the right to refuse any solicitation for presenting the Rothschild Valuation to third persons other than Gafisa’s officers and members of Board of Directors.

The following discussion is a summary of the material financial analysis furnished by Rothschild to the Board of Directors of Gafisa, but it does not purport to be a complete description of the analysis performed by Rothschild or its presentation to the Board of Directors of Gafisa. The summary includes information presented in tabular format. In order to fully understand the financial analysis used by Rothschild, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analysis. Considering the data below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of Rothschild’s financial analysis. The following quantitative information based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 21, 2009 and is not necessarily indicative of current or future market conditions.

Summary methodology

Since the analysis was based on publicly available information, Rothschild based the Rothschild Valuation in two sets of methodologies:

Share price performance. Rothschild analyzed the share price of Gafisa and Tenda over the last 120 trading days up to October 21, 2009, calculating the market value of Gafisa and Tenda (on a fully diluted basis) based on the observed average stock prices in different periods within the last 120 trading days until the date of the Material Fact. Rothschild then calculated the exchange ratio between Gafisa and Tenda’s shares.

Real Estate sector multiples analysis. Rothschild performed an analysis of the value of Gafisa and Tenda based on multiples derived from the analysis of Sector Companies. This analysis involved the following steps: (1) identify listed companies in Gafisa and Tenda’s market segment with relevant size and liquidity; (2) calculate the trading multiples of such Sector Companies based on publicly available information; (3) evaluate the consistent multiples for Gafisa and Tenda’s market value calculations; and (4) calculate the exchange ratio between Gafisa and Tenda’s stock through these multiples.

The selection of Sector Companies was based on relevant size and liquidity. Rothschild based its analysis of comparable companies in the ones which presented a market value above R$1.0 billion as of October 21, 2009. The Sector Companies were then separated in two market segments: (1) mid/high income and (2) low income.

The Sector Companies selected for the analysis of the mid/high income segment were: Cyrela, Rossi, Brookfield Incorporações S.A., or “Brookfield”, Tecnisa S.A., or “Tecnisa”, Even Consultora e Incorporadora S.A., or “Even”, and EZ Tec Empreendimentos e Participações, S.A., or “EZTec”. The companies selected for the analysis of the low income segment were: MRV, PDG Realty S.A., or “PDG” and Tenda. Gafisa was not classified in neither group as after the merger of Tenda and FIT, Gafisa started to have relevant exposure to both segments.

Rothschild did not include multiples based on income statement figures (e.g.: revenues, EBITDA, net income) since Tenda went through a restructuring during the last twelve months that does not allow for a comparison of the figures with other Sector Companies.

The multiples calculated in the analysis were: (1) Price to book value; (2) price to adjusted book value; and (3) price to Net Asset Value (“NAV”). The analysis of selected trading multiples of comparable companies in the sector was executed in different time periods within the last 120 trading days before the date of the material fact.

Exchange ratios analysis

The results of Rothschild’s analysis are set forth in the following table:

	Exchange ratio (Gafisa shares per one Tenda share)
Methodology	Minimum	Maximum
Share price (based on average daily trading price)	0.188	0.202
Share price (based on weighted average trading price)	0.189	0.210
Price to NAV multiple	0.198	0.212
Price to adjusted book value multiple	0.212	0.226
Price to book value multiple	0.242	0.259

Valuation Reports of APSIS

APSIS Consultoria Empresarial Ltda. has been engaged by Tenda to prepare the:

1.
Net equity report of Gafisa and Tenda for purposes of Article 264 of Brazilian Law No. 6,404/76, which is the Brazilian law that requires an appraisal of the net worth of the Companies at market prices as of a reference date and disclosure to shareholders of the outcome of that appraisal so that shareholders have an independent parameter against which to judge the Exchange Ratio and so that, for purposes of determining the value of a shareholder’s withdrawal rights, this exchange ratio can be compared to the Exchange Ratio proposed in the Restructuring.  According to the net worth appraisal of APSIS, the exchange ratio of Tenda shares for Gafisa shares, determined on this basis would be 0.186199 shares of Gafisa for each share of Tenda.

APSIS Consultoria Empresarial Ltda. has also been engaged by Gafisa to determine the:

2.
Book value report of Tenda for purposes of Article 8 of Brazilian Law No. 6,404/76, which is the Brazilian law that requires an appraisal of the book value of the shares of Tenda used to determine the capital increase of the Gafisa.  APSIS concluded that the indicative value, for this purposes, of one Tenda share is R$2.80 See “Part Five—The Restructuring—Withdrawal Rights.”

The valuation reports are subject to the considerations and limitations set forth in the reports. The full valuation reports for each Company are filed as exhibits to the registration statement on Form F-4 of which this preliminary prospectus/information statement is a part. Copies of these exhibits may be obtained as described in “Part Seven: Additional Information for Shareholders—Where You Can Find More Information.” The description of the APSIS valuation reports set forth below is qualified in its entirety by reference to the full text of the reports. You are urged to read the APSIS valuation report and consider it carefully.

Valuation report regarding the market value of the net equity of the Companies

In preparing its valuation reports, APSIS:

read the balance sheets as of September 30, 2009 furnished by the Companies;

•
interviewed management of the Companies and reviewed documentation furnished by those companies with respect to the aging of accounts receivable and accounts payable, credit controls, derivatives with respect to indebtedness and other matters;

•	analyzed each asset and liability account on the balance sheets of the Companies and, based on that analysis, adjusted each account to market value;

•	calculated the tax effects of those adjustments that represented a capital gain or loss that would be deductible for tax purposes; and

•	based on those adjustments and calculations, calculated the market value of the net equity of the Companies.

In adjusting the asset and liability accounts of each company to market value, APSIS used the following methodology:

•
for fixed assets, APSIS generally obtained records from each company regarding its fixed assets, calculated the estimated replacement value of the assets, estimated the useful lives of the assets and used these estimates to calculate the market value of the assets, except for certain assets of low economic value, which were valued based on their book values;

•	for most other tangible assets and liabilities (pursuant to Brazilian law, tangibles assets and liabilities considered to be immaterial are not required to be valued), APSIS either:

•
determined the aging of the account from information provided by the applicable company and calculated the present value of the account using a discount rate equivalent to the cost of capital of each of the companies, adjusted for the relative inflation rates in Brazil; or

•	where applicable, determined that the book value approximated the market value; and

•
for the intangible assets (in this case, exclusively Gafisa and Tenda trademarks), APSIS estimated a hypothetical expense the Companies would have to pay in royalties for the utilization of third-parties’ trademarks, calculated the present value, using a discount rate equivalent to the cost of capital of each of the Companies, of the incremental cash flow after taxes the Companies would save from not paying such royalties and used these estimated to calculate the market value of the assets; and

•
for the investments of Gafisa and Tenda in their operating subsidiaries, APSIS calculated the net equity of those subsidiaries based on balance sheets for those subsidiaries as of September 30, 2009 and adjusted accordingly the amounts recorded as equity investments in those subsidiaries by Gafisa and Tenda.

In rendering its reports, APSIS relied exclusively on the market value of (i) tangible assets, (ii) tangible liabilities and (iii) trademarks and did not assess the market value of intangible assets (excluding trademarks). In addition, APSIS did not assess the validity of any liens or encumbrances on the companies’ assets or take any such liens and encumbrances into consideration in rendering its reports.

Based on these assumptions and qualifications, APSIS concluded that the market value of the net equity per share of each of the companies as of September 30, 2009 was as follows:

Company	Market Value of Net Equity Per Shares as of September 30, 2009
(in reais)
Gafisa	16.315994
Tenda	3.038015

If the exchange ratio used to determine the shares to be received by shareholders of  Tenda in the proposed transaction had been calculated solely based upon the market value of the net equity of the companies and their respective number of outstanding shares, as calculated by APSIS, the exchange ratio would have been as follows:

Company	Hypothetical Exchange Ratio If Such Ratio Had Been Calculated Using the Market Value of Net Equity of Companies as of September 30, 2009
(in reais)
Tenda per Gafisa’s shares	0.186199

Valuation report regarding the book value of the shares of Tenda used to determine the capital increase of the merged companies

APSIS’ valuation reports were prepared for the exclusive use of the Board of Directors of Gafisa in connection with its analysis of the proposed Restructuring, as described further below, and should not be used for any other purposes, including, without limitation, to the formation of capital of Gafisa under the terms of Brazilian law, including, but not limited to, Article 8 of Brazilian Law No. 6,404/76.

The valuation reports were exclusively addressed to the Board of Directors of Gafisa and do not address the underlying business decision by the Companies to engage in the Restructuring and do not constitute a recommendation to any of the Companies and/or their respective shareholders (including, but not limited to, as to whether any shareholder should vote in favor of the Restructuring or exercise any withdrawal rights or other rights with respect to the Restructuring).

In rendering its valuation reports regarding book value, APSIS:

•	reviewed certain financial analyses and forecasts for Tenda prepared and approved by the senior management Tenda;

•	reviewed financial statements of Tenda for the period ended September 30, 2009; and

•
reviewed certain other financial information with respect to each of the Companies, including, but not limited to, the cash and bank balances, loans and other debt obligations and hedging and contingencies provisions of each as of September 30, 2009.

APSIS also held discussions with members of the senior management of Tenda with respect to their assessment of the past and current business operations, financial condition and prospects of Tenda. The valuation analyses also take into consideration the distribution of interest on net equity, as well as the payment of dividends as anticipated by the Board of Directors of Tenda.

In preparing its valuation analyses, APSIS assumed and relied, with the express consent of the Companies and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information reviewed by or discussed with it, and APSIS did not assume any responsibility to independently verify any of the information or to make an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of the Companies, nor did APSIS examine the solvency or fair value of the Companies under any laws concerning bankruptcy, insolvency or similar matters. To this effect, APSIS assumed no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency or sufficiency of such information, for which the respective Companies are solely and exclusively responsible. In addition, APSIS did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of the Companies. With the consent of the Companies, APSIS assumed that the financial analyses and forecasts prepared by the senior management of each of the Companies, as approved by the management of each, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of the Companies.

APSIS’ valuation analyses were prepared based on the above mentioned methodologies. The valuation analyses and their results do not purport to reflect the prices at which any of the Companies or its respective securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of Restructuring. APSIS is not an accounting firm and did not provide accounting or audit services in connection with the valuation reports. Valuation analyses are based upon (1) the book value of Companies’ assets and liabilities and (2) the estimated market value of Companies’ assets and liabilities, considering, but not limited to, replacement costs, current realization value, assets’ useful lives and accounts’ aging.

APSIS’ valuation analyses are necessarily based on book and estimated market value as in effect on, and the information made available to APSIS as of November 5, 2009, the date of the valuation reports, reflecting Companies’ financial statements as of September 30, 2009. As a result, the valuation analyses are valid exclusively as of that date, as subsequent events and developments may affect the conclusions reached in the reports. APSIS did not assume any obligation to update, review, revise or revoke the valuation analyses as a result of any subsequent event or development. With respect to the valuation analyses, the Companies and their boards of directors did not authorize APSIS to solicit, nor did APSIS solicited, any indication of interest from third parties to acquire, in whole or in part, any of the Companies’ shares. As a result, the results determined in the valuation analyses do not necessarily correspond to, and should not be construed as representative of, the prices at which any of the Companies could be sold in a third-party acquisition transaction, at which their respective shares or, where applicable, ADSs traded on the date of the valuation reports or trade at any subsequent time, or at which the shares or ADSs of the Companies will trade after the Restructuring.

In addition, the valuation analyses (1) treat the Companies as stand-alone operations, and the analyses and results of the valuation analyses therefore do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for the Companies, if any, which may arise from the consummation of the proposed mergers; and (2) do not address the treatment of the different classes of shares of the Companies, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of shares of the Companies.

APSIS did not take into account (1) the tax consequences of the Restructuring for the holders of the Companies’ shares or ADSs, as the case may be; and (2) the impact of any fees and expenses that may result from the consummation of the Restructuring, including, but not limited to, those related to any financial, accounting or legal services that may be charged to the holders of shares of the Companies. In addition, pursuant to applicable laws and regulations, APSIS excluded the tax-related effects associated with the future use by the Companies of the non-amortized goodwill arising from the purchase of shares of Gafisa and Tenda. The financial calculations contained in the valuation analyses may not always result in a precise sum due to rounding.

Other Information

In preparing its reports, APSIS relied upon the truthfulness, completeness and accuracy of the information obtained from the Companies without independent verification.

APSIS did not conduct any general legal, accounting or other due diligence investigation in connection with the preparation of the reports. APSIS did evaluate the future profitability of the Companies, but did not independently verify any of the factors used in calculating the cost of capital of each of the Companies in order to calculate the present value of certain assets and liabilities. In addition, the valuation reports delivered by APSIS do not constitute an audit report on the financial statements used in preparing those reports.

Neither the independent public accountants of the Companies, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

The APSIS valuation reports do not address the underlying business decision by the Companies to engage in the proposed Restructuring and do not constitute a recommendation to the Companies, or their respective shareholders with respect to the transaction.

APSIS provides valuation services to several large real estate companies and has over 28 years of experience in assisting major companies in Brazil in several industries.  APSIS was selected to prepare the valuation reports based on its experience in preparing such reports and other factors. APSIS will be paid a fee by the Companies, which have agreed to reimburse APSIS’ expenses.

Mailing of Preliminary Prospectus/Information Statement

Tenda will mail this prospectus information statement to record holders of common shares of Tenda who are residents of the United States and whose names appear on Tenda’s shareholder lists.  Gafisa will mail or otherwise distribute this prospectus/information statement to record holders of Gafisa shares who are residents of the United States and Gafisa will arrange for the distribution of this prospectus to Gafisa ADS holders. If you hold common shares of Tenda, you are receiving this prospectus/information statement because Gafisa may be deemed to be offering you securities for purposes of the U.S. Securities Act of 1933, as amended.

Brokerage Commissions

You do not have to pay any brokerage commissions in connection with the exchange of your Tenda shares for Gafisa shares pursuant to the Restructuring if your shares of Tenda are registered in your name. If your securities are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Restructuring.  In addition, if you are not a resident of Brazil, you may be required to pay certain fees and expenses in order to comply with the applicable foreign investment regime in Brazil as described above under “Part Two – Summary –Terms of the Restructuring.”

Conversion of Gafisa Common Shares into Gafisa ADSs

Holders of common shares of Tenda who receive common shares of Gafisa in connection with the Restructuring may subsequently choose to hold Gafisa ADSs instead of Gafisa shares. If a holder of Gafisa shares (or such person’s broker) deposits Gafisa shares with the custodian appointed under the deposit agreement, the depositary bank may create ADSs on such holder’s behalf.  The depositary bank will deliver these ADSs to the person indicated by the holder of Gafisa shares only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the Gafisa shares to the custodian.  A holder’s ability to deposit Gafisa shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Gafisa shares have been duly transferred to the custodian.  The depositary bank will only issue ADSs in whole numbers.

When the holder of Gafisa shares makes a deposit of shares, such holder will be responsible for transferring good and valid title to the depositary bank.  As such, the holder will be deemed to represent and warrant that:

•	the Gafisa shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar rights, if any, with respect to such Gafisa shares have been validly waived or exercised;

•	the holder of Gafisa shares is duly authorized to deposit the shares;

•
the Gafisa shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the Gafisa shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, Gafisa and the depositary bank may, at such holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.  If a holder of Gafisa shares converts the shares into ADSs, such person will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents such person’s ADSs.  For a detailed description of Gafisa ADSs and the respective rights of Gafisa ADS holders, please refer to Gafisa’s depositary agreement which is incorporated by reference herein.

Accounting Treatment of the Restructuring

Under Brazilian GAAP, the accounting principles used to prepare Gafisa’s consolidated financial statements, the Restructuring is expected to be accounted for by the book value of the shares exchanged.

Under U.S. GAAP, the merger of shares will be accounted for as equity transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.” This standard requires that the carrying amount of noncontrolling  interests (formerly referred to as “minority  interests”) be adjusted to reflect the change in our ownership interest in the subsidiary. Any difference between book value of the consideration received or paid and the amount by which the noncontrolling  interests is adjusted shall be recognized in equity attributable to the parent.

Certain Information on the Parent Companies of Gafisa and Tenda

The following chart shows the simplified corporate structure of Gafisa and Tenda as of September 30, 2009:

Management of Gafisa

A description of Gafisa’s management is set forth below.

Board of directors

Our company is managed by a board of directors and a board of executive officers. Our shareholders elect the members of the board of directors. The board of directors must have between five and seven members, each serving a two-year term. The board currently consists of six members. The terms of the current members of the board of directors will expire in the annual general shareholders’ meeting to take place in 2010. Our board of directors meets at least once every quarter and at any other times when a meeting is called by its chairman or by at least two other members. The decisions of our board of directors are taken by the majority vote of its members.

The following are the current members of our board of directors and their respective positions.

Name	Position	Date Elected
Gary R. Garrabrant	Chairman	April 4, 2008
Caio Racy Mattar	Director	April 4, 2008
Richard L. Huber	Director	April 4, 2008
Thomas J. McDonald	Director	April 4, 2008
Gerald Dinu Reiss	Director	April 14, 2008
Jose Ecio Pereira da Costa Junior	Director	April 30, 2008

None of our directors is entitled to any severance compensation in the event of dismissal from office, except for unpaid compensation related to prior years.  Our directors are not subject to mandatory retirement due to age.

The following is a summary of the business experience and principal outside business interests of the current members of our board of directors.

Gary R. Garrabrant. Mr. Garrabrant is the chief executive officer and co-founder of Equity International and executive vice president of Equity Group Investments, LLC (EGI), the privately held investment company founded and led by Sam Zell. Mr. Garrabrant joined EGI in 1996 and founded Equity International with Mr. Zell in 1999. Mr. Garrabrant is a director of Equity International, and is the former vice chairman and director of Homex and a former director of NH Hoteles (MSE:NHH). Previously, Mr. Garrabrant was involved in the creation of Capital Trust (NYSE:CT) where he served as vice chairman and director, and in the formation of Equity Office Properties Trust. Prior to joining EGI, he co-founded Genesis Realty Capital Management and was a managing director in the real estate investment banking division of Chemical Bank and in a similar role with The Bankers Trust Company. Mr. Garrabrant is a member of the University of Notre Dame’s Mendoza College of Business Advisory Council and the Real Estate Advisory Board at Cambridge University. Mr. Garrabrant holds a bachelor’s degree in finance from the University of Notre Dame and completed the Dartmouth Institute at Dartmouth College. He is currently the chairman of our board of directors, and his current term commenced on April 4, 2008. He is also a member of the Investment Committee and Compensation Committee. His business address is Two North Riverside Plaza, Suite 1500, Chicago, Illinois, 60606, United States. Mr. Garrabant owns, directly or indirectly, common shares of both Gafisa and Tenda and has an interest as a shareholder of both Companies.  Mr. Garrabant's ownership interest in the two Companies currently is not equal and his respective ownership interests in each of the Companies may change prior to completion of the Restructuring.

Caio Racy Mattar. Mr. Mattar is currently the investment and construction officer of Companhia Brasileira de Distribuição (CBD− Pão de Açúcar Group). He is also a member of the board of directors of Sendas Distribuidora S.A. and Paramount Têxteis Indústrias e Comércio S.A. Mr. Mattar holds a bachelor’s degree in civil engineering and a master’s degree in business administration from the London Business School. He is currently a member of our board of directors, and his current term commenced on April 4, 2008. He is also a member of the Compensation Committee and Nomination and Corporate Governance Committee. His business address is Av. Nações Unidas No. 8,501, 19th floor 05425−070 − São Paulo, SP − Brazil.

Richard L. Huber. Mr. Huber is an investor in different companies from various segments, especially in South America. He is currently the chairman of Antarctic Shipping, a Chilean company that operates maritime cruises in the Antarctic, and a director of, and an investor in, Viña San Rafael in Chile, Covanta Energy Corporation, American Commercial Barge Line, and other companies in the United States. Mr. Huber holds a bachelor’s degree in chemistry from Harvard University. He started his career as a trainee at First National Bank in 1959. He has worked for more than 40 years at Aetna Inc. in its financial area and as its chief executive officer and chairman, and left Aetna Inc. in 2000. He was also a member of the board of directors of many United States and Latin American companies. He is currently a member of our board of directors, and his current term commenced on April 4, 2008. He is also member of the Audit Committee and the Nomination and Corporate Governance Committee. His business address is 139 W. 78th Street, 10024, New York, New York, United States.

Thomas J. McDonald. Mr. McDonald is chief strategic officer of Equity International. Mr. McDonald has been associated with the Company since its inception in 1999. He is a director of several of Equity International’s portfolio companies, including Gafisa (NYSE:GFA, BZ:GFSA3), Tenda (BZ:TEND3), BR Malls (BZ:BRML3), and AGV Logística. Prior to Equity International, Mr. McDonald was with Anixter International, a global provider of network infrastructure solutions and services. Prior to joining Anixter in 1992, Mr. McDonald was based in Mexico City with Quadrum S.A. de C.V., a Latin American finance company. Mr. McDonald holds a bachelor’s degree in international relations and Spanish from the University of Notre Dame and a master’s degree in business administration from the University of Chicago’s Graduate School of Business. He is currently a member of our board of directors, and his current term commenced on April 4, 2008. He is also member of the Investment Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. His business address is Two North Riverside Plaza, Suite 1500, Chicago, Illinois, 60606, United States. Mr. McDonald is also a member of Tenda’s board of directors as described below. Mr. McDonald owns, directly or indirectly, common shares of both Gafisa and Tenda and has an interest as a shareholder of both Companies.  Mr. McDonald's ownership interest in the two Companies currently is not equal and his respective ownership interests in each of the Companies may change prior to completion of the Restructuring.

Gerald Dinu Reiss. Mr. Reiss is the founder and the officer of the business consulting firm Reiss & Castanheira Consultoria e Empreendimentos Ltda. since 1987. He was the Planning and Controlling Officer of Grupo Ultra from 1980 to 1986 and member of its Executive Committee as of 1984. Professor of Business Planning of Escola de Administração de Empresas de São Paulo at Fundação Getulio Vargas from 1974 to 1986. Mr. Reiss was also a member of the board of directors of various Brazilian companies, as CAEMI, Petrobrás S.A., Petrobrás Distribuidora S.A, COMERC and Grupo Pão de Açúcar. Mr. Reiss holds a bachelor’s degree in electric engineering from Escola Politécnica da Universidade de São Paulo and a Ph.D in Business Administration from California University, Berkeley, USA. He is currently a member of our board of directors, and his current term commenced on April 14, 2008. He is also member of the Audit Committee. His business address is Rua Cordeiro Galvão, 301, 05450−020 – São Paulo, SP – Brazil.

José Ecio Pereira da Costa Junior. Mr. Pereira is currently head of the Administrative Council of IBEF – PR Instituto Brasileiro dos Executivos de Finanças do Paraná. He started his auditing career in 1974 and became in 1986 partner of Arthur Andersen & Co. In June 2002 he was admitted as an audit partner at Deloitte Touche Tohmatsu in Brazil. Mr. Pereira is also the founder of the business consulting firm JEPereira Consultoria em Gestão de Negócios. Mr. Pereira holds a bachelor’s degree in business administration from Fundação Getulio Vargas and a bachelor’s degree in accounting from Faculdade São Judas Tadeu. He is currently a member of our board of directors and the chairman of our Audit Committee, and his current term commenced on April 30, 2009. His business address is Av. República Argentina, 665, No. 906/907, 80240−210 – Curitiba, PR – Brazil.

Board of Executive Officers

The members of our board of officers are our legal representatives and are primarily responsible for managing our day-to-day operations and implementing the general policies and guidelines set forth in our shareholders’ general meetings and by our board of directors. Our bylaws require that our board of officers be composed of at least two members and a maximum of eight members. The members of our board of officers are appointed by our board of directors for three-year terms, and may be reelected or removed by our board of directors at any time. Our bylaws and our board of directors determine the role of our executive officers.

The following are the current executive officers and their respective positions.

Name	Position	Date Elected
Wilson Amaral de Oliveira	Chief Executive Officer	December 22, 2006
Alceu Duilio Calciolari	Chief Financial Officer and Investor Relations Officer	December 22, 2006
Antonio Carlos Ferreira Rosa	Officer	December 22, 2006
Mario Rocha Nesto	Officer	December 22, 2006
Odair Garcia Senra	Officer	December 22, 2006

None of our executive officers is entitled to any severance compensation in the event of dismissal from office, except the unpaid portions related to prior years.  The business address of each of our executive officers is Av. Nações Unidas No. 8,501, 19th floor , 05425-070 - São Paulo, SP – Brazil.

The following is a summary of the business experience and principal outside business interests of the current members of our board of executive officers.

Wilson Amaral de Oliveira. Mr. Amaral is currently our chief executive officer, and his current term commenced in December 2006, and he is the president of the board of directors of Construtora Tenda S.A. He holds a bachelor’s degree in business administration from Fundação Getulio Vargas and a marketing certificate from ESPM. Previously, he was a member of the board of directors and officer of Playcenter S.A., a member of the board of officers of Hopi Hari S.A. and of the fiscal council of Lojas Americanas S.A., an officer of Artex Ltda., as well as sales and marketing officer of Fundição Tupy S.A., Tupy Tubos e Conexões Ltda. and CLC Alimentos Ltda. He was also a member of the executive board of directors of Americanas.com S.A., Kuala Ltda. (successor of Artex Ltda.), Toalia S.A. and ABC Supermercados S.A. Mr. Amaral was also the managing partner of Finexia, country manager of DHL Worldwide Express do Brasil Ltda. and managing director of Tupi Perfis S.A.

Alceu Duilio Calciolari. Mr. Calciolari is currently our chief financial officer and investor relations officer, and his current term commenced in December 2006 and he is the vice president of the board of directors of Construtora Tenda S.A. He holds a bachelor’s degree in business administration from Faculdades Metropolitanas Unidas and a master’s degree in controllership from Pontifícia Universidade de São Paulo. Mr. Calciolari started his career as a trainee at ABN AMRO Real S.A. in 1978 and worked as an auditor, from 1983 to 1996, at Arthur Andersen LLP. He was also chief finance officer at Tupy S.A., from 1996 to 1998, and ALL—America Latina Logística S.A., from 1998 to 2000. Mr. Calciolari has been our chief financial officer since 2000.

Antônio Carlos Ferreira Rosa. Mr. Rosa is currently our executive officer responsible for real estate developments, and his current term commenced in December 2006. He holds a bachelor’s degree in civil engineering from Universidade de São Paulo. He joined Gafisa in 1995 as an intern, holding several positions, including construction manager and development manager.

Mário Rocha Neto. Mr. Rocha Neto is currently our operations executive officer, and his current term commenced in December 2006. He holds a bachelor’s degree in civil engineering from the Polytechnical School of the Universidade de São Paulo. Mr. Rocha Neto joined the former Gomes de Almeida in 1978 as an intern. He was also a member of the management of Y. Takaoka Empreendimentos S.A. and, from 2003 to 2004, a member of the São Paulo Construction Union.

Odair Garcia Senra. Mr. Garcia Senra is currently our executive officer responsible for institutional relations, and his current term commenced in December 2006. He holds a bachelor’s degree in civil engineering from the civil engineering school of Mauá. Mr. Garcia Senra joined the former Gomes de Almeida in 1970 as an intern, and he has worked as a construction engineer, a construction manager and a construction officer. He was also a professor at the Civil Engineering School of Mauá in 1972, and officer of Secovi—Sindicato de Compra e Venda de Imóveis in São Paulo.

Compensation

Under Brazilian corporate law, the company’s shareholders are responsible for establishing the aggregate or individual amount paid to members of the board of directors, the board of officers and the members of the fiscal council, when installed.  Once the shareholders establish an aggregate amount of compensation, the members of the board of directors are then responsible for setting individual compensation levels.

As of December 31, 2008, the aggregate compensation, including cash and benefits-in-kind paid to: (1) the members of our board of directors and consulting committees totaled R$916 thousand; and (2) our executives officers totaled R$4.1 million. For 2009, our shareholders have established R$7.8 million as the aggregate compensation to be paid to members of our board of directors, board of officers and committees.

Certain Transactions

As of December 31, 2008, there were no contracts of any type or any other material agreements entered into by us with the members of our board of directors and our board of officers. As of December 31, 2008, our board of officers in the aggregate held 1.08% of our share capital and our board of directors in the aggregate held approximately 0.01% direct or indirect interest in our share capital. Also, as of December 31, 2008, some of our executive officers held interests in our subsidiaries as partners, noncontrolling  shareholders, and/or directors and executive officers.  In none of these cases, as of the referenced date, were the interests held material.  In addition, there is no family relationship among our executive officers, directors or controlling shareholders, if any.

Management of Tenda

A description of Tenda’s management is set forth below.

Board of Directors

Tenda is managed by a board of directors comprised of a minimum of five and a maximum of seven members, and by a board of executive officers comprised of five members. Tenda’s shareholders elect the members of its board of directors. Tenda’s board of directors consists of seven members, each serving a two-year term. The terms of the current members of Tenda’s board of directors will expire in 2011. Tenda’s board of directors holds regular quarterly meetings, and the chairman or two board members may call special meetings whenever necessary.

The following are the current members of Tenda’s board of directors and their respective positions.
Name	Position	Date Elected
Wilson Amaral de Oliveira	Chairman	April 24, 2009
Alceu Duilio Caliolari	Vice-Chairman	April 24, 2009
Fernando Cesar Calamita	Director	April 24, 2009
Rodrigo Osmo	Director	April 24, 2009
Henrique de Freitas Alves Pinto	Director	April 24, 2009
Thomas Joseph McDonald	Director	April 24, 2009
Mauricio Luis Luchetti	Director	April 24, 2009

Set forth below are brief biographical descriptions of Tenda’s directors:

For biographical information regarding: Wilson Amaral de Oliveira, Alceu Duilio Caliolari and Thomas J. McDonald, see “—Management of Gafisa.”

Fernando Cesar Calamita.  Mr. Calamita serves as the Planning, Control and Management Officer of Gafisa. He worked in auditing and consulting at PricewaterhouseCoopers from 1986 to 1991 and at Arthur Andersen LLP from 1991 to 1995. He served as Controller at Case New Holland from 1995 to 1997, as CFO of ALL – América Latina Logística Argentina from 1999 to 2002, as Vice CFO and Management Officer at Kidde South America (a United Technologies Corp. company) from 2003 to 2007.  Mr. Calamita holds a bachelor’s degree in business administration from Pontifícia Universidade de São Paulo (PUC-SP) and a master’s degree in business administration in finance from the University of São Paulo (USP).  His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, Brazil.

Rodrigo Osmo. Mr. Osmo serves as the Business Development Officer of Gafisa.  He has worked as an associate at GP Investments, as a consultant at Bain & Company and as assistant professor at the Finance Department at Harvard Business School and was the founding partner of Ysoquim Representações Internacionais. Mr. Osmo holds a bachelor’s degree in chemical engineering from Polytechnic School at the University of São Paulo (USP) and a master’s degree in business administration from Harvard Business School. His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, Brazil.

Henrique de Freitas Alves Pinto. Mr. Henrique de Freitas Alves Pinto founded Construtora Tenda in the State of Minas Gerais when he was 20 years old and expanded its activities to the real estate markets of São Paulo and Rio de Janeiro. His business address is Av. Brigadeiro Faria Lima, No. 2413, 9th floor, São Paulo, Brazil.

Mauricio Luis Luchetti. From 1985 to 2003 Mr. Luchetti served as the regional industrial and commercial operations officer and as the human resources officer for Brahma/AmBev. From 2003 to 2006, he served as the organizational development officer for Votorantim Participações and as COO for Votorantim Cimentos Brasil, both companies from Grupo Votorantim.  Mr. Luchetti holds a bachelor’s degree in business administration from Pontifícia Universidade Católica do Rio de Janeiro—PUC/RJ, and a post-graduate degree in finance and human resources from IAG-PUC/RJ.  Mr. Luchetti is currently an independent member of Tenda’s board of directors and also the coordinator of its human resources committee.  His business address is Rua Joaquim Candido de A. Marques, 750, Loja 1, São Paulo, Brazil.

Board of Executive Officers

The by-laws of Tenda provide for a board of executive officers with five positions, each elected by Tenda’s board of directors for a term of two years, reelection being permitted. One officer may be elected for more than one position on Tenda’s board of executive officers. The members of Tenda’s board of executive officers are subject to removal at any time by Tenda’s shareholders.  In the case of a vacancy in any position on Tenda’s board of executive officers, the respective replacement shall be appointed by Tenda’s board of directors.  The members of Tenda’s board of directors shall appoint one member of Tenda’s board of executive officers to serve as its Investor Relations Officer.

The board of executive officers of Tenda currently consists of the following officers:
Name	Position	Date Appointed
Carlos Eduardo Dan Alves Trostli	Chief Executive Officer	April 28, 2009
Paulo Roberto Cassoli Mazzali	Chief Financial Officer, Chief Investor Relations Officer and Chief Administrative Officer	April 28, 2009
Marcelo Silva de Souza	Chief Operations Officer	April 28, 2009
Daniela Ferrari Toscano de Britto	Chief Sales Officer and Chief Development Officer	April 28, 2009

None of our executive officers is entitled to any severance compensation in the event of dismissal from office, except the unpaid portions related to prior years.  The business address of each of our executive officers is Av. Engenheiro Luiz Carlos Berini, No. 1,376, 9th floor, 04571-000 - São Paulo, SP – Brazil.

Set forth below are brief biographical descriptions of the executive officers of Tenda:

Carlos Trostli. Mr. Trostli is currently Tenda’s chief executive officer and his current term commenced in April 2009.  Mr. Trostli has 24 years of professional experience with an emphasis on the marketing and sale of consumer goods, having been CEO of the Brazilian subsidiaries of Quaker Oats, America Online and Reckitt Benckiser, for Latin America’s South Cone region, in addition to serving at Bestfoods Brasil and Procter & Gamble. He also worked in the American and German markets, playing successive key roles in leading and integrating large teams. Carlos holds a bachelor’s degree in Business Administration from PUC – SP and a master’s degree in business administration from The Wharton School of Business at the University of Pennsylvania.

Paulo Roberto Cassoli Mazzali. Mr. Mazzali is currently Tenda’s chief financial officer, investor relations officer and chief administrative officer and his current term commenced in April 2009. Mr. Mazzali brings valuable experience in the financial and capital markets arenas to Tenda having spent five years with the Camargo Corrêa Group, one of the largest private business conglomerates in Brazil with interests in multiple sectors. He worked in the financial and strategic planning areas of the Group’s holding company until September 2006, when he became CFO and investor relation’s officer of Camargo Corrêa Desenvolvimento Imobiliário, a residential and commercial real estate developer, where he led the public offering of that company. Between 1992 and 2000, Mr. Mazzali worked for General Motors do Brasil’s Allison Transmission Division, before moving to Grupo Framatome in 2001.  He holds a degree in Mechanical Engineering from the Polytechnic School of the University of São Paulo, with a specialization in marketing from the Superior School of Advertising and Marketing, as well as a master’s degree in business administration with honors from The Wharton School of Busines at the University of Pennsylvania.

Marcelo Silva de Souza. Mr. Souza is Tenda’s chief operations officer and his current term commenced in April 2009. Mr. Souza has 16 years of professional experience, with an emphasis on the construction and management of residential and commercial real estate and hotels. Before joining Tenda, he was Construction Officer at FIT and also worked some time at Gafisa. With a nationwide scope, he played a leading role in the startup of the engineering area in new markets, as well as implementing management  and quality programs. Mr. Souza holds a degree in Civil Engineering from the University of Santa Úrsula, in the state of Rio de Janeiro, and a master’s degree in business administration in management from the University of São Paulo and in Real Estate Planning and Management from FAAP.

Daniela Ferrari Toscano de Britto. Ms. Toscano de Britto is Tenda’s chief sales officer and chief development officer and his current term commenced in April 2009. Mr. Britto is married and holds a degree in Civil Engineering from Mackenzie University and a master’s degree in business administration in finance from Ibmec. She has worked for Grupo Gafisa for 17 years, having joined the company as a works intern in 1992. In 2007, she took over as FIT’s Business Officer.

Fiscal Council

Under Brazilian corporate law, the fiscal council is a corporate body independent from the management of the company and its external auditors. The fiscal council may act either as a permanent or nonpermanent body and whenever installed, must consist of no less than three and no more than five members. The primary responsibility of the fiscal council is to review management’s activities and the company’s financial statements and to report its findings to the shareholders of the company. The fiscal council is not equivalent to an audit committee as contemplated by the Securities Exchange Act, as amended. According to CVM Resolution No. 324/00 and taking into consideration our corporate capital, our fiscal council, a nonpermanent body, must be established at a shareholders’ general meeting upon the request of shareholders representing at least 2% of the shares with voting rights, and its members shall remain in office until the annual general shareholders’ meeting of the year following their election. Each member of the fiscal council is entitled to receive compensation in an amount equal to at least 10% of the average amount paid to each executive officer (excluding benefits and profit sharing).

Listed below are the current members of Tenda’s fiscal council and their respective positions:
Name	Position	Date Elected
Vitor Hugo dos Santos Pinto	Member	April 28, 2009
Laércio Lampiasi	Member	April 28, 2009
Luiz Fernando Moreira Cruz	Member	April 28, 2009
Aline de Oliveira Lima	Deputy Member	April 28, 2009
Fabio Antônio Pereira	Deputy Member	April 28, 2009
Rodrigo Luis Rey	Deputy Member	April 28, 2009

Set forth below are brief biographical descriptions of the members of Tenda’s fiscal council:

Vitor Hugo dos Santos Pinto. Mr. Pinto has a bachelor’s degree in business administration, and postgraduate qualifications in investment funds from the Pontifical Catholic University of São Paulo. Since August 2003, he has been the Vice President of Asset Management at CAIXA. Between 2003 and 2004, he was an analyst as well as manager of assets and fixed income and equity products. In 2005, he started working in the structuring and management of structured funds, with Private Equity Funds, Credit Rights Investment Funds and Real Estate Investment Funds. His business address is Av. Paulista, No. 2300, 11th floor, São Paulo, SP – Brazil.

Laércio Lampiasi. Mr. Lampiasi has a bachelor’s degree in accounting from São Paulo City University (UNICID), with postgraduate studies in Controllership from Mackenzie University and business management from the São Paulo University’s Institute of Administration Foundation (FIA). He began his career as an intern at PRODAM, the data processing company of the Municipality of São Paulo, in its Finance Department on June 19, 1979. He worked as an accountant at the Brazilian Savings Fund Association from July 1, 1982 to October 11, 1986 and at Arcesp Previdência Privada, from October 13, 1986 to June 19, 1987, both publicly-held private pension funds. From March 1, 1988 to January 31, 2001, he worked as Control Manager at Reichhold S/A, a multinational in the chemicals and industrial resins segment. He joined Gafisa S/A in February 1, 2001, where he is currently Tax Planning Manager. His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, SP – Brazil.

Luiz Fernando Moreira Cruz. Mr. Cruz has a bachelor’s degree in business administration, an MBA from Dom Cabral in Minas Gerais, and postgraduate studies in accounting and financial administration from FAAP. He worked in the International Treasury of Lloyds Bank from 1998 to 2003 and as treasurer of AREVA T&D from 2004 to 2005. He has been the finance manager at Gafisa since 2005. His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, SP – Brazil.

Aline de Oliveira Lima. Ms Lima has a bachelor’s degree in business administration from Paulista University, a master’s degree in business administration in corporate management from the Superior School of Advertising and Marketing (ESPM), and postgraduate qualifications in Financial Markets from the Mackenzie Presbyterian Institute. Since 2009, she has been a technical consultant to the Vice-President of Asset Management at CAIXA, where she has been working since 1998. From February 2006 to January 2009, she served as Institutional Relationship Manager, being responsible for the relationship with Private and Public Complementary Pension Funds, Insurance Companies, Savings Companies, Private Social Security Regimes (RPPS) and large high net worth individuals and corporate investors with regard to investments and financial solutions through structured investment funds. His business address is Av. Paulista, No. 2300, 11th floor; São Paulo, SP – Brazil.

Fábio Antônio Pereira. Mr. Pereira has a bachelor’s degree in accounting from Paulista University (UNIP) and in business administration from Faculdades Metropolitanas Unidas (FMU) and a master’s degree in business administration from Fundação Getulio Vargas (FGV-RJ). He worked at Arthur Andersen and at Deloitte Touche Tohmatsu from November 1989 to September 2004 in the audit and capital markets areas. From September 2004 to October 2006, he worked as planning and control superintendent for Companhia Energética do Rio Grande do Norte (COSERN), a company of group Neoenergia. He also worked at Gol Transportes Aéreos S.A. as an Officer of Tax and Accounting areas from November 2006 to September 2008. Currently, he works as Controller in Gafisa. His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, SP – Brazil.

Rodrigo Luis Rey. Mr. Rey has a bachelor’s degree in economics from the Armando Alvarez Penteado Foundation (FAAP) and a master’s degree in business administration in corporate finance from the Brazilian Institute of Capital Markets (Ibmec). Mr. Rey began his career at the operations desk of BNP – LAIBG. He later worked for Deutsche Bank in the area of Derivatives and Structured Operations for five consecutive years. Mr. Rey also worked for three years in the planning and control area at CSN, where he was responsible for the management of the company’s cash in excess of R$ 1.5 billion, structuring the company’s hedge and funding operations. He later worked for Even Construtora, where he was responsible for the company’s financial department. In 2008, Mr. Rey joined Gafisa as its financial manager. His business address is Av. Nações Unidas No. 8,501, 19th floor, São Paulo, SP – Brazil.

Compensation

Under Brazilian corporate law, the company’s shareholders are responsible for establishing the aggregate or individual amount paid to members of the board of directors, the board of officers and the members of the fiscal council, when installed.  Once the shareholders establish an aggregate amount of compensation, the members of the board of directors are then responsible for setting individual compensation levels.

As of December 31, 2008, the aggregate compensation, including cash and benefits-in-kind paid to: (1) the members of our board of directors totaled R$600 thousand; and (2) our executives officers totaled R$3.5 million. For 2009, our shareholders have established R$6.0 million as the aggregate compensation to be paid to members of our board of directors, board of officers and committees.

Certain Transactions

As of December 31, 2008, there were no contracts of any type or any other material agreements entered into by Tenda with the members of Tenda’s board of directors and board of  executive officers. As of December 31, 2008, Tenda’s board of executive officers did not hold any of Tenda’s share capital and its board of directors in the aggregate held approximately 12.0% direct or indirect interest in Tenda’s share capital.

Further, as of December 31, 2008, the members of the board of directors and of the boards of executive officers of Tenda did not have any transaction or loan with Gafisa or Tenda.

Material Tax Considerations

Brazilian Tax Considerations

The following discussion summarizes the principal Brazilian tax consequences (a) of the exchange of Tenda common shares for Gafisa common shares as a result of the Restructuring , with respect to holders of Tenda common shares that are not resident or domiciled in Brazil for purposes of Brazilian taxation (“Non-Brazilian Holders”), and (b) of the acquisition, ownership and disposition of Gafisa common shares or ADSs by a Non-Brazilian Holder of these common shares or ADSs. It is based on the tax laws of Brazil and regulations thereunder in effect on the date hereof, which are subject to change (possibly with retroactive effect). This discussion does not specifically address all of the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder. Therefore, each Non-Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of the exchange of Tenda common shares for Gafisa common shares in each particular situation, and of an investment in Gafisa common shares or ADSs.

Exchange of Tenda Common Shares for Gafisa Common Shares

As a result of the Restructuring , Non-Brazilian Holders of Tenda shares will receive Gafisa common shares. The Brazilian tax implications of this exchange of shares are not expressly provided for under Brazilian tax law. We understand that there are arguments to sustain that no taxation is due upon the exchange of Tenda common shares for Gafisa common shares.

With respect to income tax, this conclusion is based on our view that the exchange of shares does not represent a disposition of shares which gives rise to a taxable capital gain in Brazil, and does not give rise to any income which is legally or economically available to the Non-Brazilian Holder.

There is a risk that Brazilian tax authorities will adopt a different position, and consider the exchange of Tenda common shares for Gafisa common shares as an event giving rise to a taxable gain in Brazil. In this case, the withholding income tax would be imposed on the gain, according to the rules described under “—Taxation on Acquisition, Ownership and Disposition of Gafisa Common Shares and ADSs —Taxation of Gains.” Interest and penalties could also be imposed.

With respect to the Tax on Foreign Exchange Transactions (“IOF/Exchange Tax”), the conclusion mentioned above, that no taxation is due upon the exchange of Tenda common shares for Gafisa common shares, is based on the position that this exchange of shares does not require the record of any foreign exchange agreement before the Brazilian Central Bank.

Taxation on Acquisition, Ownership and Disposition of Gafisa Common Shares and ADSs

Dividends

Dividends paid by a Brazilian corporation, such as our company, including stock dividends and other dividends paid to a Non-Brazilian Holder of Gafisa common shares or ADSs, are currently not subject to withholding income tax in Brazil to the extent that such amounts are related to profits generated after January 1, 1996. Dividends paid from profits generated before January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

Interest on Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as Gafisa, to make distributions to shareholders of interest on shareholders’ equity, and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax, and, since 1998, social contribution on net profits as well, as long as the limits described below are observed. These distributions may be paid in cash. For tax purposes, the deductible amount of this interest is limited to the daily pro rata variation of the TJLP, as determined by the Brazilian Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

•
50% of net income (after the deduction of social contribution on net profits but before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) for the period in respect of which the payment is made; and

•	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest on shareholders’ equity to a Non-Brazilian Holder is subject to withholding income tax at the rate of 15%, or 25% if the Non-Brazilian Holder is domiciled in a country or location that is considered to be a “tax haven jurisdiction” for this purpose. For this purpose, the definition of “tax haven” encompasses countries and locations (a) that do not impose income tax, (b) that impose income tax at a rate of 20% or less, or (c) that impose restrictions on the disclosure of shareholding composition, of the ownership of investments, or of the identity of the ultimate beneficiary of earnings that are attributed to non-residents.

These payments of interest on shareholders’ equity may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on net equity is so included, we are required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax, is at least equal to the mandatory dividend.

Payments of interest on shareholders’ equity are decided by our shareholders, at our annual shareholders meeting, on the basis of recommendations of our board of directors. No assurance can be given that our board of directors will not recommend that future distributions of profits should be made by means of interest on shareholders’ equity instead of by means of dividends.

Taxation of Gains

Under Law No. 10,833, enacted on December 29, 2003, the gain on the disposition or sale of assets located in Brazil by a Non-Brazilian Holder, whether to another non-Brazilian resident or to a Brazilian resident, may be subject to the withholding of income tax in Brazil.

With respect to the disposition of Gafisa shares, as they are assets located in Brazil, the Non-Brazilian Holder should be subject to income tax on the gains assessed, following the rules described below, regardless of whether the transactions are conducted in Brazil or with a Brazilian resident.

As regards the ADSs, although the matter is not entirely clear, arguably the gains realized by a Non-Brazilian Holder upon the disposition of ADSs to another non-Brazilian resident are not taxed in Brazil, on the basis that ADSs are not “assets located in Brazil” for the purposes of Law No. 10,833. We cannot assure you, however, that the Brazilian tax authorities or the Brazilian courts will agree with this interpretation. As a result, gains on a disposition of ADSs by a Non-Brazilian Holder to a Brazilian resident, or even to a non-Brazilian resident, in the event that courts determine that ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules applicable to Gafisa shares, described above.

As a general rule, gains realized as a result of a disposition of Gafisa shares or ADSs are the positive difference between the amount realized on the transaction and its acquisition cost.

Under Brazilian law, however, income tax rules on such gains can vary depending on the domicile of the Non-Brazilian Holder, the type of registration of the investment by the non-Brazilian holder with the Central Bank and how the disposition is carried out, as described below.

Gains assessed on a disposition of shares carried out on the Brazilian stock exchange (which includes the organized over-the-counter market) are:

•
exempt from income tax when realized by a Non-Brazilian Holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution No. 2,689 (a “2,689 Holder”), and (2) is not a resident in a country or location which is defined as a “tax haven jurisdiction” for this purpose (as described below); or

•
subject to income tax at a rate of up to 25% in any other case, including a case of gains assessed by a Non-Brazilian Holder that is not a 2,689 Holder, and is a resident of a country or location defined as “tax haven jurisdiction” for this purpose (as described below). In these cases, a withholding income tax of 0.005% of the sale value will be applicable and can be later offset with the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied in day trade transactions.

Any gains assessed on a disposition of Gafisa shares that is not carried out on a Brazilian stock exchange are subject to income tax at the rate of 15%, or up to 25% in the case of a Non-Brazilian Holder that resides in a “tax haven jurisdiction” according to the definition applicable to this situation. In the case that these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied in day trade transactions.

In the case of 2,689 Holders, a country or location should only be defined as a “haven jurisdiction” when it (a) does not tax income, or (b) taxes income at a rate of 20% or less. In the case of gains realized by Non-Brazilian Holders other than 2,689 Holders, a country or location should be defined as a “haven jurisdiction” when it (a) does not tax income, (b) taxes income at a rate of 20% or less, or (c) imposes restrictions on the disclosure of shareholding composition, of the ownership of investments, or of the identity of the ultimate beneficiary of earnings that are attributed to non-residents.

In the case of redemption of securities or capital reduction by a Brazilian corporation, such as Gafisa, the positive difference between the amount effectively received by the Non-Brazilian Holder and the corresponding acquisition cost is treated, for tax purposes, as capital gain derived from sale or exchange of shares not carried out on a Brazilian stock exchange market, and is therefore subject to income tax at the rate of 15% or 25%, as the case may be.

The deposit of Gafisa common or preferred shares in exchange for ADSs may be subject to Brazilian income tax if the acquisition cost of the shares is lower than (a) the average price per share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit; or (b) if no shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of shares were sold in the 15 trading sessions immediately preceding such deposit. In such case, the difference between the acquisition cost and the average price of the shares calculated as above will be considered to be a capital gain subject to withholding income tax at the rate of 15% or 25%, as the case may be. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a Non-Brazilian Holder that is a 2,689 Holder and is not a resident in a “tax haven jurisdiction” for this purpose.

Discussion on the Definition of “Tax Haven Jurisdictions”

On June 24, 2008, Law No. 11,727 broadened the definition of “tax haven jurisdictions” for specific purposes, with effect as from January 1, 2009. However, Brazilian tax authorities regularly issue a list of jurisdictions that are considered “tax haven jurisdictions,” and such list has not been updated after the modifications introduced by Law No. 11,727. There is no assurance that, when and if Brazilian tax authorities issue a new list, those authorities will not regard as “tax haven jurisdictions” countries or locations which do not meet the criteria provided for under applicable law, in each particular situation.

Tax on Foreign Exchange Transactions

Brazilian law imposes the IOF/Exchange Tax on the liquidation of foreign exchange agreements related to the conversion of reais into foreign currency and to the conversion of foreign currency into reais. Foreign exchange agreements entered into as from October 20, 2009 in connection with inflows of funds related to investments carried out by non-Brazilian holders in the Brazilian financial and capital markets are subject to the IOF/Exchange Tax at a rate of 2%. In turn, foreign exchange transactions related to outflows of funds in connection with investments made in the Brazilian financial and capital markets are subject to the IOF/Exchange Tax at a zero percent rate. This zero percent rate applies to payments of dividends and interest on shareholders’ equity to non-Brazilian holders with respect to investments in the Brazilian financial and capital markets. Aside from these transactions, the rate applicable to most foreign exchange transactions is 0.38%. Other rates may apply to particular operations and the Brazilian government may increase the rate at any time up to 25.0% on the foreign exchange transaction amount. However, any increase in rates is only authorized to apply to future transactions.

Tax on Transactions Involving Bonds and Securities

Brazilian law also imposes a Tax on Transactions Involving Bonds and Securities (“IOF/Bonds Tax”) due on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving our shares and ADSs is currently zero, although the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of our shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some states in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by non-Brazilian holders of our shares or ADSs.

United States Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences of the Restructuring and the ownership of Gafisa common shares or ADSs. This discussion applies only to “U.S. Holders” (as defined below) and addresses only common shares held as capital assets. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons who will own 5% or more of the total voting power or the total value of Gafisa stock after the Restructuring;

•	persons who acquired the Tenda shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding shares and partners in such partnerships should consult their tax advisers.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Holders should consult their tax advisers to determine the particular tax consequences to them of the Restructuring, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of Tenda shares and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

None of the parties have requested a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences of the Restructuring and the following discussion is not binding on the IRS or any court. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

Consequences of the Restructuring

Generally, the Restructuring should qualify as a tax-free “reorganization” for U.S. federal income tax purposes.  In order for the Restructuring to qualify as a reorganization for such purposes, among other things, Tenda shareholders must receive, from Gafisa, solely Gafisa voting stock in exchange for their Tenda shares. There is no authority expressly addressing whether the payment of cash to Tenda shareholders who exercise withdrawal rights pursuant to Brazilian law will prevent the Restructuring from satisfying this “solely for voting stock” requirement.  However, based on the advice of Gafisa’s Brazilian counsel to the effect that solely Tenda, and not Gafisa, will be liable to make any cash payment to any Tenda shareholders who exercise withdrawal rights, and assuming that any such payments are not funded indirectly by Gafisa, the payment of such cash to Tenda shareholders who exercise withdrawal rights should not prevent the Restructuring from qualifying as a reorganization for U.S. federal income tax purposes.  No ruling has been sought or will be obtained from the U.S. Internal Revenue Service on the U.S. federal income tax consequences of the transaction.

Consequences If the Restructuring Qualifies as a Tax-Free Reorganization

If the Restructuring is treated as a tax-free reorganization for U.S. federal income tax purposes, the receipt of Gafisa shares in exchange for Tenda shares will have the following consequences:

•
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” U.S. Holders will not recognize gain or loss when they exchange their Tenda shares for Gafisa shares, except to the extent of any gain attributable to cash received in lieu of a fractional Gafisa share as discussed below;

•
the aggregate tax basis in the Gafisa shares U.S. Holders receive in the Restructuring (including any fractional shares U.S. Holders are deemed to receive and exchange for cash) will equal the aggregate tax basis in the Tenda shares surrendered; and

•	the holding period for the Gafisa shares that a U.S. Holder receives in the Restructuring will include the U.S. Holder’s holding period for the Tenda shares surrendered in the exchange.

If a U.S. Holder acquired blocks of Tenda shares at different times and at different prices, the tax basis and holding period in Gafisa shares will be determined with reference to each block of Tenda shares.

A U.S. Holder will recognize gain or loss on any cash received in lieu of a fractional Gafisa share equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s adjusted tax basis of the Tenda shares surrendered that is allocable to the fractional share. Subject to the discussion under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in Tenda shares is more than one year as of the closing date of the Restructuring.

Consequences If the Restructuring Fails to Qualify as a Tax Free Reorganization

If the Restructuring fails to qualify as a tax free reorganization for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the fair market value of Gafisa common shares received (plus any cash received in lieu of a fractional Gafisa share) and the U.S. Holder’s tax basis in the shares exchanged. The fair market value of Gafisa common shares received is determined as of the date of the closing of the Restructuring. Gain or loss must be calculated separately for each block of Tenda shares exchanged by the U.S. Holder.  Subject to the discussion below under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be treated as capital gain or loss. If a U.S. Holder has held the Tenda shares for more than one year, the gain will be treated as long term capital gain. In the case of certain U.S. Holders, including individuals, long term capital gain is subject to reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses may be limited.  A U.S. Holder that receives Brazilian reais with respect to a fractional Gafisa share pursuant to the Restructuring, or paid for Tenda shares in Brazilian reais, should read the discussion below under “Foreign Currency Gain or Loss”.

A U.S. Holder’s adjusted basis in Gafisa shares received pursuant to the Restructuring will be equal to the fair market value of such shares (determined as described above), and the U.S. Holder will have a holding period beginning on the day after the closing of the Restructuring.

Consequences to U.S. Holders who Receive Cash Pursuant to the Exercise of Withdrawal Rights

U.S. Holders of Tenda shares who exercise withdrawal rights, as discussed in “Part Five: The Restructuring—Withdrawal Rights,” with respect to their Tenda shares will recognize gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares, unless the receipt of such cash is treated as a distribution of property under Sections 302 and 301 of the Code. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” such gain or loss generally will be long-term capital gain or loss if the holding period in Tenda shares is more than one year. The receipt of cash pursuant to the exercise of withdrawal rights will not be treated as a distribution of property under Sections 302 and 301 of the Code unless such cash is paid by Tenda out of its own resources, a U.S. Holder who receives such cash also continues to own indirectly, through the ownership of Gafisa shares, shares of Tenda, and certain other conditions are met. U.S. Holders who own Gafisa shares and who receive cash in respect of the Tenda shares pursuant to the exercise of withdrawal rights should consult their own tax advisors concerning the proper U.S. federal income tax treatment of the receipt of such cash.

Passive Foreign Investment Company Rules

A U.S. Holder may have different consequences if Tenda is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the Tenda shares. In general, a non-U.S. corporation is considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its shares, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

Because PFIC status depends on the composition of a company’s assets and income from time to time and because the relevant taxable period for conducting this analysis may be different for each holder, Gafisa is not in a position to determine whether Tenda is or was a PFIC for any year in which a U.S. Holder held Tenda shares. U.S. Holders should consult their tax advisers regarding Tenda’s PFIC status for the periods during which they have held Tenda shares and as to the U.S. federal income tax consequences to them of the Restructuring if Tenda is or was a PFIC.

If Tenda were characterized as a PFIC for any taxable year during which a U.S. Holder held Tenda shares, then under certain proposed regulations, the U.S. Holder generally would be subject to special U.S. federal income tax rules. In general, (i) a U.S. Holder would be required to recognize gain as a result of the Restructuring as if it were a taxable transaction, regardless of whether the Restructuring qualified as a tax-free reorganization, and (ii) gain recognized by a U.S. Holder that exchanges its shares pursuant to the Restructuring would be allocated ratably over the holder’s holding period for the shares. The amounts allocated to the current taxable year and to any year before Tenda became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts.

Foreign Currency Gain or Loss

For purposes of calculating gain or loss pursuant to the Restructuring, a cash basis taxpayer that paid Brazilian reais for a Tenda share will generally determine its tax basis in the share by translating the Brazilian reais it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. A cash basis taxpayer that receives Brazilian reais with respect to a fractional Gafisa share or pursuant to the exercise of its withdrawal rights will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Brazilian reais received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Brazilian reais are received by the taxpayer, regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received pursuant to the Restructuring are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the Restructuring will generally be qualified as U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed pursuant to the Restructuring and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

In general, cash payments made to a U.S. Holder within the United States or through certain U.S.-related financial intermediaries pursuant to the Restructuring generally are subject to information reporting and may be subject to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Ownership of Gafisa Shares or ADSs

The following are the material U.S. federal income tax consequences to U.S. Holders of owning and disposing of Gafisa shares or ADSs. This discussion is based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. U.S. Holders should consult their tax advisers with respect to the particular tax consequences to them of owning or disposing of Gafisa shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and possible changes in tax laws.

In general, a U.S. Holder who owns Gafisa ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Gafisa ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the American depositary shares may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that Gafisa is not, and will not become, a PFIC, as described below.

Distributions

Distributions paid on Gafisa shares or ADSs, other than certain pro rata distributions of common shares, will generally be treated as dividends to the extent paid out of Gafisa’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because Gafisa does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2011 are taxable at a maximum rate of 15%. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where Gafisa ADSs are traded. Gafisa common shares are not readily tradable on an established securities market in the United States and therefore dividends paid on such Gafisa common shares are not likely to meet the conditions required for the reduced tax rate. U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of a dividend will include any amounts withheld in respect of Brazilian taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the holder’s, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend income paid in reais will be a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the amount of such dividend is converted into U.S. dollars after the date of such receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian income taxes withheld from dividends on Gafisa shares or ADSs will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Brazilian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale and Other Disposition of Gafisa Shares or ADSs

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Gafisa shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Gafisa shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Gafisa shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Consequently, if a Brazilian withholding tax is imposed on the sale or disposition of Gafisa shares or ADSs, and a U.S. Holder does not receive significant foreign source income from other sources, the holder may not be able to derive effective U.S. foreign tax credit benefits in respect of such Brazilian withholding tax. If a Brazilian tax is withheld on the sale or disposition of Gafisa shares or ADSs, a U.S. Holder’s amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See “Brazilian Tax Considerations — Taxation on Acquisition, Ownership and Disposition of Gafisa Common Shares and ADSs —  Taxation of Gains” for a description of when a disposition may be subject to taxation in Brazil.

Passive Foreign Investment Company Rules

Gafisa believes that it was not a PFIC for U.S. federal income tax purposes for its 2008 taxable year and it does not expect to become one in the foreseeable future. If Gafisa were a PFIC for any taxable year during which a U.S. Holder held Gafisa shares or ADSs, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of Gafisa shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for the Gafisa shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before Gafisa became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Similar rules would apply to any distribution in respect of Gafisa shares or ADSs in excess of 125% of the average of the annual distributions on Gafisa shares or ADSs received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as a mark-to-market treatment) of Gafisa shares or ADSs. U.S. Holders should consult their tax advisers to determine whether any such elections are available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Comparative Share and Dividend Information

Historical Share Information

Gafisa’s common shares are currently listed on the BM&FBOVESPA under the ticker symbol “GFSA3”, and ADSs representing common shares of Gafisa are listed on the NYSE under the ticker symbol “GFA.” Each Gafisa ADS represents two common shares of Gafisa. Citibank N.A. is Gafisa’s depositary and issues the ADRs evidencing our ADSs. Gafisa’s ADSs commenced trading on the NYSE on March 16, 2007.

Tenda’s common shares are currently listed on the BM&FBOVESPA under the ticker symbol “TEND3.” Tenda does not have an ADR program in place.

The following tables set forth the high and low of the last reported closing prices per Gafisa common share and per Gafisa ADS, as compared to the reported closing price per Tenda common shares for the periods indicated. Common share prices are as reported on the BM&FBOVESPA, ADS prices are as reported on the NYSE.

The table below sets forth, for the indicated periods, the high and low closing prices of Gafisa ADSs on the NYSE, in U.S. dollars, and Gafisa common shares on the BM&FBOVESPA, in  reais:

Gafisa
	New York Stock Exchange US$ per ADS			BM&FBOVESPA R$ per common share
	High	Low	Volume	High	Low	Volume
Year Ended
December 31, 2006 (1)	—	—	—	35.20	17.70	430,555
December 31, 2007	40.50	23.10	418,005	35.61	22.50	897,085
December 31, 2008	46.50	5.41	930,018	38.26	6.86	1,238,592

Quarter
First quarter 2007	27.77	24.89	1,164,963	35.30	25.70	466,779
Second quarter 2007	35.32	24.65	310,953	34.02	25.25	889,111
Third quarter 2007	35.09	23.10	405,016	33.41	22.50	1,141,404
Fourth quarter 2007	40.50	30.00	407,786	35.61	27.01	1,089,472
First quarter 2008	41.50	29.96	771,929	34.60	25.50	1,128,515
Second quarter 2008	46.50	33.36	969,276	38.26	27.50	995,435
Third quarter 2008	35.59	20.97	890,823	28.20	19.90	1,206,926
Fourth quarter 2008	24.60	5.41	1,080,111	23.79	6.86	1,621,471
First quarter 2009	12.11	7.33	674,687	13.23	8.69	1,885,703
Second quarter 2009	19.73	10.91	721,893	20.90	12.41	2,481,110
Third quarter 2009	32.91	16.49	744,936	29.68	16.30	1,966,653

Month
May 2009	19.73	16.44	770,964	20.90	17.20	2,723,280
June 2009	18.72	15.03	622,545	18.19	14.97	2,436,248
July 2009	26.00	16.49	677,130	24.50	16.30	2,646,341
August 2009	31.73	24.59	822,751	29.68	22.75	1,699,690
September 2009	32.91	26.40	738,155	29.53	24.95	1,521,562
October 2009	36.60	28.49	1,350,094	31.27	25.50	2,125,000
November 2009 (through November 10, 2009)	33.90	29.83	942,867	28.44	25.88	1,922,383

(1) Shares started trading on February 17, 2006.

The table below sets forth, for the indicated periods, the high and low closing prices of Tenda common shares on the BM&FBOVESPA in reais:

Tenda
	BM&FBOVESPA R$ per common share
	High	Low	Volume
Year Ended
December 31, 2007 (1)	10.80	6.9	8,540,738
December 31, 2008	12.8	0.76	882,148

Quarter
First quarter 2007	N/A	N/A	N/A
Second quarter 2007	N/A	N/A	N/A
Third quarter 2007	N/A	N/A	N/A
Fourth quarter 2007	10.80	6.9	11,135,227
First quarter 2008	11.80	7.9	6,181,720
Second quarter 2008	12.80	7.9	7,028,743
Third quarter 2008	11.40	1.30	8,326,805
Fourth quarter 2008	1.51	0.76	1,586,578
First quarter 2009	1.90	1.26	1,815,661
Second quarter 2009	3.93	1.93	4,970,586
Third quarter 2009	5.50	3.46	11,049,473

Month
May 2009	3.93	3.31	6,659,404
June 2009	3.80	3.30	3,134,550
July 2009	4.68	3.46	8,234,639
August 2009	5.50	4.29	11,860,384
September 2009	5.35	4.70	13,187,437
October 2009	6.07	4.79	13,868,979
November 2009 (through November 10, 2009)	5.75	5.10	9,072,455

(1) Shares started trading on October 15, 2007.

We urge you to obtain current market quotations for each of Gafisa and Tenda securities.

Dividend Information

The following tables show the amount of dividends and interest on shareholders’ equity declared by each of Gafisa and Tenda on common shares for the years 2005 to 2008. The dividend amounts set forth below for each year were paid in the immediately following year. The tables set forth amounts in reais per common shares.

Gafisa
Year	Common Shares
(per share/in R$)
2008	0.20
2007	0.21
2006	0.10
2005	—

Tenda
Year	Common Shares
(per share/in R$)*
2008	—
2007	—
2006	0.39
2005	—

Past Contacts, Transactions, Negotiations and Agreements

On October 21, 2008, Gafisa and Tenda concluded a business combination in which Gafisa’s wholly-owned subsidiary FIT was merged into Tenda. The purpose of the merger was to consolidate the activities of FIT and Tenda in the low income sector in Brazil and to develop real estate units with an average value of less than R$200,000. As a result of the business combination, Gafisa ended up owning 60.0% of the total and voting capital stock of Tenda and FIT was merged into Tenda.

On February 27, 2009, Gafisa and Odebrecht Empreendimentos Imobiliários S.A., or Odebrecht, entered into an agreement to terminate the partnership created in February 2007 for the development, construction and management of large scale, low income residential projects with more than 1,000 units each. Gafisa withdrew from Bairro Novo Empreendimentos Imobiliários S.A., terminating the Shareholders’ Agreement then effective between Gafisa and Odebrecht. Therefore Gafisa is no longer a partner in Bairro Novo Empreendimentos Imobiliários S.A. The ongoing real estate ventures that were being jointly developed by the parties were separated as follows: Gafisa continued developing the Bairro Novo Cotia real estate venture and Odebrecht Empreendimentos Imobiliários S.A. continued developing the other real estate ventures of the dissolved partnership, in addition to the operations of Bairro Novo Empreendimentos Imobiliários S.A.

On June 29, 2009, Gafisa sold its equity participation in the company developing the Bairro Novo Cotia real estate venture to Tenda.

Transactions and Arrangements Concerning the Common Shares of Tenda

Ownership of Securities

As of September 30, 2009, each of the members of Gafisa board of directors and board of executive officers owned, directly or indirectly, less than 0.05% of Tenda shares. The table below illustrates the aggregate number and percentage of common shares of Tenda that are beneficially owned by Gafisa, its subsidiaries and their directors and executive officers.

Name of Owner	Common Shares	% Common Shares	Total Shares	% Total Capital
Gafisa S.A.	240,391,470	60	240,391,470	60
Directors and Officers	85,496	—	85,496	—

The following table sets forth Gafisa’s principal holders of common shares and their respective share ownership as of September 30, 2009:

Name	Number of common shares owned	Percentage of outstanding common shares
EIP Brazil Holdings, LLC (1)(2)	24,829,605	18.6
Morgan Stanley (4)	10,174,334	7.6
Itaú Unibanco S.A.	7,265,028	5.4
Directors and Officers	1,232,472	0.9

(1)	Affiliate of Equity International and Gary Garrabrant.

(2)
Based on information filed jointly by EIP Brazil Holdings, LLC (“EIP Brazil”), EI Fund II, LP (“EI Fund II”), EI Fund II GP, LLC (“EI Fund II GP”), EI Fund IV Pronto, LLC (“EI Pronto”), EI Fund IV, LP (“EI Fund IV”), EI Fund IV GP, LLC

(“EI Fund IV GP”) and Equity International, LLC (“EI”) with the SEC on October 20, 2008. 18,229,607 common shares are owned directly by EIP Brazil. EIP Brazil is wholly owned by EGB Holdings, LLC, which is owned 99.9% by EI Fund II. EI Fund II GP is the general partner of EI Fund II. EI Fund II and EI Fund II GP may be deemed to have beneficial ownership of the shares owned directly by EIP Brazil. 3,300,000 ADSs representing 6,600,000 common shares are owned directly by EI Pronto. EI Pronto is wholly owned by EI Fund IV and EI Fund IV GP is the general partner of EI Fund IV. EI Fund IV and EI Fund IV GP may be deemed to have beneficial ownership of the shares owned directly by EI Pronto. Each of EI Fund II GP and EI Fund IV GP is indirectly wholly owned by EI and EI may be deemed to have beneficial ownership of the shares owned directly by EIP Brazil and EI Pronto.

(3)	Based on information filed by Gafisa S.A. with the CVM on June 22, 2009 pursuant to letter received by the custodian of Gafisa shares.

(4)
Based on information filed jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. with the SEC on February 17, 2009. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d−1(b)(1)(ii)(E) of the Securities Exchange Act, as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley.

To Gafisa’s knowledge, each one of the persons indicated in the tables above intends to vote its voting shares in favor of the Restructuring.

Transactions and Arrangements

None of Gafisa nor any of its subsidiaries has effected any transaction in the common shares of Gafisa, Tenda or in the ADSs of Gafisa in the past 60 days.

Gafisa and its subsidiaries (including Tenda) are not, and to Gafisa’s knowledge, none of the directors or executive officers of Gafisa, Gafisa’s subsidiaries (including Tenda), a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of Gafisa’s or Tenda’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Plans and Proposals

In connection with the Restructuring, Tenda will become a wholly owned subsidiary of Gafisa. As a result, the common shares of Tenda will be delisted from the BM&FBOVESPA. After the consummation of the Restructuring and the completion of the delisting and deregistration of the Tenda shares, Gafisa may cause the by-laws of Tenda (which will then be wholly owned subsidiaries) to be amended to simplify their corporate structure and may change the composition of the Tenda boards, including, without limitation, by seeking the resignation of the independent directors, whose participation on the Tenda boards will no longer be required because Tenda will be a wholly owned subsidiary. None of Gafisa or Tenda is undertaking or engaged in any negotiations in response to the Restructuring that relate to a tender offer or other acquisition of Tenda’s securities by Gafisa or Tenda, any of their subsidiaries or any other person or any of the matters listed above.

Expenses

The following is an itemized statement of the expenses incurred or estimated to be incurred by Gafisa in connection with the Restructuring:

Type of Fee	Amount
Filing fees	$2,800
Legal fees	1,200,000
Accounting fees and fees for valuation reports	5,700,000
Printing costs	7,700

Type of Fee	Amount
Other	100,000
Total	$7,010,500

PART SIX—SHAREHOLDER RIGHTS

General

Gafisa and Tenda are incorporated in the Federative Republic of Brazil.

If you hold common shares of Gafisa or Tenda, your rights as a holder of securities of those companies are governed by Brazilian law and the by-laws (estatutos sociais) of the applicable company. If you hold common shares of Tenda, your rights as a holder of Gafisa securities after the Restructuring will be governed by Brazilian law and the by-laws of Gafisa. You should read the by-laws of Gafisa and Tenda, copies of which are filed as exhibits to the registration statement of which this preliminary prospectus/information statement is a part.

There are no material differences between the rights of common shareholders of Gafisa and those of common shareholders of Tenda, except as provided below. The following table lists the rights of common shares of Tenda and Gafisa.

Rights of Common Shares

The main rights attributed to holding the common shares of Gafisa and Tenda are:

•	each common share is entitled to one vote in the resolutions in the General Shareholders’ Meeting;

•	mandatory minimum dividend of 25% of the adjusted net profit;

•
dissenting shareholders who exercise their right to withdraw, pursuant to the terms of the Brazilian Law No. 6,406/76, are entitled to refund of their respective shares.  In the case of Tenda’s shareholders, the refund will based on the net worth value of the shares based on the last balance sheet approved at a general meeting.  In the case of Gafisa’s shareholders, the refund will be based on the economic value of Gafisa;

•	the right to inspect and monitor the company’s management, in accordance with the Brazilian corporate law;

•	preemptive rights in the subscription of shares, convertible debentures and warrants, except in certain circumstances under the Brazilian corporate law described in “—Preemptive Rights”;

•	the right to participate in the company’s remaining assets in proportion to its equity interest in the company’s share capital in the event of company’s liquidation;

•
in the event of a transfer of control, the right to sell their shares under a public offer to be conducted by the purchaser at the same price and conditions applicable to shares comprising the controlling block, with due observation to the provisions in the by-laws, the Brazilian corporate law and the rules and regulations of the Novo Mercado; and

•
if the company is delisted from the Novo Mercado or in the event of the cancellation of its registration as a publicly-held company: right to sell its shares under a public offer to be conducted by the company or by the controlling shareholder (as the case may be, pursuant to the terms of the company’s bylaws) at a price at least equal to economic value of the shares to be determined by appraisal, with due observation to the other provisions of the company’s by-laws, the Brazilian corporate law and the rules and regulations of the CVM.

As of September 30, 2009, Gafisa’s capital stock was R$1,233,896,693.50, divided in 133,633,318 common shares, no par value, including 3,124,972 shares held in treasury.

Information about Historical Dividend Payments

For a summary of Gafisa’s and Tenda’s payments of dividends and interest on shareholders’ equity for the years 2006, 2007 and 2008, see “Part Five: The Restructuring—Comparative Share and Dividend Information—Dividend Information.”

Gafisa

For 2003, 2004 and 2005, Gafisa did not distribute dividends.  In 2007, Gafisa distributed dividends in the total amount of R$11.0 million, or R$0.10 per share, for the fiscal year 2006.  In April 2008, Gafisa’s shareholders approved the distribution of dividends for the fiscal year 2007 in the amount of R$27.0 million, or R$0.21 per share, which were fully paid to our shareholders on April 29, 2008.  On April 30, 2009, Gafisa’s shareholders approved the distribution of dividends for the fiscal year 2008 in the amount of R$26.1 million, or R$0.20 per share, which will be fully paid to our shareholders during the fiscal year 2009 upon board approval.

Tenda

Tenda only distributed dividends in 2005 and 2007.  In 2005, Tenda distributed dividends in the total amount of R$264 thousand, or R$0.11 per share, for the fiscal year 2004.  In June 2007, Tenda’s shareholders approved the distribution of the dividends for the fiscal year 2006 in the total amount of R$899 thousand, or R$0.39 per share. For the fiscal year 2008, Tenda will not distribute dividends, as approved by at the annual general shareholders of Tenda held on April 27, 2009.

Description of Gafisa Capital Stock

As of the date hereof, the subscribed and fully paid-up capital stock of Gafisa was R$1,233,896,692.50, represented by 133,633,318 book-entry common shares, all of them registered and with no par value, including 3,124,972 shares held in treasury. All Gafisa shares shall be held in a depositary account with a financial institution on behalf of their respective holders, with no issuance of certificates, and the institution may charge shareholders transfer costs with respect to the shares they own. Each common share of Gafisa entitles the holder thereof to one vote in Gafisa shareholders’ meetings. Further information on Gafisa’s capital stock can be found in Gafisa’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on June 5, 2009, which is incorporated by reference herein.

Recent History of Gafisa Capital Stock

For a brief history of Gafisa’s capital stock since 2006, see “Part Five: The Restructuring—Past Contacts, Transactions, Negotiations and Agreement—Significant Corporate Events.”

Description of Tenda Capital Stock

The following is a summary of certain significant provisions of Tenda’s bylaws, the Brazilian corporate law and the rules and regulations of the CVM and the Novo Mercado listing segment of the BM&FBOVESPA. This description does not purport to be complete in relation to any subject mentioned herein, and it shall not be deemed a legal opinion in relation to the issues discussed herein. Further, this description is qualified by reference to Tenda’s bylaws, the Brazilian corporate law and the rules and regulations of the CVM and of the Novo Mercado. You should read Tenda’s bylaws, which are filed as exhibits to the registration statement of which this preliminary prospectus/information statement is a part.

As of September 30, 2009, Tenda’s capital stock, fully subscribed and paid in, was approximately R$755,235,879.36, divided into 400,652,450 common shares, without par value. As of the date of this offering memorandum Tenda did not have any treasury stock.

Recent History of Tenda Capital Stock

On June 27, 2007, Tenda’s 540,000 outstanding preferred shares were converted into common shares on a one-to-one basis.

On June 28, 2007, Tenda increased its capital stock from R$2,280,000.00 to R$16,636,159.20, when Tenda capitalized R$14,356,159.20 of its legal reserve account and portions of its accumulated profits and profit reserves accounts, as reflected in Tenda’s financial statements as of December 31, 2006. As a result of this capital increase, Tenda issued 1,780,020 additional common shares, without par value, to current shareholders in proportion to their equity interest in Tenda’s share capital at the time. On the same date, Tenda redeemed (and subsequently cancelled) 84,771 of Tenda’s common shares, without reducing Tenda’s capital stock, using the remaining balance of Tenda’s profit reserves accounts in the total amount of R$383,937.74. This share redemption did not alter Tenda’s shareholders’ equity interest in Tenda’s share capital at the time.

On June 30, 2007, EDSP92 subscribed 687,800 common shares that Tenda issued at a price per share of R$106.2286, in an aggregate amount of R$73.1 million. These shares were partially paid-in as follows:

•	R$39.0 million via the capitalization of all of the credits held by EDSP92 against Tenda; and

•	R$7 million in cash.

As a result, on June 30, 2007, Tenda’s total capital increased from R$16.6 million to R$89.7 million, made up of 4,663,049 common shares, which were partially paid-in, with a balance remaining to be paid of R$34.1 million to be paid in by December 31, 2007. The balance of R$34.1 million was fully paid-in (in cash) in three separate payments in July 2007.

On July 31, 2007, EDSP92 Participações S.A. merged into us and as a result its shareholders became Tenda’s direct shareholders, holding in the aggregate 687,000 of Tenda’s common shares, representing 14.75% of Tenda’s share capital.

On September 17, 2007, Tenda’s shareholders approved a share split of all Tenda’s common shares at a ratio of one common share to 20 common shares. As a result, Tenda’s capital stock became divided into 93,260,980 common shares.

On April 25, 2008, Tenda’s shareholders ratified the capital increase approved by the Board of Directors on October 15, 2007, pursuant to which Tenda’s capital added up to R$692,700,159.20, fully paid in, divided into 160,260,980 common shares, registered and without par value.

On October 21, 2008, Tenda’s shareholders approved the merger of FIT into the company. As a result of this merger, Tenda’s capital stock was increased to R$755,235,879.35, represented by 400,652,450 common shares, without par value.

On November 6, 2009, the board of directors of Tenda approved an increase of Tenda’s capital stock pursuant to which Tenda’s capital added up to R$755.634.763,57, fully paid in, divided into 400.804.117 common shares, registered and without par value.

Registration of Tenda’s Common Shares

Tenda’s common shares are held in book-entry form with the Banco Itaú S.A. Transfers of Tenda’s common shares are carried out through book entry by debiting the share account of the seller and crediting the share account of the buyer upon a written order of the transferor or a judicial authorization or order to effect such transfer.

Rights of Tenda’s Common Shares

Each of Tenda’s common shares entitles its holder to one vote at any shareholders’ meeting. In addition, each common share is indivisible, entitling its owner to one vote on matters presented at shareholder’s meetings. In accordance with Tenda’s bylaws, the Brazilian corporate law and the rules and regulations of the Novo Mercado, shareholders have the right to receive dividends or other distributions in proportion to their equity interest in Tenda’s share capital. For additional information regarding the payment of dividends and other distributions relating to Tenda’s common shares, see “Part Five: – The Restructuring – Comparative Share and Dividend Information.” In addition, shareholders of Tenda may freely transfer their shares and are entitled to certain tag-along rights upon a transfer of Tenda’s control.

Also, upon Tenda’s liquidation, and after the discharge of all liabilities, Tenda’s common shares entitle its holders to a participation in Tenda’s remaining assets as capital reimbursement in proportion to their equity interest in Tenda’s share capital. Holders of Tenda common shares have the right, but not the obligation, to subscribe for Tenda’s future capital increases.

Moreover, pursuant to the Brazilian corporate law, neither Tenda’s bylaws, nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	right to participate in Tenda’s profit distributions;

•	right to participate in Tenda’s remaining assets in proportion to its equity interest in Tenda’s share capital in the event of Tenda’s liquidation;

•	preemptive right to subscribe for Tenda’s common shares, convertible debentures and warrants, except in certain circumstances under the Brazilian corporate law described in “—Preemptive Rights”;

•	right to inspect and monitor Tenda’s management, in accordance with the Brazilian corporate law;

•	right to vote at shareholders’ meetings; and

right to withdraw from us in the cases provided in the Brazilian corporate law, as described in “—Withdrawal Rights” and “—Redemption.”

Tenda’s Shareholders’ Meetings

Pursuant to the Brazilian corporate law, shareholders, during shareholders’ meetings regularly called and convened, are generally empowered to pass resolutions relating to Tenda’s corporate purpose as they may deem necessary. Shareholders’ meetings may be general or special. Shareholders at the annual shareholders’ meeting,  which is required to be held within four months of the end of Tenda’s fiscal year, have the exclusive power to approve Tenda’s financial statements and to determine the allocation of Tenda’s net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the shareholders’ meeting. Likewise, special shareholders’ meetings are convened to approve the remaining matters within their competency as provided by law and/or Tenda’s bylaws. A special shareholders’ meeting may be held concurrently with a general meeting.

The following actions, among others, may be taken only at a general shareholders’ meeting:

•	amendment of Tenda’s bylaws;

•	election or dismissal of Tenda’s board of directors or fiscal council, once constituted;

•	approval of management accounts and Tenda’s financial statements;

•	issuance, redemption or repurchase of Tenda’s securities (including derivatives linked to Tenda’s securities);

•	authorization of the issuance of convertible or secured debentures (except as set forth in Article 59, Paragraph 1 of the Brazilian corporate law);

•	approval of the allocation of Tenda’s net income and the corresponding profits distribution and payment of dividends;

•	approval of share splits;

•	approval of a stock option plan or the subscription of shares by Tenda’s management and employees;

•	suspension of shareholders’ rights in the event of noncompliance with the Brazilian corporate law or Tenda’s bylaws;

•	approval of the appraisal of assets contributed by a shareholder in the subscription of Tenda’s shares;

•	approval of Tenda’s transformation into a limited liability company (sociedade limitada) or into any other corporate form;

•	approval of Tenda’s merger with another company (incorporação or fusão) or a spin-off (cisão) of a portion of Tenda’s assets or liabilities;

•	approval of Tenda’s dissolution or liquidation, and the appointment and dismissal of the respective liquidator and approval of the reports prepared by such liquidator;

•	approval of a reduction in Tenda’s mandatory dividend;

•	approval of Tenda’s participation in a group of companies (as defined in the Brazilian corporate law);

•	approval to delist from the Novo Mercado segment of the BM&FBOVESPA; and

•
approval of a specialist firm (among those identified by Tenda’s board of directors) to prepare an appraisal report with respect to the value of Tenda’s common shares in public offerings, as provided in Tenda’s bylaws appointment.

Quorum for Tenda’s Shareholders’ Meetings

As a general rule, the Brazilian corporate law provides that a quorum for purposes of a shareholders’ meeting consists of shareholders representing no less than 25% of Tenda’s voting capital stock, and on second call, consisting of any number of voting shareholders. When the purpose of a shareholders’ meeting is to amend the bylaws, a quorum consists of shareholders representing at least two-thirds of the issued and outstanding capital on the first call and any percentage on the second call.

Generally, the affirmative vote of shareholders representing at least a majority of Tenda’s issued and outstanding common shares present at a shareholders’ meeting in person, or represented by a proxy, is required to approve any proposed action, with abstentions not taken into account. The affirmative vote of shareholders representing at least 50% of Tenda’s voting capital is required, among other things, to:

•	reduce the mandatory dividend;

•	change Tenda’s corporate purpose;

•	spin-off;

•	merge with another company;

•	approve Tenda’s participation in a group of companies (as defined in the Brazilian corporate law);

•	apply for cancellation of any voluntary liquidation; and

•	approve Tenda’s dissolution.

Notice of Tenda’s Shareholders’ Meetings

In accordance with the Brazilian corporate law, the notice of Tenda’s shareholders’ meetings must be published at least three times in the Diário Oficial, and in one other widely circulated newspaper, which is in Tenda’s case, Valor Econômico. The first notice must be published no later than 15 days prior to the date of the meeting on the first call, and no later than eight days prior to the date of the meeting on the second call. In certain circumstances, however, the CVM may require that the first notice be published no later than 30 days prior to the meeting.

Location of Tenda’s Shareholders’ Meeting

Tenda’s shareholders’ meetings are held at Tenda’s headquarters in the city of São Paulo, State of São Paulo at Av. Engenheiro Luiz Carlos Berrini No. 1,376, 9th floor, 04571−000. The Brazilian corporate law allows Tenda’s shareholders to hold meetings outside Tenda’s headquarters in the event of force majeure, provided the meetings are held in the city of São Paulo and the relevant notice indicates expressly and clearly the location of the meeting.

Who May Call Tenda’s Shareholders’ Meeting

In addition to being called by Tenda’s board of directors, shareholders’ meetings may also be called by:

•	any shareholder, if Tenda’s board of directors fails to call a shareholders’ meeting within 60 days after the date they were required to do so under applicable laws and Tenda’s bylaws;

•
shareholders holding at least five percent of Tenda’s capital stock if Tenda’s board of directors fails to call a meeting within eight days after receipt of a justified request to call a meeting by those shareholders indicating the proposed agenda;

•
shareholders holding at least five percent of Tenda’s shares if Tenda’s board of directors fails to call a meeting within eight days after receipt of a request to call the meeting for the creation of the fiscal council; and

•
Tenda’s fiscal council, when constituted, if the board of directors fails to call an annual shareholders’ meeting within 30 days after the mandatory date it should have been called. The fiscal council may also call a special shareholders’ meeting if it believes that there are important or urgent matters to be addressed.

Conditions of Admission to Tenda’s Shareholders’ Meeting

In order to attend a shareholders’ meeting, a shareholder must produce, in advance of the meeting, proof of ownership of the shares it intends to vote, including identification and/or pertinent document that evidence its legal representation of another shareholder.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting. The proxy must be a shareholder, a corporate officer, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer.

Composition of Tenda’s Board of Directors as Novo Mercado Regulations

Pursuant to regulations of the Novo Mercado, at least 20% of the members of Tenda’s board of directors must be independent. An independent board member pursuant to such regulations: (1) does not have any ties to Tenda, except through ownership of stock; (2) is not a controlling shareholder, or a spouse or relative to the second degree of any such controlling shareholder, or does not have, would not have had within the last three years, ties to any corporation or entity related to such controlling shareholder; (3) has not been, within the last three years, an employee or director of Tenda, its controlling shareholder or entity controlled by Tenda; (4) does not supply to, or purchase from, us any products or services, to such an extent as would cause such shareholder to cease to be independent; (5) is not an employee or administrator of any corporation or entity that offers to, or receives from, products or services of us; (6) is not a spouse or relative to the second degree of any of Tenda’s managers; (7) does not receive any other compensation from us aside from compensation for duties as a board member (gains arising from ownership in Tenda’s stock are excluded from this restriction). Currently, three of Tenda’s directors are independent pursuant to the regulations of the Novo Mercado.

The Brazilian corporate law permits the adoption of cumulative voting upon a request by shareholders representing at least 10% of Tenda’s voting capital, according to which each share receives a number of votes corresponding to the number of members of the board of directors and allowing shareholders the right to cumulate their votes for one candidate or distribute them among various candidates. As prescribed by CVM Instruction 282 dated June 26, 1998, the threshold to trigger cumulative voting rights may vary from 5% to 10% of the total voting capital stock. Taking into consideration Tenda’s current capital, shareholders representing 5% of Tenda’s voting capital stock may request the adoption of cumulative voting to elect the members of Tenda’s board of directors. If cumulative voting is not requested, Tenda’s directors shall be elected by majority vote of the holders of Tenda’s common shares, in person or represented by proxy. Shareholders who own, individually or with other shareholders, 15% of Tenda’s common stock are assured the right to elect, by separate vote, one board member. Tenda’s directors are elected by Tenda’s shareholders at an annual shareholders’ meeting for a two-year term.

According to the Brazilian corporate law, each director must hold at least one of Tenda’s shares.

Transactions of Interest to Tenda’s Directors

According to the Brazilian corporate law, Tenda’s directors and executive officers may not:

•
perform any charitable act at Tenda’s expense, except for such reasonable charitable acts for the benefit of Tenda’s employees or of the community in which Tenda participate and is not detrimental to us, upon approval by the board of directors;

•	receive, by virtue of his or her position, any direct or indirect personal benefit from third parties without authorization in Tenda’s bylaws or in a shareholders’ meeting;

•
borrow money or property from us or use Tenda’s property, services or credit for his or her own benefit or for the benefit of a company or third party in which he or she has an interest, without the prior approval at a shareholders’ meeting or of Tenda’s board of directors;

•
take advantage of any commercial opportunity for his or her own benefit or for the benefit of a third party at Tenda’s expense when he or she learned of such opportunity through his or her position as a director;

•
neglect the protection of Tenda’s rights by failing to disclose a business opportunity in Tenda’s interests with a view to exploiting the opportunity for personal gain, or for the benefit of a third party;

•	acquire, in order to resell for profit, a good or right that is essential to Tenda’s business operations, or that Tenda intend to acquire for ourselves; and

•	take part in a corporate transaction in which he or she has an interest that conflicts with Tenda’s interests or in the deliberations undertaken by Tenda’s directors on the matter.

The compensation of Tenda’s directors is determined by Tenda’s shareholders at the annual shareholders’ meeting that approves the previous fiscal year’s financial statements.

Tenda’s Fiscal Council

As with the board of directors, the members of the fiscal council, when constituted, through execution of a consent agreement (termo de anuência) of the members of the fiscal council as provided for by the regulations of the Novo Mercado, are personally responsible to act in conformity with the Novo Mercado Participation Agreement, with regulations of the Market Arbitration Chamber of the BM&FBOVESPA and with the regulations of the Novo Mercado. The swearing in of the members of the fiscal council is contingent upon their execution of the consent agreement.

Tenda’s Withdrawal Rights

Shareholders who do not vote in favor of certain actions taken by Tenda’s shareholders in a shareholders’ meeting have withdrawal rights based, in general, on the book value of their shares.

According to the Brazilian corporate law, a shareholder’s withdrawal rights may be exercised in the following circumstances, among others:

•	a spin-off (as described below);

•	a reduction in the percentage of mandatory dividends;

•	a change in Tenda’s corporate purpose;

•	a change in Tenda’s corporate form;

•	a merger of all of Tenda’s shares into another Brazilian corporation that transforms us into a wholly owned subsidiary of such corporation;

•	a merger (fusão or incorporação) with another company (as described below); and

•	Tenda’s participation in a group of companies (as defined in the Brazilian corporate law).

The Brazilian corporate law further provides that any resolution regarding a spin-off will also entitle shareholders to withdraw from us if the spin-off:

•	causes a change in Tenda’s corporate purpose, except if the equity is spun off to a company whose primary activities are consistent with Tenda’s corporate purpose;

•	reduces Tenda’s mandatory dividends; or

•	causes us to join a group of companies (as defined in the Brazilian corporate law).

In cases where Tenda merges with another company or participates in a group of companies (as defined in the Brazilian corporate law), Tenda’s shareholders will not be entitled to withdraw if their respective shares (1) are liquid, defined as being part of the BM&FBOVESPA Index or another traded stock exchange index (as defined by the CVM), and (2) are widely held such that the controlling shareholder or companies that it controls hold less than 50% of Tenda’s shares.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. Tenda are entitled to reconsider any action giving rise to withdrawal rights for ten days after the expiration of those rights if the redemption of shares of dissenting shareholders would jeopardize Tenda’s financial stability.

Any shareholder that exercises its withdrawal rights is entitled to receive from Tenda book value for its shares based on the last balance sheet approved by Tenda’s shareholders. If the resolution giving rise to the withdrawal rights is made more than 60 days after the date of the last approved balance sheet, the shareholder may demand that its shares be valued according to a new balance sheet dated no less than 60 days before the resolution date. In this case, Tenda must (1) immediately pay 80% of the book value of the shares according to the most recent balance sheet approved by Tenda’s shareholders, and (2) pay the remaining balance within 120 days after the date of the resolution of the shareholders’ meeting.

Tenda’s Redemption Rights

Pursuant to the Brazilian corporate law, Tenda is permitted to redeem its shares if such redemption is approved by Tenda’s shareholders at a special shareholders’ meeting.

Tenda’s Preemptive Rights

Tenda’s shareholders have preemptive rights to subscribe for shares in any capital increase according to the proportion of their shareholdings, in any convertible debentures and in any offering of Tenda’s shares or subscription warrants that Tenda may issue, except in the event of a grant or exercise of an option to acquire Tenda’s shares or the conversion of debentures into Tenda’s shares and except where such right is limited by the Brazilian corporate law. A period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right, and the right may be transferred or disposed of for value.

Restrictions on Certain Transactions by Controlling Shareholders, Directors and Officers of Tenda

In addition, Tenda is subject to the rules set forth in CVM Instruction No. 358, dated January 3, 2002, with respect to the trading of Tenda’s common shares. As a result, Tenda, Tenda’s controlling shareholder (Gafisa), directors, executive officers and members of Tenda’s fiscal council, members of Tenda’s committees (if constituted) and any technical or advisory groups who are considered insiders under the Brazilian securities regulation, as well as any other insiders who know that certain information has not been made publicly available to the market, are prohibited from trading in Tenda’s common shares, including derivatives linked to Tenda’s common shares, before the public disclosure of any such material act or fact with respect to Tenda’s business.

This restriction applies in the following instances:

•
persons that are no longer members of Tenda’s management team are prohibited from trading in Tenda’s securities before the disclosure of material information relating to us that happened during their terms of office, and the prohibition from trading Tenda’s securities is extended for a period of six months as from the date on which such persons quit their positions;

•
whenever a procedure is ongoing for purchase or sale of Tenda’s shares by Tenda or Tenda’s controlled or associated companies, or other companies that share control with Tenda, or an option or mandate has been granted for the same purpose, or there is an intention to merge us into another company or to carry out Tenda’s total or partial spin-off, consolidation, transformation or corporate reorganization;

•
during the 15-day period before the disclosure of Tenda’s quarterly financial information, or IFT, and annual financial information and statements, or IAN, and standardized financial statements, or DFP, respectively, as required by CVM; and

•
with respect only to Gafisa, directors and officers, in the event of the acquisition or sale of Tenda’s shares by Tenda or the acquisition or sale of Tenda’s shares by any of Tenda’s controlled or associated companies or any other company under Tenda’s common control or an option or mandate has been granted for the same purpose.

Moreover, Tenda may not hold treasury stock representing more than 10% of Tenda’s outstanding shares, excluding shares held by Gafisa and including shares held by Tenda’s affiliates and subsidiaries.

Restrictions on Actions Outside of the Scope of Tenda’s Corporate Purpose

The Brazilian corporate law contains provisions and sets forth activities that are expressly prohibited. As such, any acts that Tenda perform that are not related to Tenda’s corporate purpose or that are against Tenda’s bylaws, including granting any financing or offering guarantees of any kind to third parties in connection with any transactions or business outside the scope of Tenda’s corporate purpose, are deemed null and without effect in relation to us.

Acquisition by Tenda of its Own Shares

Tenda’s bylaws authorize the board of directors to approve Tenda’s purchase of its own shares, with the purpose of cancellation or holding them in treasury.  Tenda’s purchase of its shares cannot, among other things:

•	result in a decrease of Tenda’s capital;

•
require the use of funds greater than Tenda’s accumulated profits and available profit reserves, except for Tenda’s legal reserve, unrealized profit reserve, contingency reserve and special, as stated in the last balance sheet (as defined in the applicable regulations);

•	create, directly or indirectly, any demand, offer, or artificial subscription price, or engage in any unjust practice relating from any particular act or omission; or

•	be used for the purchase of shares held by Tenda’s controlling shareholder.

Any purchase Tenda makes of its shares must be made on the stock exchange, unless such shares can be traded only on the over-the-counter market, and not through private transactions, except when previously approved by the CVM. Tenda’s purchase of its shares can also occur when Tenda is no longer a publicly held company. In addition, Tenda may acquire or issue put or call options related to Tenda’s shares.

Tenda’s Reporting Requirements

Once Tenda became a publicly traded company, Tenda became subject to the reporting requirements established by the Brazilian corporate law and the regulations of the CVM. In addition, as a result of Tenda’s listing on the Novo Mercado, Tenda must comply with the disclosure requirements set forth in Novo Mercado regulations.

Periodic Reporting

The Brazilian corporate law, securities regulations of the CVM and the rules and regulations for listing on the Novo Mercado require that a publicly held corporation like us provide certain periodic information to the CVM and the BM&FBOVESPA, such as quarterly and annual information including quarterly reports of management and the independent public accountants. These regulations also require that Tenda file with the CVM shareholder agreements, notices of shareholder meetings as well as the minutes of such meetings.

In addition to the reporting requirements of the Brazilian corporate law and of the CVM, Tenda must provide the following periodic information:

•
Tenda must disclose its financial statements prepared at the end of each quarter (except the last quarter) and at the end of each year, including a cash flow statement, which should indicate, at a minimum, the changes in Tenda’s cash and cash equivalents, divided into operational, finance and investment cash flows for the relevant quarter or year;

•
from the date in which Tenda released its financial statements relating to the second fiscal year following Tenda’s listing on the Novo Mercado Tenda must, no later than four months after the end of the fiscal year: (1) prepare Tenda’s annual financial statements and consolidated financial statements, if applicable, in accordance with U.S. GAAP or IFRS, in reais or in U.S. dollars, in the English language, together with (a) management reports, (b) notes to the financial statements, including information on net income and shareholders’ equity calculated at the end of such fiscal year in accordance with Brazilian GAAP, as well as management proposals for allocation of net profits, and (c) Tenda’s independent public accountants report; or (2) disclose, in the English language, complete financial statements, management reports and notes to the financial statements, prepared in accordance with the Brazilian corporate law, accompanied by (a) an additional explanatory note regarding the reconciliation of year-end net income and shareholders’ equity calculated in accordance with Brazilian GAAP and U.S. GAAP or IFRS, as the case may be, which must include the main differences between the accounting principles used, and (b) the independent public accountants’ report; and

•
from the date on which Tenda released its first financial statements prepared as provided above, no later than 15 days following the term established by law for the publication of quarterly financial information, Tenda must disclose, in its entirety, its quarterly financial information translated into the English language or disclose its financial statements and consolidated financial statements in accordance with Brazilian GAAP, U.S. GAAP or IFRS as provided above, accompanied by the independent public accountants report.

Quarterly Reporting

In Tenda’s quarterly reports, in addition to the information required by applicable legislation, Tenda must disclose the following information:

•
Tenda’s consolidated balance sheet, consolidated statement of income and a discussion and analysis of Tenda’s consolidated performance, if Tenda are obliged to disclose consolidated financial statements at year-end;

•	any direct or indirect ownership interest exceeding 5% of Tenda’s capital stock, considering any ultimate individual beneficial owner;

•	the number and characteristics, on a consolidated basis, of Tenda’s shares held by Gafisa, members of Tenda’s board of directors, board of executive officers and fiscal council;

•	changes in the numbers of Tenda’s shares held by Gafisa, members of Tenda’s board of directors, board of executive officers and fiscal council in the immediately preceding 12 months;

•	in an explanatory note, Tenda’s cash flow statements, which should indicate the cash flows in cash balance and cash equivalent, separated into operating, finance and investments cash flows;

•	the number of free-float shares, and their percentage in relation to the total number of issued shares; and

•	notification that a binding arbitral clause is in place.

The following information must also be included in Tenda’s IAN in the section “Additional Information Deemed Relevant by Company”:

•	information relating to number and characteristics of Tenda’s shares directly or indirectly held by Gafisa, members of Tenda’s board of directors, board of executive officers and fiscal council;

•	changes in the number of shares held by such persons within the immediately proceeding 12 months; and

•	establishment of the arbitral clause.

The acquisition by Tenda of its own shares must comply with the Reporting Policy, Use of Information and Trading of Securities approved on June 28, 2007 by Tenda’s board of directors.

Information Required by the CVM

The Brazilian corporate law, securities regulations of the CVM and the rules and regulations of the Novo Mercado segment of the BM&FBOVESPA require that a publicly held corporation like us provide the following periodic information to the CVM and the BM&FBOVESPA:

•
financial statements prepared in accordance with Brazilian GAAP and related management and auditors’ reports, within three months from the end of the fiscal year on the date on which they are published or made available to shareholders, whichever occurs first, together with the DFP;

•	notices of Tenda’s annual shareholders’ meeting, on the same date as their publication;

•	summary of the decisions made at annual shareholders’ meetings, on the day following their occurrence;

•	copy of the minutes of the annual shareholders’ meetings, within ten days of their occurrence;

•	IAN, an annual report on standard form containing Tenda’s relevant corporate, business and selected financial information, within one month from the date of the annual shareholders’ meeting; and

•
ITR, a quarterly report on standard form containing Tenda’s relevant quarterly corporate, business and financial information, together with a special review report issued by Tenda’s independent public accountants, within 45 days form the end of each quarter (except for the last quarter of each year) or upon disclosure of such information to shareholders or third parties, whichever occurs first.

In addition to the foregoing, Tenda must also file the following information with the CVM and the BM&FBOVESPA:

•	notice of Tenda’s special shareholders’ meetings, on the same date as their publication;

•	summary of the decisions made in special shareholders’ meetings, on the day following their occurrence;

•	minutes of Tenda’s special shareholders meetings’, within ten days from its occurrence;

•	a copy of any shareholders’ agreement on the date on which it is filed with us;

•	any press release giving notice of material facts, on the same date it is published in the press;

•
information on any filing for corporate reorganization, the reason for such filing, special financial statements prepared for obtaining a legal benefit, and, if applicable, any plan for payment of holders of debentures, as well as copies of any judicial decision granting such request, on the same date it is filed and on the date Tenda take notice of it;

•	information on any bankruptcy filing, on the same day Tenda become aware of it, or the filing of a judicial claim, as applicable; and

•	a copy of any judicial decision granting a bankruptcy request and appointment of a bankruptcy trustee, on the date Tenda take notice of it.

Disclosure of Trading by Gafisa, Directors, Officers or Members of the Fiscal Council

Gafisa, executive officers, members of Tenda’s board of directors and members of Tenda’s fiscal council, if active, or of any technical or advisory committee are required to disclose to us the number, type, and manner of acquisition of securities issued by us, Tenda’s subsidiaries and Tenda’s controlling companies that are held by them or by persons closely related to them and any changes in their respective ownership positions. The information regarding the acquisition of such securities (such as name of the amount, price and date of purchase) must be provided to the CVM and BM&FBOVESPA within ten days following the end of the month in which they were traded.

The communication shall include, at least, the following information:

•	the name and qualification of the person providing the information;

•	the issuer, amount, price, type and/or class, in the case of acquired shares, or characteristics, in the case of securities; and

•	the form, price and date of the transactions.

In accordance with paragraph 1 of Article 12 of CVM Instruction No. 358, dated January 3, 2002, if the controlling shareholder, whether direct or indirect, or shareholders entitled to elect Tenda’s directors and fiscal council members either individually or in a group of persons or entities sharing similar interests, should directly or indirectly increase or reduce their interest in Tenda’s capital stock by more than 5%, such persons or entities must disclose to us the following information:

•	name and identification of the person acquiring the shares;

•
the number, kind and class and other characteristics of the shares, warrants, subscription rights, call options, and convertible debentures, if any interest is already held by their acquirer or any related person;

•	form of acquisition (private transaction, trading on the stock exchange, etc.);

•	the reasons and purpose of the transaction; and

•	information regarding any agreement regulating the exercise of voting rights or the purchase and sale of Tenda’s securities.

Disclosure of Material Information

According to Law No. 6,385, dated December 7, 1976, as amended, and CVM Instruction No. 358, dated January 3, 2002, as amended, Tenda must disclose any material information related to Tenda’s business to the CVM and the BM&FBOVESPA and publish a notice of such material information. Material information consists of any decision by the controlling shareholder, any resolution taken by Tenda’s board of directors, by the executive officers or by the shareholders in a shareholders’ meeting, or any other act or fact of political, technical, managerial, economic or financial nature occurring or related to us that could materially influence the price of Tenda’s securities, the decision of investors to buy, sell or hold Tenda’s securities, or the investors’ decision to exercise any rights deriving from Tenda’s securities.

Under special circumstances, Tenda may request confidential treatment by the CVM of certain material developments affecting us.

Trading of Tenda’s shares in Stock Exchange Markets

Tenda’s common shares trade on the BM&FBOVESPA and such trading is carried out by brokerage firms and other authorized institutions. The CVM and the BM&FBOVESPA have discretionary authority to suspend trading in shares of a particular issuer in certain circumstances.

Settlement of transactions on the BM&FBOVESPA occurs three business days after the trade date. Delivery of and payment for shares is made through the facilities of an independent clearinghouse. The clearinghouse for trading in the BM&FBOVESPA is the BM&FBOVESPA itself, since BM&FBOVESPA merged with the former CBLC. The BM&FBOVESPA is the central counterparty for transactions effected on the BM&FBOVESPA and carries out multi-party settlement for financial obligations and securities transfers. Under the regulations of the BM&FBOVESPA, financial settlement is carried out through the Reserve Transfer System (Sistema de Transferência de Reservas) of the Central Bank. The settlement of trades of shares is carried out in the custodial system of the BM&FBOVESPA. All deliveries against final payment are irrevocable.

PART SEVEN—ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

Gafisa has filed with the SEC a registration statement on Form F-4 to register under the Securities Act the common shares of Gafisa to be received in the Restructuring by holders of common shares of Tenda residing in the United States. This preliminary prospectus/information statement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Gafisa and their common shares and ADSs, Gafisa refers you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Gafisa files annual reports on Form 20-F and furnish reports on Form 6-K to the SEC under the rules and regulations that apply to foreign private issuers. As foreign private issuers, Gafisa and its respective shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for its officers, directors and holders of more than 10% of its shares. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Tenda is not subject to the reporting requirements of the Exchange Act.

Gafisa maintains an internet site at www.gafisa.com.br. However, information contained on that internet site is not incorporated by reference in this preliminary prospectus/information statement. You may also read reports and other information about Gafisa at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. Tenda does not have securities listed on the NYSE.

Gafisa provides annual reports in English to Citibank N.A., as depositary under the deposit agreements relating to its ADR program. Gafisa also furnishes to the depositary in English all notices of meetings of holders of common shares and other reports and communications that are made generally available to holders of common shares. Upon written request of Gafisa the depositary will mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and all other reports and communications received by the depositary. So long as the applicable ADRs are listed on the NYSE, the depositary will mail to all registered holders of ADSs at Gafisa’s expense any notices, reports and other communications that are made generally available to the holders of the Gafisa’s common shares or, at the company’s request, make these notices, reports and other communications available to all registered holders of ADSs on a basis similar to that for holders of common shares or on such other basis as the company may advise the depositary may be required by any applicable law, regulation or stock exchange requirement.

Incorporation by Reference

The SEC allows Gafisa  to “incorporate by reference” information into this preliminary prospectus/information statement, which means that Gafisa can disclose important information to you by referring you to another document that Gafisa has filed previously with the SEC. The information incorporated by reference is considered to be part of this preliminary prospectus/information statement, and certain later information that Gafisa files with the SEC will automatically update and supersede this information. Gafisa incorporates by reference the following documents:

•
Gafisa’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on June 5, 2009, except for the U.S. GAAP information included in items 3A, 8A and 18, which has been adjusted to reflect the retrospective adoption of the disclosure required by SFAS No. 160 and is incorporated by reference from the Form 6-K filed by Gafisa with the SEC on November 13, 2009 in this preliminary prospectus/ information statement; and

•
any future filings on Form 20-F by Gafisa made with the SEC under the Exchange Act after the date of this preliminary prospectus/information statement and prior to the completion of the Restructuring and any future filings on Form 6-K by Gafisa during such period that are identified in such forms as being incorporated by reference into this preliminary prospectus/information statement.

Gafisa will provide to each person, including any beneficial owner, to whom a preliminary prospectus/information statement is delivered, upon written or oral request at no cost, a copy of any and all of the information that has been incorporated by reference in this preliminary prospectus/information statement and that has not been delivered with this preliminary prospectus/information statement by contacting Gafisa at the following street address, telephone number or e-mail address:

Gafisa S.A.
Attention: IR Department
Av. Nações Unidas No. 8,501, 19th floor
05425−070 − São Paulo, SP − Brazil
Telephone: + 55 (11) 3025−9000
e-mail: ri@gafisa.com.br

You may also contact Tenda for at the following street address, telephone number or e-mail address:

Construtora Tenda S.A.
Attention: IR Department
Av. Engenheiro Luiz Carlos Berrini No. 1,376, 9th floor
04571−000 − São Paulo, SP − Brazil
Telephone: + 55 (11) 3040−6426
e-mail: ri@tenda.com

You may also contact the information agent for the Restructuring:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, N.Y. 10005 - USA
Toll Free: (800)207-3158
Collect: (212)269-5550
e-mail:proxy@dfking.com

In addition, if you are a holder of Gafisa ADSs, you may also contact:

Citibank, N.A.
Attention: Depositary Receipts Department
388 Greenwich Street
New York, N.Y. 10013 − USA
Calls within the United States: (800) 308−7887
Calls outside the United States: (781) 575−4555

Gafisa is also subject to the informational requirements of the CVM and the BM&FBOVESPA and files reports and other information relating to their business, financial condition and other matters with the CVM and the BM&FBOVESPA.  You may read these reports, statements and other information at the public reference facilities maintained in Rio de Janeiro or São Paulo.  Some Gafisa filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

Enforceability of Civil Liabilities Under U.S. Securities Laws

Gafisa has been advised by its Brazilian counsel, Barbosa, Müssnich & Aragão Advogados, that a final substantiated (i.e., if the grounds for the judgment are contained in the decision), certain (i.e., the obligation to be accomplished in Brazil as ordered by the foreign judgment is clearly defined) and conclusive judgment of a U.S. court for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against Gafisa, Tenda, their respective directors and certain of their respective officers and advisors or any such person would be enforceable in Brazil without reconsideration of the merits upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation generally will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made or sufficient evidence of our absence has been given as required under applicable law;

•	has been made res judicata (i.e. final and not subject to appeal);

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese;

•	is not contrary to Brazilian national sovereignty or public policy or “good morals”; and

•	is not equal to a proceeding in Brazil involving the same parties, based on the same grounds and with the same object, which has already been judged by a Brazilian court.

However, you cannot be certain that this confirmation will be obtained or that it will be obtained in a timely manner. In addition, you cannot be certain that a Brazilian court would enforce a monetary judgment for violations of U.S. securities laws.

Gafisa has been further advised by Barbosa, Müssnich & Aragão Advogados that original actions may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against each of Gafisa, Tenda, its directors and certain of its officers and advisors.

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney’s fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

PART EIGHT—LEGAL AND REGULATORY MATTERS

General

Gafisa is not aware of any of the following:

•	any governmental license or regulatory permit that appears to be material to the businesses of Gafisa or Tenda that might be adversely affected by the Restructuring;

•
except as described below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Restructuring; or

•
any consent, waiver or other approval that would be required as a result of or in connection with the Restructuring, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which any of Gafisa or Tenda is a party that have not been obtained.

The approval of the Restructuring by the CVM is not a condition to the Restructuring. Should any such approval or other action be required, Gafisa currently contemplates that such approval will be sought or such action will be taken, as the case may be.  Gafisa is unable to predict whether it may be necessary to delay the completion of the Restructuring pending the outcome of any approval or other action. Gafisa cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions. In addition, neither Gafisa nor Tenda can assure you that if the approvals were not obtained or other actions were not taken, adverse consequences might not result to the businesses of the operating companies.

Legal Matters

Gafisa has received an opinion from Barbosa, Müssnich & Aragão Advogados, São Paulo, Brazil, with respect to the validity of the common shares of Gafisa to be issued in connection with the Restructuring. Gafisa was advised as to certain matters of U.S. law by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on November 13, 2009, and management’s assessment of the effectiveness of our internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2008, have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Construtora Tenda S.A., acquired by the registrant as of October 21, 2008, of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The audited financial statements as of December 31, 2008 and for the period from October 22, 2008 through December 31 ,2008 of Construtora Tenda S.A., not separately presented in our Annual Report on Form 20-F, have been audited by Terco Grant Thornton Auditores Independentes, an independent registered public accounting firm, whose report thereon is incorporated in this prospectus supplement/information statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2008. Such financial statements, to the extent they have been included in the financial statements of Gafisa S.A., have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tenda as of December 31, 2008 and 2007 and for the years ended December 31, 2008 , 2007, and 2006 included in this preliminary prospectus/information statement have been audited by Terco Grant Thornton Auditores, an independent registered public accounting firm, as set forth therein and included in this preliminary prospectus/information statement. Such consolidated financial statements are included in this preliminary prospectus/information statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Neither the independent public accountants of Gafisa or Tenda , nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information used to prepare the valuation reports described in “Part Five: The Restructuring” nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information. The [independent public accountants auditors’ reports] included in this preliminary prospectus/information statement relate to the historical financial information of the respective companies, do not extend to the prospective financial information and should not be read to do so.

Changes in Gafisa’s Certifying Accountant

Previous independent registered public accounting firm

On August 18, 2009, Gafisa dismissed PricewaterhouseCoopers Auditores Independentes as its independent registered public accounting firm. Gafisa’s board of directors participated in and approved the decision to change its independent registered public accounting firm.

The reports of PricewatehouseCoopers Auditores Independentes on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two most recent fiscal years and through August 18, 2009, there have been no disagreements with PricewatehouseCoopers Auditores Independentes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewatehouseCoopers Auditores Independentes would have caused them to make reference thereto in their reports on the financial statements for such years.

During the two most recent fiscal years and through August 18, 2009, there have been no reportable events (as defined in Item 304(a)(1)(v)) of Regulation S-K).

Gafisa has requested that PricewatehouseCoopers Auditores Independentes furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 13, 2009, is filed as Exhibit 16.1 to this prospectus/information statement.

New independent registered public accounting firm

Gafisa engaged Terco Grant Thornton Auditores Independentes public accountants as its new independent registered public accounting firm as of August 18, 2009. During the two most recent fiscal years and through August 18, 2009, Gafisa has not consulted with Terco regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Gafisa’s financial statements, and neither a written report was provided to Gafisa or oral advice was provided that Terco concluded was an important factor considered by Gafisa in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Principal Relationships with Advisors

Certain prior relationships exist between the experts and financial advisors whose reports have been relied upon in relation to the Restructuring and Gafisa.  Itaú BBA and its affiliates, in the normal course of their businesses, have engaged in investment banking and other commercial dealing with both Gafisa and Tenda, for which Itaú BBA and its affiliates were compensated, and may, in the future, provide such services to Gafisa and to its respective affiliates, for which Itaú BBA and its affiliates expect to be compensated.

In January 2008 Gafisa entered into a joint venture with institutions now affiliated to Itaú BBA to create UniGafisa Participações e Empreendimentos Imobiliários SCP, whose corporate purpose is to invest in other real estate companies. In addition, Itaú Unibanco S.A. and its affiliates hold a 5.4% ownership interest in Gafisa.

In the normal course of its business, Estáter has only provided general financial and consulting services to Gafisa in relation to the present Restructuring, for which Estáter will be compensated and may, in the future, provide similar services to Gafisa and its affiliates, for which Estáter expects to be compensated.  Rothschild, in the normal course of its business, has previously provided financial advice to Gafisa in relation to the merger of FIT and Tenda, for which Rothschild was compensated, and may, in the future, provide similar services to Gafisa and to its affiliates, for which Rothschild expects to be compensated.  In the normal course of its business, APSIS has advised Gafisa on a number of previous transactions, including, but not limited to, the merger of FIT and Tenda and the Alphaville Urbanismo S.A. transaction, for which APSIS was compensated, and may, in the future, provide similar services to Gafisa and to its respective affiliates, for which APSIS expects to be compensated.

You should rely only on the information incorporated by reference or provided in this preliminary prospectus/information statement. Gafisa has not authorized any person to give any information or to make any representations in connection with the Restructuring other than the information contained or incorporated in this preliminary prospectus/information statement and, if any person gives other information or makes a representation in connection with the Restructuring, that information or representation must not be relied on as having been authorized by Gafisa.

This preliminary prospectus/information statement does not constitute an offer to any person in any jurisdiction in which an offer is unlawful. The offer is not being made to holders of shares in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of that jurisdiction. However, Gafisa may, in its sole discretion, take any action it may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in any jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on Gafisa’s behalf by one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

The delivery of this preliminary prospectus/information statement will not, under any circumstance, create an implication that Gafisa’s affairs have not changed since the date as of which information is furnished or since the date of this preliminary prospectus/information statement.

PART NINE—FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Index to Consolidated Unaudited Interim Financial Statements as of September 30, 2009 and for the nine month periods ended September 30, 2009 and 2008 of Gafisa S.A.	F-1
Index to Consolidated Unaudited Interim Financial Statements as of September 30, 2009 and for the nine month periods ended September 30, 2009 and 2008 of Construtora Tenda S.A.	F-78
Index to Consolidated Financial Statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 of Construtora Tenda S.A.	F-119

Consolidated Unaudited Balance Sheets as of September 30, 2009 and
for the Nine-Month Periods ended September 30, 2009 and 2008 of Gafisa S.A.

Gafisa S.A.

Condensed Consolidated  Balance Sheets
at September 30, 2009 (unaudited) and December 31, 2008
In thousands of Brazilian reais

Assets	Note	September 30, 2009	December 31, 2008
		(Unaudited)
Current assets
Cash, cash equivalents and marketable securities	4	948,350	528,574
Restricted cash in guarantee to loans	4	151,337	76,928
Receivables from clients	5	1,718,110	1,254,594
Properties for sale	6	1,376,236	1,695,130
Other accounts receivable	7	93,722	182,775
Deferred taxes	15	13,099	-
Deferred selling expenses		7,205	13,304
Prepaid expenses		13,522	25,396

		4,321,581	3,776,701

Non-current assets
Receivables from clients	5	1,662,300	863,950
Properties for sale	6	386,196	333,846
Deferred taxes	15	250,846	190,252
Escrow deposits	-	2,489	41,807
Other accounts receivable	7	49,651	68,799

		2,351,482	1,498,654

Goodwill, net	8	195,088	195,088
Property and equipment, net	-	53,698	50,348
Intangible assets	-	9,690	18,067

		258,476	263,503

		2,609,958	1,762,157

Total assets		6,931,539	5,538,858

Gafisa S.A.

Condensed Consolidated  Balance Sheets
at September 30, 2009 (unaudited) and December 31, 2008
In thousands of Brazilian reais	(continued)

Liabilities and shareholders' equity	Note		September 30, 2009	December 31, 2008
			(Unaudited)
Current liabilities
Loans and financing, net of swaps	9		570,307	447,503
Debentures	10		80,781	61,945
Obligations for purchase of land and advances from clients	13		488,935	421,584
Materials and service suppliers	-		194,302	112,900
Taxes and contributions	-		132,216	113,167
Salaries, payroll charges and profit sharing	-		61,206	29,693
Mandatory dividends	14	(a)	26,106	26,104
Provision for contingencies	12		10,512	17,567
Deferred taxes	15		52,375	-
Other accounts payable	11		181,312	97,933

			1,798,052	1,328,396

Non-current liabilities
Loans and financing, net of swaps	9		636,639	600,673
Debentures	10		1,244,000	442,000
Obligations for purchase of land and advances from clients	13		147,168	231,199
Deferred taxes	15		322,870	239,131
Provision for contingencies	12		59,509	35,963
Deferred gain on sale of investment	8	(b)	11,594	169,394
Negative goodwill on acquisition of subsidiaries	8	(b)	12,499	18,522
Other accounts payable	11		362,843	389,759

			2,797,122	2,126,641

Noncontrolling interests			552,889	471,402

Shareholders’ equity	14
Capital stock			1,233,897	1,229,517
Treasury shares			(18,050)	(18,050)
Capital reserves			190,584	182,125
Income reserves			218,827	218,827
Retained earnings			158,218	-

			1,783,476	1,612,419

Total liabilities and shareholders' equity			6,931,539	5,538,858

The accompanying notes are an integral part of these financial statements.

Gafisa S.A.

Condensed Consolidated Interim Statements of Income
For the nine-month periods ended September 30, 2009 and 2008
In thousands of Brazilian reais, except number of shares and per share information

	Note		2009	2008
			(Unaudited)	(Unaudited)
Gross operating revenue
Real estate development and sales	3	(a)	2,184,117	1,224,199
Construction services rendered, net of costs			30,352	13,201
Taxes on services and revenues			(89,663)	(44,841)

Net operating revenue			2,124,806	1,192,559

Operating costs
Real estate development costs			(1,523,640)	(814,201)

Gross profit			601,166	378,358

Operating (expenses) income
Selling expenses			(153,344)	(87,504)
General and administrative expenses			(172,832)	(104,990)
Depreciation and amortization			(24,166)	(29,606)
Amortization of gain on partial sale of FIT Residential and other, net			157,800	-
Other, net			(79,094)	(13,303)

Operating profit before financial income (expenses)			329,530	142,955

Financial income (expenses)
Financial expenses			(159,336)	(24,272)
Financial income			106,399	64,389

Income before taxes on income and noncontrolling interests			276,593	183,072

Current income tax and social contribution expense			(15,659)	(13,639)
Deferred tax			(49,245)	(36,817)

Total tax expenses	15		(64,904)	(50,456)

Income before noncontrolling interests			211,689	132,616

Noncontrolling interests			(53,471)	(35,540)

Net income for the nine-month period			158,218	97,076

Outstanding shares at the end of the period (in thousands)	14	(a)	130,508	129,963

Net income per thousand outstanding shares at the end of the period - R$			1.2123	0.7469

The accompanying notes are an integral part of these financial statements.

Gafisa S.A.

Statement of Changes in Shareholders' Equity
For the Nine-month Period Ended September 30, 2009 (unaudited)
In thousands of Brazilian reais

			Capital reserves		Income reserves

	Capital stock	Treasury shares	Stock options reserve	Capital reserves	Legal reserve	Statutory reserve	For investments	Retained earnings	Total

At December 31, 2008	1,229,517	(18,050)	47,829	134,296	21,081	159,213	38,533	-	1,612,419
Capital increase - exercise of stock options	4,380	-	-	-	-	-	-	-	4,380
Stock option plan	-	-	8,459	-	-	-	-	-	8,459
Net income for the period	-	-	-	-	-	-	-	158,218	158,218

At September 30, 2009 (unaudited)	1,233,897	(18,050)	56,288	134,296	21,081	159,213	38,533	158,218	1,783,476

The accompanying notes are an integral part of these financial statements.

Gafisa S.A.

Condensed Consolidated Interim Statements of Cash Flows
For the nine-month periods ended September 30, 2009 and 2008
In thousands of Brazilian reais

	2009	2008
	(Unaudited )	(Unaudited )
Cash flows from operating activities
Net income	158,218	97,076

Expenses (income) not affecting cash and cash equivalents
Depreciation and amortization	30,189	30,253
Goodwill / Negative goodwill amortization	(6,023)	(647)
Disposal of fixed assets	4,980	-
Stock option expenses	15,062	16,550
Deferred gain on sale of investment	(157,800)	-
Unrealized interest and charges, net	123,347	86,114
Deferred tax	49,245	36,082
Noncontrolling interests	39,919	30,768
Decrease (increase) in assets
Receivables from clients	(1,261,866)	(590,489)
Properties for sale	266,545	(517,440)
Other accounts receivable	57,759	(114,676)
Deferred selling expenses	223	117
Prepaid expenses	8,889	(11,668)
Increase (decrease) in liabilities
Obligations for purchase of land	(94,395)	337,694
Taxes and contributions	31,595	30,472
Provision for contingencies	62,610	2,270
Materials and service suppliers	81,602	13,860
Advances from clients	76,637	(38,631)
Salaries, payroll charges and profit sharing	31,518	(14,236)
Other accounts payable	35,829	(13,880)

Cash used in operating activities	(445,917)	(620,411)

Cash flows from investing activities
Property and equipment	(34,999)	(32,714)
Restricted cash in guarantee to loans	(74,409)	-

Cash used in investing activities	(109,408)	(32,714)

Cash flows from financing activities
Capital increase	4,380	7,672
Loans and financing obtained	1,418,227	692,663
Repayment of loans and financing	(567,655)	(102,695)
Contributions from venture partners	-	300,000
Assignment of credits, net	860	42,463
Proceeds from subscription of redeemable equity interest in securitization	49,973	-
Assignment of credits receivable - CCI	69,316	-
Dividends paid	-	(26,970)

Cash provided by financing activities	975,101	913,133

Net increase in cash and cash equivalents	419,776	260,008

Cash and cash equivalents (net of restricted cash in guarantee to loans)
At the beginning of the period	528,574	517,420
At the end of the period	948,350	777,428

Net increase in cash and cash equivalents	419,776	260,008

The accompanying notes are an integral part of these financial statements.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

1	Operations

Gafisa S.A.  (the "Company") started its commercial operations in 1997 with the objectives of: (a) promoting and managing all forms of real estate ventures on its own behalf or for third parties; (b) purchasing, selling and negotiating real estate properties in general, including provision of financing to real estate clients; (c) carrying out civil construction and civil engineering services; (d) developing and implementing marketing strategies related to its own or third party real estate ventures; and (e) investing in other Brazilian or foreign companies which have similar objectives as the Company's.

The Company forms jointly-controlled ventures (Special Purpose Entities - SPEs) and participates in consortia and condominiums with third parties as a means of meeting its objectives. The controlled entities share the structure and corporate, managerial and operating costs with the Company.

On September 1, 2008, the Company and Construtora Tenda S.A. ("Tenda") merged Tenda and Fit Residencial Empreendimentos Imobiliários Ltda. (“Fit Residencial”), by means of a Merger Protocol and Justification. On October 3, 2008, this Merger Protocol and Justification was approved by Gafisa’s Board of Directors, as well as the first Amendment to the Protocol. Upon exchange of Fit Residencial quotas for Tenda shares, the Company received 240,391,470 common shares, representing 60% of total and voting capital of Tenda after the merger of Fit Residencial, in exchange for 76,757,357 quotas of Fit Residencial. The Tenda shares received by the Company in exchange for Fit Residencial quotas will have the same rights, attributed on the date of the merger of the shares by the Company, and will receive all benefits, including dividends and distributions of capital that may be declared by Tenda as from the merger approval date. On October 21, 2008, the merger of Fit Residencial into Tenda was approved at an Extraordinary Shareholders’ Meeting by the Company’s shareholders (Note 8).

On February 27, 2009, Gafisa and Odebrecht Empreendimentos Imobiliários S.A. announced the dissolution of their partnership in Bairro Novo Empreendimentos Imobiliários S.A., terminating the Shareholders’ Agreement in effect between the partners. Accordingly, Gafisa is no longer a partner in Bairro Novo Empreendimentos Imobiliários S.A.. The real estate ventures that were being conducted together by the parties began started to be carried out separately, Gafisa will develop the Bairro Novo Cotia real estate venture, whereas Odebrecht Empreendimentos Imobiliários S.A. will develop other ventures of the dissolved partnership, in addition to operating Bairro Novo Empreendimentos Imobiliários S.A..

On June 29, 2009, Gafisa S.A. and Construtora Tenda S.A. entered into a Private Instrument for Assignment and Transfer of Quotas and Other Covenants, in which Gafisa assigns and transfers to Tenda 41,341,895 quotas of Cotia1 Empreendimento Imobiliário for the net book value of R$ 41,342.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

On October 21, 2009, the Company informed that it intends to present to its shareholders by the end of 2009 a proposal for merging all shares of its subsidiary, which conditions are still being negotiated with the Independent Special Committee. If the merger is approved, Tenda, which is currently a 60% owned subsidiary of Gafisa, will become a wholly-owned subsidiary of Gafisa (Note 20).

2	Presentation of the nine-month period Information

The condensed consolidated financial statements as at September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008 are unaudited. These condensed financial statements include all adjustments consisting of normal recurring adjustments which, in the opinion of our management, are necessary for a fair presentation of our condensed consolidated financial position, results of operations and cash flows for the interim periods presented.

The condensed consolidated financial statements should be read in conjunction with our financial statements prepared for the year ended December 31, 2008. The results for the nine-month period ended September 30, 2009 are not necessarily indicative of the results to be reported for the entire year ending December 31, 2009, or for periods in the future. The accounting policies adopted in preparing these unaudited interim financial statements are consistent with those used in the preparation of the audited financial statements for the year ended December 31, 2008, except that goodwill is no longer amortized pursuant to new Brazilian generally accepted accounting practices adopted from 2009 on.

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting practices adopted in Brazil for presentation of complete annual financial statements. The financial statements presented herein do not include the parent company´s stand alone financial statements and are not intended to be used for statutory purposes. The Summary of Principal Differences between Brazilian GAAP and US GAAP (Note 21) is not required by Corporate Law and is presented only for purposes of these financial statements.

Certain amounts in the comparative financial statements as of December 31, 2008 and the notes thereto have been reclassified to be consistent with the current presentation.

(a)	Basis of presentation

The condensed consolidated interim financial statements were prepared in accordance with accounting practices adopted in Brazil as determined by the Brazilian Corporate Law ("Corporate Law"), the Accounting Standards Committee ("CPC"), the Federal Accounting Council ("CFC"), the IBRACON - Institute of Independent Auditor of Brazil ("IBRACON") and additional regulations and resolutions of the Brazilian Securities Commission ("CVM") (collectively, "Brazilian GAAP").

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The Company and its subsidiaries opted as provided for by the CVM/SNC/SEP Circular Letter No. 02/2009, to present information for the nine-month period ended September 30, 2008 on a comparative basis to the current period.

Law No. 11.638/07 enacted on December 28, 2007 introduced changes to the Corporate Law to be applied as from financial statements presented for the year ended December 31, 2008. To assure consistency of presentation, the Company and it subsidiaries have retroactively applied changes to Brazilian GAAP, introduced by the newly formed CPC and the provisions of Law No. 11.638/07 from January 1, 2006. The effects of changes to Brazilian GAAP on the unaudited results of operations for the nine-month period ended September 30, 2008 are as follows:

(Unaudited)

As originally reported	139,781
Adjustment to present value of assets and liabilities	4,418
Stock option plans	(16,550)
Warranty provision	(3,494)
Depreciation of sales stands, facilities, model apartments and related furnishings	(9,334)
Noncontrolling interest	(8,018)
Other, including deferred taxes	(9,727)

As presented herein	97,076

The income tax and social contribution effects arising from the initial adoption of the Law 11.638/07, upon election to adopt the provisions of Law 11,941/09 were recorded based on the pre-existing tax regulations.  Gafisa S.A. and its subsidiaries’ elections to follow the provisions of the RTT (Transitory Tax Regime), as provided for by Law 11,941/09, were declared in the corporate income tax returns filed in 2009.

(b)	Use of estimates

The preparation of nine-month period information in conformity with Brazilian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the nine-month period information and the reported amounts of revenues and expenses during the reporting period. The nine-month period information includes estimates that are used to determine certain items, including, among others, the estimated costs of the ventures,

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

allowance for doubtful accounts, warranty provision, provisions necessary for the impairment of assets, the provision for credits not recognized related to deferred tax, and the recognition of contingent liabilities. Actual results may differ from the estimates.

(c)	Consolidation principles

The consolidated nine-month period information includes the accounts of Gafisa S.A. and those of all of its subsidiaries (Note 8), with separate disclosure of the participation of noncontrolling shareholders. The proportional consolidation method is used for investments in jointly-controlled investees, which are all governed by shareholder agreements; as a consequence, assets, liabilities, revenues and costs are consolidated based on the proportion of the equity interest the Company holds in the capital of the investee.

All significant intercompany accounts and transactions are eliminated upon consolidation, including investments, current accounts, dividends receivable, income and expenses and unrealized results among consolidated companies, net of taxes.The accounting policies are applied consistently, in all consolidated companies. Transactions and balances with related parties, shareholders and investees are disclosed in the respective notes.  The statement of changes in shareholders' equity reflects the changes in Gafisa S.A.'s parent company's books.

3	Significant Accounting Practices

The most significant accounting practices adopted in the preparation of the nine-month period information are as follows:

(a)	Recognition of results

(i)	Real estate development and sales

Revenues, as well as costs and expenses directly related to real estate development units sold and not yet finished, are recognized over the course of the construction period and the following procedures are adopted:

For completed units, the result is recognized when the sale is made, regardless of the receipt of the contractual amount, provided that the following conditions are met: (a) the result is determinable, that is, the collectibility of the sale price is reasonably assured or the amount that will not be collected can be estimated, and (b) the earnings process is virtually complete, that is, the Company is not obliged to perform significant activities after the sale to earn the profit. The collectibility of the sales price is demonstrated by the client's commitment to pay, which in turn is supported by initial and continuing investment.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

In the sales of unfinished units, the following procedures and rules were observed:

.	The incurred cost (including the costs related to land) corresponding to the units sold is fully appropriated to the result.

.
The percentage of incurred cost (including costs related to land) is measured in relation to total estimated cost, and this percentage is applied on the revenues from units sold, determined in accordance with the terms established in the sales contracts, thus determining the amount of revenues and selling expenses to be recognized.

.
Any amount of revenues recognized that exceeds the amount received from clients is recorded as current or non-current assets. Any amount received in connection with the sale of units that exceeds the amount of revenues recognized is recorded as "Obligations for purchase of land and advances from clients".

.
Interest and inflation-indexation charges on accounts receivable as from the time the client takes possession of the property, as well as the adjustment to present value of accounts receivable, are appropriated to the result from the development and sale of real estate using the accrual basis of accounting.

.
The financial charges on accounts payable for the acquisition of land and real estate credit operations during the construction period are appropriated to the cost incurred, and recognized in results upon the sale of the units of the venture to which they are directly related.

Deferred taxes on the difference between the revenues from real estate development and the accumulated revenues subject to tax are calculated and recognized when the difference in revenues is recognized.

The other income and expenses, including advertising and publicity, are appropriated to the results as they are incurred using the accrual basis of accounting.

(ii)	Construction services

Revenues from real estate services consist primarily of amounts received in connection with construction management activities for third parties, technical management and management of real estate; revenues are recognized as services are rendered.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(iii)	Revenues and costs related to barter transactions

As per CPC (O) 01, “Real Estate Development Entities”, for barter transactions of land in exchange for units, the value of land acquired by the Company is calculated based on the fair value of real estate units to be delivered, and recorded in inventories of Properties for sale against liabilities for Advances from clients, at the time the barter agreement is signed. Revenues, as well as costs incurred from barter transactions are appropriated to income over the course of construction period of the projects based on the financial measure of completion.

(b)	Cash and cash equivalents

Consist primarily of bank certificates of deposit and investment funds, denominated in reais, having a ready market and original maturity of 90 days or less or in regard to which there are no penalties or other restrictions for early redemption, recognized at market value.

Investment funds in which the Company is the sole owner are fully consolidated.

(c)	Receivables from clients

These are stated at cost plus accrued interest and indexation adjustments, net of adjustment to present value. The allowance for doubtful accounts, when necessary, is provided in an amount considered sufficient by management to meet expected losses.

The installments due are indexed based on the National Civil Construction Index (INCC) during the construction phase, and based on the General Market Prices Index (IGP-M) after delivery of the units.

(d)	Certificates of real estate receivables (CRI)

The Company assigns receivables for the securitization and issuance of mortgage-backed securities ("CRI"). When this assignment does not involve right of recourse, it is recorded as a reduction of accounts receivable. When the transaction involves recourse against the Company, the accounts receivable sold is maintained on the balance sheet. The financial guarantees, when a participation is acquired (subordinated CRI) and maintained to secure the receivables that were assigned, are recorded in the balance sheet in non-current receivables at fair value.

(e)	Investment Fund of Receivables ("FIDC”)

The Company consolidates Investment Funds of Receivables (FIDC) in which it holds subordinated quotas, subscribed and paid in by the Company in receivables.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Pursuant to CVM Instruction No. 408, the consolidation by the Company of FDIC arises from the evaluation of the underlying and economic reality of these investments, considering, among others: (a) whether the Company still have control over the assigned receivables, (b) whether it still retains any right in relation to assigned receivables, (c) whether it still bears the risks and responsibilities for the assigned receivables, and (d) whether the Company fundamentally or usually pledges guarantees to FIDC investors in relation to the expected receipts and interests, even informally.

When consolidating the FIDC in its financial statements, the Company discloses the receivables in the group of accounts of receivables from clients and the FIDC net worth is reflected in consolidated noncontrolling interests, the balance of subordinated quotas held by the Company being eliminated in this consolidation process.

The financial costs of these transactions are appropriated on pro rata basis in the adequate heading of financial expenses.

(f)	Real estate credit certificate (“CCI”)

The Company carries out the assignment and/or securitization of receivables related to credits of statutory lien on completed real estate ventures. This securitization is carried out upon the issuance of the real estate credit certificate (CCI), which is assigned to financial institutions that grant credit.

(g)	Properties for sale

Land is stated at cost of acquisition.  Land is recorded only after the deed of property is registered, not registered in the financial statements during the negotiation phase, not depending on the success probability or stage of negotiation.  The Company and its subsidiaries also acquire land through barter transactions where, in exchange for the land acquired, it undertakes to deliver (a) real estate units under development or (b) part of the sales revenues originating from the sale of the real estate units. Land acquired through barter transaction is stated at fair value.

Properties are stated at construction cost, which does not exceed the net realizable value.  In the case of real estate developments in progress, the portion in inventories corresponds to the cost incurred for units that have not yet been sold.  The cost comprises construction (materials, own or outsourced labor and other related items) and land, including financial charges appropriated to the development as incurred during the construction phase.

When the cost of construction of properties for sale exceeds the expected cash flow from sales, once completed or still under construction, an impairment charge is recognized in the period when the book value is considered no longer to be recoverable. This analysis is

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

consistently applied to residential ventures targeted at the low, medium and high income markets, regardless of their geographic region or construction phase.

Properties for sale are reviewed to evaluate the recovery of the book value of each real estate development when events or changes in macroeconomic scenarios indicate that the book value may not be recoverable.  If the book value of a real estate development is not recoverable, compared to its realizable value through expected cash flows, a provision is recorded.

The Company capitalizes interest on developments during the construction phase, arising from the National Housing System and other credit lines that are used for financing the construction of developments (limited to the corresponding financial expense amount).

(h)	Deferred selling expenses

Brokerage expenditures are recorded in results following the same percentage-of-completion criteria adopted for the recognition of revenues and costs of units sold, based on the cost incurred in relation to the budgeted cost. The charges related to sales commission of the buyer are not recognized as revenue or expense of the Company.

(i)	Warranty provision

As per CPC (O) 01, “Real Estate Development Entities”, the Company and its subsidiaries presented at September 30, 2009 and December 31, 2008 a provision to cover expenditures for repairing construction defects covered during the warranty period, amounting to R$ 15,707 and R$ 14,452, respectively, except for the subsidiaries that operate with outsourced companies, which are the own guarantors of the constructions services provided.  The warranty period is five years from the delivery of the unit.

(j)	Prepaid expenses

These are taken to income in the period to which they relate.

(k)	Property and equipment

Recorded at cost. Depreciation is calculated based on the straight-line method considering the estimated useful life of the assets, as follows: vehicles - 5 years; (ii) office equipment and other installations - 10 years; and (iii) sales stands, facilities, model apartments and related furnishings - 1 year.

As per CPC (O) 01, “Real Estate Development Entities”, expenditures incurred for the construction of sales stands, facilities, model apartments and related furnishings are capitalized as Property and equipment.  Depreciation commences upon launch of the development and is recorded over the average term of one year and subject to periodical analysis of asset impairment.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(l)	Intangible assets

Intangible assets relate to the acquisition and development of computer systems and software licenses, recorded at acquisition cost, and are amortized over a period of up to five years.

(m)	Investments in subsidiaries and jointly-controlled investees

(i)	Net equity value

If the Company holds more than half of the voting capital of another company, the latter is considered a subsidiary and is consolidated. In situations where shareholder agreements grant the other party veto rights affecting the Company's business decisions with regards to its subsidiary, such affiliates are considered to be jointly-controlled companies and are recorded on the equity method.

Cumulative movements after acquisitions are adjusted in cost of investment. Unrealized gains or transactions between the Company and its affiliates and subsidiary companies are eliminated in proportion to the Company.'s interest; unrealized losses are also eliminated, unless the transaction provides evidence of impairment of the asset transferred.

When the Company's interest in the losses of subsidiaries is equal to or higher than the amount invested, the Company recognizes the residual portion of the net capital deficiency since it assumes obligations to make payments on behalf of these companies or for advances for future capital increase.

The accounting practices of acquired subsidiaries are aligned with those of the parent company, in order to ensure consistency with the practices adopted by the Company.

(ii)	Goodwill and negative goodwill on the acquisition of investments

The Company’s investments in subsidiaries include goodwill when the acquisition cost exceeds the book value of net tangible assets of the acquired subsidiary and negative goodwill when the acquisition cost is lower.

Up to December 31, 2008, the goodwill is amortized in accordance with the underlying economic basis which considers factors such as the land bank, the ability to generate results

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

from developments launched and/or to be launched and other inherent factors. Pursuant to OCPC02, from January 1, 2009 goodwill is no longer amortized in results for the period.

The Company annually evaluates at the balance sheet date whether there are any indications of permanent loss and potential adjustments to measure the residual portion not amortized of recorded goodwill, and records an impairment provision, if required, to adjust the carrying value of goodwill to recoverable amounts or to realizable values. If the book value exceeds the recoverable amount, the amount thereof is reduced.

Goodwill that cannot be justified economically is immediately charged to results for the year.

Negative goodwill that is justified economically is appropriated to results at the extent the assets which originated it are realized. Negative goodwill that is not justified economically is recognized in results only upon disposal of the investment.

(n)	Obligations for purchase of land and advances from clients (barter transactions)

These are contractual obligations established for purchases of land in inventory (Property for sale) which are stated at amortized cost plus interest and charges proportional to the period (pro rata basis), when applicable, net of adjustment to present value.

The obligations related to barter transactions of land in exchange for real estate units are stated at fair value, as advances from clients.

(o)	Selling expenses

Selling expenses include advertising, promotion, brokerage fees and similar expenses, are appropriated to results when incurred.

(p)	Taxes on income

Taxes on income in Brazil comprise Federal income tax (25%) and social contribution (9%), as recorded in the statutory accounting records, for entities on the taxable profit regime, for which the composite statutory rate is 34%. Deferred taxes are provided on all temporary tax differences, including those related to changes in accounting practices.

As permitted by tax legislation, certain subsidiaries and jointly-controlled companies, the Company opted for the presumed profit regime. For these companies, the income tax basis is calculated at the rate of 8% on gross revenues plus financial income and for the social contribution basis at 12% on gross revenues plus financial income, upon which the income tax and social contribution rates, 25% and 9%, respectively, are applied.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The deferred tax assets are recognized to the extent that future taxable income is expected to be available to be used to offset temporary differences based on the budgeted future results prepared based on internal assumptions. New circumstances and economic scenarios may change the estimates.

Deferred tax assets arising from net operating losses have no expiration dates, though offset is restricted to 30% of annual taxable income. Taxable entities on the presumed profit regime cannot offset prior year losses against tax payable.

In the event realization of deferred tax assets is not considered to be probable, no amount is recorded (Note 15).

(q)	Other current and non-current liabilities

These liabilities are stated on the accrual basis at their known or estimated amounts, plus, when applicable, the corresponding indexation charges and foreign exchange gains and losses.

The liability for future compensation of employee vacations earned is fully accrued.

The Company and its subsidiaries do not offer private pension plans or retirement plan or other post-employment benefits to employees.

(r)	Stock option plans

As approved by its Board of Directors, the Company offers to its selected executives share-based compensation plans ("Stock Options").

CPC 10, “Share-based Compensation”, requires that the options, calculated at the grant date, be recognized as an expense against shareholders' equity, at the extent service is rendered.

The fair value of services received from the plan participants, in exchange for options, is determined in relation to the fair value of shares, on the grant date of each plan,  and recognized as expense through the vesting period.

(s)	Profit sharing program for employees and officers

The Company and its subsidiaries provide for the distribution of profit sharing benefits and bonuses to employees recognized in results in General and administrative expenses.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Additionally, the Company and its subsidiaries’ bylaws establish the distribution of profit sharing to executive officers (in an amount that does not exceed the lower of (i) their annual compensation or (ii) 10% of the Company's net income).

The bonus systems operate on a three-tier performance-based structure in which the corporate efficiency targets as approved by the Board of Directors must first be achieved, followed by targets for the business units and finally individual performance targets.

(t)	Present value adjustment

In conformity with CPC 12, "Adjustment to Present Value", the assets and liabilities arising from long-term transactions were adjusted to present value.

As specified by CPC (O) 01, "Real Estate Development Entities", for inflation-indexed receivables arising from installment sales of unfinished units, the receivables formed prior to delivery of the units which does not accrue interest, were discounted to present value. The reversal of the adjustment to present value, considering that an important part of the Company’s activities is to finance its customers, was made as a contra-entry to the real estate development revenue group itself, consistent with the interest accrued on the portion of accounts receivable related to the “after the keys” period.

The financial charges of funds used in the construction and finance of real estate ventures shall be capitalized. As interest from funds used to finance the acquisition of land for development and construction is capitalized, the accretion of the present value adjustment arising from the obligation is recorded in Real estate development operating costs or against inventories of Properties for sale, as the case may be, until the construction phase of the venture is completed.

Accordingly, certain asset and liability items are adjusted to present value based on discount rates that reflect management's best estimate of the value of money over time and the specific risks of the asset and the liability.

(u)	Cross-currency interest rate swap and derivative transactions

The Company has derivative instruments for the purposes of mitigating the risk of its exposure to the volatility of currencies, indices and interest rates, recognized at fair value directly in income. In accordance with its treasury policies, the Company does not acquire or issue derivative financial instruments for speculative purposes.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(v)	Financial liabilities recorded at fair value

Pursuant to CPC 14, "Financial Instruments: Recognition, Measurement and Evidence", financial instruments are classified among four categories: (i) financial assets or liabilities measured at fair value through income, (ii) held to maturity, (iii) loans and receivables, and (iv) available for sale. The classification depends upon the purpose for which the financial assets and liabilities were acquired. Management classifies its financial assets and liabilities when initially recognized. At September 30, 2009, the Company has financial assets and liabilities that are categorized as (i) and (iii).

At September 30, 2009 and December 31, 2008, the Company recorded certain loans denominated in foreign currency as financial liabilities at fair value through income. These transactions are directly linked to the cross-currency interest rate swaps and are recognized at fair value. Changes in the fair value of financial liabilities are directly recognized in results.

(w)	Impairment of financial assets

At each balance sheet date, or when events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable, the Company evaluates whether there are any indications of impairment of a financial asset or group of financial assets in relation to the market value, and its ability to generate positive cash flows to support its realization. A financial asset or group of financial assets is considered impaired when there is objective evidence of a decrease in recoverable value as a result of one or more events that occurred after the initial recognition of the asset, which impact estimated future cash flows.

(x)	Debenture and initial public offering expenses

As per CPC 08, "Transaction Costs and Premiums on Issuance of Securities", share issuance expenses are accounted for as a direct reduction of capital raised.  In addition, transaction costs and premiums on issuance of debt securities are amortized over the terms of the security and the balance is presented net of issuance expenses.

(y)	Earnings per share

Earnings per share are calculated based on the number of shares outstanding at the balance sheet date, net of treasury shares.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

4	Cash, Cash Equivalents and Marketable Securities

	September 30, 2009	December 31, 2008
	(Unaudited )
Cash and cash equivalents
Cash and banks	215,133	73,538
Cash equivalents
Bank Certificates of Deposits – CDBs	490,491	185,334
Investment funds	161,125	149,772
Securities purchased under agreement to resell	81,601	114,286
Other	-	5,644

Total cash and cash equivalents	948,350	528,574

Restricted cash in guarantee to loans (Note 9)	151,337	76,928

Total cash, cash equivalents and financial investments	1,099,687	605,502

At September 30, 2009, Bank Deposit Certificates – CDBs include earned interest from 95% to 104% (December 31, 2008 - 95% to 107%) of Interbank Deposit Certificate – CDI, invested in first class financial institutions.

At September 30, 2009 and December 31, 2008 the amount related to investment funds is recorded at market value. Pursuant to CVM Instruction No. 408/04, financial investments in investment funds in which the Company has an exclusive interest are consolidated.

5	Receivables from clients

	September 30, 2009	December 31, 2008
	(Unaudited )

Real state development and sales	3,369,569	2,115,498
(-) Adjustment to present value	(79,942)	(51,929)
Services and construction	79,511	54,096
Other receivables	11,272	879

	3,380,410	2,118,544

Current	1,718,110	1,254,594
Non-current	1,662,300	863,950

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The balance of accounts receivable from units sold and not yet delivered is limited to the portion of revenues accounted for net of the amounts already received.

The balances of advances from clients (development and services), which exceed the revenues recorded in the period, amount to R$ 128,384 in consolidated at September 30, 2009 (December 31, 2008 - R$169,658), and are classified in Obligations for purchase of land and advances from clients.

Accounts receivable from completed real estate units delivered are in general subject to annual interest of 12%, the financial income being recorded in income as "Revenue from real estate development "; the interest recognized for the periods ended September 30, 2009 and 2008 totaled R$ 38,915 and R$ 32,105, respectively.

The allowance for doubtful accounts for Tenda totaled R$ 19,628 and R$18,815  at September 30, 2009 and December 31, 2008, respectively, and is considered sufficient by the Company's management to cover future losses on the realization of accounts receivable of this subsidiary.

An allowance for doubtful accounts is not considered necessary, except for Tenda, since the history of losses on accounts receivable is insignificant. The Company's evaluation of the risk of loss takes into account that these credits refer mostly to developments under construction, where the transfer of the property deed only takes place after the settlement and/or negotiation of the client receivables.

The total reversal value of the adjustment to present value recognized in the real estate development revenue for the periods ended September 30, 2009 and 2008 amounted to  R$ (16,904) and R$ (8,337), respectively.

On March 31, 2009, the Company carried out a securitization of receivables transaction, which consists of an assignment of a portfolio comprising select residential and commercial real estate receivables arising from Gafisa and its subsidiaries. This portfolio was assigned and transferred to “Gafisa FIDC” which issued Senior and Subordinated quotas. This first issuance of senior quotas was made through an offering restricted to qualified investors. Subordinated quotas were subscribed exclusively by Gafisa. Gafisa FDIC acquired the portfolio of receivables at a discount rate equivalent to the interest rate of finance contracts.

Gafisa was hired by Gafisa FDIC and will be remunerated for performing, among other duties, the conciliation of the receipt of receivables owned by the fund and the collection of past due receivables. The transaction structure provides for the substitution of the Company as collection agent in case of non-fulfillment of the responsibilities described in the collection service contract.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The Company assigned its receivables portfolio amounting to R$ 119,622 to Gafisa FIDC in exchange for cash, at the transfer date, discounted to present value, for R$ 88,664. The following two quota types were issued: Senior and Subordinated. The subordinated quotas were exclusively subscribed by Gafisa S.A., representing approximately 21% of the amount issued, totaling R$ 18,958 (present value) – (Note 8). At September 30, 2009, it totaled R$ 14,041. Senior and Subordinated quota receivables are indexed by IGP-M and incur interest at 12% per year.

The Company consolidated Gafisa FIDC in its financial statements, accordingly, it discloses at September 30, 2009 receivables amounting to R$ 64,014 in the group of accounts of receivables from clients, and R$ 49,973 is reflected in consolidated noncontrolling interests, the balance of subordinated quotas held by the Company being eliminated in this consolidation process.

On June 26, 2009, the Company carried out a CCI transaction, which consists of an assignment of a portfolio comprising select residential real estate credits from Gafisa and its subsidiaries. The Company assigned its receivables portfolio amounting to R$ 89,102 in exchange for cash, at the transfer date, discounted to present value, of R$ 69,315, classified into the heading "Other accounts payable - Credit Assignments".

8 book CCIs were issued, amounting to R$69,315 at the date of issue.  These 8 CCIs are backed by Receivables which installments fall due on and up to June 26, 2014 (“CCI-Investor”).

CCI-Investor, pursuant to Article 125 of the Brazilian Civil Code, carry general guarantees represented by statutory liens on real estate units, effective as soon as the conditional restrictions included in the registration are lifted, as reflected in the real estate deed, (i) of the assignment of receivables from the assignors to SPEs, as provided for in Article 167, item II, (21) of Law No. 6,015, of December 31, 1973; and (ii) of the issue of CCI – Investor by SPEs, as provided for in Article 18, paragraph 5 of Law No. 10,931/04.

Gafisa was hired and will be remunerated for performing, among other duties, the conciliation of the receipt of receivables, guarantee the CCIs, and the collection of past due receivables. The transaction structure provides for the substitution of Gafisa as collection agent in case of non-fulfillment of the responsibilities described in the collection service contract.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

6	Properties for sale

	September 30, 2009	December 31, 2008
	(Unaudited )

Land	767,990	745,850
Property under construction	827,042	1,181,930
Completed units	148,507	96,491
Adjustment to present value	18,893	4,705

	1,762,432	2,028,976

Current portion	1,376,236	1,695,130
Non-current portion	386,196	333,846

The Company has undertaken commitments to build units bartered for land, accounted for based on the fair value of the bartered units. At September 30, 2009 and December 31, 2008, the balance of land acquired through barter transactions totaled R$ 80,680 and R$ 169,658.

As mentioned in Note 9, the balance of financial charges at September 30, 2009 and September 30, 2008 amounts to R$ 96,511 and R$ 67,119, respectively.

The present value adjustment included in the balance of property for sale account is related to the balancing entry of the present value adjustment related to liabilities incurred for acquisition of properties with no impact in the results (Note 13).

7	Other accounts receivable

	September 30, 2009	December 31, 2008
	(Unaudited )

Current accounts related to real estate ventures (*)	8,249	107,982
Advances to suppliers	49,519	58,274
Recoverable taxes	32,888	18,905
Deferred PIS and COFINS	2,773	11,213
Credit assignment receivables	4,087	7,990
Client refinancing to be released	5,266	4,392
Advances for future capital increase	-	1,645
Other	40,591	41,173

	143,373	251,574
Current	93,722	182,775
Non-current	49,651	68,799

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(*)
The Company participates in the development of real estate ventures with other partners, directly or through related parties, through condominiums and/or consortia. The management structure of these enterprises and the cash management are centralized in the lead partner of the enterprise, which manages the construction schedule and budgets. Thus, the lead partner ensures that the investments of the necessary funds are made and allocated as planned. The sources and use of resources of the venture are reflected in these balances, observing the respective participation percentage, which are not subject to indexation or financial charges and do not have a predetermined maturity date. The average term for the development and completion of the projects in which the resources are invested is between 24 and 30 months.

8	Investments in subsidiaries

In January 2007, upon the acquisition of 60% of Alphaville, arising from the merger of Catalufa Participações Ltda., a capital increase of R$ 134,029 was approved upon the issuance for public subscription of 6,358,116 common shares. This transaction generated goodwill of R$ 170,941 recorded based on expected future profitability, which was being partially amortized through December 31, 2008 to match the estimated profit before taxes of Alphaville. From January 1, 2009, the goodwill from the acquisition of Alphaville is no longer amortized consistent with the changes to Brazilian GAAP; however, goodwill is evaluated for impairment, at least annually. The Company has a commitment to purchase the remaining 40% of Alphaville's capital stock based on the fair value of Alphaville, to be determined at the future acquisition dates, the purchase consideration for which cannot yet be calculated and, consequently, is not recognized. The acquisition agreement provides that the Company undertakes to purchase the remaining 40% of Alphaville (20% within three years from the acquisition date and the remaining 20% within five years from the acquisition date) for settlement in cash or shares, at the Company's sole discretion.

On October 26, 2007, the Company acquired 70% of Cipesa whereupon Gafisa S.A. and Cipesa incorporated a new company, Cipesa Empreendimentos Imobiliários Ltda.  ("Nova Cipesa"), in which the Company holds a 70% interest and Cipesa has 30%. Gafisa S.A. made a contribution in Nova Cipesa of R$ 50,000 in cash and acquired the shares which Cipesa held in Nova Cipesa amounting for R$ 15,000, paid on October 26, 2008. Cipesa is entitled to

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

receive from the Company a variable portion corresponding to 2% of the Total Sales Value (VGV), as defined, of the projects launched by Nova Cipesa through 2014, not to exceed R$ 25,000. Accordingly, the Company’s purchase consideration totaled R$ 90,000 and goodwill amounting to R$ 40,686 was recorded, based on expected future profitability. From January 1, 2009, consistent with the changes to Brazilian GAAP, the goodwill from the acquisition of Nova Cipesa is no longer amortized but evaluated for impairment at least annually.

In November 2007, the Company acquired for R$ 40,000 the remaining interest in certain ventures with Redevco do Brasil Ltda. ("Redevco"). As a result of this transaction, the Company recognized negative goodwill of R$ 32,222, based on expected future results to match the estimated profit of these SPEs. In the nine-month period ended September 30, 2009, the Company amortized negative goodwill amounting to R$ 7,008 arising from the acquisition of these SPEs (September 30, 2008 – R$ 7,423).

On October 21, 2008, as part of the acquisition of its interest in Tenda (Note 1), the Company contributed the net assets of Fit Residencial amounting to R$ 411,241, acquiring 60% of the shareholders' equity of Tenda, which at that date presented shareholders' equity book value of R$ 1,036,072, with an investment of R$ 621,643. The sale of the 40% quotas of Fit Residencial to Tenda shareholders in exchange for the Tenda shares generated negative goodwill of R$ 210,402, which is based on expected future results, reflecting the gain on the sale of the interest in Fit Residencial (Gain on the exchange of shares). This negative goodwill is being amortized over the average construction period (through delivery of the units) of the real estate ventures of Fit Residencial at October 21, 2008. In the nine-month period ended September 30, 2009, the Company amortized R$ 157,800 of the gain on the partial sale of Fit Residencial.

(a)	Ownership interests

(i)	Information on investees

	Interest - %			3	Shareholders’ Equity			4	Net Income (Loss)			5

Investees	September 30, 2009		December 31, 2008		September 30, 2009		December 31, 2008		September 30, 2009		September 30, 2008
	(Unaudited)				(Unaudited)				(Unaudited)		(Unaudited)
Tenda	60.00		60.00		1,121,372		1,062,213		55,711		-
Fit Residencial	-		-		-		-		-		(5,892)
Bairro Novo	-		50.00		-		8,164		-		(13,338)
AUSA	60.00		60.00		89,346		69,211		19,359		41,691
Cipesa Holding	70.00		100.00		42,518		62,157		(992)		(1,047)
Península SPE1 S.A.	50.00	6	50.00	7	(4,698)	8	(1,139)		(3,009)	9	858	10
Península SPE2 S.A.	50.00	11	50.00	12	180	13	98	14	82	15	879	16
Res. das Palmeiras SPE Ltda.	100.00	17	100.00	18	2,296	19	2,545	20	6	21	169	22
Gafisa SPE 27 Ltda	100.00	23	-	24	13,561	25	-	26	(1,331)	27	-	28

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	Interest - %			3	Shareholders’ Equity			4	Net Income (Loss)			5

Investees	September 30, 2009		December 31, 2008		September 30, 2009		December 31, 2008		September 30, 2009		September 30, 2008
	(Unaudited)				(Unaudited)				(Unaudited)		(Unaudited)
Gafisa SPE 28 Ltda	100.00	29	-	30	(3,388)		-		(1,683)		-
Gafisa SPE 30 Ltda	100.00	31	-	32	17,816	33	-	34	(747)	35	-	36
Gafisa SPE 31 Ltda	100.00	37	-	38	26,880	39	-	40	(553)	41	-	42
Gafisa SPE 35 Ltda	100.00	43	-	44	5,334	45	-	46	(1,334)		-
Gafisa SPE 36 Ltda	100.00	47	-	48	3,841	49	-	50	(1,454)	51	-	52
Gafisa SPE 37 Ltda	100.00	53	-	54	3,760	55	-	56	(400)	57	-	58
Gafisa SPE 38 Ltda	100.00	59	-	60	7,421	61	-	62	595	63	-
Gafisa SPE 39 Ltda	100.00		-		7,658		-		1,314		-
Gafisa SPE 41 Ltda	100.00		-		29,298		-		(5,178)		-
Villagio Trust	50.00		-		4,239		-		(616)		-
Gafisa SPE 40 Ltda.	50.00		50.00		5,789		5,841		237		1,535
Gafisa SPE 42 Ltda.	100.00	64	50.00	65	12,358	66	6,997	67	2,357	68	6,990	69
Gafisa SPE 44 Ltda.	40.00	70	40.00	71	3,590	72	(377)		(150)	73	(157)	74
Gafisa SPE 45 Ltda.	100.00	75	99.80	76	453	77	1,058	78	(1,570)	79	(4,078)	80
Gafisa SPE 46 Ltda.	60.00	81	60.00	82	5,946	83	5,498	84	(1,713)	85	3,605	86
Gafisa SPE 47 Ltda.	80.00	87	80.00	88	16,673	89	6,639	90	(255)	91	(181)	92
Gafisa SPE 48 Ltda.	100.00	93	99.80	94	-	95	21,656	96	1,674	97	3,745	98
Gafisa SPE 49 Ltda.	100.00	99	99.80	100	206	101	(58)		(3)	102	(11)	103
Gafisa SPE 53 Ltda.	80.00	104	60.00	105	4,839	106	2,769	107	1,847	108	2,449	109
Gafisa SPE 55 Ltda.	100.00	110	99.80		-		20,540		2,776		(2,830)
Gafisa SPE 65 Ltda.	80.00	111	70.00	112	3,452	113	(281)		605	114	(346)	115
Gafisa SPE 68 Ltda.	100.00	116	99.80	117	-	118	-	119	(92)	120	(1)	121
Gafisa SPE 72 Ltda.	80.00	122	60.00	123	1,189		(22)		(238)		(31)
Gafisa SPE 73 Ltda.	80.00	124	70.00	125	3,556	126	(155)		(52)	127	(203)	128
Gafisa SPE 74 Ltda.	100.00	129	99.80	130	(342)	131	(330)		(13)	132	(245)	133
Gafisa SPE 59 Ltda.	100.00	134	99.80	135	(5)	136	(2)		(3)	137	-	138
Gafisa SPE 76 Ltda.	50.00	139	99.80	140	84	141	-	142	(1)	143	(1)	144
Gafisa SPE 78 Ltda.	100.00	145	99.80	146	-	147	-	148	-	149	(1)
Gafisa SPE 79 Ltda.	100.00	150	99.80	151	(2)	152	(1)		(2)	153	(1)	154
Gafisa SPE 75 Ltda.	100.00	155	99.80	156	(72)	157	(27)		(45)	158	-	159
Gafisa SPE 80 Ltda.	100.00	160	99.80	161	(2)	162	-		(2)		(1)
Gafisa SPE-85 Empr. Imob.	80.00	163	60.00	164	5,609	165	(756)		3,304	166	-	167
Gafisa SPE-86 Ltda.	-	168	99.80	169	-	170	(82)		(228)	171	-	172
Gafisa SPE-81 Ltda.	100.00	173	99.80	174	1	175	1	176	-		-
Gafisa SPE-82 Ltda.	100.00	177	99.80	178	1	179	1	180	-	181	-	182
Gafisa SPE-83 Ltda.	100.00	183	99.80	184	1	185	1	186	-	187	-	188
Gafisa SPE-87 Ltda.	100.00	189	99.80	190	201	191	1	192	-	193	-	194
Gafisa SPE-88 Ltda.	100.00	195	99.80	196	5,660	197	1	198	3,865	199	-	200
Gafisa SPE-89 Ltda.	100.00	201	99.80	202	34,151	203	1	204	6,316	205	-	206
Gafisa SPE-90 Ltda.	100.00	207	99.80	208	1		1		-		-
Gafisa SPE-84 Ltda.	100.00		99.80		10,477		1		2,871		-
Dv Bv SPE S.A.	50.00		50.00		464		(439)		903		889
DV SPE S.A.	50.00		50.00		1,871		932		939		(172)
Gafisa SPE 22 Ltda.	100.00	209	100.00	210	5,934	211	5,446	212	488	213	1,151	214
Gafisa SPE 29 Ltda.	70.00	215	70.00	216	(210)	217	257	218	(317)	219	345	220
Gafisa SPE 32 Ltda.	80.00	221	80.00		4,903		(760)		584		(185)
Gafisa SPE 69 Ltda.	100.00	222	99.80	223	1,893	224	(401)		(247)	225	(4)	226
Gafisa SPE 70 Ltda.	55.00	227	55.00	228	12,685	229	6,696	230	(63)	231	(1)	232
Gafisa SPE 71 Ltda.	80.00	233	70.00		2,765		(794)		1,776		(747)
Gafisa SPE 50 Ltda.	80.00	234	80.00	235	10,359	236	7,240	237	3,354	238	1,367	239
Gafisa SPE 51 Ltda.	95.00	240	90.00	241	-	242	15,669	243	8,096	244	6,112	245

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	Interest - %			3	Shareholders’ Equity			4	Net Income (Loss)			5

Investees	September 30, 2009		December 31, 2008		September 30, 2009		December 31, 2008		September 30, 2009		September 30, 2008
	(Unaudited)				(Unaudited)				(Unaudited)		(Unaudited)
Gafisa SPE 61 Ltda.	100.00	246	99.80	247	(18)	248	(14)		(3)	249	(14)	250
Tiner Empr. e Part. Ltda.	45.00	251	45.00	252	15,629	253	26,736	254	(893)	255	11,761	256
O Bosque Empr. Imob. Ltda.	60.00	257	30.00	258	8,761	259	15,854	260	(811)	261	-	262
Alta Vistta	50.00	263	50.00	264	(2,452)	265	3,428	266	(5,881)	267	2,535	268
Dep. José Lages	50.00	269	50.00	270	651		34		767		161
Sitio Jatiuca	50.00		50.00		9,088		1,259		7,829		2,517
Spazio Natura	50.00		50.00		1,400		1,400		(1)		(20)
Parque Águas	50.00		50.00		(190)		(1,661)		438		(1,214)
Parque Arvores	50.00	271	50.00	272	363	273	(1,906)		1,266	274	(1,081)	275
Dubai Residencial	50.00	276	50.00	277	8,017	278	5,374	279	683	280	(229)	281
Cara de Cão	-	282	65.00	283	-	284	40,959		-		-
Costa Maggiore	50.00	285	50.00	286	3,302	287	3,892	288	1,374	289	3,430	290
Gafisa SPE-91 Ltda.	100.00	291	-	292	1	293	-	294	-	295	-	296
Gafisa SPE-92 Ltda.	100.00	297	-	298	(107)	299	-	300	(108)		-
Gafisa SPE-93 Ltda.	100.00	301	-	302	(26)	303	-	304	(27)	305	-	306
Gafisa SPE-94 Ltda.	100.00	307	-	308	(1)	309	-	310	(2)	311	-	312
Gafisa SPE-95 Ltda.	100.00	313	-	314	(3)	315	-	316	(4)	317	-	318
Gafisa SPE-96 Ltda.	100.00	319	-	320	(63)	321	-	322	(64)	323	-	324
Gafisa SPE-97 Ltda.	100.00	325	-	326	2	327	-	328	1	329	-	330
Gafisa SPE-98 Ltda.	100.00	331	-	332	(38)	333	-	334	(39)	335	-	336
Gafisa SPE-99 Ltda.	100.00	337	-	338	(25)	339	-	340	(26)	341	-	342
Gafisa SPE-100 Ltda.	100.00	343	-	344	1	345	-	346	-	347	-	348
Gafisa SPE-101 Ltda.	100.00	349	-	350	1	351	-	352	-	353	-	354
Gafisa SPE-102 Ltda.	100.00	355	-	356	1	357	-	358	-	359	-	360
Gafisa SPE-103 Ltda.	100.00	361	-	362	(43)	363	-	364	(44)	365	-	366
Gafisa SPE-104 Ltda.	100.00	367	-	368	1	369	-	370	-	371	-	372
Gafisa SPE-105 Ltda.	100.00	373	-	374	1	375	-	376	-	377	-	378
Gafisa SPE-106 Ltda.	100.00	379	-	380	1	381	-	382	-	383	-	384
Gafisa SPE-107 Ltda.	100.00	385	-	386	1	387	-	388	-	389	-	390
Gafisa SPE-108 Ltda.	100.00	391	-	392	1	393	-	394	-	395	-	396
Gafisa SPE-109 Ltda.	100.00	397	-	398	1	399	-	400	-	401	-	402
Gafisa SPE-110 Ltda.	100.00	403	-	404	1	405	-	406	-	407	-	408
Gafisa SPE-111 Ltda.	100.00		-		1		-		-		-
Gafisa SPE-112 Ltda.	100.00		-		1		-		-		-
Gafisa SPE-113 Ltda.	100.00		-		1		-		-		-
City Park Brotas Emp. Imob. Ltda	50.00		-		846		-		826		-
City Park Acupe Emp. Imob. Ltda	50.00		-		1,309		-		809		-
Gafisa FDIC	100.00		-		14,041		-		-		-

(b)	Goodwill (negative goodwill) on acquisition of subsidiaries and deferred gain on partial sale of investments

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30, 2009 (Unaudited)			December 31, 2008

		Accumulated
	Cost	amortization	Net	Net

Goodwill
Alphaville	170,941	(18,085)	152,856	152,856
Nova Cipesa	40,686	-	40,686	40,686
Other	3,741	(2,195)	1,546	1,546

	215,368	(20,280)	195,088	195,088
Negative goodwill
Redevco	(32,222)	19,723	(12,499)	(18,522)
Deferred gain on partial sale of FIT Residencial investment
Tenda transaction	(210,402)	198,808	(11,594)	(169,394)

9	Loans and Financing, net of Cross-Currency Interest Rate Swaps

Type of operation	Annual interest rates	September 30, 2009	December 31, 2008
		(Unaudited)
Working capital
Denominated in Yen (i)	1.4%	131,305	166,818
Swaps - Yen/CDI (ii)	Yen + 1.4%/105% CDI	(7,296)	(53,790)
Denominated in US$ (i)	7%		146,739
Swaps - US$/CDI (ii)	US$ + 7%/104% CDI	-	(32,962)
Other	0.66% to 3.29% + CDI	608,118	435,730

		732,127	662,535
National Housing System – SFH (iv)	TR + 6.2% to 11.4%	473,615	372,255
Downstream merger obligations (iii)	TR + 10% to 12.0%	-	8,810
Other	TR+ 6.2%	1,204	4,576

		1,206,946	1,048,176

Current portion		570,307	447,503
Non-current portion		636,639	600,673

(i)     Loans and financing classified at fair value through income (Note 16(b)(ii)).

(ii)    Derivatives classified as financial assets at fair value through income (Note 16(b)(ii)).

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Rates:

.	CDI – Interbank Deposit Certificate.

.	TR – Referential Rate.

(iii)    Downstream merger obligations correspond to debt assumed from former shareholders with maturities up to 2013.

(iv)    Funding for working capital – SFH and for developments correspond to credit lines from financial institutions.

The Company has financing agreements with the SFH, the resources from which are released to the Company as construction progresses. At September 30, 2009, the Company has resources approved to be released for approximately 93 ventures amounting to R$ 1,650,046 that will be used in future periods, at the extent these developments progress physically and financially, according to the Company’s project schedule.

Consolidated current and non-current portions at September 30, 2009 mature as follows:

September 30, 2009
(Unaudited)

2009	193,736
2010	527,583
2011	384,820
2012	66,933
2013	33,874
1,206,946

Loans and financing are guaranteed by the Company, mortgage of the units, assignment of rights, receivables from clients and the proceeds from the sale of our properties in the amount of R$ 3,507,784 (not audited).

Additionally, the consolidated balance of accounts pledged in guarantee totals R$ 151,337 at September 30, 2009 (Note 4).

The Company obtained loans (working capital) from financial institutions and, in order to mitigate the effects of foreign exchange exposure on loans, it has contracted swaps to cover the full amount of the working capital loans (Note 16). In this context, at September 30, 2009, the Company elected to apply the fair value option and record both the loan and respective derivative instruments at fair value through income.

Financial expenses from loans, financings and debentures are capitalized as part of the cost of each venture, according to the use of funds, and appropriated to results based on the criterion adopted for recognizing revenue, or allocated to results, as shown below:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)

Gross financial charges	85,190	29,731
Capitalized financial charges	(21,078)	(13,683)

Net financial charges	64,112	16,048

Financial charges included in Properties for sale
Opening balance	97,238	59,764
Capitalized financial charges	21,078	13,683
Charges appropriated to income	(21,805)	(6,327)

Closing balance	96,511	67,120

The portion of capitalized interest on the balance of properties for sale for the period ended September 30, 2009 totaled R$ 71,214 and R$ 93,740 as of December 31, 2008.

10	Debentures

In September 2006, the Company issued its Second Debenture Placement Program, which allows it to place up to R$ 500,000 in non-convertible simple subordinated debentures secured by a general guarantee.

In June 2008, the Company issued its Third Debenture Placement Program, which allows it to place R$ 1,000,000 in simple debentures with a general guarantee maturing in two years.

In April 2009, the subsidiary Tenda obtained approval for its First Program of Debenture Distribution, which allows it to place up to R$ 600,000 in non-convertible simple subordinated debentures secured by a general guarantee, with semi-annual maturities between October 1, 2012 and April 1, 2014. The funds raised through the issuance will be exclusively used to finance real estate ventures focused only on the popular segment.

In August 2009, the Company obtained approval for its sixth issuance of non-convertible simple debentures in two series, secured by a general guarantee, maturing in two years and unit face value at the issuance date of R$ 10,000, totaling R$ 250,000.

Under the Second and Third Programs, the Company placed 24,000 and 25,000 series debentures, respectively, corresponding to R$ 240,000 and R$ 250,000, with the following features:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Program/issuances	Amount	Annual remuneration	Maturity	September 30, 2009	December 31, 2008
				(Unaudited)

Second program/first issuance	240,000	CDI + 3.25%	September 2011	192,449	248,679
Third program/first issuance	250,000	107.20% CDI	June 2018	258,816	255,266
Sixth program/first issuance	250,000	CDI + 2% a 3.25%	August 2011	253,655	-
First program/first issuance (Tenda)	600,000	TR+8%	April 2014	619,861	-

				1,324,781	503,945

Current portion				80,781	61,945
Non-current portion				1,244,000	442,000

Consolidated current and non-current portions at September 30, 2009 mature as follows:

September 30, 2009
(Unaudited)

2009	26,619
2010	102,162
2011	346,000
2012	275,000
2013	425,000
2014 and thereafter	150,000
1,324,781

The Company has restrictive debenture covenants which limit its ability to perform certain actions, such as the issuance of debt, and that could require the early redemption or refinancing of loans if the Company were to breach the covenants. The first issuance of the Second Program and the first issuance of the Third Program have cross-restrictive covenants in which an event of default or early maturity of any debt above R$ 5,000 and R$ 10,000, respectively, requires the Company to early amortize the first issuance of the Second Program.

On July 21, 2009, the Company renegotiated with the debenture holders the restrictive debenture covenants of the Second Program, and obtained the approval for taking out the covenant that limited the Company’s net debt to R$ 1.0 billion and increasing the financial flexibility, changing the calculation of the ratio between net debt and shareholders’ equity. As a result of these changes, interest repaid by the Company increased to CDI + 3.25% per year.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The actual ratios and minimum and maximum amounts stipulated by these restrictive covenants and measured under Brazilian GAAP at September 30, 2009 and December 31, 2008 are as follows:

	September 30, 2009	December 31, 2008
	(Unaudited)
Second program – first issuance
Total debt, less debt of projects, less cash, cash equivalents, and financial investments cannot exceed 75% of shareholders’ equity plus noncontrolling shareholders’ participation	15%	N/A
Total debt, less SFH debt, less cash, cash equivalents, and financial investments cannot exceed 75% of shareholders’ equity	N/A	35%
Total receivables from clients from development and services, plus inventory of finished units, required to be over 2.0 times total debt	2.6 times	3.3 times
Total debt, less cash, cash equivalents and financial investments, required to be under R$ 1.0 billion	N/A	R$ 946,600

Third program – first issuance
Total debt, less SFH debt, less cash, cash equivalents, and financial investments cannot exceed 75% of shareholders’ equity	54%	35%
Total accounts receivable plus inventory of finished units required to be over 2.2 times net debt	4.5 times	5.5 times

As of September 30, 2009, the Company was in compliance with the aforementioned clauses and other non-restrictive clauses.

11	Other accounts payable

	September 30, 2009	December 31, 2008
	(unaudited)

Obligation to venture partners (i)	300,000	300,000
Credit assignments (Note 5)	128,712	67,552
Acquisition of investments	26,976	30,875
Dividends to ventures’ partners	4,458	16,398
Advance for future capital increase	1,180	-
Other accounts payable	82,829	72,867

	544,155	487,692

Current portion	181,312	97,933
Non-current portion	362,843	389,759

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(i)
In January 2008, the Company formed an unincorporated venture (SCP), the main objective of which is to hold interests in other real estate development companies. The SCP received contributions of R$ 313,084 through September 30, 2009 (represented by 13,084,000 Class A quotas fully paid-in by the Company and 300,000,000 Class B quotas from the other venture partner). The SCP will preferably use these funds to acquire equity investments and increase the capital of its investees. As the decision to invest or not is made jointly by all quotaholders, the venture is treated as a variable interest entity and the Company deemed to be the primary beneficiary; at September 30, 2009, Obligations to venture partners amounting to R$ 300,000 mature on January 31, 2014. The SCP has a defined term which ends on January 31, 2014 at which time the Company is required to redeem the venture partner's interest. The venture partner receives an annual dividend substantially equivalent to the variation in the Interbank Certificate of Deposit (CDI) rate. The SCP's charter provides for the compliance with certain covenants by the Company, in its capacity as lead partner, which include the maintenance of minimum indices of net debt and receivables. At September 30, 2009, the SCP and the Company were in compliance with these clauses.

12	Commitments and provision for contingencies

The Company and its subsidiaries are party in lawsuits and administrative proceedings at several courts and government agencies that arise from the normal course of business, involving tax, labor, civil and other matters. Management, based on information provided by its legal counsel and analysis of the pending claims and, with respect to the labor claims, based on past experience regarding the amounts claimed, recognized a provision in an amount considered sufficient to cover the probable losses.

In the nine-month period ended September 30, 2009, the changes in the provision for contingencies are summarized as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

September 30, 2009
(Unaudited)

Balance at the beginning of the period	53,530
Additions	75,986
Reversals and settlements	(9,177)

Balance at the end of the period	120,339

Escrow deposits	(50,318)

Balance at the end of the period	70,021

(a)	Tax, labor and civil lawsuits

	September 30, 2009	December 31, 2008
	(Unaudited)

Civil lawsuits	84,200	27,779
Tax lawsuits	24,567	19,609
Labor claims	11,572	9,976
Court-mandated escrow deposits	(50,318)	(3,834)

	70,021	53,530

Current	10,512	17,567
Non-current	59,509	35,963

As of September 30, 2009, the provisions for contingencies for civil lawsuits included R$ 71,322 related to legal cases in which the Company was cited as a successor in foreclosure actions in which the original debtor was a former shareholder of the Company; Cimob Companhia Imobiliária (“Cimob”), among other shareholder related parties.  The plaintiff claims that the Company should be held liable for the debts of Cimob. During the nine-month period ended September 30, 2009, the Company recorded additional provision in the amount of R$ 65,638 following unfavorable judicial decisions, which led the Company to seek new legal opinions and reevaluate the estimate of probable loss. Guarantee insurance provides coverage for R$17,678, a further R$36,903 is deposited in escrow, in connection with the blocking of Gafisa’s bank accounts, and there is also the retaining of Gafisa’s treasury shares to guarantee the foreclosure. The Company has filed appeals against all decisions, as it believes that reference to Gafisa in the lawsuits is not legally justifiable, and Management is confident that its position will prevail enabling the escrow deposits to be released.  In other similar cases, the Company has obtained favorable decisions in which it was awarded final and unappealable decisions overturning claims where the Company was initially found to be liable for certain debts of Cimob. The ultimate outcome of the Company’s appeal, however, cannot be predicted at this time.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Our subsidiary Alphaville is a party in judicial lawsuits and administrative proceedings related to Excise Tax (IPI) and Value-added Tax on Sales and Services (ICMS) on two imports of aircraft in 2001 and 2005, respectively, under leasing agreements without purchase option.  The likelihood of loss in the ICMS case is estimated by legal counsel as (i) probable in regard to the principal and interest, and (ii) remote in regard to the fine for noncompliance with ancillary obligations. The amount of the contingency estimated by legal counsel as a probable loss amounts to R$ 12,267 and is recorded in a provision at September 30, 2009.

At September 30, 2009, the Company and its subsidiaries  are monitoring other lawsuits and risks, the likelihood of which, based on the position of legal counsel, is possible but not probable, totaling approximately R$ 81,325, according to the historical average of lawsuits and for which management believes a provision for loss is not necessary.

(b)	Commitment to complete developments

The Company is committed to deliver units to owners of land who exchange land for real estate units developed by the Company.

The Company is also committed to complete units sold and to comply with the requirements of the building regulations and licenses approved by the proper authorities.

As described in Note 4, at September 30, 2009, the Company has resources approved and recorded as financial investments guaranteed which will be released at the extent ventures progresses in the total amount of R$ 151,337 to meet these commitments and R$76,928 at December 31, 2008.

13	Obligations for purchase of land and advances from clients

	September 30, 2009	December 31, 2008
	(Unaudited)
Obligations for purchase of land	427,039	392,762
Advances from clients
Development and services	128,384	90,363
Barter transactions	80,680	169,658

	636,103	652,783

Current	488,935	421,584
Non-current	147,168	231,199

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The present value adjustment accreted to Real estate development operating costs for the periods ended September 30, 2009 and 2008 amount to R$ (3,217) and R$ 145, respectively.

14	Shareholders’ Equity

(a)	Capital

At September 30, 2009 and December 31, 2008, the Company's capital totaled R$1,233,897 and R$ 1,229,517 respectively, represented by 133,633,318 and 133,087,518, respectively, nominative Common shares without par value, 3,124,972 of which were held in treasury as of those dates.

On April 30, 2009, the distribution of minimum mandatory dividends for 2008 was approved in the total amount of R$ 26,106, to be paid by yearend December 31, 2009.

As from May 9 to September 15, 2009, capital increases were approved in the amount of R$ 4,380, related to the stock option plan and the exercise of 545,800 common shares.

On September 24, 2009, the trading at stock exchange of up to 2,825,229 shares held in treasury was approved by the Company, as the circumstances that resulted in the retaining of such shares in treasury no longer exist.

(b)	Stock option plans

(i)	Gafisa

The Company provides six stock option plans. The first plan was launched in 2000 and is managed by a committee that periodically creates new stock option plans, determining their terms, which, among other things, (i) define the length of service that is required for employees to be eligible to the benefits of the plans, (ii) select the employees that will be entitled to participate, and (iii) establish the purchase prices of the preferred shares to be exercised under the plans.

To be eligible for the plans (plans from 2000 to 2002), participant employees are required to contribute 10% of the value of total benefited options on the date the option is granted and, additionally, for each of the following five years, 18% of the price of the grant per year. The

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

exercise price of the grant is inflation adjusted (IGP-M index), plus annual interest of 3%. The stock option may be exercised in one to five years subsequent to the initial date of the work period established in each of the plans. The shares are usually available to employees over a period of ten years after their contribution.

To the extent the employees make advances for the purchase of the shares during the vesting period the Company records the cash receipt against a liability account. There were no advanced payments in 2009 and 2008.

The Company and its subsidiaries may decide to issue new shares or transfer the treasury shares to the employees in accordance with the clauses established in the plans. The Company has the right of first refusal on shares issued under the plans in the event of dismissals and retirement. In such cases, the amounts advanced are returned to the employees, in certain circumstances, at amounts that correspond to the greater of the market value of the shares (as established in the rules of the plans) or the amount inflation-indexed (IGP-M) plus annual interest from 3% to 6%.

In 2008, the Company and its subsidiaries launched a new stock option plan. In order to become eligible for the grant, employees are required to contribute from 25% to 80% of their annual net bonus to exercise the options within 30 days from the program date.

On June 26, 2009, the Company issued a new stock option plan granting 1,300,000 options. In addition, the exchange of the 2,740,000 options of the 2007 and 2008 plans for 1,900,000 options granted under this new stock option plan was approved.

The assumptions adopted for recording the stock option plan for 2009 were the following:  expected volatility of 40%, expected share dividends of 1.91%, and risk-free interest rate at 8.99%.

From July 1, 2009, the Company’s management opted for using the Binomial and Monte Carlo models for pricing the options granted in replacement for the Black-Scholes model, because on its understanding these models are capable of including and calculating with a wider range of variables and assumptions comprising the plans of the Company. The effect of this model replacement was brought about prospectively on July 1, 2009, with the recording of income amounting to R$ 2,224 for the nine-month period ended September 30, 2009.

The changes in the number of stock options and corresponding weighted average exercise prices are as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30, 2009		December 31, 2008
	(Unaudited)

	Number of options	Weighted average exercise price – in Reais	Number of options	Weighted average exercise price – in Reais

Options outstanding at the beginning of the period	5,930,275	26.14	5,174,341	22.93
Options granted	3,200,000	17.06	2,145,793	31.81
Options exercised	(545,800)	16.15	(441,123)	16.72
Options expired	(2,740,000)	32.99	(3,675)	20.55
Options cancelled	(197,742)	32.99	(945,061)	20.55

Options outstanding at the end of the period	5,646,733	13.97	5,930,275	26.14

Options exercisable at the end of the period	1,503,123	27.38	4,376,165	28.00

		in reais

	September 30, 2009	December 31, 2008
	(Unaudited)
Exercise price per share at the end of the period	7.99-41.07	7.86-39.95

Weighted average of exercise price at the option grant date	18.70	21.70

Weighted average market price per share at the grant date	22.38	27.27

Market price per share at the end of the period	26.68	10.49

The options granted will confer their holders the right to subscribe the Company's shares, after completing one to five years of employment with the Company (conditions on exercise of options apply), and will expire after ten years from the grant date.

The Company recognized stock option expenses of R$ 15,062 and R$ 16,550 for the nine-month periods ended September 30, 2009 and 2008, respectively, recorded in Operating expenses. The amounts recognized in the parent company represent the realization of the capital reserve in shareholders’ equity.

(ii)	Tenda

Tenda has a total of three stock option plans, the first two were approved in June 2008, and the other one in April 2009. These plans, limited to the maximum of 5% of total capital shares and approved by the Board of Directors, stipulate the general terms, which, among other

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

things, (i) define the length of service that is required for employees to be eligible to the benefits of the plans, (ii) select the employees that will be entitled to participate, and (iii) establish the purchase prices of the preferred shares to be exercised under the plans.

In the option granted in 2008, when exercising the option the base price will be adjusted according to the market value of shares, based on the average price in the 20 trading sessions prior to the commencement of each annual exercise period. The exercise price is adjusted according to a fixed table of values, according to the share value in the market, at the time of the two exercise periods for each annual lot.  In the options granted in 2009, the vesting price is adjusted by the IGP-M variation, plus interests 3%. The stock option may be exercised by beneficiaries, who shall partially use their annual bonuses, as awarded, in up to 10 years subsequent to the initial date of the work period established in each of the plans. The shares are usually available to employees over a period of two to five years after their contribution.

	September 30, 2009		December 31, 2008
		(Unaudited)
	Number of options	Weighted average exercise price – in Reais	Number of options	Weighted average exercise price – in Reais

Options outstanding at the beginning of the period	2,070,000	7.20	-	-
Options granted	6,089,718	1.27	2,640,000	7.20
Options exercised	(151,917)	2.63	-	-
Options cancelled	(1,870,583)	5.16	(570,000)	7.20

Options outstanding at the end of the period	6,137,218	1.52	2,070,000	7.20

The market price of Tenda shares at September 30, 2009 was R$ 5.35.

From the quarter ended September 30, 2009, the market value of each option granted was estimated at the grant date using the Binomial and Monte Carlo option pricing models in replacement for the Black-Scholes model.

Tenda recognized stock option expenses of R$ 6,176 for the nine-month periods ended September 30, 2009 recorded in Operating expenses.

(iii)	Alphaville

The subsidiary Alphaville has three stock option plans, the first launched in 2007 which was approved on June 26, 2007 at the Annual Shareholders' and of the Board of Directors’ Meetings.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The changes in the number of stock options and their corresponding weighted average exercise prices for the year are as follows:

	September 30, 2009		December 31, 2008
		(Unaudited)
	Number of options	Weighted average exercise price - Reais	Number of options	Weighted average exercise price – Reais

Options outstanding at the beginning of the period	2,138	7,610.23	1,474	6,522.92
Options granted	-	-	720	7,474.93
Options cancelled	(60)	-	(56)	6,522.92

Options outstanding at the end of the period	2,078	7,610.23	2,138	6,843.52

At September 30, 2009, 729 options were exercisable. The exercise prices per option on September 30, 2009 were from R$ 8,467.64 to R$ 8,596.03 (December 31, 2008 – R$ 8,238.27 to R$ 8,376.26).

The market value of each option granted was estimated at the grant date using the Binomial option pricing model.

Alphaville recorded income of the stock option plan amounting to R$ 89 for the period ended September 30, 2009 as a result of the replacement of the Black-Scholes for the Binomial option pricing model.

Alphaville recognized stock option expenses of R$ 428 and R$ 1,447 for the nine-month periods ended September 30, 2009 and 2008, respectively, recorded in Operating expenses.

15	Deferred Taxes

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Net operating loss carryforwards	100,446	76,640
Temporary differences
Tax versus prior book basis	112,671	52,321
CPC accounting standards	46,936	39,680
Tax credits from downstream mergers	3,892	21,611

	263,945	190,252
Liabilities
Differences between income taxed on cash and recorded on accrual basis	271,952	202,743
Negative goodwill	79,504	18,266
Temporary differences - CPC accounting standards	23,789	18,122

	375,245	239,131

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The Company calculates its taxes based on the recognition of results proportionally to the receipt of the contracted sales, in accordance with the tax rules determined by the Federal Revenue Service (SRF) Instruction 84/79, which differs from the calculation of the accounting revenues based on the costs incurred versus total estimated cost. The tax basis will crystallize over an average period of four years as cash inflows arise and the conclusion of the corresponding projects.

Other than for Tenda, the Company has not recorded a deferred income tax asset on the tax losses and social contribution tax loss carryforwards of its subsidiaries which adopt the taxable income regime and do not have a history of taxable income for the past three years.

The estimates of future taxable income consider variables that are related, among other things, to the Company's performance and the behavior of the market in which it operates, as well as certain economic factors. Actual results could differ from these estimates. Based on estimated future taxable income, the expected recovery profile of the income tax and social contribution net operating loss carryforwards is as follows:

2009	5,289
2010	33,192
2011	47,168
2012	2,129
Thereafter	24,893

Total	112,671

The reconciliation of the statutory to effective tax rate is as follows:

	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)
Income before taxes on income and noncontrolling interest	276,593	183,072
Income tax calculated at the standard rate - 34%	(94,042)	(62,244)

Net effect of subsidiaries taxed on presumed profit regime	35,766	7,919
Stock option plan	(5,966)	(6,673)
Negative goodwill amortization	(5,203)
Prior period income tax and social contribution tax losses	115	1,123
Other non-deductible items, net	4,426	9,419

Income tax and social contribution expense	(64,904)	(50,456)

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Additionally, the reconciliation of the effective tax rate in the parent company mainly arises from the equity in results and the use of tax losses recorded from prior years over the current year.

16	Financial Instruments

The Company participates in operations involving financial instruments, all of which are recorded on the balance sheet, for the purposes of meeting its operating needs and reducing its exposure to credit, currency and interest rate risks. These risks are managed by control policies, specific strategies and determination of limits, as follows:

(a)	Risk considerations

(i)           Credit risk

The Company and its subsidiaries restrict their exposure to credit risks associated with banks and cash and cash equivalents, investing in highly-rated financial institutions in short-term securities.

With regards to accounts receivable, the Company restricts its exposure to credit risks through sales to a broad base of clients and ongoing credit analysis. Additionally, there is no history of losses due to the existence of liens for the recovery of its products in the cases of default during the construction period.

Other than for Tenda, the Company has not recorded a provision to cover losses for the recovery of receivables related to real estate units delivered at September 30, 2009 and December 31, 2008. There was no significant concentration of credit risks related to clients for the periods presented.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(ii)           Currency risk

The Company participates in operations involving derivative financial instruments for the purposes of mitigating the effects of fluctuations in foreign exchange rates.

In the periods ended September 30, 2009 and September 30, 2008, R$ 7,296 and R$ 13,597 related to the net positive result of cross-currency interest rate swap operations was recognized in Financial income (expenses), matching the results of these operations with the fluctuation in foreign currencies in the Company's financial information.

The nominal value of the swap contracts was R$ 100,000 and R$ 200,00 at September 30, 2009 and December 31, 2008, respectively. The unrealized gains (losses) of these operations at September 30, 2009 and December 31, 2008 are as follows (Note 9):

				Net unrealized gains (losses)
	Reais	Percentage		from derivative instruments
Rate swap contracts -	Nominal	Original
(US Dollar and Yen for CDI)	value	index	Swap	September30, 2009	September 30, 2008
				(Unaudited)	(Unaudited)
Banco ABN Amro Real S.A.	100,000	Yen + 1.4%	105% of CDI	7,296	4,501
Banco Votorantim S.A.	100,000	US Dollar + 7%	104% of CDI	-	9,096

	200,000			7,296	13,597

The Company does not sell in foreign currency.

(iii)           Interest rate risk

The interest rates on loans and financing are disclosed in Note 9. The interest rates contracted on financial investments are disclosed in Note 4. Accounts receivable from real estate units delivered (Note 5) are subject to annual interest of 12%.

Additionally, as disclosed in Notes 7 and 11, a significant portion of the balances from related parties and with partners in the ventures are not subject to financial charges.

(b)	Valuation of financial instruments

The main financial instruments receivable and payable are described below, as well as the criteria for their valuation.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(i)           Cash and cash equivalents

The market value of these assets does not differ significantly from the amounts presented on  the balance sheets (Note 4). The contracted rates reflect usual market conditions. Investment funds in which the Company has an exclusive interest make transactions with derivatives, among others. As mentioned in Note 4, at September 30 and December 31, 2008 the amount accounted for investment funds is recorded at market value.

(ii)           Loans and financing and debentures

Loans and financing are recorded based on the contractual interest rates of each operation, except for loans denominated in foreign currency, which are stated at fair value. Interest estimates for contracting operations with similar terms and amounts are used for the determination of market value. The terms and conditions of loans and financing and debentures obtained are presented in Notes 9 and 10. The fair value of the other loans and financing, recorded based on the contractual interest of each operation, does not significantly differ from the amounts presented in the financial statements.

(c)	Sensitivity analysis

A sensitivity analysis of the risks of material losses that could accrue from financial instrument transactions, based on management's best estimate of the most likely scenario (Scenario I), is presented below. Additionally, a further two scenarios are presented, as required by the CVM, pursuant to Instruction No. 475/08, by stressing the variables by 25% and 50%, respectively, (Scenarios II and III).

At September 30, 2009, the Company had one foreign exchange derivative contracts with Banco ABN Amro Real S.A.: cross-currency interest rate swap from Yen for R$100,000, at a fixed cost of 1.4% per year per asset position, and Yen at a cost of 105% of CDI. Beginning on November 9, 2007 and maturity on October 29, 2009.

The risk factors in the sensitivity analysis were the variations in R$/Yen exchange rates, and in the CDI rate. Management considers that the risk is limited to the CDI variation as the swap operation has the effect of mitigating the currency volatility risk.

The following scenarios were considered:

.	Scenario I: Likely – Management considered the market yield curves at September 30, 2009 for the maturity dates of derivative transactions:

- R$/JPY 0.01975 and CDI rate at 8.71% on October 29, 2009.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

.	Scenario II: Appreciation/Devaluation by 25% of risk variables used in pricing.

.	Scenario IIII: Appreciation/Devaluation by 50% of risk variables used in pricing.

A sensitivity analysis of the risks of material losses that could accrue from financial instrument transactions, including derivatives, based on management's best estimate of the most likely scenario (Scenario I), is presented below. Additionally, a further two scenarios are presented, as required by CVM Instruction No. 475/08, by stressing the variables by 25% and 50%, respectively, (Scenarios II and III).

Impact on exchange rate scenarios

		Scenario (*)
		I	II		III
Transaction	Risk	Expected	Devaluation	Appreciation	Devaluation	Appreciation

"Swap" (asset position - Yen)	Apprec./Dev. of Yen	-	32,826	32,747	65,652	(65,652)
Debt denominated in Yen	Apprec./Dev. of Yen	-	32,747	32,826	65,493	(65,493)
Net effect of Yen devaluation		-	79	(79)	159	(159)

(*)           Scenarios I, II and III - Likely, Possible and Remote, respectively.

Impact on interest rate scenarios

		Scenario (*)
		I	II		III
Transaction	Risk	Expected	Devaluation	Appreciation	Devaluation	Appreciation

ABN Amro swap - liability position balance in CDI on maturity date (October 29, 2009)	Appreciation of CDI	124,814	125,018	124,606	125,219	124,394

(*)           Scenarios I, II and III - Likely, Possible and Remote, respectively.

At September 30, 2009, the liability position balances for CDI was ABN swap transaction: R$124,009.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

A sensitivity analysis of these transactions does not change the debt balance at the base date, since the CDI rate used for projecting the debt is the same used to discount to present value.

The source of the data used to determine the exchange rate adopted in the base scenarios was the Brazilian Mercantile & Futures Exchange ("BMF"), as management believes that this is the most reliable and independent source, and which represents the market consensus on these quotations.

The US Dollar and Yen data were sourced from the BMF website on September 30, 2009 for the maturity dates.

17	Related Parties

(a)	Transactions with related parties

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Condominiums and consortia
Alpha 4	(4,452)	(466)
Consórcio Ezetec & Gafisa	29,440	9,341
Consórcio Ezetec Gafisa	-	(9,300)
Cond. Constr. Empr. Pinheiros	2,823	2,132
Condomínio Parque da Tijuca	(208)	235
Condomínio em Const. Barra Fir.	(46)	(46)
Civilcorp	711	791
Condomínio do Ed. Barra Premiu	105	105
Consórcio Gafisa Rizzo	44	(273)
Evolução Chacara das Flores	7	7
Condomínio Passo da Patria II	569	569
Cond. Constr. Palazzo Farnese	(17)	(17)
Alpha 3	(1,838)	(214)
Condomínio Iguatemi	3	3
Consórcio Quintas Nova Cidade	36	36
Consórcio Ponta Negra	2,508	3,838
Consórcio SISPAR & Gafisa	4,509	1,995
Cd. Advanced Ofs. Gafisa - Metro	(865)	(417)
Condomínio Acqua	(3,647)	(2,629)
Cond. Constr. Living	(620)	1,478
Consórcio Bem Viver	(274)	5
Cond. Urbaniz. Lot Quintas Rio	(3,390)	(486)
Cond. Constr. Homem de Melo	83	83
Consórcio OAS Gafisa - Garden	(9,910)	(1,759)
Cond. Constr. La Traviata	(271)
Cond. em Constr. Lacedemonia	57	57

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Evolução New Place	(671)	(665)
Consórcio Gafisa Algo	722	711
Columbia Outeiro dos Nobres	(153)	(153)
Evolução - Reserva do Bosque	11	5
Evolução - Reserva do Parque	59	122
Consórcio Gafisa & Bricks	611	(26)
Cond. Constr. Fernando Torres	136	135
Cond. de Const. Sunrise Reside	382	18
Evolução Ventos do Leste	123	159
Consórcio Quatro Estações	(1,328)	(1,340)
Cond. em Const. Sampaio Viana	951	951
Cond. Constr. Monte Alegre	1,456	1,456
Cond. Constr. Afonso de Freitas	1,674	1,674
Consórcio New Point	1,348	1,472
Evolução - Campo Grande	612	618
Condomínio do Ed. Oontal Beach	(486)	43
Consórcio OAS Gafisa - Garden	(7,661)	430
Cond. Constr. Infra Panamby	(187)	(483)
Condomínio Strelitzia	(936)	(851)
Cond. Constr. Anthuriun	2,485	4,319
Condomínio Hibiscus	2,677	2,715
Cond. em Constr Splendor	1,813	(1,848)
Condomínio Palazzo	1, 286	793
Cond. Constr. Doble View	(3,298)	(1,719)
Panamby - Torre K1	416	887
Condomínio Cypris	(1,722)	(1,436)
Cond em Constr Doppio Spazio	(3, 222)	(2,407)
Consórcio	6,631	2,493
Consórcio Planc e Gafisa	809	270
Consórcio Gafisa & Rizzo (susp.)	1,520	1,239
Consórcio Gafisa OAS - Abaeté	(8,625)	3,638
Cond. do Clube Quintas do Rio	1	1
Cons. OAS-Gafisa Horto Panamby	(9,044)	9,349
Consórcio OAS e Gafisa - Horto Panamby	(2,001)	(27)
Consórcio Ponta Negra - Ed. Marseille	-	(1,033)
Consórcio Ponta Negra - Ed. Nice	(9,885)	(4,687)
Manhattan Square	(2,075)	600
Cons. Eztec Gafisa Pedro Luis	(11,380)	(3,589)

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Consórcio Planc Boa Esperança	1,316	603
Consórcio OAS e Gafisa - Tribeca	209	(144)
Consórcio OAS e Gafisa - Soho	-	(167)
Consórcio Gafisa & GM	(81)	(40)
Consórcio Ventos do Leste	(1)	(1)
Bairro Novo Cotia	9,506	(6,137)
Bairro Novo Camaçari	1,260	(2,585)
Bairro Novo Fortaleza	-	2
Bairro Novo Nova Iguaçu	-	(330)
Bairro Novo Cia. Aeroporto	-	(55)
Consórcio B Novo Ap. Gioania	-	(210)
Consórcio B Novo Campinas	-	(261)

	9,385	9,577

Other SPEs
Gafisa SPE 10 S.A.	(9,580)	2,051
Gafisa Vendas I. Imob. Ltda.	2,384	2,384
Projeto Alga	(25,000)	(25,000)
Outros	(351)	-

	(32,547)	(20,565)

SPEs
Alphaville Urbanismo S.A.	5,588	-
FIT Resid. Empreend. Imob. Ltda.	(1,423)	12,058
Bairro Novo Emp Imob S.A.	1,968	1,968
Cipesa Empreendimentos Imobil.	(398)	(398)
The house	80	80
Gafisa SPE 46 Empreend. Imob.	9,161	8,172
Gafisa SPE 40 Emp. Imob. Ltda.	878	1,288
Vistta Ibirapuera	1,073	-
Blue II Plan. Prom. e Venda Lt.	(10,636)	911
SAÍ AMARELA S.A.	(1,393)	(1,138)
GAFISA SPE-49 Empre. Imob. Ltda.	(2)	(2)
London Green	9	-
Gafisa SPE-35 Ltda.	(1,379)	(129)
Gafisa SPE 38 Empr. Imob. Ltda.	312	109
LT Incorporadora SPE Ltda.	(531)	(527)
Res. das Palmeiras Inc. SPE Lt.	1,246	1,246

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Gafisa SPE 41 Empr. Imob. Ltda.	1,773	1,534
Acqua Residencial	196	-
Dolce VitaBella Vita SPE S.A.	(102)	32
Saira Verde Empreend. Imobil. Lt.	991	214
Gafisa SPE 22 Ltda.	600	630
CSF Prímula	2,511	-
Gafisa SPE 39 Empr. Imobil. Ltda.	(606)	(304)
DV SPE S.A.	(564)	(571)
CSF Santtorino	5	-
Gafisa SPE 48 Empreend. Imobili.	(188)	159
Espacio Laguna	286	-
Gafisa SPE-53 Empre. Imob. Ltda.	(39)	(94)
Jardim II Planej. Prom. Vda. Ltda.	(2,993)	(2,990)
Gafisa SPE 37 Empreend. Imobil.	(271)	(398)
Gafisa SPE-51 Empre. Imob. Ltda.	790	810
Gafisa SPE 36 Empr. Imob. Ltda.	(647)	(1,205)
Gafisa SPE 47 Empreend. Imobili.	566	146
Sunplace SPE Ltda.	415	415
Sunplaza Personal Office	10,316
Sunshine SPE Ltda.	563	1,135
Gafisa SPE 30 Ltda.	(1,206)	(1,217)
Gafisa SPE-50 Empr. Imob. Ltda.	(2,796)	(221)
Tiner Campo Belo I Empr. Imobil.	525	6,972
Gafisa SPE-33 Ltda.	2,321	2,321
Jardim I Planej. Prom. Vda. Ltda.	6,581	6,662
Verdes Praças Inc. Imob. SPE Lt.	(38)	(38)
Gafisa SPE 42 Empr. Imob. Ltda.	(120)	64
Península I SPE S.A.	(696)	(1,267)
Península 2 SPE S.A.	2,489	865
Blue I SPE Ltda.	2,642	74
Blue II Plan. Prom. e Venda Lt.	(6)	-
Blue II Plan. Prom. e Venda Lt.	(3)	-
Weber Art	(148)
Olimpic Chácara Santo Antonio	21
Gafisa SPE-55 Empr. Imob. Ltda.	(54)	(2)
Gafisa SPE 32	(2,370)	(2,304)
Cyrela Gafisa SPE Ltda.	2,984	2,834
Unigafisa Part SCP	(7,074)	1,040
Villagio Panamby Trust S.A.	2,271	749
Diodon Participações Ltda.	1,680	13,669
Diodon Participações Ltda.	131	-
Gafisa SPE 44 Empreend. Imobili.	221	175
Gafisa S.A.	1,437	1,218

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Spazio Natura Emp. Imob. Ltd.	4	-
Dep. José Lages Emp. Imob. S.	1,345	-
O Bosque E. Imob. Ltda.	120	-
Gafisa SPE 65 Empreend. Imob. Ltd.	168	321
Cara de Cão	(2,967)	-
Laguna	(390)	-
Gafisa SPE-72	(24)	1
Gafisa SPE-52 E. Imob. Ltda.	42	42
Gafisa SPE-32 Ltda.	2,220	2,220
Terreno Ribeirão/Curupira	1,352	1,360
Edif. Nice	(95)	(95)
Gafisa SPE-71	(61)	124
Zildete	(64)	-
Clube Baiano de Tênis	313	-
Gafisa SPE-73	1	1
Gafisa SPE 69 Empreendimentos	(159)	(72)
Gafisa SPE 43 Empr. Imob. Ltda.	5	-
Gafisa SPE-74 Emp. Imob. Ltda.	(519)	1
Gafisa SPE 59 Empreend. Imob. Ltda.	(1)	1
Gafisa SPE-67 Emp. Ltda.		1
Gafisa SPE 68 Empreendimentos	1	1
Gafisa SPE-76 Emp. Imob. Ltda.	(10)	24
Gafisa SPE-77 Emp. Imob. Ltda.	3,303	3,289
Gafisa SPE-78 Emp. Imob. Ltda.	9	1
Gafisa SPE-79 Emp. Imob. Ltda.	1	1
Gafisa SPE 70 Empreendimentos	1,352	(746)
Gafisa SPE 61 Empreendimento I	(13)	(12)
Soc. em Cta. de Particip. Gafisa	(878)	(878)
Gafisa SPE-85 Emp. Imob. Ltda.	(1,334)	(96)
Gafisa SPE-84 Emp. Imob. Ltda.	212	381
Sítio Jatiúca Empr. Imob. SPE Ltda.	1,266	-
DEPUT JOSE LAJES Empreend. Imob. Ltda.	71	-
OAS City Park Brotas Empr. Imob.	925	-
City Park Acupe Emp. Imob.	252	-
Gafisa SPE 83 Emp. Imob. Ltda.	201	-
Gafisa SPE 87 Emp. Imob. Ltda	19	-
Gafisa SPE 88 Emp. Imob. Ltda	394	-
Gafisa SPE 89 Emp. Imob. Ltda	(868)	-
Gafisa SPE 90 Emp. Imob. Ltda	126	-
Gafisa SPE 75 Emp. Imob. Ltda	30	-
Grand Park – Arvores	(700)	-
Gafisa SPE-77 Emp.	(104)	1,463
Mário Covas SPE Empreendimento	(816)	(208)
Imbui I SPE Empreendimento Imob.	1	1

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Acedio SPE Empreend. Imob. Ltda.	2	2
Maria Inês SPE Empreend. Imob.	(2)	(2)
Gafisa SPE 64 Empreendimento I	1	(50)
Fit Jd. Botânico SPE Emp.	(39)	-
Cipesa Empreendimentos Imob.	6	-

	31,645	61,821

Other
Camargo Corrêa Des. Imob. S.A.	917	916
Gênesis Desenvol. Imob. S.A.	(216)	(216)
Empr. Icorp. Boulevard SPE Lt.	56	56
Cond. Const. Barra First Class	31	31
Klabin Segall S.A.	532	532
Edge Incorp. e Part. Ltda.	146	146
Multiplan Plan. Particip. e Ad.	100	100
Administ. Shopping Nova América	90	90
Ypuã Empreendimentos Imob.	200	4
Cond. Constr. Jd. Des. Tuiliere	(124)	(124)
Rossi AEM Incorporação Ltda.	3	3
Patrimônio Constr. e Empr. Ltda.	307	307
Camargo Corrêa Des. Imob. S.A.	39	39
Cond Park Village	(107)	(107)
Boulevard0 Jardins Empr. Incorp.	(89)	(89)
Rezende Imóveis e Construções	809	809
São José Constr. e Com. Ltda.	543	543
Condomínio Civil Eldorado	276	276
Tati Construtora Incorp. Ltda.	286	286
Columbia Engenharia Ltda.	431	431
Civilcorp Incorporações Ltda.	4	4
Waldomiro Zarzur Eng. Const. Lt.	1,801	1,801

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30,	December 31,
Current account	2009	2008
	(Unaudited)

Rossi Residencial S.A.	431	431
RDV 11 SPE Ltda.	(781)	(781)
Jorges Imóveis e Administrações	1	1
Camargo Corrêa Des. Imob. S.A.	(661)	(673)
Camargo Corrêa Des. Imob. S.A.	(323)	(323)
Patrimônio Const. Empreend. Ltda.	155	155
Alta Vistta Maceió (Controle)	3,960	2,318
Forest Ville (OAS)	813	807
Garden Ville (OAS)	272	276
JTR - Jatiuca Trade Residence	4,796	880
Acquarelle (Controle)	15	1
Riv Ponta Negra - Ed. Nice	1,748	353
Palm Ville (OAS)	200	185
Art. Ville (OAS)	273	180
Oscar Freire Open View	(282)	-
Open View Galeno de Almeida	(127)	-
Incons Empreend. Imob. SP	4,646	-
Carlyle RB2 AS	(1,774)	-
Partifib P. I. Fiorata Lt.	(488)	-
Partifib P. I. Volare Ltda	(373)	-
Outros	-	32

	18,536	9,680

	8,249	60,513

18	Insurance

The Company and its subsidiaries have insurance policies against engineering risk, barter guarantee, guarantee for the completion of the work and civil liability related to unintentional personal damages caused to third parties and material damages to tangible assets, as well as against fire hazards, lightning strikes, electrical damages, natural disasters and gas explosion. The contracted coverage is considered sufficient by management to cover possible risks involving its assets and/or responsibilities.  In view of their nature, the risk assumptions made are not included in the scope of the review of nine-month period information nor audit of the annual financial statements. Accordingly, they were not reviewed nor audited by our independent public accountants.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

19	Segment information

Beginning in 2007, following the acquisition, formation and merger of Alphaville, FIT Residencial, Bairro Novo and Tenda, the Company's chief executive officer assesses segment information on the basis of different business corporate segments and economic data rather than based on the geographic regions of its operations.

The Company's chief executive officer, who is responsible for allocating resources among the businesses and monitoring their progress, uses economic present value data, which is derived from a combination of historical and forecasted operating results. The Company provides below a measure of historical profit or loss, selected segment assets and other related information for each reporting segment.

This information is gathered internally and used by management to develop economic present value estimates, provided to the chief executive officer for making operating decisions, including the allocation of resources among segments. The information is derived from the statutory accounting records which are maintained in accordance with the accounting practices adopted in Brazil. The reporting segments do not separate operating expenses, total assets and depreciation. No revenues from an individual client represented more than 10% of net sales and/or services.

			September 30, 2009
	(Unaudited)
	Gafisa S.A. ( *)	Tenda(**)	Alphaville	Total

Net operating revenue	1,218,156	726,098	180,552	2,124,806
Operating costs	(909,191)	(496,226)	(118,223)	(1,523,640)

Gross profit	308,965	229,872	62,329	601,166

Gross margin - %	25.4%	31.7%	34.5%	28.3%

Net income (loss) for the period	112,831	33,563	11,824	158,218

Receivables from clients (current and non-current)	2,113,616	1,059,130	207,664	3,380,410
Properties for sale	1,251,641	357,130	153,661	1,762,432
Other assets	774,723	967,412	46,562	1,788,697

Total assets	4,139,980	2,383,672	407,887	6,931,539

(*)	Includes all subsidiaries, except Tenda and Alphaville.
(**)	Includes Tenda and Bairro Novo.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

				September 30, 2008
	(Unaudited)
	Gafisa S.A. (* )	Alphaville	FIT Residencial	Bairro Novo	Total

Net operating revenue	951,808	169,247	70,718	786	1,192,559
Operating costs	(652,491)	(109,253)	(51,919)	(538)	(814,201)

Gross profit	299,317	59,994	18,799	248	378,358

Gross margin - %	31.4%	35.4%	26.6%	31.6%	31.7%

Net income (loss) for the year	100,880	18,307	(15,442)	(6,669)	97,076

Receivables from clients (current and non-current)	1,354,677	145,520	61,147	789	1,562,133
Properties for sale	1,257,997	117,201	161,474	3,049	1,539,721
Other assets	1,252,357	48,382	59,567	6,070	1,366,376

Total assets	3,865,031	311,103	282,188	9,908	4,468,230

(*)	Includes all subsidiaries, except AUSA, FIT Residencial and Bairro Novo

20	Subsequent events

(i)	Issuance of simple debentures in the total amount of R$ 600,000

At the Board of Directors Meeting held on October 15, 2009, the seventh issuance of non-convertible simple debentures was approved in a single and undivided lot, sole series, in the total amount of R$ 600,000, maturing in five years counted from the date of issuance, in order to finance the building of real estate ventures.

(ii)	Proposal for merger of all shares of subsidiary Construtora Tenda

On October 21, 2009 the Company announced that it intends to present to its shareholders a proposal for exchange all shares of its subsidiary Tenda, which conditions are still being negotiated with the Independent Special Committee.

The Management has the understanding that the adequate exchange rate would be between 0.188 and 0.200 share of Gafisa for one share of Tenda. In case the parties negotiate terms that are mutually satisfactory, the respective Board of Directors will call a shareholders’ meeting up to November 20, 2009 for resolving about the merger.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

If such merger is approved, Tenda will become a wholly-owned subsidiary of Gafisa, accordingly, its shares will no longer be traded on the Novo Mercado of BM&F/BOVESPA, keeping its public company registration.

21	Supplemental Information - Summary of Principal
Differences between Brazilian GAAP and US GAAP

(a)	Description of the GAAP differences

The Company's accounting policies comply with, and its consolidated financial statements are prepared in accordance with Brazilian GAAP. The Company has retroactively applied the changes in Brazilian GAAP introduced by the newly formed CPC and the provisions of Law 11638/2007 as from January 1, 2006 (Note 2(a)).

As a result of the changes to Brazilian GAAP introduced in 2008 which were applied retroactively to January 1, 2006 a number of differences between Brazilian GAAP and US GAAP, as originally reported, were eliminated. The changes to Brazilian GAAP did not affect the balances originally reported under US GAAP.

Pursuant to these changes, from January 1, 2009 goodwill is no longer amortized in results for the period.

A summary of the Company's principal accounting policies that differ significantly from US GAAP is set forth below.

(i)	Principles of consolidation

Under Brazilian GAAP, the consolidated financial statements include the accounts of Gafisa S.A. and those of all its subsidiaries listed in Note 8. The proportional consolidation method is used for investments in jointly-controlled investees, which are all governed by shareholders' agreements; accordingly, the assets, liabilities, revenues and costs are consolidated based on the proportion of the equity interest held in the capital of the corresponding investee.

Under US GAAP, because such investments provide substantive participating rights granted to the noncontrolling shareholder they preclude the Company from consolidating the entities. Accordingly, for purposes of US GAAP these investments are treated on the equity basis of accounting.

Under US GAAP, proportional consolidation is permitted only in limited circumstances, including for the construction sector. Accordingly, for purposes of US GAAP the remaining investments are treated on the equity basis of accounting. Although these differences in GAAP

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

do not affect the Company's net income or shareholders' equity, the line items in the consolidated balance sheet and statement of income are affected.

(ii)	Revenue recognition

Under Brazilian GAAP, real estate development revenues, costs and related expenses are recognized using the percentage-of-completion method of accounting by measuring progress towards completion in terms of actual costs incurred versus total budgeted expenditures for each stage of a development. Land is treated as a portion of budgeted construction costs and is appropriated proportionally to development. Under the percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds or vice-versa. Revenues and costs are recognized under the percentage-of-completion method when certain tests are met.

Under US GAAP, the basis for the measurement to determine if construction is beyond a preliminary stage is different from Brazilian GAAP. US GAAP requires construction to be beyond a preliminary stage and substantial sales to have been incurred to ensure the project will not be discontinued before revenue can be recognized. Construction is not beyond a preliminary stage if engineering and design work, execution of construction contracts, site clearance and preparation, excavation, and completion of the building foundation are incomplete.

(iii)	Capitalized interest

Under Brazilian GAAP, the Company capitalizes interest on the developments during the construction phase, on loans from the National Housing Finance System and other credit lines that are used for financing the construction of developments (limited to the corresponding financial expense amount). Under US GAAP, interest cost incurred during the period that assets are under construction is included in the cost of such assets. Interest cost should be included as a component of the historical cost of assets intended for sale or lease that are constructed as separate and discrete projects.

(iv)	Stock option plan

Under Brazilian GAAP, the rights to acquire shares granted to employees and executive officers under the stock options plan were recorded as an expense as from January 1, 2006, the transition date for the adoption of Law 11638/2007. Previously, under Brazilian GAAP, the

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

stock option plans did not result in any expense being recorded. The purchase of the stock by the employees is recorded as an increase in capital stock for the amount of the purchase price. Under Law 11638/2007 and the accounting guidance provided by CPC 10, the stock option plans are treated as equity awards and measured at fair value at the grant date, no further adjustments are made at the balance sheet dates to reflect changes in fair values.

Under US GAAP, beginning in 2006, the Company adopted the new US GAAP standard for Share-based Payment. As the awards are indexed to the IGP-M plus annual interest of 6%, the employee share options have been accounted for as liability awards under the terms of US GAAP. The liability-classified awards are remeasured at fair value through the statement of income at each reporting period until settlement. The fair value of employee share options and similar instruments was estimated using the Black-Scholes option-pricing model through June 30, 2009 (Note 22(c)(ii)), and thereafter using the Binomial and Monte Carlo models.

(v)	Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date.

Under US GAAP,  the presentation of earnings per share is required for public companies, including earnings per share from continuing operations and net income per share on the face of the income statement, and the per share effect of changes in accounting principles, discontinued operations and extraordinary items either on the face of the income statement or in a note. A dual presentation is required: basic and diluted. Computations of basic and diluted earnings per share data should be based on the weighted average number of shares outstanding during the period and all dilutive potential shares outstanding during each period presented, respectively.

The Company has issued employee stock options (Note 14(b)), the dilutive effects of which are reflected in diluted earnings per share by application of the "treasury stock method". Under the treasury stock method, earnings per share are calculated as if options were exercised at the beginning of the period, or at time of issuance, if later, and as if the funds received were used to purchase the Company's own stock. When the stock options' exercise price was greater than the average market price of shares, diluted earnings per share are not affected by the stock options. Under US GAAP, potentially dilutive securities are not considered in periods where there is a loss as the impact would be anti dilutive.

The table below presents the determination of net income available (loss allocated) to Common and Preferred shareholders and weighted average Common and Preferred shares

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

outstanding used to calculate basic and diluted earnings (loss) per share.

		September 30, 2009		September 30, 2008
	(Unaudited)

	Common	Total	Common	Total

Basic numerator
Dividends proposed	-	-	-	-
US GAAP undistributed earnings (unallocated losses)	(53,497)	(53,497)	142,493	142,493

Allocated US GAAP undistributed earnings (unallocated losses) available for Common shareholders	(53,497)	(53,497)	142,493	142,493

Basic denominator (in thousands of shares)
Weighted-average number of shares	130,196		129,572

Basic earnings (loss) per share - US GAAP - R$	(0.41)		1.10

Diluted numerator
Dividends proposed	-	-	-	-
US GAAP undistributed earnings (unallocated losses)	(53,497)	(53,497)	142,493	142,495

Allocated US GAAP undistributed earnings(unallocated losses) available for Common shareholders	(53,497)	(53,497)	142,493	142,493

Diluted denominator (in thousands of shares)
Weighted-average number of shares	130,196		129,572
Stock options	-		680

Diluted weighted-average number of shares	130,196		130,252

Diluted earnings (loss) per share - US GAAP - R$	(0.41)		1.09

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(vi)	Business combinations

Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value (normally also the tax basis) of the net assets acquired. This goodwill is normally attributed to the difference between the book value and the market value of assets acquired or justified based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to ten years. As indicated in Note 3 (m) (ii), effective January 1, 2009, goodwill is no longer amortized, pursuant to new Generally Accepted Accounting Practices in Brazil. Negative goodwill arises under Brazilian GAAP when the book value of assets acquired exceeds the purchase consideration; negative goodwill is not generally amortized but is realized upon disposal of the investment, except when it is based on future results. For US GAAP purpose, when a business combination process generates negative goodwill, this amount is allocated first to non-current assets acquired and any remaining amount is recognized as an extraordinary gain. Additionally, investments in affiliates, including the corresponding goodwill on the acquisition of such affiliates are tested, at least, annually for impairment.

Under US GAAP, fair values are assigned to acquired assets and liabilities in business combinations, including identifiable assets. Any residual amount is allocated to goodwill. Goodwill is not amortized but, instead, is assigned to an entity's reporting unit and tested for impairment at least annually. The differences in relation to Brazilian GAAP arise principally from the measurement of the consideration paid under US GAAP using the fair value of shares and put options issued, and the effects of amortization which are no longer recorded for US GAAP purposes.

For Brazilian GAAP purposes, the net balance of goodwill at September 30, 2009 was R$195,088  and as of December 31, 2008 was R$ 215,296, which was amortized to income over a period of up to 10 years until December 31, 2008; negative goodwill at September 30, 2009 and December 31, 2008 was R$ 12,499 and R$ 18,522 recorded as "Negative Goodwill on acquisition of subsidiaries"; and the negative goodwill on the Tenda acquisition of R$ 169,394 at December 31, 2008 was classified at "Deferred gain on sale of investment".

For US GAAP purposes, the total net balance of goodwill at September 30, 2009 and December 31, 2008 was R$ 31,416.

(a)	Tenda transaction

Under Brazilian GAAP, the acquisition was consummated on October 21, 2008. A part of the acquisition of interest in Tenda, the Company contributed the net assets of FIT Residencial amounting to R$ 411,241, acquiring 60% of the shareholders' equity of Tenda (book value of the 60% interest representing an investment in net assets of R$ 621,643), which had a total shareholders' equity book value of R$ 1,036,072.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Under Brazilian GAAP, the sale of the 40% owneship interest in FIT Residencial to Tenda shareholders in exchange for the Tenda shares generated negative goodwill of R$ 210,402, reflecting the gain on the sale of the interest in FIT Residencial. Through December 31, 2008, this negative goodwill was amortized over the average construction period (through delivery of the units) of the real estate ventures of FIT Residencial at October 21, 2008. During the nine-month period ended September 30, 2009, the Company amortized R$ 157,800 of the negative goodwill, represented by the gain on the partial sale of Fit Residencial. From October 22 to December 31, 2008 under Brazilian GAAP, the Company amortized R$ 41,008 of the gain of partial sale.

Under US GAAP, the Company recorded the transfer of FIT Residencial as a partial sale to the noncontrolling shareholders of Tenda and a gain of R$205,527 was recorded in the net income for the period from October 22, 2008 through December 31, 2008. For the reconciling the US GAAP net income, the Company also reversed the amortization of the deferred gain under Brazilian GAAP of R$157,800 (R$ 41,008 for the period from October 22, 2008 through December 31, 2008). The recognition of gain upon exchange of 40% ownership interest in FIT Residencial for 60% ownership interest in Tenda is presented as follows:

Tenda purchase consideration	367,703

FIT Residencial US GAAP book value (40%)	162,176

205,527

Under US GAAP, the total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values. Acquired intangible assets include, R$ 14,558 assigned to existing development contracts, which are amortized over the estimated useful lives up to 5 years. For the nine-month period ended September 30, 2009, the amount of R$ 2,185 was amortized and R$ 10,911 was assigned to registered trademarks, which were determined to have indefinite useful lives, and are not amortized

The preliminary fair value allocation on the assets acquired and liabilities assumed at the acquisition date are as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated
	Fair value - %

	At 100	At 60

Current assets	539,741	323,845
Non-current receivables	252,453	151,472
Properties for sale - non current	174,168	104,501
Intangible assets	42,449	25,469
Other assets	101,191	60,714

Total assets acquired	1,110,002	666,001

Total liabilities assumed	(497,164)	(298,298)

Net assets acquired	612,838	367,703

(b)	Alphaville transaction

On October 2, 2006, the Company signed an agreement to acquire 100% of the capital of Alphaville, a company which develops and sells residential condominiums throughout Brazil. This transaction was consummated on January 8, 2007 and was approved by the Brazilian anti-trust authority (CADE) on June 18, 2007 without any restriction. The Company initially acquired 60% of Alphaville's shares for R$ 198,400, of which R$20,000 was paid in cash and the remaining R$ 178,400 in the Company's own shares. In connection with the acquisition, the Company issued 6,358,616 new Common shares with a book value of R$ 134,029 which were contributed in full settlement of the amount due in shares as part of the purchase consideration. For purpose of determining the purchase consideration, the fair value of these shares was based on the average BOVESPA quoted stock price over a thirty day period prior to the date the agreement was signed. The Company has a commitment to purchase the remaining 40% of Alphaville's capital, not yet measurable and consequently not recorded, that will be based on a fair value appraisal of Alphaville prepared at the future acquisition dates. The acquisition agreement provides that the Company has a commitment to purchase the remaining 40% of Alphaville (20% within three years from the acquisition date and the remaining 20% within five years from the acquisition date) in cash or shares, at the Company's sole discretion.

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values. Goodwill, none of which is deductible for tax purposes, and other intangibles recorded in connection with the acquisition totaled R$ 4,052 and R$ 184,656, respectively.

Acquired intangible assets include, R$ 168,072 assigned to existing development contracts, which is being amortized as developments are sold and R$ 16,583 assigned to registered trademarks, which were determined to have indefinite useful lives, and are not amortized.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The fair values of assets acquired and liabilities assumed at the acquisition date are as follows:

	Fair value - %

	At 100	At 60

Current assets	69,371	41,623
Non-current receivables	73,478	44,087
Other assets	17,379	10,427
Intangible assets	307,760	184,656

Total assets acquired	467,988	280,793

Total liabilities assumed	(144,064)	(86,438)

Net assets acquired	323,924	194,355

For the nine-month period ended September 30, 2009, the Company amortized R$ 13,013 (nine-month period ended September 30, 2008 - R$ 14,557) of the fair value assigned in the purchase price allocation.

(c)	Cipesa transaction

On October 26, 2007, the Company acquired 70% of Cipesa. The Company and Cipesa formed a new company, Cipesa Empreendimentos Imobiliários Ltda. ("Nova Cipesa"), in which Gafisa has 70% of the capital and Cipesa has 30%. Gafisa contributed to Nova Cipesa R$ 50,000 in cash and acquired shares of Cipesa in Nova Cipesa in the amount of R$ 15,000 payable over one year. Additionally, Cipesa is entitled to receive from the Company a variable portion of 2% of the Total Sales Value ("VGV") of the projects launched by Nova Cipesa through 2014, not to exceed R$ 25,000, totaling the acquisition amount of R$ 90,000.

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values. Goodwill, none of which is deductible for tax purposes, and inventory recorded in connection with the acquisition totaled R$ 24,091 and R$ 51,597, respectively.

The fair values of assets acquired and liabilities assumed at the acquisition date are as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	Fair value - %

	At 100	At 70

Current assets	96,675	67,673
Other assets	8	5

Total assets acquired	96,683	67,678

Total liabilities assumed	(2,527)	(1,769)

Net assets acquired	94,156	65,909

(d)	Redevco transaction

Through November 2007, the Company held interests in investees together with Redevco through special purpose entities, as follow: Blue I (66.67%), Blue II (50%), Jardim Lorean (50%) and Sunplace (50%). In November 2007, the Company acquired the remaining interests in each entity for R$ 40,000.

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values. Negative goodwill for those entities totaled R$ 11,434, which was allocated as a pro rata reduction to the acquired assets. This negative goodwill results primarily from market and business conditions, in which the fair value assigned mainly to inventories and receivables exceeded the respective acquisition cost.

The combined fair values of assets acquired and liabilities assumed at the acquisition date are as follows:

Combined fair value at 100%

Current assets	139,983
Non-current receivables	16,813
Other assets	170

Total assets acquired	156,966

Total liabilities assumed	(76,745)

Net assets acquired	80,221

(vii)	Fair value option for financial liabilities

Under Brazilian GAAP, pursuant to CPC 14, the Company elected to apply the "fair value

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

option" for certain working capital loans since 2007.

US GAAP permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted the new US GAAP standard at January 1, 2008 and elected to adopt the fair value option for working capital loans denominated in foreign currency (Note 9). The difference in relation to Brazilian GAAP arises from the adoption date for the fair value measurement.

(viii)	Classification of balance sheet line items

Under Brazilian GAAP, the classification of certain balance sheet items is presented differently from US GAAP. The Company has recast its consolidated balance sheet under Brazilian GAAP to present a condensed consolidated balance sheet in accordance with US GAAP (Note 22(d)(i)). The reclassifications are summarized as follows:

Under US GAAP, the proportional consolidation of investees and subsidiaries is eliminated and in its place the associated companies are presented using the equity method of accounting and controlled subsidiaries are fully consolidated presenting their respective noncontrolling interests.

For purposes of US GAAP, the sale of receivables is not considered a true sale, if the entities do not meet the pre-requisites of a qualifying special purpose entity, as defined by US GAAP. These receivables from clients continue to be reported as receivable balances. The cash proceeds received from the transfer of the receivables are presented as a liability. For purpose of the presentation of the balance sheet, R$ 10,394 and R$ 12,843 were adjusted for US GAAP as at September 30, 2009 and December 31, 2008, reflecting an increase in receivables from clients, which is offset by an increase of a liability.

Under Brazilian GAAP, the deferred gain recorded on the acquisition of the Diodon receivables portfolio is recorded on the balance sheet in Negative goodwill on acquisition of subsidiaries. Under US GAAP, the gain is treated as a component of the fair value of the assets acquired.

Under Brazilian GAAP, certain court-mandated escrow deposits made into court are netted against the corresponding contingency provisions. For purposes of US GAAP, as these do not meet the right of offset criteria, such deposits are presented as assets and not netted against liabilities.

Under Brazilian GAAP, debt issuance costs are netted against the loan balance, whereas under US GAAP such costs are presented as deferred expenses in current and non-current assets.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Under Brazilian GAAP, deferred income taxes are not netted and assets are shown separately from liabilities. For US GAAP purposes, deferred tax assets and liabilities are netted and classified as current or non-current based on the classification of the underlying temporary difference. Similarly, certain judicial escrow deposits are netted against contingency provisions and debt issuance costs netted against the liabilities under Brazilian GAAP.

Under Brazilian GAAP, noncontrolling interests are recorded as minority interests shown separately from equity. For US GAAP purposes, noncontrolling interests are reported within equity of noncontrolling interests in the consolidated financial statements.

(ix)	Classification of statement of income line items

Under Brazilian GAAP, in addition to the issues noted above, the classification of certain income and expense items is presented differently from US GAAP. The Company has recast its statement of income under the Brazilian GAAP to present a condensed consolidated statement of income in accordance with US GAAP (Note 22(d)(ii)). The reclassifications are summarized as follows:

.
Brazilian listed companies are required to present the investment in jointly-controlled associated companies on the proportional consolidation method. For purposes of US GAAP, the Company has eliminated the effects of the proportional consolidation and reflected its interest in the results of investees on a single line item (Equity in results) in the recast consolidated statement of income under US GAAP.

.
Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of income presented in accordance with Brazilian GAAP. Such amounts have been reclassified to non-operating income and expenses in the condensed consolidated statement of income in accordance with US GAAP.

.	The net income differences between Brazilian GAAP and US GAAP (Note 22(b)(i)) were incorporated in the statement of income in accordance with US GAAP.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

.
Under Brazilian GAAP, noncontrolling interests are recorded as minority interests shown separately from equity. For US GAAP purposes, noncontrolling interests are reported within equity of noncontrolling interests in the consolidated financial statements.

(b)	Reconciliation of significant differences between
Brazilian GAAP and US GAAP

(i)	Net income

		Nine-month period ended
	Note	September 30, 2009	September 30, 2008

Net income under Brazilian GAAP		158,218	97,076
Revenue recognition - net operating revenue	22(a)(ii)	(364,789)	74,718
Revenue recognition - operating costs	22(a)(ii)	257,079	(39,057)
Amortization of capitalized interest	22(a)(iii)	-	(9,356)
Stock compensation (expense) reversal	22(a)(iv)	12,685	34,962
Reversal of goodwill amortization of Alphaville	22(a)(vi)	-	6,972
Reversal of negative goodwill amortization of Redevco and Tenda	22(a)(vi)	(164,800)	(7,423)
Business Combination of Tenda	22(a)(vi)	(2,185)	-
Business Combination of Alphaville	22(a)(vi)	(13,013)	(14,557)
Business Combination of Redevco	22(a)(vi)	3,169	-
Other		(61)	115
Noncontrolling interests on adjustments above		38,957	4,489
Deferred income tax on adjustments above		20,793	(5,446)

Net income (loss) attributable to Gafisa under US GAAP		(53,947)	142,493

Net income attributable to noncontrolling interests under US GAAP		17,892	32,223

Net income (loss) under US GAAP		(36,055)	174,716

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Nine-month period ended
Note	September 30,2009	September 30, 2008

Weighted-average number of shares outstanding for the period (in thousands) (i) Common shares	130,196	129,572
Earnings (loss) per share
Common (i)
Basic	(0.41)	1.10
Diluted	(0.41)	1.09
Reconciliation from US GAAP net income (loss) attributable to Gafisa to US GAAP net income(loss) available to Common shareholders
US GAAP net income (loss)	(53,497)	142,493

US GAAP net income (loss) available to Common shareholders (basic earnings)	(53,497)	142,493

Reconciliation from US GAAP net income (loss) attributable to Gafisa to US GAAP net income (loss) available to Common shareholders
US GAAP net Income (loss)	(53,497)	142,493

US GAAP net income (loss) available to common shareholders (diluted earnings)	(53,497)	142,493

(ii)	Shareholders' equity

	Note	September 30,2009	December 31, 2008

Shareholders' equity under Brazilian GAAP		1,783,476	1,612,419
Revenue recognition - net operating revenue	22(a)(ii)	(710,424)	(344,635)
Revenue recognition - operating costs	22(a)(ii)	474,406	217,327
Capitalized interest	22(a)(iii)	99,897	99,897
Amortization of capitalized interest	22(a)(iii)	(94,126)	(94,126)
Liability-classified stock options	22(a)(iv)	(1,869)	(2,221)
Receivables from clients - SFAS 140	22(a)(viii)	10,394	12,843
Liability assumed - SFAS 140	22(a)(viii)	(10,394)	(12,843)
Reversal of goodwill amortization of Alphaville	22(a)(vi)	18,234	18,234
Reversal of negative goodwill amortization of Redevco and Tenda	22(a)(vi)	(218,627)	(53,819)
Gain on the transfer of FIT Residencial	22(a)(vi)	205,527	205,527
Business Combination – Tenda	22(a)(vi)	14,219	16,404
Business Combination – Alphaville	22(a)(vi)	(35,115)	(22,102)
Business Combination – Redevco	22(a)(vi)	3,169	-
Other		(524)	266
Noncontrolling interests on adjustments above		64,062	20,237
Deferred income tax on adjustments above		71,223	49,687

Shareholders' equity under US GAAP		1,673,528	1,723,095

Noncontrolling interests under US GAAP		525,377	451,342

Total shareholder’s equity under US GAAP		2,198,905	2,174,437

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

Condensed changes in shareholders'
equity under US GAAP

	September 30,2009	December 31, 2008
	(Unaudited)
At beginning of the year	1,723,095	1,481,446
Capital increase, net of issuance expenses	4,380	7,671
Net income (loss) attributable to Gafisa	(53,947)	299,658
Minimum mandatory dividend	-	(26,104)
Noncontrolling interests	525,377	411,766-

At end of the year	2,198,905	2,174,437

Condensed shareholders' equity
under US GAAP

	September 30,2009	December 31, 2008
	(Unaudited)	(Unaudited)
Shareholders' equity
Common shares, comprising 130,508,346 shares outstanding (2008 - 129,962,546)	1,203,878	1,199,498
Treasury shares	(14,595)	(14,595)
Appropriated retained earnings	484,245	538,192

Total Gafisa shareholder’s equity	1,673,528	1,723,095

Noncontrolling interests	525,377	451,342

Total shareholders’ equity	2,198,905	2,174,437

(c)	US GAAP supplemental information

(i)	Recent US GAAP accounting pronouncements

The Financial Accounting Standards Board (“FASB”) recently issued a number of Statements of Financial Accounting Standards and interpretations; the standards and interpretations described below have not had or are not expected to have a material impact on the financial position and results of operations of the Company, unless otherwise indicated.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(a)	Accounting pronouncements adopted

In December 2007, the FASB issued a new standard on accounting for business combinations, which replaced a prior standard. This statement retains the fundamental requirements of the prior standard that the acquisition method of accounting (which was called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. The prior standard did not define the acquirer, although it included guidance on identifying the acquirer, as does this Statement. This statement’s scope is broader than that of the prior standard, which applied only to business combinations in which control was obtained by transferring consideration.

The result of applying this statements guidance on recognizing and measuring assets and liabilities in a step acquisition was to measure them at a blend of historical costs and fair values, a practice that provided less relevant, representationally faithful, and comparable information than will result from applying this statement. In addition, this statement’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer, which improves the completeness of the resulting information and makes it more comparable across entities. By applying the same method of accounting, the acquisition method, to all transactions and other events in which one entity obtains control over one or more other businesses, this statement improves the comparability of the information about business combinations provided in financial reports. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company has applied this pronouncement on a prospective basis for each new business combination effective January 1, 2009 pursuant to the aforementioned application timetable.

In December 2007, the FASB issued a new standard on accounting, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related new standard on business combination. The Company has applied this Statement prospectively as of January 1, 2009, except for the presentation and disclosure requirements. The presentation and disclosure requirements have been applied retrospectively for all periods presented.

In March 2008, the FASB issued a new standard on disclosures about derivative instruments and hedging activities. The new standard is intended to improve financial reporting about

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted this statement effective January 1, 2009.

In May 2009, the FASB issued a new standard on subsequent events. The objective of this Statement is to establish principles and requirements for subsequent events.  In particular, this Statement sets forth: (i) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This statement is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted this statement effective June 30, 2009. The Company has evaluated subsequent events through November 13, 2009.

(b)	Accounting pronouncements not yet adopted

In June 2009, the FASB issued a new standard on accounting for transfers of financial assets. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This statement amends a prior standard on accounting for transfers and servicing of financial assets and extinguishments of liabilities. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This statement must be applied to transfers occurring on or after the effective date. The Company is currently assessing the impact of this statement on its consolidated financial statements.

In June 2009, the FASB issued a new standard amending a prior standard related to variable interest entities. The objective of this statement is to amend certain requirements of consolidation of variable interest entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently assessing the impact of this statement on its consolidated financial statements.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

The FASB issued ASU 2009-01, “Amendments based on Statement of Financial Accounting Standards Nº. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, in June 2009 to codify in ASC 105, “Generally Accepted Accounting Principles”, which was issued to establish the Codification as the sole source of authoritative US GAAP recognized by the FASB, excluding SEC guidance, to be applied by nongovernamental entities. The Company has adopted the provisions of ASU 2009-01 in these consolidated financial statements, and there was no impact.

(ii)	Additional information - stock option plan

The Company has adopted the US GAAP modified prospective transition method and the liability-classified awards were measured at fair market value as of January 1, 2006. The assumptions were: weighted historical volatility of 29%; expected dividend yield of 0%; annual risk-free interest rate of 8%, and; expected average total lives of 1.6 years.

As of September 30, 2009, all the liability-classified awards were remeasured at their fair value and amounted to R$ 1,869  (period ended December 31, 2008 - R$ 2,221). The reversal of stock compensation expense (General and administrative expenses) related to the stock option plans totaled a reversal of R$ 12,685 in the period ended September 30, 2009 (2008 - reversal of R$ 34,962). The assumptions were: weighted historical volatility of 70% (2008 - 54%); expected dividend yield of 0.2% (2008 - 0.6%); average annual risk-free interest rate of 10.1% (2008 - 12%), and; expected average total lives of 2.6 years in 2009 and 2008. As of September 30, 2009, the compensation cost related to nonvested stock options to be recognized in future periods was R$ 9,205 (2008 - R$ 7,236) and its weighted average recognition period was approximately 2.8 years in 2009 (2008 – 2.6 years).

(iii)	Fair value of financial instruments

(a)	Adoption of new US GAAP standard

The Company adopted a new US GAAP standard, effective January 1, 2008, (Note 22 (a) (viii)), which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value.

As defined in US GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). However, as permitted under US GAAP, the Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical expedient for valuing the majority of its assets and liabilities measured and reported at fair value. The Company utilizes market data or assumptions that market participants would use in pricing the

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observability of those inputs. US GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by US GAAP are as follows:

(i)
Level 1 - quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities.

(ii)
Level 2 - pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

(iii)
Level 3 - pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value. At each balance sheet date, the Company performs an analysis of all instruments subject to US GAAP and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

The following table sets forth by level within the fair value hierarchy the company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009. As required by US GAAP, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	Fair value measurements at September 30, 2009
	(Unaudited)
	Quoted prices in active markets for identical assets (Level 1 )	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total

Assets
Marketable securities	-	733,217	-	733,217
Derivatives	-	7,296	-	7,296

Liabilities
Working capital loans	-	131,305	-	131,305

(b)	Fair value measurements

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

The carrying amounts for cash and cash equivalents, trading debt securities, accounts and notes receivable and current liabilities approximates their fair values. The fair value of long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated based on the market forecasted curves for the remaining cash flow of each obligation.

The estimated fair values of financial instruments are as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

	September 30, 2009		December 31, 2008

	Carrying amounts	Fair value	Carrying amounts	Fair value

Financial assets
Cash and cash equivalents	948,350	948,350	510,504	510,504
Restricted cash	151,337	151,337	76,928	76,928
Receivables from clients, net - current portion	1,718,110	1,718,110	1,060,845	1,060,845
Receivables from clients, net - non current portion	1,662,300	1,662,300	720,298	720,298

Financial liabilities
Loans and financing	608,118	608,118	1,018,208	1,010,278
Debentures	1,327,861	1,327,861	506,930	506,930
Trade accounts payable	194,302	194,302	103,592	103,592
Derivatives	7,296	7,296	86,752	86,752

(d)	US GAAP condensed consolidated
financial information

The financial information under US GAAP reflects the retrospective adoption of SFAS No, 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51" as of December 31, 2008.

Based on the reconciling items and discussion above, the Gafisa S.A. consolidated balance sheet, statement of income, and statement of changes in shareholders' equity under US GAAP have been recast in condensed format as follows:

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(i)	Condensed consolidated balance
sheets under US GAAP

	September 30, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	924,638	510,504
Restricted cash	151,337	76,928
Receivables from clients	1,214,903	1,060,845
Properties for sale	1,795,580	2,058,721
Other accounts receivable	133,709	127,150
Dividends receivable	1,071	-
Prepaid expenses	12,528	27,732
Investments	67,780	49,135
Property and equipment	57,624	50,852
Intangibles	216,708	219,615
Other assets
Receivables from clients	1,513,584	720,298
Properties for sale	396,992	149,403
Deferred taxes	-	35,067
Other	67,462	93,153

Total assets	6,553,916	5,179,403

Liabilities and shareholders' equity
Current liabilities
Short-term debt, including current portion of long-term debt	578,235	430,853
Debentures	80,781	64,930
Obligations for purchase of land	296,505	278,745
Materials and services suppliers	185,366	103,592
Taxes and labor contributions	135,831	112,729
Advances from clients - real estate and services	313,330	176,958
Credit assignments	133,782	46,844
Acquisition of investments	26,976	25,296
Dividends payable	21,106	26,106
Others	111,041	85,445
Long-term liabilities
Loans	590,431	587,355
Debentures	1,244,000	442,000
Deferred income tax	37,220	-
Obligations for purchase of land	149,979	225,639
Others	450,428	398,474

Shareholders' equity
Total Gafisa shareholders’ equity	1,673,528	1,723,095
Noncontrolling interests	525,377	451,342

Total shareholders’ equity	2,198,905	2,174,437

Total liabilities and shareholders' equity	6,553,916	5,179,403

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(ii)	Condensed consolidated statements of
income under US GAAP

	September 30, 2009	September 30, 2008

Gross operating revenue
Real estate development and sales	1,709,705	1,173,676
Construction and services rendered	30,687	13,356
Taxes on services and revenues	(65,740)	(38,094)

Net operating revenue	1,674,652	1,148,938

Operating costs (sales and services)	(1,198,047)	(799,519)

Gross profit	476,605	349,419

Operating expenses
Selling, general and administrative	(288,947)	(154,133)
Other	(142,332)	(43,017)

Operating income (loss)	45,326	152,269
Non-operating income (expenses)
Financial income	103,607	62,067
Financial expenses	(158,801)	(23,078)

Income (loss) before income tax, equity in results and noncontrolling interests	(9,868)	191,258

Taxes on income
Current	(23,643)	(32,598)
Deferred	(13,607)	(11,650)

Income tax and social contribution expense	(37,250)	(44,248)

Income before equity in results and noncontrolling interests	(47,118)	147,010
Equity in results	11,063	27,688

Net income (loss)	(36,055)	174,698
Less: Net income attributable to the noncontrolling interests	(17,892)	(32,205)

Net income (loss) attributable to Gafisa	(53,947)	142,493

Reconciliation from US GAAP net income (loss) to US GAAP net income (loss) available to Common shareholders
US GAAP net income (loss)	(53,947)	142,493

US GAAP net income (loss) available to common shareholders (Basic earnings)	(53,947)	142,493

Reconciliation from US GAAP net income (loss) to US GAAP net income (loss) available to Common shareholders
US GAAP net income (loss)	(53,947)	142,493

US GAAP net income (loss) available to Common shareholders (Diluted earnings)	(53,947)	142,493

Gafisa S.A.

Notes to the Unaudited Condensed Consolidated Interim Financial Statements
As of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
All information with respect to September 30, 2009 and 2008 is unaudited
In thousands of Brazilian reais, unless otherwise stated

(iii)	Additional information - taxes

Change in the valuation allowance for net operating losses was as follows:

	September 30, 2009	December 31, 2008

At January 1	(10,830)	(16,407)
Valuation allowance - relates to jointly-controlled subsidiaries subject to the taxable profit regime	(4,452)	5,577

At the end of nine-month period or year	(15,282)	(10,830)

The Company adopted the provisions of FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), on January 1, 2007 which requires it to record the financial statement effects of an income tax position when it is more likely than not, based on the technical merits, that it will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is measured and recorded as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority.

The adoption of FIN 48 did not have any impact in the Company's statement of income and financial position and did not result in a cumulative adjustment to retained earnings at adoption. As of September 30, 2009 and December 31, 2008, the Company has no amount recorded for any uncertainty in income taxes.

The Gafisa S.A. and its subsidiaries file income tax returns in Brazil and other foreign federal and state jurisdictions. Brazilian income tax returns are normally open to audit for five years.

(iv)	Statement of comprehensive income

Under Brazilian GAAP, the concept of comprehensive income is not recognized.  US GAAP requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and other comprehensive income that include charges or credits directly to equity which are not the result of transactions with owners. In the case of the Company, comprehensive income is the same as net income.

*          *          *

Index to Consolidated Unaudited Interim Financial Statements as of September 30, 2009 and
for the nine month periods ended September 30, 2009 and 2008 of Construtora Tenda S.A.

Page

Condensed Consolidated Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	F-79
Condensed Consolidated Unaudited Interim Statements of Operations for the nine months ended September 30, 2009 and 2008	F-80
Condensed Consolidated Unaudited Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2009	F-81
Condensed Consolidated Unaudited Interim Statements of Cash Flows for the nine months ended September 2009 and 2008	F-82
Notes to the Consolidated Condensed Unaudited Interim Financial Statements as of September 30, 2009 and December 31, 2008 and for the nine-month periods ended September 30, 2009 and 2008 of Construtora Tenda S.A.
F-83

Construtora Tenda S.A.

Condensed Consolidated Balance Sheets at September 30, 2009 and December 31, 2008

(In thousands of reais)

A S S E T S

	Notes	09.30.2009	12.31.2008
		(unaudited)
Current assets
Cash and cash equivalents	3	492,233	181,661
Restricted credits	4	82,330	20,226
Receivables from clients	5	521,839	142,689
Properties for sale	6	357,130	401,852
Advances	7	44,892	33,842
Recoverable taxes		13,054	6,940
Deferred taxes	19	2,879	2,879
Deferred selling expenses		4,784	8,011
Others		2,194	607
Total current assets		1,521,335	798,707

Non-current assets
Receivables from clients	5	537,291	422,887
Properties for sale	6	105,403	148,137
Deferred taxes	19	117,624	95,167
Escrow deposits	8	8,250	7,977
Deferred selling expenses		7,384	1,719
Related parties	9	46,419	47,469
Others		12,744	1,470
		835,115	724,826

Property and equipment, net	11	21,755	17,276
Intangible assets	12	5,467	3,221

		27,222	20,497

Total non-current assets		862,337	745,323

Total assets		2,383,672	1,544,030

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Condensed Consolidated Balance Sheets at September 30, 2009 and December 31, 2008

(In thousands of reais)

L I A B I L I T I E S  and  S H A R E H O L D E R S'  E Q U I T Y

	Notes	09.30.2009	12.31.2008
		(unaudited)
Current liabilities
Loans and financing	13	71,585	52,584
Debentures	14	19,861	-
Suppliers		66,536	31,857
Labor and tax obligations		24,978	17,805
Taxes payable	15	2,779	2,698
Advances from clients	16	46,764	52,063
Rescision reimbursement payable and provision	17	27,410	28,191
Obligations for purchase of land	18	45,043	53,336
Deferred taxes	19	52,375	24,224
Related parties	9	4,097	1,334
Others		20,458	2,500
Total current liabilities		381,886	266,592

Non-current liabilities
Loans and financing	13	55,584	73,866
Debentures	14	600,000	-
Obligations for purchase of land	18	12,633	15,312
Provision for contingencies	20	25,829	26,840
Taxes payable	15	12,882	14,272
Deferred taxes	19	116,343	83,703
Related parties	9	44,637	-
Others		12,505	1,210
Total non-current liabilities		880,413	215,203

Non-controlling interests		-	21

Shareholders' equity:
Capital Stock	21.1	755,236	755,236
Capital reserves	21.2	376,470	374,591
Retained deficit		(10,333)	(67,613)
		1,121,373	1,062,214

Total liabilities and shareholders' equity		2,383,672	1,544,030

The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Condensed Consolidated Interim Statements of Operations
for the nine months ended September 30, 2009 and 2008

(In thousands of reais)

	09.30.2009	09.30.2008
	(unaudited)	(unaudited)
Gross operating revenue
( + ) Real estate development and sales	751,080	332,782
( - ) Taxes on services and revenues	(27,943)	(15,027)
( = ) Net operating revenue	723,137	317,755

Operating costs
( - ) Real estate development costs	(493,401)	(213,437)
( = ) Gross profit	229,736	104,318

(+/-) Income (expenses)
Administrative expenses	(80,336)	(69,300)
Selling expenses	(78,897)	(59,175)
Financial income	1,387	7,456
Other operating (expenses) income	109	(29,149)
	(157,737)	(150,168)

( = ) Income before provision for taxes	71,999	(45,850)

(-) Provision for taxes and social contributions - current and deferred	(16,288)	(11,164)

( = ) Net profit (loss)	55,711	(57,014)

The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Condensed Consolidated Statement of Changes in Shareholders' Equity
for the nine months ended September 30, 2009

(In thousands of reais)
(Unaudited)

		Capital Reserves
	Capital Stock	Special Goodwill	FIT Incorporation	Awarding Options	Total	Retained Deficit	Total

At December 31, 2008	755,236	20,381	348,705	5,505	374,591	(67,613)	1,062,214

Legal reserves constitution - Awarding options recognized				3,448	3,448	-	3,448
Capital reserves reversion - Awarding Options canceled				(1,569)	(1,569)	1,569	-
Current profits					-	55,711	55,711
							-
At September 30, 2009	755,236	20,381	348,705	7,384	376,470	(10,333)	1,121,373

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Condensed Consolidated Interim Statements of Cash Flows for the
nine months ended September 2009 and 2008

(In thousands of reais)

	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities

Profit (Loss):	55,711	(57,014)

Expenses (income) not affecting cash and cash equivalents
Depreciation	7,170	1,838
Amortization	713	-
Decrease of non current assets - Property and equipment	50	129
Provision for contingencies	(1,011)	15,474
Provision for Bad Debit	-	10,974
Interests of Federal Tax Installments	2,148	763
Deferred Tax	38,334	6,481
Awarding Options recognized	3,448	3,082
Interests of loans and financing	34,158	4,663

Assets and Liabilities changes
Receivables from clients	(493,554)	(324,568)
Properties for sale	87,456	(88,059)
Other credits	(11,050)	(19,536)
Deferred selling expenses	(2,438)	(5,478)
Recoverable taxes	(6,114)	(3,587)
Restricted credits	(62,104)	-
Other assets	(13,134)	2,631
Suppliers	34,679	21,929
Labor and tax obligations	7,173	3,797
Advances from clients	(5,299)	(29,041)
Accounts payable	73,088	44,166
Obligations for purchase of land	(10,972)	9,555
PIS/COFINS/IRPJ/CSLL - federal installments	(3,457)	(1,882)
Related Parties - Tenda Engenharia	3,813	-
Effect of changes to Law 11.638 and Law 11.941/09	-	22,401

Net cash used in operating activities	(261,192)	(381,281)

From investing activities
Property and equipment increase	(11,699)	(950)
Intangible increase	(2,959)	(1,389)

Net cash used in investing activities	(14,658)	(2,339)

From financing activities

Loan and Financing, net of amortization	(13,578)	76,103
Debentures	600,000	-

Net cash provided by financing activities	586,422	76,103

Increase (decrease) in cash and equivalents	310,572	(307,517)

Cash and cash equivalents

At the beginning of the period	181,661	400,512
At the end of the period	492,233	92,995

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

(All information with respect to September 30, 2009 and 2008 is unaudited)

1.         Operations

The operations of Construtora Tenda S.A. (the “Company”) and its subsidiaries  comprise (a) the carrying out of civil construction works, (b) the development of real estate ventures, (c) the purchase and sale of real estate properties, and provision of civil construction management services, (d) the negotiation of consortium quotas, (e) and investment in other Brazilian or foreign companies.

On September 1, 2008, the Company and Gafisa S.A. (“Gafisa”), established the corporate merger of Tenda and FIT Residencial Empreendimentos Imobiliários Ltda. (“FIT”) operations, and on October 21, 2008, the merger of FIT into the Company was approved at the Extraordinary General Meeting (“EGM”). In view of the merger, 240,391,470 new nominative book-entry common shares were issued, without par value, fully subscribed and paid-in by the shareholders of FIT, on behalf of and for the account of the only shareholder of the merged company, Gafisa. The merged net assets and capital of Tenda increased by R$ 62,536 to R$ 755,236, represented by 400,652,450 common shares.

On June 29, 2009, the Company entered into a transaction with the parent company Gafisa S.A. for purchase of the shares of Cotia1 Empreendimento Imobiliário Ltda., for R$ 41,832. The project comprises five phases, which represent 2,338 units with PSV (Potential Sales Value) of R$ 191 million (unaudited).

2.         Presentation of financial statements and significant accounting practices

2.1.       Basis of presentation

The condensed consolidated interim financial statements at September 30, 2009, and for the nine-month periods ended September 30, 2009 and 2008 are unaudited. These condensed financial statements include all adjustments consisting of normal recurring adjustments which, in the opinion of our management, are necessary for a fair

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

presentation of our condensed consolidated financial position, results of operations and cash flows for the interim periods presented.

The condensed consolidated interim financial statements should be read in conjunction with our financial statements prepared for the year ended December 31, 2008. The results for the nine-month periods ended September 30, 2009 are not necessarily indicative of the results to be reported for the entire year ending December 31, 2009, or for any future periods. The accounting policies adopted in preparing these unaudited interim financial statements are consistent with those used in the preparation of these audited financial statements for the year ended December 31, 2008.

The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting practices adopted in Brazil for presentation of complete annual financial statements. The financial statements presented herein do not include the parent company´s stand alone financial statements and are not intended to be used for statutory purposes. The Summary of Principal Differences between Brazilian GAAP and US GAAP (Note 28) is not required by Corporate Law and is presented only for purposes of these financial statements.

Certain amounts in the condensed consolidated balance sheet as of December 31, 2008 and the notes thereto have been reclassified to be consistent with the current presentation.

The financial statements of Construtora Tenda S.A, which include the consolidated financial statements of its subsidiaries (listed in Note 10), were prepared in accordance with the accounting practices adopted in Brazil, as determined by the Brazilian Corporate Law (Law No. 6,404/76), amended by Law No. 11,638/07 and Provisional Measure No. 449/08, made into Law No. 11,941/09 on May 27, 2009, the regulations and resolutions of the “Comissão de Valores Mobiliários” (the Brazilian Securities Commission – (“CVM”)), and the Pronouncements, Guidelines and Interpretations issued by the “Comitê de Pronunciamentos Contábeis” (the Brazilian Accounting Pronouncements Committee - (“CPC”)).

The quarterly information (ITR) for the period ended September 30, 2008 was adjusted for conforming it to the new accounting practices, thus allowing comparison between periods.

2.1.1.    Summary of the modified accounting practices and statement of effects on income and shareholders’ equity

The changes introduced by Law No. 11.638 and 11.941/09 had significant effects on the interim information [ITR] for the periods ended September 30, 2008.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Law No. 11.638/07 enacted on December 28, 2007 introduced changes to the Corporate Law to be applied as from financial statements presented for the year ended December 31, 2008. To assure consistency of presentation, the Company and its subsidiaries have retroactively applied changes to Brazilian GAAP introduced by the newly formed CPC and the provisions of Law No. 11.638/07 from January 1, 2006. The effects of changes to Brazilian GAAP on the results of operations for the nine-month period ended September 30, 2008 are as follows:

Loss for the nine months ended September 30, 2008
Balances before the changes introduced by Law No. 11,638/07 and Law No. 11,941/09	(36,498)
Adjustments to present value introduced by CPC 12	(3,517)
Effect on revenue of recognition of barter transactions at fair value introduced by OCPC01	12,244
Effect on cost of recognition of barter transactions at fair value introduced by OCPC01	(22,107)
Stock Option plan recognition according to CPC 10	(3,082)
Analysis of recovery of amounts recorded in assets - Impairment introduced by CPC 01	(3,010)
Deferred taxes on the above adjustments and equalization of criterion	(1,044)
Net effects arising from the full application of Law No. 11,638/07 and Law No. 11,941/09	(20,516)
Balances with the full application of Law No. 11,638/07 and Law No. 11,941/09	(57,014)

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

2.1.1.    New accounting pronouncements approved in 2009

The following accounting pronouncements were issued by the “Comitê de Pronunciamentos Contábeis” (the Brazilian Accounting Pronouncements Committee - (“CPC”) in 2009 and shall be applied for periods beginning on or after 2010.

CPC	Resolution	Objective
CPC 15 – Business combinations	CVM Resolution 580

Prescribes the accounting treatment, in business combinations, for recognizing and measuring assets acquired and liabilities assumed, goodwill based on expected future earnings, and the minimum information to be disclosed by the Company in these operations.

CPC 20 – Borrowing Costs	CVM Resolution 576

Establishes the treatment for accounting for borrowing costs and the possibility of including them in the cost of the asset when attributable to the acquisition, construction or production of an asset.

CPC 21 – Interim Financial Reporting	CVM Resolution 581	Establishes the minimum components of an interim financial report and the recognition and measurement principles for complete or condensed interim financial reports.
CPC 22 – Segment Reporting	CVM Resolution 582

Specifies forms for disclosing information on operating segments in the annual financial statements in order to enable users of financial statements to evaluate the nature and financial effects of the business activities in which they are involved and the economic environment where they operate.

CPC 23 – Accounting Policies, Changes in Accounting Estimates and Errors	CVM Resolution 592	Defines the criteria for selecting and applying accounting policies, and the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and errors.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

CPC 24 – Subsequent Events	CVM Resolution 593	Establishes when the entity must adjust its financial statements and the information to be disclosed on events after the reporting period.
CPC 25 – Provisions, Contingent Liabilities and Contingent Assets	CVM Resolution 594

Establishes the application of appropriate recognition  criteria and measurement bases to provisions, contingent liabilities and contingent assets, as well as the disclosure of sufficient information in the notes to enable users to understand their nature, timing and amount.

CPC 26 – Presentation of Financial Statements	CVM Resolution 595	Sets overall requirements for the presentation of financial statements, guidelines for their structure, and minimum requirements for their content.
CPC 27 – Property, Plant and Equipment	CVM Resolution 583	Prescribes the accounting treatment for property, plant and equipment, including as to recognition, measurement, depreciation and impairment losses.
CPC 28 – Investment Property	CVM Resolution 584	Prescribes the accounting treatment for investment properties and the related disclosure requirements.
CPC 31 – Noncurrent Assets Held for Sale and Discontinued Operations	CVM Resolution 598	Establishes the accounting for noncurrent assets held for sale (put up for sale) and the presentation and disclosure of discontinued operations.
CPC 32 – Income Taxes	CVM Resolution 599	Prescribes the accounting treatment for accounting for the current and future tax consequences of income taxes.
CPC 33 – Employee Benefits	CVM Resolution 600	Prescribes the accounting and disclosure of employee benefits.

In addition to the approved pronouncements described above, the “Comissão de Valores Mobiliários” (the Brazilian Securities Commission – (“CVM”) submitted to a joint public hearing the draft of Technical Interpretation ICPC 02, applicable to recognition of revenues and related costs of entities that undertake real estate development and construction directly or through subcontractors. This ICPC, if

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

approved in the terms of its public hearing, may significantly impact our financial position in view of certain concepts established therein to determine the timing and circumstances for revenue recognition.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

2.2.	Significant accounting practices

2.2.1.    Real estate development and sales revenue

Real estate sales results are calculated, considering the contractual revenues plus monetary variations less the following costs: expenditures on purchase and regularization of land, and direct and indirect costs related to construction.

Real estate sales results are recognized considering the following:

(i)    For completed units: result is recognized when the sale is made, regardless of the receipt of the contractual amount;

(ii)   For uncompleted units, the result is recognized according to the criteria established by the CFC (Federal Accounting Council) Resolution No. 963/03 as follows:

1.   Sales revenue and land and construction costs inherent to the respective developments are recognized in income based on the percentage-of-completion method of each venture, this percentage being measured based on the incurred cost corresponding to the total estimated cost of respective ventures, including costs of land;

2.   The sales revenue recognized according to item (i), including interest and inflation-indexation charges, net of installments received, are recorded in receivables from clients. Any amount received that exceeds the amount of revenues recognized is recorded as advances from clients.

Fixed interest rates are recognized in income on an accrual basis, regardless of their receipt.

2.2.2.    Use of estimates -- The preparation of financial statements requires management to make assumptions about recognition of estimates for recording certain assets and liabilities and other transactions, such as: provisions for contingencies, allowance for doubtful accounts, provision for rescission, useful lives of property and equipment items, percentage of completion of construction work, real estate development and sale revenue, and current and deferred taxes on income, classification into short and long term, among others.

The results to be measured at the time of the realization of facts which resulted in the recognition of those estimates may differ from the amounts recognized in the current financial statements. Management monitors and reviews periodically and timely these estimates and assumptions.

2.2.3.    Cash and cash equivalents -- Includes cash, positive balance of checking account, financial investments with immediate liquidity and insignificant risk of change

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

in market value. Most of the financial investments included in cash equivalents is classified into the category “financial assets at fair value through profit or loss”. The breakdown of these investments per category is shown in Note 3.

2.2.4.    Receivables from clients -- These are stated at present and realization values, recognized according to the criterion described in Note 2.2.1. Allowances are provided in an amount considered sufficient by management for credits which recovery is considered doubtful.

2.2.5.    Properties for sale -- These are stated at construction or acquisition cost, or market value, whichever is lower. Property cost is composed of expenditures for the following: purchase of land (cash or barter stated at fair value), materials, labor and development expenses, as well as financial charges during construction.

2.2.6.    Investments -- Investments in subsidiaries are accounted for under the equity method.

2.2.7.    Property and equipment -- These are stated at acquisition, formation or construction cost. Depreciation is calculated on the straight-line basis at the rates mentioned in Note 11. Leasehold improvements are amortized over the life of the agreements.

2.2.8.    Intangible assets -- Intangible assets purchased separately are measured at the initial recognition of cost of purchase, and further deducted from accumulated amortization and loss on recoverable value, when applicable.

2.2.9.    Assessment of impairment of assets (impairment test) -- Management annually reviews the net book value of assets with the purpose of evaluating events or changes in economic, operating or technological circumstances that may indicate impairment or impairment loss.

When such evidences are found, and the net book value exceeds the recoverable value, a provision for impairment is recognized, adjusting the net book value to the recoverable value.

2.2.10   Other assets and liabilities (current and non current) -- An asset is recognized in the balance sheet when its future economic benefits will probably be generated for the Company, and its cost or value can be measured with reliability. A liability is recognized in the balance sheet when the Company has an obligation that is legal or from a past event, taking into consideration that an economic resource may be required to settle it. These are added, when applicable, by the corresponding indexation charges and foreign exchange gains and losses. Provisions are recorded based on the best estimates on the involved risk. Assets and liabilities are classified into current when their realization or settlement will probably occur in the next twelve months; otherwise they are classified into noncurrent.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

2.2.11   Stock option plan -- Expenses represented by stock option benefits granted to executive officers, management members or employees, stated at fair value, incurred between the granting date and the date when options can be exercised on accrual basis, are recorded as contra-entry to shareholders’ equity, as described in Note 25.

2.2.12   Adjustment to present value of assets and liabilities -- Monetary assets and liabilities are adjusted to present value in the initial recognition of the transaction, taking into consideration the contractual cash flows, the interest rate established, and those that are implicit in certain cases, of the respective assets and liabilities, and rates used in the market for similar transactions. These interests will be subsequently reallocated to financial income and expenses in income for the year by the effective interest rate method in relation to contractual cash flows.

2.2.13 Selling expenses -- Selling expenses include expenditures on own stores, participation in real estate trade fairs, advertising and publicity, recorded on an accrual basis. Sales commission is recorded in income as described in Note 2.2.1.

2.2.14 Taxes on income - As permitted by tax legislation, gross operating revenue is taxed on a cash basis and not according to the criterion that was previously described for recognizing this revenue. Taxes on income in Brazil comprise a federal statutory rate at 15% plus income tax at 10% and social contribution at 9%. The effects of income tax and social contributions are recorded considering the temporary differences from recognition of revenues and expenses for accounting and tax purposes, as described in Note 19.

2.2.15 Earnings / loss per share -- Earnings or loss per share is calculated based on the number of shares outstanding at the end of each year.

2.2.16 Contingent assets and liabilities and legal obligations -- The accounting practices for recording and disclosing contingent assets and liabilities and legal obligations are as follows:

Contingent assets are recognized only when there are collaterals or favorable final and unappealable court decisions. Contingent assets which chances of success is considered probable are only disclosed in the proper note;

Contingent liabilities are provisioned when losses are considered probable and the involved amounts can be measured with reliability. These are also added to the provisions for losses considered possible in the cases in which the Company intends to settle the claim before it is judged at all levels.

Legal obligations are recorded as liabilities, regardless of the chances of success, in proceedings in which the Company challenged the unconstitutionality of taxes.

2.2.17 Consolidation of financial statements -- The consolidated financial statements of the Company are prepared in conformity with the applicable consolidation practices and legal provisions. Accordingly, intercompany investments and transactions are

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

eliminated upon consolidation, including accounts, income and expenses and unrealized results. Jointly-controlled investees are consolidated based on the proportion of equity interest held by the Company.

3.         Cash and cash equivalents

These are composed of the following:

	September 30, 2009	December 31, 2008
Cash and banks	48,767	26,690
Resale/repurchase commitments	49,708	-
Bank certificates of deposit - CDBs	29,831	-
Investment funds (a)	86,495	154,971
Receivables from debentures (b)	261,330	-
Other	16,102	-
Total	492,233	181,661

(a)
Investments in investment funds refer to investments made through fixed-income funds, which quotes are valued through the application of resources exclusively in government securities, indexed to fixed rates, floating rates and/or price indexes.

(b)
Receivables from debentures refer to amounts released in restricted accounts and assigned to the debentureholder, which will be free for use as new floating guarantees are allocated. Amounts are released as additional guarantees are confirmed by the fiduciary agent engaged for the transaction.

4.         Restricted credits

These are represented by receivables in connection with associate credits (“créditos associativos”), a government real estate finance aid, which are in phase of release by the financial institution:

	September 30, 2009	December 31, 2008
Restricted credits	82,330	20,226
Total	82,330	20,226

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

5.         Receivables from clients

These are composed of the following:

	September 30, 2009	December 31, 2008
Receivables from clients (a)	1,110,759	609,476
Allowance for doubtful accounts (b)	(18,815)	(18,815)
Provision for rescission (c)	(19,121)	(11,197)
Postdated checks	733	536
Adjustment to present value (d)	(14,426)	(14,424)
Total	1,059,130	565,576
Current	521,839	142,689
Noncurrent	537,291	422,887

(a)
As mentioned in Note 2.2.4, total receivables from clients related to real estate units sold and not yet completed is not reflected in the financial statements, once its recording is limited to the portion of revenue recognized in the books, net of the portion already received;

(b)	Allowance set up to cover occasional losses in connection with clients.

(c)
Provision set up to cover occasional losses in connection with clients with installments in arrears; its calculation took into consideration the recovery of the respective real estate from defaulting clients and presented the following movements:

	Units	R$
Balance at 12/31/08	223	(11,197)
(-) Rescission made	(373)	6,771
(+) New provisions	976	(14,695)
(=) Balance at 09/30/09	826	(19,121)

(d)	Adjustment to present value calculated based on uncompleted units, according to CPC 12 and OCPC 01.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

6.         Properties for sale

These are represented by costs of real estate units completed and under construction, and land for future developments, as shown below:

	September 30, 2009	December 31, 2008
Land for future development	181,682	197,058
Properties under construction	249,790	344,196
Units completed	32,988	11,141
Provision for impairment of assets – land	(1,927)	(1,927)
Adjustment to present value of accounts payable of land	-	(479)
Total	462,533	549,989
Current	357,130	401,852
Noncurrent	105,403	148,137

7.         Advances

Composed of the following:

	September 30, 2009	December 31, 2008
Suppliers (a)	15,973	13,503
Land (b)	19,522	18,975
Construction companies / Franchisees (c)	767	5,058
Other receivables	12,928	604
Provision for impairment of assets (d)	(4,298)	(4,298)
Total	44,892	33,842

(a)         These are substantially represented by amounts granted for supply and advances for purchase of materials, to be transferred to the cost incurred when construction work is completed;

(b)         Amounts related to advances related to purchase option, studies, and sundry expenditures for future purchase of land, which will be transferred to properties for sale after the actual purchases;

(c)         Advances granted to construction companies for covering the cost of works, which accounts will be rendered in subsequent periods;

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

(d)         Substantially represented by accrual of expenditures on studies for purchase of land that may not be made.

8.         Escrow deposits

These are composed of the following:

	September 30, 2009	December 31, 2008
Tax (a)	8,250	7,977
Total	8,250	7,977

(a)        Escrow deposits made from March 2000 to January 2004, related to the tax which collection requirement is suspended – COFINS (Contribution for Social Security Financing), as mentioned in Note 15, item b.

9.         Related parties

The Company participates in jointly-controlled ventures with other partners to develop real estate properties. The management frameworks of these ventures, including cash management, are centralized in the lead partner, which supervises the construction,  and budgets. Thus, the lead partner assures that the investments of the necessary funds are made and allocated as planned. At September 30, 2009 the current account balance with other partners is as follows:

	September 30, 2009	December 31, 2008
Asset
Current account with partners	46,419	47,469
Liability
Current account with partners	4,097	1,334
Accounts payable – equity interest (a)	44,637	-

(a)        Accounts payable related to the acquisition of the subsidiary of Cotia1 Empreendimento Imobiliário Ltda, as mentioned in note 1.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

10.	Investments

The main ownership interests and investment composition at September 30, 2009 are as follows:

Entity	Sharing - %	Investments	Equity	Income Statement	Income Statement Sharing
FIT Roland Garros	99,99%	4.810	(4.811)	61	61
FIT Citta Imbuí	50,00%	3.793	(7.587)	3.051	1.526
FIT Coqueiro I	80,00%	6.419	(8.022)	2.064	1.650
FIT Guarapiranga	55,00%	1.597	(2.904)	(31)	(17)
FIT Maria Inês	60,00%	3.539	(5.899)	3.289	1.973
FIT Jd. Botânico	55,00%	8.566	(15.574)	6.018	3.310
Klabin Segall Fit 1 SPE	50,00%	2.549	(5.098)	(0)	(0)
FIT Planeta Zôo/Ipitanga	50,00%	1.281	(2.562)	(96)	(48)
Parque dos Pássaros	50,00%	(416)	833	216	108
FIT Campos Velho	80,00%	1.228	(1.535)	840	672
FIT Ciane	99,00%	524	(529)	(143)	(142)
FIT Mirante do Sol	99,99%	1.562	(1.563)	539	539
FIT Barcelona	60,00%	(2.472)	4.120	(658)	(395)
FIT Campos dos Goytacazes	90,00%	2.580	(2.866)	1.092	982
FIT 08 SPE	70,00%	(10)	14	(12)	(8)
FIT 09 SPE	75,00%	832	(1.109)	(94)	(72)
FIT 10 SPE	60,00%	(930)	1.551	349	210
FIT 11 SPE	70,00%	719	(1.028)	(26)	(18)
FIT 12 SPE	99,99%	(489)	489	(407)	(406)
FIT 13 SPE	99,99%	7.486	(7.486)	183	183
FIT 14 SPE	80,00%	5.119	(6.399)	(726)	(581)
FIT 15 SPE - Wenceslau Braz	70,00%	144	(206)	807	565
FIT 06 SPE	99,99%	(1)	1	(2)	(2)
FIT 07 SPE	50,00%	(415)	830	(373)	(186)
FIT 18 SPE	99,99%	(71)	71	(1)	(1)
FIT 19 SPE	55,00%	(1.221)	2.219	(365)	(201)
FIT 21 SPE	90,00%	1.148	(1.276)	(116)	(104)
FIT 22 SPE	99,99%	(148)	148	(69)	(69)
FIT 23 SPE	99,99%	(2)	2	(2)	(2)
FIT 24 SPE	90,00%	(2.366)	2.629	(320)	(288)
FIT 25 SPE	80,00%	43	(53)	54	43
FIT 16 SPE	70,00%	(2.325)	3.321	(2.406)	(1.684)
FIT 17 SPE	99,99%	(2)	2	(0)	(0)
FIT 28 SPE	99,99%	(28)	28	(1)	(1)
FIT 29 SPE	99,99%	(80)	80	(36)	(36)
FIT 30 SPE	99,99%	(1)	1	-	-
FIT 31 SPE	70,00%	(669)	955	(869)	(608)
FIT 32 SPE	99,99%	691	(691)	(7)	(7)

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

FIT 33 SPE	99,99%	(527)	527	(417)	(417)
FIT 34 SPE	70,00%	(52)	74	(28)	(20)
FIT 35 SPE	99,99%	4.526	(4.526)	40	40
FIT 36 SPE	99,99%	1.750	(1.750)	(484)	(484)
FIT 37 SPE	99,99%	4.057	(4.057)	1.681	1.681
FIT 38 SPE	99,99%	1.137	(1.138)	(49)	(49)
FIT 39 SPE	99,99%	1.829	(1.829)	(118)	(118)
FIT 40 SPE	99,99%	3.817	(3.817)	(1)	(1)
FIT 41 SPE	99,99%	(62)	62	(1)	(1)
FIT 42 SPE	99,99%	939	(939)	(23)	(23)
FGM Incorporações S.A	51,00%	1.395	(2.795)	(136)	(69)
Cipesa Projeto 02	50,00%	(329)	658	134	67
FIT 43 SPE	99,99%	(1)	1	-	-
FIT 26 SPE	99,99%	(9)	9	(8)	(8)
FIT 27 SPE	99,99%	(1)	1	(0)	(0)
FIT João de Alencar	99,99%	(9)	9	(9)	(9)
FIT 20 SPE	99,99%	(3)	3	(0)	(0)
Cittá Itapoan	50,00%	(582)	1.164	412	206
Bairro Novo	99,99%	49.045	(49.050)	4.059	4.058
Spe Guapura	50,00%	280	(561)	-	-
Spe Villa Park	99,99%	13.392	(13.393)	4.357	4.357
Spe Itaquera	99,99%	3.490	(3.490)	2.440	2.440
Spe Osasco	99,99%	12.909	(12.911)	6.469	6.468
Spe Valência	99,99%	1.506	(1.507)	693	693
Spe Salvador Dali	99,99%	5.517	(5.518)	1.539	1.539
Spe Guaianazes	99,99%	950	(950)	20	20
Spe Jardim São Luiz	99,99%	7.070	(7.070)	4.280	4.280
TNI	99,99%	1	(1)	(0)	(0)
Cittá Ville	50,00%	3.269	(6.537)	1.396	698
Total		158.288	(179.175)	38.049	32.294
Provision for shareholders’ deficit		14.169
Total		172.457

11.	Property and equipment, net

These are composed of the following:

	Annual depreciation rate (%)	September 30, 2009	December 31, 2008
Machinery and equipment	10	2,285	-
Furniture and fixtures	10	3,557	13,560
Vehicles	20	988	988
IT equipment	20	4,350	4,218
Leasehold improvements		9,136	6,257

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Other	11,110	178
Total property and equipment	31,426	25,201
( - ) Accumulated depreciation	(9,671)	(7,925)
Total property and equipment, net	21,755	17,276

12.	Intangible assets

         These are composed of the following:

	September 30, 2009	December 31, 2008
Software	6,904	3,990
Other	9	8
( - ) Accumulated amortization	(1,446)	(777)
Total	5,467	3,221

13.	Loans and financing

These are composed of the following:

	Annual interest rates	September 30, 2009	December 31, 2008
Working capital (a)	100% to 105% of CDI or CETIP + 3% to 4% p.a..	64,947	62,840
Real estate financing (b)	10% to 11.4% p.a. or TR + 8.33% p.a.	62,222	57,432
Others		-	6,178
Total		127,169	126,450
(-) Current		71,585	52,584
Noncurrent		55.584	73,866

(a)	Loans are guaranteed by promissory notes or own receivables;

(b)	Financings are guaranteed by mortgage on the land.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

14.	Debentures

	September 30, 2009	December 31, 2008
Debentures	619,861	-
Total	619,861	-
(-) Current	19,861	-
Noncurrent	600,000	-

In April 2009, the Company obtained approval for its First Debenture Distribution Program, which allowed it to offer simple subordinated and/or secured debentures, not convertible into shares, limited to the amount of R$ 600,000, with semiannual maturities between 10/01/2012 and 04/01/2014. Proceeds from the issuance of debentures will be used solely in the financing of real estate ventures focused exclusively on the popular segment and that meet the eligibility criteria.

There is no adjustment for inflation and the debenture will yield interest corresponding to the accumulated variation of the TR (a managed prime rate), calculated on a pro rata basis by business days, capitalized semiannually, and a spread or initial surcharge of nominal 8.1% per year with semiannual payments between 10/01/2009 and 04/01/2014.

Guarantees comprise Assignments of Receivables and Bank Accounts. Additionally, the Company is subject to covenants that restrict its ability to take certain actions, such as the issuance of debt and power to require the acceleration of maturity or refinancing of loans if the Company does not comply with these covenants.

15.	Taxes payable

	September 30, 2009	December 31, 2008
Federal tax installments (a)	7,411	8,993
COFINS (b)	8,250	7,977
Total	15,661	16,970
Current	2,779	2,698
Noncurrent	12,882	14,272

(a)	Taxes are being paid in 60 monthly installments, adjusted by the Selic (Central Bank overnight rate);

(b)	The Company is challenging the constitutionality of federal taxes related to the Contribution for Social Security Financing (COFINS), particularly

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

regarding the rate increase, in relation to which the Company chose to make escrow deposit at the original amounts owed from March 2000 to January 2004, as mentioned in Note 8.

16.	Advances from clients

These are composed of the following:

	September 30, 2009	December 31, 2008
Receipts in excess of the appropriated revenue (2.2.1)	15,388	5,572
Land swap transactions stated at fair value	31,376	46,491
Total	46,764	52,063

17.	Rescission reimbursement payable and provisions

These are composed of the following:

	September 30, 2009	December 31, 2008
Rescission reimbursement payable (a)	20,756	24,620
Provision for rescission and annulments of sales contract (b)	6,654	3,571
Total	27,410	28,191

(a)	Accounts payable, which have specific settlement conditions for each case, the average term being 5 months for payment.

(b)	The set up of the provision takes into consideration the prospect of returning the amount received to clients according to contractual clauses.

18.	Obligations for purchase of land

These are commitments assumed upon purchase of land for real estate development:

	September 30, 2009	December 31, 2008
Land payable	57,676	68,648
Total	57,676	68,648
Current	45,043	53,336
Noncurrent	12,633	15,312

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

At September 30, 2009 maturities were as follows:

2009
2010	6,912
2011	5,721
TOTAL	12,633

Balances are subject to significant monetary adjustments by the National Civil Construction Index (INCC) variation until the closing date of financial statements. These accounts payable are guaranteed by an instrument for acknowledgement of debt, promissory notes or letter of guarantee.

19.	Deferred taxes

Deferred income tax, social contribution, Social Integration Program (PIS) and Contribution Social Security Financing (COFINS) are recorded to reflect the tax effects arising from temporary differences between tax basis (SRF Regulatory Instruction No. 84/79) and the effective appropriation of real estate profit (Note 2.2.1), in conformity with CFC Resolution No. 963/03, deferred taxes are also recognized in view of temporary differences and tax losses, according to CVM Instruction 371/02.

Balances are represented by the following:

ASSETS

	September 30, 2009	December 31, 2008
Tax loss carryforwards	86,886	65,956
Credit – Merger EDSP92 (a)	11,549	14,607
Temporary provisions:
Contingencies	15,670	11,085
Provision for losses	6,398	6,398
Total	120,503	98,046
Current	2,879	2,879
Noncurrent	117,624	95,167

(a)
Tax credit arising from goodwill on merger of EDSP92, calculated by a book value appraisal report, amounting to R$20,381, which was used to set up a special goodwill reserve. The goodwill originally recorded by EDSP92 arising from the purchase of interest by the Company on June 30, 2007, justified based on expectation of future profitability, according to the discounted cash flow modeling and a discount rate at 12.4% p.a., is being amortized monthly over 5 years.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

As required by CVM Instruction No. 371/02, the Company’s management prepared a study with the projection of taxable income for the next five years. The expectation for the use of tax benefit is as follows:

IRPJ / CSLL
2009	2.879
2010	104.378
2011	13.246
TOTAL	120.503

LIABILITIES

	September 30, 2009	December 31, 2008
Criteria difference for appropriation of result – taxable income
PIS and COFINS	35,196	24,123
IRPJ and CSLL	116,485	80,466
Criteria difference for appropriation of result – presumed profit	17,037	3,338
Total	168,718	107,927
Current	52,375	24,224
Noncurrent	116,343	83,703

20.	Contingencies

The Company and its subsidiaries are parties to lawsuits and administrative proceedings before different courts and government agencies, arising from the ordinary course of business, involving tax, labor, civil and other matters. Management, based on information from its legal counsel, analyzes pending lawsuits and proceedings and, in connection with labor lawsuits, based on prior experience related to claimed amounts, set up a provision in an amount considered sufficient to cover estimated losses on ongoing cases.

	September 30, 2009	December 31, 2008
Civil	10,979	12,433
Labor	6,517	5,317

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Tax and social security	8,333	8,730
Others	-	360
Total	25,829	26,840

Changes in the provision are summarized as follows:

September 30, 2009
Beginning balance	26,840
Provision (write-off)	(1,011)
Ending balance	25,829

21.	Shareholders’ equity

21.1.     Capital

On October 21, 2008, capital was increased by R$ 62,536, from R$ 692,700 to R$ 755,236, arising from the merger of FIT, through the issuance of 240,391,470 new nominative book-entry shares, without par value, fully subscribed and paid-up, moving from 160,260,980 to a total of  400,652,450 shares.

21.2.     Capital reserves

Special goodwill reserve -- The Company received net assets of “EDSP92”, estimated by a book value appraisal report, amounting to R$20,381, which was used for setting up a special goodwill reserve. As it was originated from a tax benefit, it will only be realized when such tax benefit is realized/used, when it can be used to increase capital or offset losses.

Merger FIT -- In view of the merger of FIT on October 21, 2008, a capital reserve was set up at R$ 348,705, as mentioned in Note 1.

Stock option plan -- According to CPC No.10, the Company recognized an expense represented by benefits of options granted in 2008 and 2009 in the aggregate amount of R$ 7,384.

21.3.     Allocation of net income

Pursuant to the Company’s bylaws, the net income for the year will be appropriated as follows:

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

•        5% to the legal reserve, up to 20% of paid-up capital;

•        A portion, upon proposal by management bodies, can be used to set up a provision for contingencies, as provided for by Article 195 of Law No. 6404/76;

•        In each year, shareholders are entitled to a mandatory dividend at 25% of net income for the year, adjusted as follows:

(a)       the net income for the year will be decreased or added by the following values: (i) amount for setting up the legal reserve; and (ii) amount for setting up a provision for contingencies and reversal of this reserve recognized in prior years;

(b)       the payment of dividends can be limited to the amount of net income for the year that is realized, provided that the difference is recorded as unrealized profit reserve; and

(c)       profits recorded in unrealized profit reserve, when realized and provided that they are not absorbed by losses for subsequent years, are added to the first dividend declared after realization.

•        Dividend will not be mandatory in the year when the Board of Directors informs to the Annual General Meeting that it is not compatible with the Company’s financial condition; the Fiscal Council, if formed, shall express an opinion on this information and the Company management shall forward to the CVM within five days from such General Meeting the justification for the information transmitted to the Meeting;

•        Profits that are not distributed will be recorded as special reserve, and if they are not absorbed by losses in subsequent years, shall be paid as dividend as soon as the Company’s financial condition allows;

•        A portion, upon proposal from management bodies, can be used to set up a reserve for investments at up to 71.25% of adjusted net income for each year, as provided by Article 196 of Law No. 6404/76;

•        Upon proposal from management bodies, it can at any time distribute dividends charging to Investment Reserve or use its whole or a portion of its balance to increase capital, including through stock bonus;

•        Upon proposal from management bodies, the Company can also declare interim dividends charging to Retained Earnings or Profit Reserves of the last annual or six-month period balance sheet.

•        The Board of Directors can pay or credit in each year interest on shareholders’ equity, as provided for by the income tax legislation, and these can be imputed to mandatory dividend;

•        Dividends not received or claimed shall lapse in three years, counted from the date on which they were granted to the shareholder, and be reversed on behalf of the Company;

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

•        The general meeting can grant to the Company’s management members profit sharing, within the legal limit;

•        Profit sharing can only be conferred in the year shareholders receive mandatory dividend.

22.	Insurance

The Company adopts the policy of taking up insurance coverage for assets and works subject to risks at amounts considered by its management sufficient to cover occasional claims, considering the nature of its operations. The policies are in effect and premiums were duly paid.

We believe that we have a program on risk management aimed at assessing risks, searching in the market coverage compatible with our size and operations, our insurance coverage being consistent with other companies of similar size operating in the sector.

The risk assumptions adopted, given their nature, are not part of the scope of the audit of financial statements; accordingly, they were not audited by our independent auditors.

23.	Benefits to employees

The Company does not maintain private pension plans to its employees. The benefit policy has the objective of guaranteeing the welfare of employees and itsdependents, therefore, the Company provides medical care, life insurance, meal voucher, food allowance, program for internal training, transportation voucher, fuel allowance and parking space.

24.	Financial instruments

As required by CVM Resolution No. 566 of December 17, 2008, which approved the CPC Technical Pronouncement No. 14, and the CVM Instruction No. 475, of December 17, 2008, the Company and its subsidiaries made an evaluation of its financial instruments, described below:

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Risk management -- The Company and its subsidiaries have transactions involving financial instruments, which are used to meet operational needs, as well as reducing the exposure to financial risks. The management of these risks is made by devising strategies, establishing a control system and setting an operational limit. The Company does not make transactions involving financial instruments for speculative purposes.

Credit and realization risks -- These risks are managed by specific credit analysis rules and the setting of exposure limits by client. Additionally, it has specific analysis and rules for investments in financial institutions and investment types offered in the financial market.

Market value of financial instruments -- The market value of cash and cash equivalents (cash, banks and financial investments), receivables from clients and current liabilities are financial instruments that match with the recorded balance and are held to maturity, according to the management intent. The balance of receivables from clients is adjusted by contractual indices used in the market.

The Company calculated the present value of receivables for uncompleted real estate units and recorded the proportional amount adopting the criterion described in Note 2.2.1, using for September 30, 2009 a discount rate of 5.92% p.a. (7,5% for 2008)

Our financing are on the current market average and are being adjusted as agreed in the signed contracts.

The debt balance at September 30, 2009 corresponds to the effective settlement values.

The Company has not made investments for speculative purposes in derivatives or any other risky assets.

At September 30, 2009, there were no derivative instruments to be recognized at fair value in the financial statements.

25.	Stock option plan

The subsidiary Tenda has, in total, three stock option plans, the first two approved in June 2008 and the other plan approved in April 2009.

These plans, limited to a maximum of 5% of the total shares and approved by the Board of Directors, stipulate general terms, among which the following:

(i)        define the length of service required for employees to be eligible to the plan benefits;

(ii)       selection of employees that will be entitled to join the plans; and

(iii)       establish the prices of call options for preferred shares to be exercised in compliance with the plans.

In the option granted in 2008, upon the exercise of the option the basic price will be adjusted according to the market value of the shares, based on the average value calculated in the last 20 trading sessions prior to the beginning of each period of the year.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

The exercise price is adjusted according to a predefined table of values, according to the market share value at the time of the two exercise periods of each annual lot.

The grant price is adjusted by the IGP-M (general market price index) variation, plus interest of 3%.

The share call option must be exercised by the beneficiaries with the partial use of annual bonus, as they are made available, within 10 years after the beginning of the period of the service established in each of the plans; shares are generally available to employees in a period of 2 to 5 years after purchase.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Changes in share call options were as follows:

	Number of options	Weighted average of exercise price
Oustanding options at 12.31.08	2,070,000	7.20
Options granted	5,979,718	1.27
Options exercised	(151,917)	2.63
Options cancelled	(1,760,583)	5.16
Outstanding options at 09.30.09	6,137,218	1.52

The market price of Tenda shares at September 30, 2009 was R$ 5.35. Beginning in the quarter ended September 30, 2009, the fair value of each share granted was estimated on the granting date using the Binominal and Monte Carlo option pricing models in replacement of the Black-Scholes model. In the period ended September 30, 2009, Tenda recorded expenses on the stock option plan in the amount of R$ 3,448.

Options are recorded as a credit to the account “Recognized Options Granted”, in the group “Capital Reserves”, recorded as a contra entry to an operating expense account, as required by CPC 10.

26.	Compensation of management and board members

The compensation limit payable to the Company’s management and board members for 2009 was set at R$ 6,039, as established in the minutes of the Board of Directors meeting held on April 27, 2009.

Until September 30, 2009, compensation to the management of the Company and its subsidiaries amounted to R$ 1,309, of which Statutory Directors R$ 670, Board of Directors 606 and Fiscal Council R$ 33.

27.	Subsequent Events

In October 2009, the management of the parent company GAFISA S.A., in compliance with paragraph 4 of article 157 of Law No.  6,404/76 and with CVM’s Instruction No. 358/02, announced its intention to present to its shareholders, by the end of the current year, a proposal for the merger of all of the shares of the Company currently outstanding that are not already owned by Gafisa S.A. (“Merger”). The conditions of the Merger must still be negotiated with an Independent Committee to be selected by the Company’s Board of Directors, as recommended by CVM’s Parecer de Orientação 35. Consummation of the transaction depends on each of the Independent Committee as well as the management of Gafisa reaching an agreement on the Merger conditions.

On October 2, 2009, the Extraordinary General Meeting approved the amendments to the Company’s articles of incorporation. The amendments do have any impacts on the accompanying financial statements and related notes as of September 30, 2009.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

28.	Supplemental Information - Summary of Principal Differences between Brazilian GAAP and US GAAP

a.     Description of the GAAP differences

The Company's accounting policies comply with, and its consolidated financial statements are prepared in accordance with Brazilian GAAP. The Company has retroactively applied the changes in Brazilian GAAP introduced by the newly formed CPC and the provisions of Law 11638/2007 as from January 1, 2006. As a result of the changes to Brazilian GAAP introduced in 2008 which were applied retroactively to January 1, 2006 a number of differences between Brazilian GAAP and USGAAP, as originally reported, were eliminated.

A summary of the Company's principal accounting policies that differ significantly from US GAAP is set forth below. See (b) for a reconciliation of these significant differences.

(i)      Principles of consolidation

Under Brazilian GAAP, the consolidated financial statements include the accounts of the Company and those of all its subsidiaries, with separate disclosure of the participation of minority shareholders. The proportional consolidation method is used for investments in jointly-controlled investees, which are all governed by shareholders' agreements; as a consequence, the assets, liabilities, revenues and costs are consolidated based on the proportion of the equity interest held in the capital of the corresponding investee.

Under US GAAP, while certain investments in subsidiaries meet the criteria for consolidation as defined by the Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standard ("SFAS") 94, Consolidation of All Majority-Owned Subsidiaries, because such investments provide substantive participating rights granted to the noncontrolling shareholder they preclude the Company from consolidating the entities. Accordingly, for purposes of US GAAP certain of these investments are treated on the equity basis of accounting.

Under US GAAP, proportional consolidation is permitted only in limited circumstances. Accordingly, for purposes of US GAAP certain subsidiaries were fully consolidated and the equity interests that are not owned by the Company were assigned to noncontrolling shareholders’ interest.  Although these differences in GAAP do not affect the Company's net income or shareholders' equity, the line items in the consolidated balance sheet and statement of income are affected.

(ii)     Revenue recognition

Under Brazilian GAAP, real estate development revenues, costs and related expenses are recognized using the percentage-of-completion method of accounting by measuring progress towards completion in terms of actual costs incurred versus total budgeted expenditures for each stage of a development. Land is treated as a portion of budgeted construction costs and is appropriated proportionally to development. Under the

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds or vice-versa. Revenues and costs are recognized under the percentage-of-completion method when certain tests are met.

Under US GAAP, SFAS 66, Accounting for Sales of Real Estate, the basis for the measurement to determine if construction is beyond a preliminary stage is different from Brazilian GAAP. US GAAP requires construction to be beyond a preliminary stage and substantial sales to have been incurred to ensure the project will not be discontinued before revenue can be recognized. Construction is not beyond a preliminary stage if engineering and design work, execution of construction contracts, site clearance and preparation, excavation, and completion of the building foundation are incomplete. Additionally, the percentage-of-completion method of accounting should be applied to a sale that meets all of the following criteria: (a) the buyer is committed to the extent of being unable to require a refund except for nondelivery of the unit or interest; (b) sufficient units have already been sold to assure that the entire property will not revert to rental property; (c) sales prices are collectible; (d) aggregate sales proceeds and costs can be reasonably estimated.

(iii)   Stock option plan

Under Brazilian GAAP, the rights to acquire shares granted to employees and executive officers under the stock options plan were recorded as an expense as from the transition date for the adoption of Law 11,638/2007. Previously, under Brazilian GAAP, the stock option plans did not result in any expense being recorded. The purchase of the stock by the employees is recorded as an increase in capital stock for the amount of the purchase price. Under Law 11,638/2007 and the accounting guidance provided by CPC 10, the stock option plans are treated as equity awards and measured at fair value at the grant date, no further adjustments are made at the balance sheet dates to reflect changes in fair values.

Under US GAAP, the Company adopted SFAS 123R, "Share-based Payment". As the awards are indexed to the IGP-M (inflation rate), the employee share options have been accounted for as liability awards under the terms of SFAS 123R. The liability-classified awards are remeasured at fair value through the statement of income at each reporting period until settlement. The fair value of employee share options and similar instruments was estimated using the Black-Scholes option-pricing model through June 30, 2009 and thereafter using the Binomial and Monte Carlo models.

(iv)    Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date. Information is disclosed per lot of one thousand shares, because, generally, this is the minimum number of shares that can be traded on the BOVESPA BM&F.

Under US GAAP, because the Preferred and Common shareholders have different voting, dividends and liquidation rights, Basic and Diluted earnings per share have been

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

calculated using the "two-class" method, pursuant to SFAS 128, "Earnings per Share", which provides computation, presentation and disclosure requirements for earnings per share. Under US GAAP, potentially dilutive securities are not considered in periods where there is a net loss as the impact would be antidilutive.

The Company has issued employee stock options, the dilutive effects of which are reflected in diluted earnings per share by application of the "treasury stock method". Under the treasury stock method, earnings per share are calculated as if options were exercised at the beginning of the period, or at time of issuance, if later, and as if the funds received were used to purchase the Company's own stock. When the stock options' exercise price was greater than the average market price of shares, diluted earnings per share are not affected by the stock options.

The table below presents the determination of net loss allocated to Common shareholders and weighted average Common shares outstanding used to calculate basic and diluted loss per share as of September 30, 2009:

Nine-month period ended September 30, 2009
Basic numerator	Common
Dividends proposed	-
US GAAP allocated losses	(10,742)
US GAAP allocated losses for common shareholders	(10,742)

Basic denominator (in thousand of shares)
Weighted-average number of shares	400,652
Basic loss per thousand shares - US GAAP - R$	(0.027)

Diluted numerator
Dividends proposed	-
US GAAP allocated losses	(10,742)
US GAAP allocated losses for common shareholders	(10,742)

Diluted denominator (in thousand of shares)
Weighted average number of shares	400,652
Stock options	-
Diluted weighted-average number of shares	400,652

Diluted loss per thousand shares - US GAAP - R$	(0.027)

(v)     Business Combinations

Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value (normally also the tax basis) of the net assets acquired. This goodwill is normally attributed to the difference between the book value and the market value of assets acquired or justified based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to ten years. Negative goodwill arises under Brazilian GAAP when the book value of assets acquired

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

exceeds the purchase consideration; negative goodwill is not generally amortized but is realized upon disposal of the investment. For US GAAP purpose, when a business combination process generates a negative goodwill, this amount is allocated first to non-current assets acquired and any remaining amount is recognized as an extraordinary gain. Additionally, investments in affiliates, including the corresponding goodwill on the acquisition of such affiliates are tested, at least, annually for impairment.

Under US GAAP, pursuant to SFAS 141 - Business combinations, fair values are assigned to acquired assets and liabilities in business combinations, including identifiable assets. Any residual amount is allocated to goodwill. Under US GAAP, SFAS 142 - Goodwill and other intangible assets, goodwill is not amortized but, instead, is assigned to an entity's reporting unit and tested for impairment at least annually. The differences in relation to Brazilian GAAP arise principally from the measurement of the consideration paid under US GAAP using the fair value of shares, and the effects of amortization which are no longer recorded for US GAAP purposes.

In October 21, 2008 Gafisa and Construtora Tenda signed an agreement in which Gafisa will combine its wholly-owned subsidiary, Fit Residencial Empreendimentos Imobiliários Ltda. with Tenda in an all-stock transaction. After the transaction, Gafisa holds 60% of the total capital and voting shares of Tenda which will continue to trade on the Novo Mercado of the São Paulo Stock Exchange as an independent company. For purpose of determining the purchase consideration, the fair value of these shares was based on the average BOVESPA BM&F quoted stock price over a thirty day period prior to the date the agreement was signed.

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values in accordance with SFAS 141 - Business combinations, which is mainly related to registered trademarks and existing contracts of units sold.

(vi)    Classification of balance sheet line items

Under Brazilian GAAP, the classification of certain balance sheet items is presented differently from US GAAP. The reclassifications are summarized as follows:

1) Under US GAAP, the proportional consolidation of investees and subsidiaries is eliminated and in its place the associated companies are presented using the equity method of accounting and controlled subsidiaries are fully consolidated presenting their respective non-controlling interests.

2) For purposes of US GAAP, the sale of receivables is not considered a true sale, if the entities do not meet the pre-requisites of a qualifying special purpose entity, as defined by SFAS 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities - a replacement of SFAS 125", which was amended by SFAS 156, "Accounting for Servicing of Financial Assets". These receivables from

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

clients continue to be reported as receivable balances. The cash proceeds received from the transfer of the receivables are presented as a liability.

3) Under Brazilian GAAP certain court-mandated escrow deposits made into court are netted against the corresponding contingency provisions. For purposes of US GAAP, as these do not meet the right of offset criteria, such deposits are presented as assets and not netted against liabilities.

4) Under Brazilian GAAP, debt issuance costs are netted against the loan balance, whereas under US GAAP such costs are presented as deferred expenses in current and non-current assets.

5) Under Brazilian GAAP, deferred income taxes are not netted and assets are shown separately from liabilities. For US GAAP purposes, deferred tax assets and liabilities are netted and classified as current or non-current based on the classification of the underlying temporary difference. Similarly, certain judicial escrow deposits are netted against contingency provisions and debt issuance costs netted against the liabilities under Brazilian GAAP.

(vii)   Classification of statement of income line items

Under Brazilian GAAP, in addition to the issues noted above, the classification of certain income and expense items is presented differently from US GAAP. The Company has recast its statement of income under the Brazilian GAAP to present a condensed consolidated statement of income in accordance with US GAAP. The reclassifications are summarized as follows:

1) Brazilian listed companies are required to present the investment in jointly-controlled associated companies on the proportional consolidation method. For purposes of US GAAP, the Company has eliminated the effects of the proportional consolidation and reflected its interest in the results of investees on a single line item (Equity in results) in the recast consolidated statement of income under US GAAP.

2) Under Brazilian GAAP, revenue from construction services rendered are recorded net of respective costs incurred to deliver such services, as Construction and services rendered, net as the Company considers it acts as an agent in providing construction services to clients. For purposes of US GAAP, construction service costs are classified in Operating costs as the Company is considered the primary obligor and principal in the arrangement.

3) Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of income presented in accordance with Brazilian GAAP. Such amounts have been reclassified to non-operating income and expenses in the condensed consolidated statement of income in accordance with US GAAP.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

b.	Reconciliation of significant differences between Brazilian GAAP and US GAAP

(i)	Net income

	Note	Nine-month period ended September 30, 2009
Net income under Brazilian GAAP	-	55,711
Revenue recognition - net operating revenue	28(a) (ii)	(347,617)
Revenue recognition - operating costs	28(a) (ii)	237,222
Liability-classified stock options	28(a) (iii)	5,127
Business combination	28(a) (v)	(1,442)
Deferred income tax on adjustments above	-	36,405
Net loss under US GAAP	-	(14,594)

Net loss attributable to non controlling interests	28(a) (i)	3,852
Net loss attributable to Tenda under US GAAP	-	(10,742)
Weighted-average number of common shares outstanding in the year (in thousands)	-	400,652

Loss per share
Common
Basic	(0.027)
Diluted	(0.027)
Reconciliation from US GAAP net loss to US GAAP net loss allocated to common shareholders
US GAAP net loss	(10,742)

US GAAP net loss allocated to common shareholders (basic earnings)	(10,742)

Reconciliation from US GAAP net loss to US GAAP net loss allocated to common shareholders
US GAAP net loss allocated to common shareholders (diluted earnings)	(10,742)

A reconciliation of net loss from Brazilian GAAP to US GAAP for the nine-month period ended September 30, 2008 is not available.

(ii)	Shareholders' equity

	Note	09/30/09	12/31/08
Shareholders' equity under Brazilian GAAP	-	1,121,373	1,062,214

Revenue recognition - net operating	28(a) (ii)	(575,514)	(227,897)
Revenue recognition - operating costs	28(a) (ii)	377,114	139,892
Liability-classified stock options	28(a) (iii)	4,856	(272)
Business combination	28(a) (v)	25,905	27,347
Deferred income tax on adjustments above	-	72,349	35,944
Total Tenda shareholders' equity under US GAAP	-	1,026,083	1,037,228
Non controlling interest	-	666	262
Shareholders' equity under US GAAP	-	1,026,748	1,037,490

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

c.	US GAAP supplemental information

(i)	Recent US GAAP accounting pronouncements

The Financial Accounting Standards Board (“FASB”) recently issued a number of Statements of Financial Accounting Standards and interpretations; the standards and interpretations described below have not had or are not expected to have a material impact on the financial position and results of operations of the Company.

(i.i)	Accounting pronouncements adopted

In December 2007, the FASB issued a new standard on accounting for business combinations which replaced a prior standard, “Business Combination”, which replaces a prior standard. This statement retains the fundamental requirements of the prior standard that the acquisition method of accounting (which was called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. The prior standard did not define the acquirer, although it included guidance on identifying the acquirer, as does this Statement. This statement’s scope is broader than that of the prior standard, which applied only to business combinations in which control was obtained by transferring consideration.

The result of applying this statements guidance on recognizing and measuring assets and liabilities in a step acquisition was to measure them at a blend of historical costs and fair values, a practice that provided less relevant, representationally faithful, and comparable information than will result from applying this statement. In addition, this statement’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer, which improves the completeness of the resulting information and makes it more comparable across entities. By applying the same method of accounting, the acquisition method, to all transactions and other events in which one entity obtains control over one or more other businesses, this statement improves the comparability of the information about business combinations provided in financial reports. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company has applied this pronouncement on a prospective basis for each new business combination effective January 1, 2009 pursuant to the aforementioned application timetable.

In December 2007, the FASB issued a new standard on accounting for non controlling interests, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

reported as equity in the consolidated financial statements. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this Statement is the same as that of the related new standard on business combinations. The Company has applied this Statement prospectively as of January 1, 2009, except for the presentation and disclosure requirements. The presentation and disclosure requirements have been applied retrospectively for all periods presented, and the impact was immaterial to US GAAP shareholder’s equity as of December 31, 2008.

In March 2008, the FASB issued a new standard on disclosures about derivative instruments and hedging activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted this statement effective January 1, 2009.

In May 2009, the FASB issued a new standard on Subsequent Events. The objective of this Statement is to establish principles and requirements for subsequent events.  In particular, this Statement sets forth: (i) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This statement is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted this statement effective June 30, 2009. The Company has evaluated subsequent events through the date of November 13, 2009.

(i.ii)	Accounting pronouncements not yet adopted

In June 2009, the FASB issued a new standard on Accounting for Transfers of Financial Assets. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This statement amends a prior standard on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.

Construtora Tenda S.A.
Notes to the Unaudited Condensed Consolidated Interim Financial Statements as of September 30, 2009 and for the nine-month periods ended September 30, 2009 and 2008
(In thousands of Brazilian Reais, unless otherwise stated)

Earlier application is prohibited. This statement must be applied to transfers occurring on or after the effective date. The Company is currently assessing the impact of this statement on its consolidated financial statements.

In June 2009, the FASB issued a new standard amending a prior standard related to variable interest entities. The objective of this statement is to amend certain requirements of a prior standard on the Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently assessing the impact of this statement on its consolidated financial statements.

The FASB issued ASU 2009-01, Amendments based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, FASB Statement 168, The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles, which was issued to establish the codification as the sole source of authoritative USGAAP recognized by FASB, excluding SEC guidance, to be applied by nongovernmental entities. The Company adopted the provisions of ASM 2009-01 in these consolidated financial statements, and there was no significant impact.

Index to Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006 of Construtora Tenda S.A.

Page

Report of Independent Registered Public Accounting Firm	F-120
Consolidated Balance Sheets at December 31, 2008 and 2007	F-122
Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006	F-125
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2008, 2007 and 2006	F-124
Consolidated Statements of Cash Flows for the years ended December of 2008, 2007 and 2006	F-126
Consolidated Statements of Value Added for the years ended December 31, 2008, 2007 and 2006	F-127
Notes to the Consolidated Financial Statements as of and for the years ended December 31, 2008, 2007 and 2006	F-128

Report of Independent Registered Public Accounting Firm

To the Shareholders’ and the Board of Directors of Construtora Tenda S.A.:

1.
We have audited the accompanying consolidated balance sheets of Construtora Tenda S.A. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2008, all expressed in Brazilian reais.  These consolidated financial statements are the responsibility of the Company’s Management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants, and in Brazil. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effctiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3.
In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the consolidated financial position of Construtora Tenda S.A. as of December 31, 2008 and 2007, and the results of its operations, changes in its shareholders’ equity and its cash flows for each of the three years ended December 31, 2008 in conformity with Brazilian accounting practices.

4.
As mentioned in Note 2.2., in connection with the changes in the accounting practices adopted in Brazil in 2008, the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years ended December 31, 2007; presented for comparison purposes, were adjusted and have been restated pursuant to Accounting Standards and Procedures NPC 12 - "Accounting Practices, Changes in Accounting Estimates and Correction of Errors", approved by CVM Resolution No. 506/06.

5.
Accounting practices adopted in Brazil vary in certain significant respects from accounting principles generally accepted in the United States of America. The information relating to the nature of such differences is presented in Note 27 to the consolidated financial statements.

/s/ Terco Grant Thornton
Auditores Independentes, São Paulo, April 27,2009 (except for respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective adoption of the changes in the accounting practices adopted in Brazil in 2008, as to which the date is November 4, 2009 and notes 26 b), c) and d), as to which the dates are June 29, October 21 and October 2, 2009, respectively)

Construtora Tenda S.A.

Consolidated Balance Sheets at December 31, 2008 and 2007

(In thousands of reais)

A S S E T S

	Notes	12.31.2008	12.31.2007
Current assets
Cash and cas equivalents	3	181,661	400,512
Restricted credits	4	20,226	-
Receivables from clients	5	142,689	73,085
Properties for sale	6	401,852	128,742
Advances	7	33,842	25,895
Recoverable taxes		6,940	1,559
Deferred taxes	18	2,879	-
Deferred selling expenses		8,011	1,825
Others		607	5,740
Total current assets		798,707	637,358

Non current assets
Receivables from clients	5	422,887	174,393
Properties for sale	6	148,137	47,092
Deferred taxes	18	95,167	52,123
Escrow deposits	8	7,977	3,919
Deferred selling expenses		1,719	408
Related parties	9	47,469	-
Others		1,470	1,757
		724,826	279,692

Investments	10	-	1,981
Property and equipment, net	11	17,276	7,218
Intangible assets	12	3,221	937

		20,497	10,136

Total non current assets		745,323	289,828

Total assets		1,544,030	927,186

The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Consolidated Balance Sheets at December 31, 2008 and 2007

(In thousands of reais)

L I A B I L I T I E S  and  S H A R E H O L D E R S'  E Q U I T Y

	Notes	12.31.2008	12.31.2007
Current liabilities
Loans and financing	13	52,584	23,304
Suppliers		31,857	18,530
Labor and tax obligations		17,805	8,407
Taxes payable	14	2,698	2,426
Advances from clients	15	52,063	28,282
Rescission reimbursement payble and provisions	16	28,191	7,754
Obligations for purchase of land	17	53,336	51,345
Deferred taxes	18	24,224	19,403
Related parties	9	1,334	-
Other		2,500	4,409
Total current liabilities		266,592	163,860

Non current liabilities
Loans and financing	13	73,866	794
Obligations for purchase of land	17	15,312	16,030
Provision for contingencies	19	26,840	3,008
Taxes payable	14	14,272	11,933
Deferred taxes	18	83,703	46,302
Other		1,210	1,582
Total non current liabilities		215,203	79,649

Non-controlling interest		21	-

Shareholders' equity
Capital Stock	20.1	755,236	692,700
IPO expenses		(38,474)	(38,474)
Capital reserves	20.2	374,591	20,381
Income reserves		9,070	9,070
Retained deficit		(38,209)	-
		1,062,214	683,677

Total liabilities and shareholders' equity		1,544,030	927,186

The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006

(In thousands of reais)

	12.31.2008	12.31.2007	12.31.2006
Gross real estate operating revenue	504,502	277,514	81,213
( - ) Taxes on services and revenues	(19,254)	(11,657)	(3,898)
( = ) Net operating revenue	485,248	265,857	77,315
( - ) Operating costs	(317,852)	(181,942)	(52,303)
( = ) Gross profit	167,396	83,915	25,012

(+/-) Income (expenses)
Administrative expenses	(125,217)	(32,709)	(10,116)
Selling expenses	(87,603)	(29,776)	(1,616)
Financial income	9,646	920	(2,368)
Other operating (expenses) income	(22,163)	1,039	(2,379)
	(225,338)	(60,526)	(16,479)

( = ) Income before provision for taxes	(57,942)	23,389	8,533

(+) Provision for taxes and social contributions - current and deferred	19,733	(4,657)	(5,657)

( = ) Net income (loss)	(38,209)	18,732	2,876

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Consolidated Statements of Changes in Shareholders' Equity
for the years ended December 31, 2008, 2007 and 2006

(In thousands of reais)

			Capital Reserves				Income Reserves
	Capital Stock	IPO Expenses	Special Goodwill	FIT Incorporation	Awarding Options	Total	Revaluation Reserve	Legal Reserve	Revenues Reserve	Total	Retained Earnings (Deficit)	Total

Balances at December 31, 2005 - as previously reported	2,280					-	485	359		844	11,321	14,445

Retrospective adjustments required by Law 11.638/07						-			2,313	2,313	(11,321)	(9,008)

Balances at December 31, 2005 - Adjusted	2,280	-	-	-	-	-	485	359	2,313	3,157	-	5,437

Realization of Revaluation Reserve						-	(14)			(14)	14	-
Allocation of income								200	2,631	2,831	(2,831)	-
Dividends						-				-	(59)	(59)
Net income						-				-	2,876	2,876

'Balances at December 31, 2006	2,280	-	-	-	-	-	471	559	4,944	5,974	-	8,254

Capital increase - Reserves	14,353					-		(559)	(13,794)	(14,353)		-
Capital increase - New stockholders credits	73,067					-				-		73,067
Capital increase - IPO	603,000					-				-		603,000
IPO expenses		(38,474)				-				-		(38,474)
Special goodwill reserves-EDSP92			20,381			20,381				-		20,381
Realization of Revaluation Reserve						-	(471)			(471)	471	-
Dividends						-			(1,283)	(1,283)		(1,283)
Net income						-				-	18,732	18,732
Allocation of income									19,203	19,203	(19,203)	-

'Balances at December 31, 2007	692,700	(38,474)	20,381	-	-	20,381	-	-	9,070	9,070	-	683,677

FIT Residencial Incorporation	62,536			348,705		348,705				-		411,241
Awarding options					5,505	5,505				-		5,505
Net Loss						-				-	(38,209)	(38,209)
												-
'Balances at December 31, 2008	755,236	(38,474)	20,381	348,705	5,505	374,591	-	-	9,070	9,070	(38,209)	1,062,214

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Consolidated Statements of Cash Flows for the
years ended December of 2008, 2007 and 2006

(In thousands of reais)

	12.31.2008	12.31.2007	12.31.2006
Cash flows from operating activities

Net Income (Loss):	(38,209)	18,732	2,876

Expenses (income) not affecting cash and cash equivalents
Depreciation	3,684	753	519
Amortization	4,628	1,802	-
Decrease of non current assets - investments	1,981	101	-
Decrease of non current assets - Property and equipment	-	1,048	-
Provision for contingencies	23,832	(10,828)	1,447
Provision for Bad Debit	10,359	(3,319)	3,842
Interests of Federal Tax Installments	1,241	950	1,274
Deferredt Tax	(7,776)	13,116	7,142
Awarding Options	5,505	-	-
Interests of loans and financing	8,873	3,921	234

Assets and Liabilities changes
Receivables from clients	(288,054)	(196,788)	(39,829)
Properties for sale	(429,877)	(126,970)	5,912
Other credits	(7,947)	(24,584)	3,191
Deferred selling expenses	(7,497)	(2,233)	-
Recoverable taxes	(5,381)	374	(292)
Advanced expenses	-	(2,163)	-
Escrow deposits	72	18	(74)
Restricted credits	(19,371)	(1,449)	-
Other assets	988	(255)	8
Suppliers	13,327	17,974	298
Labor and tax obligations	9,398	8,190	53
Tax Provision	-	(74)	74
Advances from clients	39,204	7,127	10,257
Accounts payable	21,649	9,062	(1,048)
Obligations for purchase of land	1,273	53,075	3,763
Tax Obligations - PAES / PAEX	-	(1,630)	790
PIS/COFINS/IRPJ/CSLL - federal installments	(2,760)	(1,419)	1,792
Related Parties - Tenda Engenharia	(46,135)	(5,095)	1,059
Other Liabilities	-	-	2,218
Effect of changes to Law 11.638 and Law 11.941/09	-	-	(9,008)

Net cash used in operating activities	(706,993)	(240,564)	(3,502)

From investing activities
Property and equipment increase	(13,742)	(7,652)	(279)
Goodwill Investment aquisition increase	-	(2,085)	-
Deferred increase - Microsiga implementation	-	(664)	-
Intangible increase	(2,836)	-	-

Net cash used in investing activities	(16,578)	(10,401)	(279)

From financing activities
Capital integralization in cash	-	73,067	-
Capital integralization - IPO	-	603,000	-
IPO expenses	-	(38,474)	-
Financing, net of amortization	36,791	(1,121)	2,099
Loan, net of amortization	56,688	15,779	1,366
Dividends	-	(1,283)	(59)
FIT incorporation	411,241	-	-

Net cash provided by financing activities	504,720	650,968	3,406

Increase (decrease) in cash and equivalents	(218,851)	400,003	(375)

Cash and cash equivalents
At the beginning of the year	400,512	509	884
At the end of the year	181,661	400,512	509

 The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.

Consolidated Statements of Value Added for the
Years ended December 31, 2008, 2007 and 2006

		2008	2007	2006
1.	Revenues

	Real estate development sales	504,502	277,514	81,213
	Allowance for doubtful accounts	(10,359)	3,319	(3,842)
	Others	1,718	-	-
		495,861	280,833	77,371

2.	Purchases from third parties
	Real estate costs	317,852	181,942	52,303
	Material, electric energy, third parties services and others	129,754	34,308	7,963
	Assets losses	9,632	-	-
		457,238	216,250	60,266

3.	Value Added - Gross	38,623	64,583	17,105

4.	Depreciation and Amortization	8,312	2,555	519

5.	Value Added - Net	30,311	62,028	16,586

6.	Value added received through transfer

	Finance income	9,646	920	(2,368)
		9,646	920	(2,368)

7.	Value added to be distributed	39,957	62,948	14,218

8.	Value added distribution

	Direct compensation	46,392	24,069	1,461

	Tax and contributions	31,492	20,147	9,747

	Interest ans rents	282	-	134

	Income (Losses) retained in the period	(38,209)	18,732	2,876
		39,957	62,948	14,218

The accompanying notes are an integral part of these financial statements.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

1.	Operations

The operations of Construtora Tenda S.A. (the “Company”) and its subsidiaries  comprise (a) the carrying out of civil construction works, (b) the development of real estate ventures, (c) the purchase and sale of real estate properties, and provision of civil construction management services, (d) the negotiation of consortium quotas, (e) and investment in other Brazilian or foreign companies.

On October 21, 2008, the merger of Residencial Empreendimentos Imobiliários Ltda. (“FIT”), a wholly owned subsidiary of Gafisa S.A. (“Gafisa”), into the Company was approved at the Extraordinary General Meeting (“AGE”), which counted on the attendance of shareholders representing over 75% of the Company’s capital; the shareholders representing 74% of total capital or 98% of present ones having voted in favor of it. As a result of the merger, Gafisa now holds 60% of the total capital and voting shares of the Company, which continues to trade as a separate Company at the Novo Mercado of São Paulo Stock Exchange (“Bovespa”).

In view of the merger, 240,391,470 new nominative common shares were issued, according to Note 19.1, without par value, fully subscribed and paid-in by the shareholders of FIT, on behalf of and for the account of the only shareholder of the merged company, Gafisa. The merged net assets on October 21, 2008 are stated as follows:

(i) Summary balance sheet
Current assets	390,468
Non current assets	114,101
Total assets	504,569
Current liabilities	(80,691)
Non current liabilities	(12,637)
Total liabilities	(93,328)
Merged net assets	411,241
(ii) Capital increase recorded in:
Capital	62,536
Recognition of capital reserve	348,705
Merged net assets	411,241

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Thus Tenda’s capital increased by R$ 62,536 to R$ 755,236, represented by 400,652,450 common shares.

Tenda’s shareholders also elected a new Board of Directors, composed of five members appointed by Gafisa: Wilson Amaral de Oliveira, Alceu Duilio Calciolari, Rodrigo Osmo, Fernando Cesar Calamita, and Maurício Luchetti (the last one being an independent member); and of two members appointed by HPJO Participações S.A, former controlling shareholder of Tenda: José Olavo Mourão Alves Pinto and Henrique de Freitas Alves Pinto.

As part of the merger of the Company and FIT operations, the Company’s management was changed as mentioned above, which, in view of the current market conditions, reviewed the policies on the renegotiation with defaulting clients (Note 5) and provisions for contingencies (Note 19).

2.	Presentation of financial statements and significant accounting practices

2.1.   Basis of presentation

The financial statements of Construtora Tenda S.A, which include the consolidated financial statements of its subsidiaries listed in Note 10, for the years ended December 31 2008, 2007 and 2006, were prepared in accordance with the accounting practices adopted in Brazil, as determined by the Brazilian Corporate Law (Law No. 6,404/76, amended by Law 11,638/07 and Provisional Measure No. 449/08), the regulations and resolutions of the “Comissão de Valores Mobiliários” (the Brazilian Securities Commission – (“CVM”)), and the Pronouncements, Guidelines and Interpretations issued by the “Comitê de Pronunciamentos Contábeis” (the Brazilian Accounting Pronouncements Committee - (“CPC”)).

The changes introduced by Law No. 11,638 had significant effects on the financial statements for the year ended December 31, 2008, 2007 and 2006, as described in Note 2.2.

2.2.  Summary of the modified accounting practices and statement of effects on shareholders’ equity

The main changes in the accounting practices introduced by Law No. 11,638 and Articles 36 and 37 of Provisional Measure No. 449, in the regulations established by CVM, in the Pronouncements, Guidelines and Interpretations issued by the CPC applicable to the Company, adopted for the preparation of the financial statements for the years ended December 31 2008, 2007 and 2006, were as follows:

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

a) Substitution of the statement of financial position for the statement of cash flows, prepared according to CPC 03 – Statement of Cash Flows.

b) Inclusion of statement of added value, which shows the composition of source and use of such amounts according to CPC 09 – Statement of Added Value.

c) Creation of a new subgroup of accounts, intangible assets, which includes goodwill, for purposes of disclosure in the balance sheet. This account records the rights which objects are intangible assets used in the Company’s maintenance or exercised for this purpose. According to CPC 04, this group received the reclassification of software, which was recorded in the property and equipment, including the financial statements for the year ended December 31, 2007, as stated in Note 11. The balance of goodwill arising from the merger of EDSP92, as it refers solely to the tax benefit from merger, was reclassified, including for 2007 (see Note 17 – tax credits).

d) Requirement of periodic analysis of the recoverability of amounts recorded in assets (impairment test), according to CPC 01 – Reduction to the Recoverable Value of Assets. This analysis produced effect on the balance sheet as of December 31, 2008, as disposals have been recorded in property for sale, advances to suppliers and goodwill on investment in subsidiaries.

e) Requirement of recording in property and equipment of rights which object are tangible assets of the Company’s activities, including those arising from lease transactions, classified as leasing, according to CPC 06 - Lease.

f) Requirement of recording of investments in financial instruments as follows: (i) at their market or equivalent values, when they refer to trading or available-for-sale securities;  (ii) at cost of purchase or issuance, adjusted according to legal or contractual provisions, adjusted at the probable realization value, if the latter is lower, when they refer to held-to-maturity securities; and (iii) at amortized cost when they refer to loans and financing and receivables from clients, according to CPC 14 – Financial Investments: Recognition, Measurement and Evidence. This change did not produce effects to be recorded in the financial statements for the years ended December 31 2008, 2007 and 2006 as a result of the characteristics and intents of the Company in relation to these instruments.

g) Elimination of the disclosure of the heading “Non-operating Result” in the statement of income, as provided for by Provisional Measure No. 449/08.

h) Adjustment to present value of transactions in long-term assets and liabilities and significant ones in short term, as provided for by CPC 12 – Adjustment to Present Value. The Company adjusted to present value the receivable from clients for the sale of properties and accounts payable for the purchase of land.

i) On December 17, 2008 the CPC issued the guideline OCPC01, approved by CVM Resolution No. 561, with the purpose of clarifying the matters that aroused doubts about the accounting practices adopted by real estate development companies. The main ones are as follows:

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Exchange transactions recorded at fair value: exchanges in the purchase of land for units to be built were recorded at estimated cost (Tenda) or diluted in other units (FIT) started to be recorded at fair value, valued at the sales price of exchanged units, as contra-entry to advances from clients, and recognition of gross operating value, according to recognition criterion for revenues described in Note 2.2.1. The exchange transaction started to give rise to a gain or loss to the Company.

Deferred selling expenses (sales commission): shall be recorded in assets and recognized in expense for the year adopting the same recognition criterion for revenues described in Note 2.2.1. This criterion was already adopted by the Company.

Advertising, marketing and promotion expenses: shall be recognized in expense for the year as selling expenses when effectively incurred. This criterion was already adopted by the Company.

Expenses for sales stand and mock-up apartment: shall be recorded in property and equipment and depreciated over the useful life when it is over 12 months. Expenses were reclassified into property and equipment.

Capitalization of interest cost: the interest incurred with loans and financing linked to the construction of real estate ventures shall be recorded in assets and recognized as real estate sales cost proportionally to the ideal fraction sold. This criterion was already adopted by the Company.

Warranty provision: shall be a component of real estate sales cost. The Company hires third parties to build its real estate ventures. These provide warranty after construction. Therefore this provision was not set up.

Classification in income of monetary adjustment and interest on receivables from clients: these were classified into gross operating revenue  as stated in Note 2.3.1.

Adjustment to present value: in the installment sales of unfinished units, receivables from clients shall be stated at present value, considering the term and the difference between market interest rates and interest rates implicit in contracts for purchase and sale of real estate units on the signature date. The Company calculated at present value the receivables from clients related to unfinished units and recorded the proportional amount according to the criterion described in Note 2.2.1.

To assure consistency of presentation, the Company and its subsidiaries have retroactively applied changes to Brazilian GAAP introduced by the newly formed CPC and the provisions of Law No. 11.638/07 from January 1, 2006 and have elected for tax purposes to adopt Provisional Measure No. 449/08 ("MP No. 449/08"). By opting to apply the provisions of MP No. 449/08, the effects of the accounting changes to Brazilian GAAP introduced by Law No.11.638/07 and the new CPC standards do not generate tax effects for two years. The chart below shows the effects on prior years, classified in retained earnings (accumulated losses) in shareholders’ equity, in the Company and consolidated:

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

	Income			Shareholders’ equity
	Period ended December 31, of:			Year Ended:
	2008	2007	2006	2005
Balances before the changes introduced by Law No. 11,638/07 and MP No. 449/08	(32,528)	(7,474)	4,001	14,445
Adjustments to present value introduced by CPC 12	(5,037)	(4,084)	(1,860)	(1,253)
Effect on revenue of recognition of barter transactions at fair value introduced by OCPC01	26,308	33,584	7,637	6,379
Effect on cost of recognition of barter transactions at fair value introduced by OCPC01	(18,903)	(30,088)	(4,248)	(11,916)
Effect on selling expenses due to sales stand and mock-up apartment criterion change	(615)	-	-	-
Analysis of recovery of amounts recorded in assets - Impairment introduced by CPC 01	(9,632)	-	-	-
Effect on stock options value introduced by CPC 10	(5,505)	-	-	-
Deferred taxes on the above adjustments and equalization of criterion	7,703	(11,677)	(2,654)	(2,218)
Others (IPO)	-	38,471	-	-
Net effects arising from the full application of Law No. 11,638/07 and MP No. 449/08	(5,681)	26,206	(1,125)	(9,008)
Balances with the full application of Law No. 11,638/07 and MP No. 449/08	(38,209)	18,732	2,876	5,437

2.3.        Significant accounting practices

2.3.1.      Real estate development and sales revenue

Real estate sales result is calculated, considering the contractual revenues plus monetary variations less the following costs: expenditures on purchase and regularization of land, and direct and indirect costs related to construction.

Real estate sales revenues are recognized considering the following:

(i)       For completed units: result is recognized when the sale is made, regardless of the receipt of the contractual amount;

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

(ii)      For uncompleted units, the result is recognized according to the criteria established by the CFC (Federal Accounting Council) Resolution No. 963/03 as follows:

1.       Sales revenue and land and construction costs inherent to the respective developments are recognized in income based on the percentage-of-completion method of each venture, this percentage being measured based on the incurred cost corresponding to the total estimated cost of respective ventures, including costs of land;

2.       The sales revenue recognized according to item (i), including interest and inflation-indexation charges, net of installments received, are recorded in receivables from clients. Any amount received that exceeds the amount of revenues recognized is recorded as advances from clients.

Fixed interest rates are recognized in income on an accrual basis, regardless of their receipt.

2.3.2.  Use of estimates -- The preparation of financial statements requires management to make assumptions about recognition of estimates for recording certain assets and liabilities and other transactions, such as: provisions for contingencies, allowance for doubtful accounts, provision for rescission, useful lives of property and equipment items, percentage of completion of construction work, real estate development and sale revenue, and current and deferred taxes on income, classification into short and long term, among others.

The result to be measured at the time of the realization of facts which resulted in the recognition of those estimates, may differ from the amounts recognized in the current financial statements.

2.3.3. Cash and cash equivalents -- These include cash, positive balance of checking account, financial investments with immediate liquidity and insignificant risk of change in market value. Most of the financial investments included in cash equivalents is classified into the category “financial assets at fair value through profit or loss”. The breakdown of these investments per category is shown in Note 3.

2.3.4. Receivables from clients -- These are stated at present and realization values, recognized according to the criterion described in Note 2.2.1. Allowances are provided in an amount considered sufficient by management for credits which recovery is considered doubtful.

2.3.5. Properties for sale -- These are stated at cost of construction or purchase, or market value, whichever is lower. Property cost is composed of expenditures for the following: purchase of land (cash or barter stated at fair value), materials, labor and development expenses, as well as financial charges during construction.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

2.3.6. Investments -- Investments in subsidiaries are accounted for under the equity method.

2.3.7. Property and equipment -- These are stated at acquisition, formation or construction. Depreciation is calculated on the straight-line basis at the rates mentioned in Note 11. Leasehold improvements are amortized over the life of the agreements.

2.3.8. Intangible assets -- Intangible assets purchased separately are measured at the initial recognition of cost of purchase, and further deducted from accumulated amortization and loss on recoverable value, when applicable.

2.3.9. Assessment of impairment of assets (impairment test) -- Management annually reviews the net book value of assets with the purpose of evaluating events or changes in economic, operating or technological circumstances that may indicate impairment or impairment loss.

When such evidences are found, and the net book value exceeds the recoverable value, a provision for impairment is recognized, adjusting the net book value to the recoverable value.

2.3.10. Other assets and liabilities (current and non current) -- An asset is recognized in the balance sheet when its future economic benefits will probably be generated for the Company, and its cost or value can be measured with reliability. A liability is recognized in the balance sheet when the Company has an obligation that is legal or from a past event, taking into consideration that an economic resource may be required to settle it. These are added, when applicable, by the corresponding indexation charges and foreign exchange gains and losses. Provisions are recorded based on the best estimates on the involved risk. Assets and liabilities are classified into current when their realization or settlement will probably occur in the next twelve months; otherwise they are classified into noncurrent.

2.3.11. Stock option plan -- Expenses represented by stock option benefits granted to executive officers, management members or employees, stated at fair value, incurred between the granting date and the date when options can be exercised on accrual basis, are recorded as contra-entry to shareholders’ equity, as described in Note 25.

2.3.12. Adjustment to present value of assets and liabilities -- Monetary assets and liabilities are adjusted to present value in the initial recognition of the transaction, taking into consideration the contractual cash flows, the interest rate established, and those that are implicit in certain cases, of the respective assets and liabilities, and rates used in the market for similar transactions.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

2.3.13 Selling expenses -- Selling expenses include expenditures on own stores, participation in real estate trade fairs, advertising and publicity, recorded on an accrual basis. Sales commission is recorded in income as described in Note 2.2.1.

2.3.14 Taxes on income - As permitted by tax legislation, gross operating revenue is taxed on a cash basis and not according to the criterion that was previously described for recognizing this revenue. Taxes on income in Brazil comprise a federal statutory rate at 15% plus income tax at 10% and social contribution at 9%. The effects of income tax and social contributions are recorded considering the temporary differences from recognition of revenues and expenses for accounting and tax purposes, as described in Note 19.

2.3.15 Earnings / loss per share -- Earnings or loss per share is calculated based on the number of shares outstanding at the end of each year.

2.3.16 Contingent assets and liabilities and legal obligations -- The accounting practices for recording and disclosing contingent assets and liabilities and legal obligations are as follows:

Contingent assets are recognized only when there are collaterals or favorable final and unappealable court decisions. Contingent assets which chances of success is considered probable are only disclosed in the proper note;

Contingent liabilities are provisioned when losses are considered probable and the involved amounts can be measured with reliability. These are also added to the provisions for losses considered possible in the cases in which the Company intends to settle the claim before it is judged at all levels.

Legal obligations are recorded as liabilities, regardless of the chances of success, in proceedings in which the Company challenged the unconstitutionality of taxes.

2.3.17 Consolidation of financial statements -- The consolidated financial statements of the Company are prepared in conformity with the applicable consolidation practices and legal provisions. Accordingly, intercompany investments and transactions are eliminated upon consolidation, including accounts, income and expenses and unrealized results. Jointly-controlled investees are consolidated based on the proportion of equity interest held by the Company.

3.	Cash and cash equivalents

These are composed of the following:

	December 31, 2008	December 31, 2007
Cash and banks	26,690	22,737
Investment funds (a)	154,971	377,775
Total	181,661	400,512

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

(a)      Investments in investment funds refer to investments made through fixed-income funds, which quotes are valued through the application of resources, exclusively in government securities, indexed to fixed rates, floating rates and/or price indexes.

4.	Restricted credits

These are represented by receivables in connection with associate credits (“créditos associativos”), a government real estate finance aid, which are in phase of release by the financial institution:

	December 31, 2008	December 31, 2007
Restricted credits	20,226	-

5.	Receivables from clients

These are composed of the following:

	December 31, 2008	December 31, 2007
Receivables from clients (a)	609,476	255,694
Allowance for doubtful accounts (b)	(18,815)	(8,456)
Provision for rescission (c)	(11,197)	-
Postdated checks	536	240
Adjustment to present value (d)	(14,424)	-
Total	565, 576	247,478
(-) Current	142,689	73,085
Noncurrent	422,887	174,393

(a)      As mentioned in Note 2.3.4, total receivables from clients related to real estate units sold and not yet completed is not reflected in the financial statements, once its recording is limited to the portion of revenue recognized in the books, net of the portion already received;

(b)      Allowance set up to cover occasional losses in connection with clients. The refereed provision presented the following movement:

Description	2008	2007
Beginning balance	(8,456)	(11,775)
(-) Rescussion made	(1,994)	3,319
(+) New provisions	(8,365)	-
(+) Change in estimates	-	-
(=) Ending balance	(18,815)	(8.456)

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

(c)      Provision set up to cover occasional losses in connection with clients with installments in arrears; its calculation took into consideration the recovery of the respective real estate from defaulting clients.

Description	Units	R$
Provision recorded (i)	5,109	(54.576)
(-) Rescission made	(3,983)	31,460
(-) Provision reversion (ii)	(909)	11,938
(+) New provision	6	(19)
(=) Current balance – 12.31.08	223	(11,197)

(i)     On September 30, 2008, the Company revised the renegotiation policy for clients in default, and given the current market conditions, the provision is constituted for clients with three or more installments in arrears. The provision calculation considered the recovery of the related properties, and also the effect of possible rescissions of ventures to be cancelled, with low economic viability, mainly due to low sales (below 30%), since its construction is not justifiable.

(ii)    The provision related to ventures cancelled was reversed in December 31, 2008 due to the management review decision.

(d)      Adjustment to present value calculated based on uncompleted units, according to CPC 12 and OCPC 01.

6.	Properties for sale

These are represented by costs of real estate units completed and under construction, and land for future developments, as shown below:

	December 31, 2008	December 31, 2007
Land for future development	197,058	93,986
Properties under construction	344,196	78,232
Units completed	11,141	3,616
Provision for impairment of assets – land	(1,927)	-
Adjustment to present value of accounts payable of land	(479)	-
Total	549,989	175,834
(-) Current	401,852	128,742
Noncurrent	148,137	47,092

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

7.	Advances

These are composed of the following:

	December 31, 2008	December 31, 2007
Suppliers (a)	13,503	1,009
Land (b)	18,975	14,795
Construction companies / Franchisees (c)	5,058	9,707
Other receivables	604	384
Provision for impairment of assets (d)	(4,298)	-
Total	33,842	25,895

(a)      These are substantially represented by amounts granted for supply and advances for purchase of materials, to be transferred to the cost incurred when construction work is completed;

(b)      Amounts related to advances related to purchase option, studies, and sundry expenditures for future purchase of land, which will be transferred to properties for sale after the actual purchases;

(c)      Advances granted to construction companies for covering the cost of works, which accounts will be rendered in subsequent periods;

(d)      Substantially represented by accrual of expenditures on studies for purchase of land that may not be made.

8.	Escrow deposits

These are composed of the following:

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

	December 31, 2008	December 31, 2007
Cofins (a)	7,977	3,847
Other	-	72
Total	7,977	3,919

(a) Escrow deposits made from March 2000 to January 2004, related to the tax which collection requirement is suspended – COFINS (Contribution for Social Security Financing), as mentioned in Note 14, item b.

9.	Related parties

The Company participates in jointly-controlled ventures with other partners to develop real estate properties. The management frameworks of these ventures, including cash management, are centralized in the lead partner, which supervises the construction, and budgets. Thus, the lead partner assures that the investments of the necessary funds are made and allocated as planned. As of December 31, 2008 and 2007 the current account balance with other partners was as follows:

	December 31, 2008	December 31, 2007
Assets
Current account with partners	47,469	-
Liabilities	-	-
Current account with partners	1,334	-

10.	Investments

a. Goodwill on purchase of Investments

The purchase of interest in the company Guapurá Empreendimentos Imobiliários Ltda. gave rise to a goodwill based on the property’s market value. The Company analyzed the recoverable value of the asset according to CPC 01, recording a provision. As of December 31, 2008 and 2007, the corresponding goodwill was zero and R$1,981, respectively.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

b.       Information on investees

Investees	Participation	Equity	Net Income (loss) for the period	Equity Equivalence	Income Equivalence
Fit Roland Garros	100%	4,749	390	4,749	390
Mário Covas SPE	80%	5,997	(280)	4,798	(224)
Imbuí I SPE	50%	4,545	616	2,273	308
Acedio SPE	55%	2,935	(15)	1,614	(8)
Maria Inês SPE	60%	2,615	157	1,569	94
Fit 04 SPE	75%	672	(84)	504	(63)
Fit 01 SPE	100%	100	(231)	100	(231)
Fit 02 SPE	60%	(3,461)	(4,118)	(2,077)	(2,472)
Fit 03 SPE	80%	494	(30)	395	(24)
Cittá Ipitanga SPE	50%	2,658	(349)	1,329	(174)
Fit Jardim Botânico SPE	55%	9,562	28	5,259	16
Fit 05 SPE	90%	1,774	(517)	1,597	(465)
FIT 08 SPE	70%	(2)	(3)	(2)	(2)
FIT 09 SPE	75%	(202)	(353)	(152)	(265)
Fit 10 SPE	60%	(1,897)	(713)	(1,138)	(428)
Fit 11 SPE	70%	1,054	(2)	738	(1)
Fit 12 SPE	75%	(83)	(38)	(62)	(29)
Fit 13 SPE	100%	7,278	45	7,278	45
Fit 14 SPE	60%	(460)	(332)	(276)	(199)
Fit Palladium SPE	70%	(601)	(174)	(421)	(122)
Fit 06 SPE	100%	1	-	1	-
Fit 07 SPE	50%	(458)	(59)	(229)	(30)
Fit 19 SPE	55%	(1,858)	(1,591)	(1,022)	(875)
Fit 21 SPE	90%	1,391	(1,481)	1,252	(1,333)
Fit 23 SPE	100%	-	-	-	-
Fit - Bricks SPE	90%	(2,309)	(2,232)	(2,078)	(2,009)
Fit 17 SPE	75%	(2)	-	(1)	-
FGM Incorporações S/A	51%	427	(419)	218	(214)
Cipesa Projeto 02	50%	(792)	(265)	(396)	(132)
Fit 18 SPE	75%	(70)	(30)	(53)	(22)

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Fit 16 SPE	70%	(912)	(1,173)	(638)	(821)
Fit 22 SPE	100%	(79)	(74)	(79)	(74)
Fit 25 SPE	75%	(1)	-	(1)	-
Fit 28 SPE	75%	(27)	-	(20)	-
Fit 29 SPE	50%	(43)	(38)	(22)	(19)
Fit 30 SPE	75%	(1)	-	(1)	-
Fit 31 SPE	70%	(86)	(43)	(60)	(30)
Fit 32 SPE	100%	698	(4)	698	(4)
Fit 33 SPE	70%	(110)	(93)	(77)	(65)
Fit 34 SPE	70%	(46)	(44)	(32)	(31)
Fit 35 SPE	100%	4,486	(1)	4,486	(1)
Fit 36 SPE	100%	(330)	(805)	(330)	(805)
Fit 37 SPE	100%	2,376	(75)	2,376	(75)
Fit 38 SPE	100%	1,187	(3)	1,187	(3)
Fit 39 SPE	100%	1,947	-	1,947	-
Fit 40 SPE	100%	3,819	-	3,819	-
Fit 41 SPE	100%	(61)	-	(61)	-
Fit 42 SPE	100%	962	-	962	-
Fit 26 SPE	75%	(1)	-	(1)	-
Fit 27 SPE	100%	(1)	-	(1)	-
Fit 43 SPE	100%	(1)	-	(1)	-
Fit 20 SPE	100%	(1)	-	(1)	-
Fit João de Alencar SPE	75%	(1)	(1)	(1)	(1)
Osasco Life	100%	6,420	1,709	6,420	1,707
Vila Park	100%	9,040	(457)	9,040	(456)
Itaquera Life	100%	1,049	43	1,049	43
Guaianazes	100%	930	(207)	930	(207)

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Jd, São Luiz	100%	2,790	(11)	2,790	(11)
Salvador Dali	100%	3,979	(265)	3,979	(265)
Valência	100%	814	(30)	814	(30)
Guapurá	50%	568	-	284	-
Klabin Segall Fit 1 SPE Ltda,	50%	5,716	-	2,858	-
Vila Alegro	50%	4,662	-	2,332	-
Parque dos Pássaros	50%	(898)	(38)	(449)	(19)
Total		82,901	(13,690)	69,963	(9,636)

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

11.	Property and equipment, net

These are composed of the following:

	% - Depreciation rate/year	December 31, 2008	December 31, 2007
Machinery and equipment	10	13,560	1,730
Vehicles	20	988	634
IT equipment	20	4,218	2,264
Leasehold improvements		6,257	3,767
Other		178	258
Total property and equipment		25,201	8,653
( - ) Accumulated depreciation		(7,925)	(1,435)
Total property and equipment, net		17,276	7,218

12.	Intangible assets

These are composed of the following:

	December 31, 2008	December 31, 2007
Softwares	3,990	499
Other	8	664
(-) Accumulated amortization	(777)	(226)
Total	3,221	937

13.	Loans and financing

These are composed of the following:

	Annual interest rate	December 31, 2008	December 31, 2007
Working capital (a)	100% to 105% of CDI or CETIP + 3% to 4% p.a .	62,840	21,715
National Housing System – SFH (b)	10 to 11.4% p.a. or TR + 8.33% p.a.	57,432	2,383
Other		6,178	-
Total		126,450	24,098
(-) Current		52,584	23,304
Noncurrent		73,866	794

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

(a)	Loans are guaranteed by promissory notes or own receivables;

(b)	Financing are guaranteed by mortgages on the land.

Future payments on financings are required as follows:

Year	2008
2010	39,847
2011	28,834
2012	3,275
2013	1,910
TOTAL	73,866

14.	Taxes payable

These are composed of the following:

	December 31, 2008	December 31, 2007
Federal tax installments (a)	8,993	10,512
Cofins (b)	7,977	3,847
Total	16,970	14,359
Current	2,698	2,426
Noncurrent	14,272	11,933

(a)       Taxes are being paid in 60 monthly installments, adjusted by the Selic (Central Bank overnight rate);

(b)       The Company is challenging the constitutionality of federal taxes related to the Contribution for Social Security Financing (COFINS), particularly regarding the rate increase, in relation to which the Company chose to make escrow  deposit at the original amounts owed from March 2000 to January 2004, as mentioned in Note 8.

15.	Advances from clients

These are composed of the following:

	December 31, 2008	December 31, 2007
Receipts in excess of the appropriated revenue (note 2.2.1)	5,572	28,282
Land swap transactions stated at fair value	46,491	-
Total	52,063	28,282

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

16.	Rescission reimbursement payable and provisions

These are composed of the following:

	December 31, 2008	December 31, 2007
Rescission reimbursement payable (a)	24,620	7,754
Provision for rescission and annulments of sales contract (b)	3,571	-
Total	28,191	7,754

(a)      Accounts payable, which have specific settlement conditions for each case, the average term being 5 months for payment.

(b)      The set up of the provision takes into consideration the prospect of returning the amount received to clients according to contractual clauses.

17.	Obligations for purchase of land

These are commitments assumed upon purchase of land for real estate development:

	December 31, 2008	December 31, 2007
Land payable	69,127	67,375
Adjustment present value Ajuste a valor presente	(479)	-
Total	68,648	67,375
Current	53,336	51,345
Noncurrent	15,312	16,030

Balances incur significantly monetary adjustments by the National Civil Construction Index (INCC) variation until the closing date of financial statements. These accounts payable are guaranteed by an instrument for acknowledgement of debt, promissory notes or letter of guarantee.

At December 31, 2008 maturities were as follows:

December 31, 2008
2010	14,972
2011	332
2012 and thereafter	8
TOTAL	15,312

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

18.	Deferred taxes

Deferred income tax, social contribution, Social Integration Program (PIS) and COFINS are recorded to reflect the tax effects arising from temporary differences between tax basis (SRF Regulatory Instruction No. 84/79) and the effective appropriation of real estate profit (Note 2.2.1), in conformity with CFC Resolution No. 963/03, deferred taxes are also recognized in view of temporary differences and tax losses, according to CVM Instruction 371/02.

Balances are represented by the following:

Assets	December 31, 2008	December 31, 2007
Tax loss carryforwards	65,956	28,234
Credit – Merger EDSP92 (a)	14,607	18,683
Temporary provisions:
Contingencies	11,085	2,332
Provision for losses	6,398	2,874
Total	98,046	52,123
Current	2,879	-
Noncurrent	95,167	52,123

(a)      Tax credit arising from goodwill on merger of EDSP92, calculated by a book value appraisal report, amounting to R$20,381, which was used to set up a special goodwill reserve. The goodwill originally recorded by EDSP92 arising from the purchase of interest by the Company on June 30, 2007, justified based on expectation of future profitability, according to the discounted cash flow modeling and a discount rate at 12.4% p.a., is being amortized monthly over  5 years.

	December 31, 2008	December 31, 2007
Criteria difference for appropriation of result – taxable income
PIS and COFINS	24,123	14,749
IRPJ and CSLL	80,466	50,956

Criteria difference for appropriation of result – presumed profit	3,338	-
Total	107,927	65,705
Current	24,224	19,403
Noncurrent	83,703	46,302

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

As required by CVM Instruction No. 371/02, the Company’s management prepared a study with the projection of taxable income for the next five years. As of December 31, 2008, the expectation for the use of tax benefit is as follows:

2009	2,879
2010	30,419
2011	32,658
TOTAL	65,956

19.	Contingencies

The Company and its subsidiaries are parties to lawsuits and administrative proceedings before different courts and government agencies, arising from the ordinary course of business, involving tax, labor, civil and other matters. Management, based on information from its legal counsel, analyzes pending lawsuits and proceedings and, in connection with labor lawsuits, based on prior experience related to claimed amounts, set up a provision in an amount considered sufficient to cover estimated losses on ongoing cases.

	December 31, 2008	December 31, 2007
Civil (a)	12,433	3,008
Labor (b)	5,317	-
Tax and social security (c)	8,730	-
Other	360	-
Total	26,840	3,008

(a)      Provision for risks related to civil claims in connection with clients (contract rescission, late delivery of works);

(b)      Provision for risks related to labor claims filed by former employees from the Company and third parties (franchise);

(c)       Provision for risks related to social security joint liability in civil construction and payroll charges.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Provision movements:

Description
Outstanding balance as of 12/31/2007	3,008
(+) New provisions	8,567
(+) Estimate review	15,265
Outstanding balance as of 12/31/2008	26,840

20.	Shareholders’ equity

20.1. Capital

On October 21, 2008, capital was increased by R$ 62,536, from R$ 692,700 to R$ 755,236, arising from the merger of FIT, through the issuance of 240,391,470 new nominative book-entry shares, without par value, fully subscribed and paid-up, moving from 160,260,980 to a total of  400,652,450 shares.

As of December 31, 2008, the Company's capital totaled R$ 755,236 (R$ 692,700 in 2007), represented by 400,652,450 nominative Common shares without par value.

20.2. Capital reserves

Special goodwill reserve -- The Company received net assets of “EDSP92”, estimated by a book value appraisal report, amounting to R$20,381, which was used for setting up a special goodwill reserve. As it was originated from a tax benefit, it will only be realized when such tax benefit is realized/used, when it can be used to increase capital or offset losses.

Merger FIT -- In view of the merger of FIT on October 21, 2008, a capital reserve was set up at R$ 348,705, as mentioned in Note 1.

Stock option plan -- According to CPC No.10, the Company recognized an expense represented by benefits of options granted in 2008 in the aggregate amount of R$ 5,505.

20.3. Allocation of net income

Pursuant to the Company’s bylaws, the net income for the year will be appropriated as follows:

•	5% to the legal reserve, up to 20% of paid-up capital;

•	A portion, upon proposal by management bodies, can be used to set up a provision for contingencies, as provided for by Article 195 of Law No. 6404/76;

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

•	In each year, shareholders are entitled to a mandatory dividend at 25% of net income for the year, adjusted as follows:

a.
the net income for the year will be decreased or added by the following values: (i) amount for setting up the legal reserve; and (ii) amount for setting up a provision for contingencies and reversal of this reserve recognized in prior years;

b.	the payment of dividends can be limited to the amount of net income for the year that is realized, provided that the difference is recorded as unrealized profit reserve; and

c.	profits recorded in unrealized profit reserve, when realized and provided that they are not absorbed by losses for subsequent years, are added to the first dividend declared after realization.

•
Dividend will not be mandatory in the year when the Board of Directors informs to the Annual General Meeting that it is not compatible with the Company’s financial condition; the Fiscal Council, if formed, shall express an opinion on this information and the Company management shall forward to the CVM within five days from such General Meeting the justification for the information transmitted to the Meeting;

•
Profits that are not distributed will be recorded as special reserve, and if they are not absorbed by losses in subsequent years, shall be paid as dividend as soon as the Company’s financial condition allows;

•	A portion, upon proposal from management bodies, can be used to set up a reserve for investments at up to 71.25% of adjusted net income for each year, as provided by Article 196 of Law No. 6404/76;

•
Upon proposal from management bodies, it can at any time distribute dividends charging to Investment Reserve or use its whole or a portion of its balance to increase capital, including through stock bonus;

•	Upon proposal from management bodies, the Company can also declare interim dividends charging to Retained Earnings or Profit Reserves of the last annual or six-month period balance sheet.

•	The Board of Directors can pay or credit in each year interest on shareholders’ equity, as provided for by the income tax legislation, and these can be imputed to mandatory dividend;

•	Dividends not received or claimed shall lapse in three years, counted from the date on which they were granted to the shareholder, and be reversed on behalf of the Company;

•	The general meeting can grant to the Company’s management members profit sharing, within the legal limit;

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

•	Profit sharing can only be conferred in the year shareholders receive mandatory dividend.

21.	Insurance

The Company adopts the policy of taking up insurance coverage for assets and works subject to risks at amounts considered by its management sufficient to cover occasional claims, considering the nature of its operations. The policies are in effect and premiums were duly paid.

We believe that we have a program on risk management aimed at assessing risks, searching in the market coverage compatible with our size and operations, our insurance coverage being consistent with other companies of similar size operating in the sector.

The risk assumptions adopted, given their nature, are not part of the scope of the audit of financial statements; accordingly, they were not audited by our independent auditors.

22.	Benefits to employees

The Company does not maintain private pension plans to its employees. The benefit policy has the objective of guaranteeing the welfare of employees and itsdependents, therefore, the Company provides medical care, life insurance, meal voucher, food allowance, program for internal training, transportation voucher, fuel allowance and parking space.

23.	Financial instruments

As required by CVM Resolution No. 566 of December 17, 2008, which approved the CPC Technical Pronouncement No. 14, and the CVM Instruction No. 475, of December 17, 2008, the Company and its subsidiaries made an evaluation of its financial instruments, described below:

Risk management -- The Company and its subsidiaries have transactions involving financial instruments, which are used to meet operational needs, as well as reducing the exposure to financial risks. The management of these risks is made by devising strategies, establishing a control system and setting an operational limit. The Company does not make transactions involving financial instruments for speculative purposes.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

Credit and realization risks -- These risks are managed by specific credit analysis rules and the setting of exposure limits by client. Additionally, it has specific analysis and rules for investments in financial institutions and investment types offered in the financial market.

Market value of financial instruments -- The market value of cash and cash equivalents (cash, banks and financial investments), receivables from clients and current liabilities are financial instruments that match with the recorded balance and are held to maturity, according to the management intent. The balance of receivables from clients is adjusted by contractual indices used in the market.

The Company calculated the present value of receivables for uncompleted real estate units and recorded the proportional amount adopting the criterion described in Note 2.2.1, using a discount rate at 7.5% p.a.

Our financing are on the current market average and are being adjusted as agreed in the signed contracts.

The debt balances as of December 31, 2008 and 2007 correspond to the effective settlement values.

The Company has not made investments for speculative purposes in derivatives or any other risky assets.

As of December 31, 2008 and 2007, there were no derivative instruments to be recognized at fair value in the financial statements.

24.	Stock option plan

At the Extraordinary General Meeting held on June 3, 2008, the stock option plan was approved in which the Board of Directors can establish issuance programs until the maximum aggregate limit of 5% of total capital shares, taking into consideration in this total the dilution effect from the exercise of all granted options. The volume involved in the granting of stock options is limited to 3,000,000 shares.

At the Board of Directors’ meeting held on June 5, 2008, a Stock Option Program was established with the following characteristics:

The stock option program provides that the granted options may be exercised in three annual lots, counted from one year from the granting date and respective Agreement on Adherence (first option in May 2009), each lot being equivalent to 33.33% of total granted option in two  exercise periods for each year (May and November). The base exercise price of granted options will be equivalent to R$ 7.20 (value extraordinarily denominated in reais) per share, resulting from a discount at 38.25% to the average share price in the last 20 trading sessions of Bovespa prior to June 5, 2008. When exercising the option in the three annual lots, the base price will be adjusted according to the market value of shares - the average price in trading sessions over the last 30 consecutive days – considering that there is, for setting the exercise price, an

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

adjustment procedure according to a fixed table of values, according to the share value in the market, at the time of the two exercise periods for each annual lot.

Options will be recorded to the caption Recognized Granted Option, in Capital Reserves, as a contra-entry to operating expenses, according to CPC No. 10.

During the period of two months ended December 31, 2008, the Company recorded operating expenses amounting to R$ 5,505.

Changes in share call options were as follows:

	Options (quantity of shares)
	December 31, 2008	December 31, 2007
Beginning balance – options not exercised	-	-
Options granted	2,640,000	-
Options cancelled	(570,000)	-
Outstanding options at end of period	2,070,000	-

25.	Compensation of management and board members

The compensation limit payable to the Company’s management and board members for 2008 was set at R$ 4,100 and R$ 4,000 in 2007, as established in the minutes of the Board of Directors meeting held on April 25, 2008 and June 28, 2007, respectively.

Until December 31, 2008 and 2007, compensation to the management of the Company and its subsidiaries amounted to R$ 1,642 and R$ 1,456, respectively.

26.	Subsequent Events - unaudited

(a)      Debentures

In April 2009, the Company obtained approval for its First Debenture Distribution Program, which allowed it to offer simple subordinated and/or secured debentures, not convertible into shares, limited to the amount of R$ 600,000, with semiannual maturities between January 2012 and 2014.

Proceeds from the issuance of debentures will be used solely in the financing of real estate ventures focused exclusively on the popular segment and that meet the eligibility criteria.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

There is no adjustment for inflation and the debenture will yield interest corresponding to the accumulated variation of the TR (a managed prime rate), calculated on a pro rata basis by business days, capitalized semiannually, and a spread or initial surcharge of nominal 8.1% per year with semiannual payments between October 2009 and April 2014.

Guarantees comprise Assignments of Receivables and Bank Accounts. Additionally, the Company is subject to covenants that restrict its ability to take certain actions, such as the issuance of debt and power to require the acceleration of maturity or refinancing of loans if the Company does not comply with these covenants.

(b)       Investee Acquisition

On June 29, 2009, the Company entered into a transaction with the parent company Gafisa S.A. for purchase of the shares of Cotia1 Empreendimento Imobiliário Ltda., for R$ 41,832. The project comprises five phases, which represent 2,338 units with PSV (Potential Sales Value) of R$ 191 million (unaudited).

(c)       Proposal for merger of all shares with the parent company Gafisa

On October 21, 2009, the management of the parent company GAFISA S.A., in compliance with paragraph 4 of article 157 of Law No.  6,404/76 and with CVM’s Instruction No. 358/02, announced its intention to present to its shareholders, by the end of the current year, a proposal for the merger of all of the shares of the Company currently outstanding that are not already owned by Gafisa S.A. (“Merger”).

(d)      Changes to Company’s articles of incorporation

On October 2, 2009, the Extraordinary General Meeting approved the amendments to the Company’s articles of incorporation. The amendments do not have any impacts on the accompanying financial statements and related notes.

27.	Supplemental Information - Summary of Principal Differences between Brazilian GAAP and US GAAP

a.	Description of the GAAP differences

The Company's accounting policies comply with, and its consolidated financial statements are prepared in accordance with Brazilian GAAP. The Company has retroactively applied the changes in Brazilian GAAP introduced by the newly formed CPC and the provisions of Law 11638/2007 as from January 1, 2006. As a result of the changes to Brazilian GAAP introduced in 2008 which were applied retroactively to

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

January 1, 2006 a number of differences between Brazilian GAAP and USGAAP, as originally reported, were eliminated.

A summary of the Company's principal accounting policies that differ significantly from US GAAP is set forth below. A reconciliation of shareholder’s equity as of December 31, 2007 and results of operations for all other periods presented herein from Brazilian GAAP to US GAAP is not available.

(i)	Principles of consolidation

Under Brazilian GAAP, the consolidated financial statements include the accounts of the Company and those of all its subsidiaries, with separate disclosure of the participation of minority shareholders. The proportional consolidation method is used for investments in jointly-controlled investees, which are all governed by shareholders' agreements; as a consequence, the assets, liabilities, revenues and costs are consolidated based on the proportion of the equity interest held in the capital of the corresponding investee.

Under US GAAP, while certain investments in subsidiaries meet the criteria for consolidation as defined by the Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standard ("SFAS") 94, Consolidation of All Majority-Owned Subsidiaries, because such investments provide substantive participating rights granted to the noncontrolling shareholder they preclude the Company from consolidating the entities. Accordingly, for purposes of US GAAP certain of these investments are treated on the equity basis of accounting.

Under US GAAP, proportional consolidation is permitted only in limited circumstances. Accordingly, for purposes of US GAAP the investment in Guapurá is fully consolidated and the equity interests that are not owned by the Company were assigned to minority shareholders’ interest.  Although these differences in GAAP do not affect the Company's net income or shareholders' equity, the line items in the consolidated balance sheet and statement of income are affected.

(ii)	Revenue recognition

Under Brazilian GAAP, real estate development revenues, costs and related expenses are recognized using the percentage-of-completion method of accounting by measuring progress towards completion in terms of actual costs incurred versus total budgeted expenditures for each stage of a development. Land is treated as a portion of budgeted construction costs and is appropriated proportionally to development. Under the percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds or vice-versa. Revenues and costs are recognized under the percentage-of-completion method when certain tests are met.

Under US GAAP, SFAS 66, Accounting for Sales of Real Estate, the basis for the measurement to determine if construction is beyond a preliminary stage is different from Brazilian GAAP. US GAAP requires construction to be beyond a preliminary stage and

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

substantial sales to have been incurred to ensure the project will not be discontinued before revenue can be recognized. Construction is not beyond a preliminary stage if engineering and design work, execution of construction contracts, site clearance and preparation, excavation, and completion of the building foundation are incomplete. Additionally, the percentage-of-completion method of accounting should be applied to a sale that meets all of the following criteria: (a) the buyer is committed to the extent of being unable to require a refund except for nondelivery of the unit or interest; (b) sufficient units have already been sold to assure that the entire property will not revert to rental property; (c) sales prices are collectible; (d) aggregate sales proceeds and costs can be reasonably estimated.

(iii)	Stock option plan

Under Brazilian GAAP, the rights to acquire shares granted to employees and executive officers under the stock options plan were recorded as an expense as from the transition date for the adoption of Law 11,638/2007. Previously, under Brazilian GAAP, the stock option plans did not result in any expense being recorded. The purchase of the stock by the employees is recorded as an increase in capital stock for the amount of the purchase price. Under Law 11,638/2007 and the accounting guidance provided by CPC 10, the stock option plans are treated as equity awards and measured at fair value at the grant date, no further adjustments are made at the balance sheet dates to reflect changes in fair values.

Under US GAAP, the Company adopted SFAS 123R, "Share-based Payment". As the awards are indexed to the IGP-M (inflation rate), the employee share options have been accounted for as liability awards under the terms of SFAS 123R. The liability-classified awards are remeasured at fair value through the statement of income at each reporting period until settlement. The fair value of employee share options and similar instruments was estimated using the Black-Scholes option-pricing model through June 30, 2009 and thereafter using the Binomial and Monte Carlo models.

(iv)	Earnings per share

Under Brazilian GAAP, net income per share is calculated based on the number of shares outstanding at the balance sheet date. Information is disclosed per lot of one thousand shares, because, generally, this is the minimum number of shares that can be traded on the BOVESPA BM&F.

Under US GAAP, because the Preferred and Common shareholders have different voting, dividends and liquidation rights, Basic and Diluted earnings per share have been calculated using the "two-class" method, pursuant to SFAS 128, "Earnings per Share", which provides computation, presentation and disclosure requirements for earnings per share.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

The Company has issued employee stock options, the dilutive effects of which are reflected in diluted earnings per share by application of the "treasury stock method". Under the treasury stock method, earnings per share are calculated as if options were exercised at the beginning of the period, or at time of issuance, if later, and as if the funds received were used to purchase the Company's own stock. When the stock options' exercise price was greater than the average market price of shares, diluted earnings per share are not affected by the stock options.

(v)	Business Combinations

Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value (normally also the tax basis) of the net assets acquired. This goodwill is normally attributed to the difference between the book value and the market value of assets acquired or justified based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to ten years. Negative goodwill arises under Brazilian GAAP when the book value of assets acquired exceeds the purchase consideration; negative goodwill is not generally amortized but is realized upon disposal of the investment. For US GAAP purpose, when a business combination process generates a negative goodwill, this amount is allocated first to non-current assets acquired and any remaining amount is recognized as an extraordinary gain. Additionally, investments in affiliates, including the corresponding goodwill on the acquisition of such affiliates are tested, at least, annually for impairment.

Under US GAAP, pursuant to SFAS 141 - Business combinations, fair values are assigned to acquired assets and liabilities in business combinations, including identifiable assets. Any residual amount is allocated to goodwill. Under US GAAP, SFAS 142 - Goodwill and other intangible assets, goodwill is not amortized but, instead, is assigned to an entity's reporting unit and tested for impairment at least annually. The differences in relation to Brazilian GAAP arise principally from the measurement of the consideration paid under US GAAP using the fair value of shares, and the effects of amortization which are no longer recorded for US GAAP purposes.

In October 21, 2008 Gafisa and Construtora Tenda signed an agreement in which Gafisa will combine its wholly-owned subsidiary, Fit Residencial Empreendimentos Imobiliários Ltda. with Tenda in an all-stock transaction. After the transaction, Gafisa holds 60% of the total capital and voting shares of Tenda which will continue to trade on the Novo Mercado of the São Paulo Stock Exchange as an independent company. For purpose of determining the purchase consideration, the fair value of these shares was based on the average BOVESPA BM&F quoted stock price over a thirty day period prior to the date the agreement was signed.

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based on their respective fair values in accordance with SFAS 141 - Business combinations, which is mainly related to registered trademarks and existing contracts of units sold.

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

(vi)	Classification of balance sheet line items

Under Brazilian GAAP, the classification of certain balance sheet items is presented differently from US GAAP. The reclassifications are summarized as follows:

1) Under US GAAP, the proportional consolidation of investees and subsidiaries is eliminated and in its place the associated companies are presented using the equity method of accounting and controlled subsidiaries are fully consolidated presenting their respective minority interests.

2) For purposes of US GAAP, the sale of receivables is not considered a true sale, if the entities do not meet the pre-requisites of a qualifying special purpose entity, as defined by SFAS 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities - a replacement of SFAS 125", which was amended by SFAS 156, "Accounting for Servicing of Financial Assets". These receivables from clients continue to be reported as receivable balances. The cash proceeds received from the transfer of the receivables are presented as a liability.

3) Under Brazilian GAAP certain court-mandated escrow deposits made into court are netted against the corresponding contingency provisions. For purposes of US GAAP, as these do not meet the right of offset criteria, such deposits are presented as assets and not netted against liabilities.

4) Under Brazilian GAAP, debt issuance costs are netted against the loan balance, whereas under US GAAP such costs are presented as deferred expenses in current and non-current assets.

5) Under Brazilian GAAP, deferred income taxes are not netted and assets are shown separately from liabilities. For US GAAP purposes, deferred tax assets and liabilities are netted and classified as current or non-current based on the classification of the underlying temporary difference. Similarly, certain judicial escrow deposits are netted against contingency provisions and debt issuance costs netted against the liabilities under Brazilian GAAP.

(vii)	Classification of statement of income line items

Under Brazilian GAAP, in addition to the issues noted above, the classification of certain income and expense items is presented differently from US GAAP. The Company has recast its statement of income under the Brazilian GAAP to present a condensed consolidated statement of income in accordance with US GAAP. The reclassifications are summarized as follows:

1) Brazilian listed companies are required to present the investment in jointly-controlled associated companies on the proportional consolidation method. For purposes of US GAAP, the Company has eliminated the effects of the proportional consolidation and

Construtora Tenda S.A.
Notes to the Consolidated Financial Statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.
(In thousands of Brazilian Reais, unless otherwise stated)

reflected its interest in the results of investees on a single line item (Equity in results) in the recast consolidated statement of income under US GAAP.

2) Under Brazilian GAAP, revenue from construction services rendered are recorded net of respective costs incurred to deliver such services, as Construction and services rendered, net as the Company considers it acts as an agent in providing construction services to clients. For purposes of US GAAP, construction service costs are classified in Operating costs as the Company is considered the primary obligor and principal in the arrangement.

3) Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of income presented in accordance with Brazilian GAAP. Such amounts have been reclassified to non-operating income and expenses in the condensed consolidated statement of income in accordance with US GAAP.

b.	Reconciliation of significant differences between Brazilian GAAP and US GAAP

12/31/08
Shareholders' equity under Brazilian GAAP	1,062,214

Revenue recognition - net operating	(227,897)
Revenue recognition - operating costs	139,892
Liability-classified stock options	(272)
Business combination	27,347
Other	262
Deferred income tax on adjustments above	35,944

Shareholders' equity under US GAAP	1,037,490

* * * * *

PART II

INFORMATION NOT REQUIRED IN PRELIMINARY PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor other constitutive documents provide for indemnification of directors and officers. However, the registrant’s directors and officers and certain of their controlling persons benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 21. Exhibits and Financial Statements

(a) Exhibits.

The following documents are filed as exhibits to the registration statement:

2.1	Protocol of Merger of Shares and Instrument of Justification of Tenda S.A. into Gafisa S.A.—English translation (#)

3.1	Bylaws (Estatuto Social) of Gafisa S.A. (1)

3.2	Bylaws (Estatuto Social) of Construtora Tenda S.A.(#)

4.1
Amended and Restated Deposit Agreement dated March 21, 2007 among the Registrant, Citibank, N.A., as depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.(2)

5.1	Form of Opinion of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant, as to the legality of the common shares of Gafisa.

8.1	Form of Opinion of Davis Polk & Wardwell LLP, U.S. legal counsel of the Registrant, as to U.S. federal tax consequences of the Restructuring. (#)

8.2	Form of Opinion of Barbosa, Müssnich & Aragão, Brazilian legal counsel of the Registrant, as to Brazilian tax consequences of the Restructuring. (#)

10.1
Investment Agreement dated October 2, 2006 among Alphaville Participações S.A., Renato de Albuquerque and Nuno Luis de Carvalho Lopes Alves, as shareholders, and Gafisa S.A., as investor, and Alphaville Urbanismo S.A., Fate Administração e Investimentos Ltda. and NLA Administração e Participações Ltda. (3)

10.2	Acquisition Agreement dated October 3, 2008 between Fit Residencial Empreendimentos Imobiliários Ltda. and Construtora Tenda S.A. (1)

11.1	Statement regarding computation of per share earnings for Gafisa S.A.(4)

11.2	Statement regarding computation of per share earnings for Construtora Tenda S.A. (5)

16.1	Letter from PricewaterhouseCoopers Auditores Independentes related to the change in independent public accountants of Gafisa. (#)

21.1	List of Subsidiaries of Gafisa S.A. (1)

23.1	Consent of PricewaterhouseCoopers Auditores Independentes (#)

23.2	Consent of Terco Grant Thornton Auditores Independentes (#)

99.1	Valuation Report of Banco Itaú BBA S.A. (#)

99.2	Financial Analyses of Estáter Assessoria Financeira Ltda. (#)

99.3	Valuation Report of N.M. Rothschild & Sons (Brasil) Ltda. (#)

99.4	Valuation Reports of APSIS Consultoria Empresarial Ltda (#)

99.5	Call Notice for Extraordinary General Shareholders’ Meeting of Gafisa S.A. (#)

99.6	Call Notice for Extraordinary General Shareholders’ Meeting of Construtora Tenda S.A. (#)

99.7	Form of Power of Attorney (#)

99.8	Consent of Banco Itaú BBA S.A. (#)

99.9	Consent of Estáter Assessoria Financeira Ltda. (#)

99.10	Consent of N.M. Rothschild & Sons (Brasil) Ltda. (#).

99.11	Consent of APSIS Consultoria Empresarial Ltda. (#)

(#)	Filed herewith.

(1)	Incorporated by reference to Gafisa S.A.’s Annual Report on Form 20-F for the year-ended December 31, 2008, filed with the SEC on June 5, 2009.
(2)	Incorporated by reference to Gafisa S.A.’s Registration Statement filed on Form F-6 with the SEC on March 31, 2009.
(3)	Incorporated by reference to Gafisa S.A.’s Registration Statement filed on Form F-1 with the SEC on February 22, 2007.
(4)	Incorporated by reference to Note 21(a)(v) to Gafisa S.A.’s consolidated financial statements included elsewhere in this Form F-4.
(5)	Incorporated by referene to Note 28(a)(iv) to Construtora Tenda S.A.’s consolidated financial statements included elsewhere in this Form F-4.

(b) Schedules.

None required.

Item 22. Undertakings

(a)  The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  to file a post-effective amendment to the registration statement to include any financial statements required by 17 CFR 210.3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment will not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or 17 CFR 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)  That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)  To respond to requests for information that is incorporated by reference into the joint information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)  To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on November 13, 2009.

GAFISA S.A.

By:	/s/ Wilson Amaral de Oliveira
	Name:	Wilson Amaral de Oliveira
	Title:	Chief Executive Officer

By:	/s/ Alceu Duilio Calciolari
	Name:	Alceu Duilio Calciolari
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Gafisa S.A., hereby severally constitute and appoint Wilson Amaral de Oliveira and Alceu Duilio Calciolari (with full power to act alone) our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in an and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on November 13, 2009.

Signature	Title

/s/ Wilson Amaral de Oliveira
Wilson Amaral de Oliveira	Chief Executive Officer (Principal Executive Officer)

/s/ Alceu Duilio Calciolari
Alceu Duilio Calciolari	Chief Financial and Investor Relations Officer (Principal Financial and Accounting Officer)

/s/ Gary R. Garrabrant
Gary R. Garrabrant	Chairman of the Board of directors

/s/ Caio Racy Mattar
Caio Racy Mattar	Director

/s/ Richard L. Huber
Richard L. Huber	Director

Signature	Title

/s/ Thomas J. McDonald
Thomas J. McDonald	Director

/s/ Gerald Dinu Reiss
Gerald Dinu Reiss	Director

/s/ Jose Ecio Pereira da Costa Junior
Jose Ecio Pereira da Costa Junior	Director

Authorized Representative of Gafisa S.A. in the United States:

/s/ Donald Puglisi
Donald Puglisi Authorized Representative in the United States